Filed with the Securities and Exchange Commission on January 17, 2017.

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ENER-CORE, INC.
(Exact name of registrant as specified in its charter)

Delaware	3511	46-0525350
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9400 Toledo Way
Irvine, California 92618

(949) 616-3300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alain J. Castro

Chief Executive Officer
9400 Toledo Way

Irvine, California 92618

(949) 616-3300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Shoshannah D. Katz

Matthew A. Susson

K&L Gates LLP

1 Park Plaza, Twelfth Floor

Irvine, CA 92614

(949) 253-0900

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common stock, $0.0001 par value per share	4,727,963	$2.05	$9,692,325	$1,124

(1)	Consists of (a) 1,554,624 shares of common stock issuable upon conversion of convertible notes currently held by the selling stockholders and (b) 3,173,339 shares of the registrant’s common stock issuable upon exercise of outstanding warrants currently held by the selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, there is also being registered hereby such indeterminate number of additional shares of common stock of the registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions and similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the common stock on January 13, 2017, as reported on the OTCQB Marketplace.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Ener-Core, Inc.

Up to 4,727,963 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholders identified in this prospectus of up to an aggregate of 4,727,963 shares of our common stock, par value $0.0001 per share, upon conversion of convertible notes and/or warrants currently held by the selling stockholders. The selling stockholders acquired (i) convertible notes currently convertible into an aggregate of 1,554,624 shares of common stock and (ii) warrants to purchase up to an aggregate of 3,173,339 shares of common stock in a series of transactions between December 30, 2015 and December 31, 2016.

The shares of common stock registered hereby may be offered and sold by our selling stockholders through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution.”

We are not selling any shares of common stock under this prospectus, and we will not receive any of the proceeds from the offer and sale of shares of our common stock by the selling stockholders.

This prospectus describes the general manner in which shares of common stock may be offered and sold by any selling stockholder. When the selling stockholders sell shares of common stock under this prospectus, we may, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. We urge you to read carefully this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

Our common stock is currently quoted on the OTCQB Marketplace under the symbol “ENCR.” On January 12, 2017, the last reported sale price of shares of our common stock on the OTCQB Marketplace was $2.05.

On May 6, 2013, we effected a 30-for-1 forward split of our issued and outstanding shares of common stock by way of a stock dividend. On July 8, 2015, we effected a 1-for-50 reverse split of our issued and outstanding shares of common stock. All share and per share information in this prospectus gives effect to the 30-for-1 forward split and 1-for-50 reverse split, retroactively.

We are an “emerging growth company” as defined under the Jumpstart Our Business Startups Act of 2012, and applicable Securities and Exchange Commission rules, and have elected to comply with certain reduced public company reporting requirements. Please refer to the discussions under “Summary—Implications of Being an Emerging Growth Company” and “Risk Factors” below concerning how and when we may lose emerging growth company status and the various exemptions that are available to us.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is       , 2017.

You should rely solely on the information contained in this prospectus. We have not authorized anyone to provide any information or make any representations other than those contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

Unless otherwise indicated, information contained in this prospectus concerning our industry, including our market opportunity, is based on information from independent industry analysts, market research, publicly available information and industry publications. The third-party sources from which we have obtained information are generally believed to be reliable, but we cannot assure you that such information is accurate or complete. Management estimates contained in this prospectus are based on assumptions made by us using our internal research data and our knowledge of such industry and market, including reference to publicly available information released by independent industry analysts and third party sources, which we believe to be reasonable. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

For investors outside the U.S.: We have not and the selling stockholders have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the U.S. You are required to inform yourselves about and to observe any restrictions relating to the offering of the shares of common stock and the distribution and possession of this prospectus outside of the U.S.

The Ener-Core, Inc. logo and other trademarks or service marks of Ener-Core, Inc., including, but not limited to “ENER-CORE”, appearing in this prospectus are the property of Ener-Core, Inc.

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PROSPECTUS SUMMARY

This summary highlights certain information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and our consolidated financial statements and related notes before deciding to invest in our common stock. References in this prospectus to “Ener-Core,” “the Company,” “we,” “our,” “ours,” “us,” or similar terms refer to Ener-Core, Inc. and its wholly-owned subsidiary, Ener-Core Power, Inc., taken together, unless the context indicates otherwise.

Overview

Our proprietary and patented Power Oxidation technology is designed to create greater industrial efficiencies by converting low-quality waste gases generated from industrial processes into usable on-site energy, therefore decreasing both operating costs and significantly reducing environmentally harmful gaseous emissions. We design, develop, license, manufacture and market our Power Oxidizers, which, when bundled with an electricity generating turbine in the 250 kilowatt, or kW, and 2 megawatt, or MW, sizes, are called Powerstations. We currently partner and are pursuing partnerships with large established manufacturers to integrate our Power Oxidizer with their gas turbines, with the goal to open substantial new opportunities for our partners to market these modified gas turbines to industries for which traditional power generation technologies were not technically feasible previously. We currently manufacture our Powerstations in the 250 kW size and manufacture just the Power Oxidizer for the 2MW size. Beginning in 2017, contingent upon the successful completion of certain field testing, our 2MW partner, Dresser-Rand a.s., a subsidiary of Dresser-Rand Group Inc., a Siemens company, or Dresser-Rand, will manufacture the 2MW Power Oxidizers under a manufacturing license and will pay us a non-refundable license fee for each unit manufactured.

Historically, basic industries such as Petroleum, Plastics, Steel and Paper have consumed electricity in their manufacturing processes and created heat for their manufacturing processes through the burning of fossil fuels in a combustion chamber. Nearly all such combustion chambers use high quality premium fuels and burn those fuels at high temperatures, while low-quality waste gases were typically destroyed or vented into the atmosphere. Worldwide, these industrial processes collectively contribute approximately 32% of total global greenhouse gas emissions. Our technology utilizes these waste gases by modifying turbines with our gradual oxidation vessel. Inside this vessel, pressure and temperature are applied over time to destroy contaminants and return a substantially low emission source of energy in the form of heat. This heat then powers a turbine, spinning a generator and creating electricity. This technology can potentially unlock a new, global source of clean power generation (electricity, steam and/or heat energy) while reducing harmful emissions. Our goal is to enable industrial process facilities to generate clean energy from their existing waste gases, thereby reducing the amount of energy they purchase from their regional utilities, and simultaneously reducing the cost of compliance with local, state, and federal air quality regulations by avoiding the chemicals, catalysts and complex permitting required by existing pollution abatement systems.

We have experienced losses since inception and anticipate that we will continue to incur losses and negative cash flows for the foreseeable future as we continue to further develop and deploy our power products.

Our Opportunity

The creation and release of waste gases, which lead to air pollution, is a byproduct of many modern industries. Industrial waste gases take many forms and are often subject to governmental or regulatory oversight via air quality or air standards boards. The rules and guidelines implemented by these boards lead to compliance costs for companies with industrial facilities that emit the waste gases. With the worldwide concerns over the atmospheric emissions of greenhouse gases, air quality standards have become increasingly stringent. For areas with industrial air pollution abatement regulations, industrial polluters currently have the following choices:

(i)	continue to pollute and thereby pay substantial fines imposed by regulatory authorities,

(ii)	reduce their air pollution through existing abatement solutions such as scrubbing or flaring, or

(iii)	institute some combination of these solutions.

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Each industrial location must choose the most economic mix of the available solutions, but each of these solutions represents both a financial operating cost as well as an environmental cost.

Our technology provides an alternative to the typical economic and environmental costs of hydrocarbon pollution abatement by providing the ability for industrial facilities to productively utilize their waste gases to generate power, which can be sold or used internally, while at the same time reducing both the atmospheric pollution resulting from those waste gases and any resulting pollution abatement costs.

Our Technology

Our technology involves the acceleration of a naturally occurring, gas oxidation process by injecting hydrocarbon gases into a controlled, high temperature, high pressure, and oxygen rich environment. Oxidation is a natural and commonly observed chemical reaction that occurs when a substance comes into contact with oxygen over a prolonged period of time, approximately 10 to 20 years for the waste gases that we have targeted. The reaction is exothermic, which generates heat. By accelerating the reaction to 0.5–1.25 seconds within the controlled, steady state environment of our Power Oxidizers, the heat generated from the reaction is compounded and we are able to capture and utilize the heat output within the heat profile ranges necessary to operate standard gas turbines or steam boilers without actually igniting the gas.

Our Products and Value Proposition

We have developed a 250 kW Power Oxidizer that we integrate with a 250 kW gas turbine to produce 250 kW Powerstations. We have two Powerstations currently in operation at a landfill site in the Netherlands and at the Irvine campus of the University of California, Irvine, or UCI, and one additional Powerstation currently in the production phase expected to be installed at a landfill in southern California. We have built a Power Oxidizer of a significantly larger size, capable of generating sufficient heat and airflow to power a KG2 turbine produced by Dresser-Rand. Together, the Power Oxidizer and KG2 turbine comprise a 2MW Powerstation. The initial unit was constructed in the first quarter of 2016, and is currently being used in field tests that were substantially completed in the fourth quarter of 2016, at a third party location in Southern California. We have sold two 2MW Power Oxidizers to Dresser-Rand, each of which were delivered to the customer site in October 2016 and were combined with KG2 turbines and installed at Pacific Ethanol’s facility in Northern California in 2016. We believe this scaled-up version of our Power Oxidizer, combined with the KG2 turbine, will result in a Powerstation product that is better aligned with the scale of emissions (and energy requirements) observed at the industrial facilities that we believe stand to benefit most from this technology. As with the 250 kW Powerstation, the larger Powerstations are designed to provide an alternative to typical combustion-based power generation and enable industries to utilize their own waste gases to generate power.

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We also expect to integrate our Power Oxidizer technology into additional sized gas turbines as well as other applications that can use the heat generated by our Power Oxidizers to power other industrial applications. We believe other industrial grade waste gas-to-heat opportunities, powered by an ultra-low pollution Power Oxidizer, include: (i) the generation of steam from coupling a Power Oxidizer with a traditional steam boiler, (ii) use in industrial grade dryers for kilns or industrial drying customer requirements, and (iii) use in industrial chiller units for customers requiring cold air or water in their processes.

We believe our Power Oxidizers provide a significantly lower fuel cost per kilowatt hour since they can operate using both premium, refined natural gas as well as a wide variety of lower quality, low hydrocarbon gases, traditionally considered to be “waste” gases, as well as certain volatile organic compounds, or VOCs, such as paint solvents. These gases and compounds are typically seen as a waste by-product of industrial processes and which often represent a source of pollution which in turn often requires expensive waste abatement equipment and significant recurring operating costs. Our Power Oxidizers can utilize many of these waste gases and VOC compounds as fuels for our Powerstations, which we intend to serve as a fuel cost reduction for our industrial customers.

We also believe our Power Oxidizers provide a superior air pollution waste abatement solution for industrial customers. A typical industrial customer historically requires electricity, steam and generates industrial gases as a by-product of their facility operations. Prior to our Powerstation solution, these customers would purchase energy or produce energy with a traditional gas turbine. Traditional gas turbines use a combustion chamber to ignite the natural gas and result in air pollution such as carbon dioxide, carbon monoxide, and nitrogen oxides. The gas turbine and by-product gases generally require pollution control equipment and recurring costs in order to comply with existing pollution standards, which vary by geography with different regulations. Since both the natural gas fuel and the industrial by-product gases oxidize in our Power Oxidizers over a much longer time than combustion heat sources, the Power Oxidizer eliminates both the gas fuels and by-products to levels below significantly all of the existing and proposed air quality emission standards in most areas of the world.

Licensing Approach

On November 14, 2014, we entered into a global commercial licensing agreement with Dresser-Rand, or the CLA, through our wholly-owned subsidiary, Ener-Core Power, Inc., which granted Dresser-Rand the right to market and sell the Dresser-Rand KG2-3GEF 2 MW gas turbine coupled with our Power Oxidizer, or a Combined System. The CLA grants Dresser-Rand exclusive rights to commercialize the Ener-Core Power Oxidizer, within ranges of 1–4 MW of power capacity, bundled with the Dresser-Rand KG2 gas-turbine product line. As part of the CLA, Dresser-Rand agreed to pay us a $1.6 million initial license fee, under the condition that we were able to successfully scale up the technology to a size of 2 MW. Dresser-Rand also agreed to achieve annual sales thresholds agreed to by both companies in order to retain the exclusivity of the commercial license. Upon payment of the initial license fee in full, Dresser-Rand obtained an exclusive license to sell the Ener-Core Power Oxidizer within ranges of 1–4 MW of power capacity, bundled with a gas-turbine to generate electricity.

On June 29, 2016, we entered into a Commercial and Manufacturing License Agreement, or the CMLA, with Dresser-Rand, through Ener-Core Power, Inc., intended to supersede and replace the CLA. Upon successful completion of the FSAT, the CLA will terminate and the CMLA will provide the terms of the commercial relationship between us and Dresser-Rand. Once the FSAT is completed, the effective date of the CMLA will be deemed November 14, 2014. In the event we are unable to successfully complete the FSAT, the CLA will continue to govern our commercial relationship with Dresser-Rand. As of December 31, 2016, we had performed the testing protocols of substantially all of the required tests, the results of which remain subject to verification by Dresser-Rand, which is currently underway.

Under the new CMLA, Dresser-Rand will have a worldwide license to manufacture, market, commercialize and sell the Power Oxidizer as part of the Combined System within the 1 MW to 4 MW range of power capacity, or the License. Initially, the License will be exclusive, even as to us, and will remain exclusive for so long as Dresser-Rand sells a minimum of number of units of the Combined System in each calendar year beginning in 2017, or the Sales Threshold, subject to certain conditions and exceptions. If Dresser-Rand does not meet the Sales Threshold in any calendar year and the Sales Threshold is not otherwise waived, Dresser-Rand may maintain exclusivity of the License by making a true-up payment to us for each unit that is in deficit of the Sales Threshold, or a True-Up Payment; provided, however, that Dresser-Rand may not maintain an exclusive License by making a True-Up Payment for more than two consecutive calendar year periods. In the event Dresser-Rand does not meet the Sales Threshold, does not qualify for a waiver and elects not to make the True-Up Payment, the License will convert to a nonexclusive License.

Upon a sale by Dresser-Rand of a Combined System unit to a customer, the CMLA requires Dresser-Rand to make a license fee payment to us equal to a percentage of the sales price of the Combined System purchased, in accordance with a predetermined fee schedule that is anticipated to result in a payment of between $370,000 and $600,000 per Combined System unit sold, or the License Fee. Payment terms to us from Dresser-Rand will be 50% of each License Fee within 30 days of order and 50% upon the earlier of the Combined System commissioning or twelve months after the order date.

Dresser-Rand may also request that we undertake design and development work on modifications to the Combined Systems, each referred to as a Bespoke Development. We and Dresser-Rand will negotiate any fees resulting from any such Bespoke Development on a case-by-case basis. Further, any obligation by us to undertake such Bespoke Development will be conditioned upon the execution of mutually agreed-upon documentation.

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As long as the exclusive License remains in effect, we will provide certain ongoing sales and marketing support services, at no additional cost to Dresser-Rand, subject to certain restrictions. Any additional sales and marketing services agreed upon by us and Dresser-Rand will be compensated at an hourly rate to be upwardly adjusted annually.

If we and Dresser-Rand so elect, we will manufacture a certain number of Power Oxidizers as part of a certain number of Combined System projects during a transition period, or the Transition Phase, beginning after execution of the CMLA and prior to the period in which Dresser-Rand manufactures its first three Power Oxidizers as part of at least two individual Combined System projects, or the Initial Manufacturing Phase, as mutually agreed by the parties. So long as the License remains exclusive during the Transition Phase, if any, and the Initial Manufacturing Phase, we will provide a mutually agreed upon number of hours of engineering support services. After the conclusion of the Initial Manufacturing Phase, we will, for so long as the License remains exclusive, continue providing up to an agreed upon number of hours of such support services on an annual basis at no additional cost to Dresser-Rand, subject to certain conditions. Any additional engineering support services agreed upon by us and Dresser-Rand will be compensated at an hourly rate, to be upwardly adjusted annually. During the Transition Phase, we must also develop the spare parts list pertaining to the scope of supply to allow Dresser-Rand to offer service agreements for the Combined System.

We must maintain our existing backstop security, or the Backstop Security, under the CLA in favor of Dresser-Rand in support of all products manufactured, supplied or otherwise provided by us during the period beginning on the execution date of the CMLA, or the Execution Date, and continuing through the expiration of the warranty period for the Combined System units sold to customers as of the Execution Date; however, if we and Dresser-Rand mutually agree to engage in a Transition Phase, then such Backstop Security must be extended to support all products manufactured, supplied or otherwise provided by us during such Transition Phase.

Dresser-Rand must also: (i) develop the controls strategy for the Dresser-Rand gas turbine control system and integrate it with the Power Oxidizer control system; (ii) with support from us, manufacture and commercialize the Combined System following the Transition Phase; (iii) with support from us, develop and prioritize sales opportunities for the Combined System; (iv) assume the sales lead role with respect to each customer; and (v) take commercial lead in developing sales to customers. In addition, Dresser-Rand will be primarily responsible for overall warranty and other commercial conditions to Combined System customers, as well as sole project and service provider and interface with customers. Dresser-Rand will also be responsible for warranty, service and after-sales technical assistance for all portions of Combined Systems that comprise Dresser-Rand products. We, however, will be responsible for warranty and service for all products manufactured or otherwise provided by us prior to or during the Transition Phase.

The CMLA prohibits us from, without the prior written consent of Dresser-Rand, permitting the creation of any encumbrance, lien or pledge of its intellectual property which would result in any modification to, revocation of, impairment of or other adverse effect on Dresser-Rand’s rights with respect to the exclusive License. In addition, all intellectual property rights that are owned by either us or Dresser-Rand as of the Execution Date will remain the sole property of such party, subject to the licenses described in the CMLA. The CMLA also contains provisions that govern the treatment of process and technology developments and any joint inventions that (i) relate to the subject matter of the CMLA and (ii) occur after the Execution Date and during the term thereof.

The CMLA also contains certain restrictions on publicity and obligates Dresser-Rand to use its commercially reasonable efforts to include our name and logo and otherwise promote our brand and Power Oxidizers in a mutually agreed-upon manner. We and Dresser-Rand have also mutually agreed to withhold disclosure of certain commercial and technologically sensitive terms of the CMLA including technical specifications, License Fee percentages, and the Sales Threshold minimum annual quantities to maintain exclusivity.

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Commercial Sales Efforts

We are entering the combined heat and power, or CHP, market that is highly competitive and historically conservative in its acceptance of new technologies. To date, we have sold and delivered one 250 kW commercial PowerStation unit to the Netherlands and have sold one additional 250 kW PowerStation unit to a landfill site in Southern California scheduled for delivery in 2017. We have also sold two initial 2MW Power Oxidizers to Dresser-Rand for installation at their end user customer, Pacific Ethanol, which were delivered in the second half of 2016 but which remain subject to acceptance conditions which may not have been met as of December 31, 2016 and which remain subject to further review or deferral, depending in part on the results of the final FSAT test results. These three systems, combined with the Dresser-Rand license fees of $1.6 million, represent our $4.6 million order backlog as of January 12, 2017. To date, we have billed $4.2 million and collected $4.1 million of our existing backlog.

In May 2016, we received a conditional purchase order for four 250 kW Powerstations expected to be installed on a landfill site in Southern California and scheduled for delivery in late 2017. This order is valued at approximately $4.0 million and is subject to additional pre-sales engineering and permitting requirements.

Markets

We see our total potential market consisting of industrial facilities with permanent waste gas emissions sufficient to operate our units on a constant basis. We evaluate our potential markets in two methods, geographically and vertically. Our most significant sales opportunities are those where a customer’s demand for power, heat energy, and pollution abatement intersect as presented in the schematic diagram below (opportunities not to scale):

We believe the total addressable U.S. market size is at least $5 billion for our Power Oxidizer technology, based on our assumption that our 333 kW Power Oxidizer is most appropriate for landfills and our 2 MW Power Oxidizer is most appropriate for our other targeted markets. We also believe the total addressable market size in Europe, Japan and China provides us with potentially meaningful opportunities.

Geographic Target Markets

We initially identified our geographic target markets to consist of North America, Europe, Japan and China, with selective evaluations of other regions on a case-by-case basis. While we intend to focus primarily on the North American and European geographic markets over the next year, we expect and intend to evaluate commercial opportunities in other geographic markets.

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In the United States, we are focused on opportunities where our low-quality fuels configuration and our ultra-low emissions configuration provide competitive advantages. We are also focused on specific states where the wholesale electricity prices are the highest, as this typically results in the most attractive return on investment scenarios for prospective customers. These states include California, New Jersey, New York, Maine, New Hampshire, Massachusetts, Connecticut, Rhode Island and Vermont.

Internationally, we have identified similar opportunities in Canada and western European countries with similar environmental and regulatory laws as the United States, such as the Netherlands, Belgium, the United Kingdom, Germany, Italy, France and Spain.

Vertical Markets

We believe that our current products provide a superior value proposition for two customer types: (i) open and closed existing landfills, and (ii) industrial facilities that could benefit from on-site combined heat/power, or CHP, generation coupled with waste gas pollution abatement. In general, the projected economics seen to date indicate that sales into existing landfill plants will primarily represent EC250 and EC333 sales opportunities and sales into other industrial facilities will typically involve our larger products. We believe that our future steam product will primarily represent an attractive alternative to industrial facilities that value on site steam production higher than on site electricity production. We also believe that larger sized Power Oxidizer turbines of 5 MW and above, once developed, will likely be met with demand from large industrial facilities such as oil and gas refineries and petrochemical plants.

Initially, we will target the following markets:

●	Landfills;

●	Fuel-grade and beverage ethanol/alcohol distilleries and related products production;

●	Rendering and animal processing byproducts;

●	Wastewater and sewage treatment;

●	Coal mines;

●	“High tech” aerospace and defense instruments and materials; semiconductor and electronics manufacturing; and

●	Petroleum and petrochemical storage, distillation and petroleum production.

Competitive Advantages

As compared to alternative technologies, Power Oxidation provides certain advantages over alternative energy-generation technologies, including the following:

●	Operates on a wider range of fuels. Our system is designed to operate on gases with energy densities as low as 50 BTU/scf (1700 kJ/m3). By comparison, most turbine, engine, and fuel cell systems require fuel quality of significantly higher energy densities.

●	Lower air emissions. Our Power Oxidizer technology produces substantially lower emissions of Nitrogen Oxides (NOx) and Carbon Monoxide (CO) (CO) (< 1ppm) than, and destroys up to 99% of Volatile Organic Compounds (VOCs) compared to, combustion-based systems like gas engines or gas turbines or other commonly deployed pollution abatement systems.

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●	No chemicals or catalysts for pollution abatement or control. Today, most of the low-quality waste gases produced by industries are processed through pollution abatement technologies that do not generate energy from the gases and are solely in place to reduce the volume of emissions to the atmosphere. Unlike other pollution abatement systems, such as selective catalytic reduction, our Power Oxidizer does not use chemicals or catalysts and, thus, cannot be rendered inactive from catalyst poisoning or degradation.

●	Requires less fuel conditioning. Our system is capable of running on fuels with high levels of contaminants and is designed to require substantially less fuel pre-treatment than competing systems. In most cases, our system is able to process the waste gases from industrial processes without any of the fuel pre-treatment processes that are typically required by combustion-based methods to remove impurities and contaminants prior to generating energy from gases.

Selected Risks Associated with Our Business and Industry

Our Power Oxidation technologies also have certain disadvantages over alternative energy-generation technologies, including the following:

●	New and unproven technology. Our Power Oxidation technologies have only been demonstrated commercially in a 250 kW product and our technology has only been commercially available since 2013. Although we have received a purchase order for two of our larger 2 MW Power Oxidizers, we currently have no commercial deployments of these larger units and have not demonstrated their full commercial viability outside of our test facility.

●	Commercial viability. Our Power Oxidation products have had limited commercial installation and to date have been produced on a limited scale.

●	Unproven and early stage value proposition. Our Power Oxidation solutions and our value proposition are not fully demonstrated in multiple real world installations and to date have not been communicated widely among our potential customers. While we believe that our value proposition is sound, the industries in which we are attempting to sell our products are conservative and may discount, or not accept, our value proposition.

●	Competes with existing mature technologies. Our Power Oxidation products often cannot compete on a standalone cost basis solely on either alternative power generation or pollution abatement solutions. Our product solutions currently make economic sense in limited customer applications when pollution abatement and power generation are both required by a customer.

In addition, our business is subject to a number of other risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. These risks include, but are not limited to, the following:

●	we have experienced losses since inception and anticipate that we will continue to incur losses;

●	we expect to require substantial additional financing;

●	our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern; and

●	we have identified material weaknesses in our internal control over financial reporting and ineffective disclosure controls and procedures.

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Product Commercialization To Date

●	Initial Commercial Unit—250 kW Unit: In June 2014, our first commercial EC250 Powerstation was installed at a landfill in the Netherlands that is owned and operated by Attero, one of the leading waste management companies in the Netherlands.

●	First Licensing Agreement: On November 14, 2014, we entered into the CLA to develop and market Dresser-Rand’s KG2-3GEF 2 MW gas turbine coupled with our Power Oxidizer. The CLA and ongoing integration provides for a scale-up of our technology into the larger utility grade sized turbines requested by our customers. Under the CLA, Dresser-Rand agreed to pay an initial license fee of $1.6 million, which was initially placed in escrow, and to commercialize the technology through its sales and distribution channels. In July 2015, we successfully completed the first of two technical milestones, which enabled Dresser-Rand to begin commercialization of the KG2-3GEF/PO turbines.

●	Initial Order—2 MW Unit into Distillery Market: On January 12, 2015, Pacific Ethanol, Inc. publicly announced that it had placed an order with Dresser-Rand that included two KG2-3GEF/PO units. The order represents the first two commercial KG2 units that are designed to include our Power Oxidizer units. In August 2015, after the completion of the first technical test, we received a formal purchase order for $2.1 million for two Power Oxidizer units. We delivered the units associated with this initial order to the Stockton Biorefinery site owned by Pacific Ethanol in October 2016.

●	Additional 250 kW Commercial Unit: In May 2015, the Orange County Board of Supervisors approved a project to install an EC250 Powerstation at the Santiago Canyon landfill in Orange County, California, and in August 2015, we received a purchase order for $900,000 for the EC250 Powerstation unit. The order represents an entry into a closed landfill opportunity that we believe has the potential for additional sales in the future. In 2016, it was determined that the Santiago Canyon landfill site did not have sufficient power infrastructure in situ. Alternative locations for the EC250 Powerstation are currently being evaluated.

Over the next two years, we expect to continue our product commercialization efforts with the following expected deliverables and projects:

●	Completion of Full Scale Acceptance Test—2 MW Unit: Under the CLA, the second technical test is the full-scale acceptance test, or FSAT, which is required after achievement of the first technical milestone. The FSAT consists of the building and installation of a full prototype of a working 2 MW KG2 unit at a site in Southern California, and then testing the prototype under different operating conditions for performance and life cycle validation. We completed construction of the 2 MW Power Oxidizer in 2016 and began the field testing of the 2 MW unit in the first half of 2016. In September 2016, after initial testing results were received, the $1.6 million license fee payment was released from escrow, from which we received $1.1 million in cash, representing the $1.6 million license fee net of $500,000 paid to Dresser-Rand for engineering services. We substantially completed field testing in the fourth quarter of 2016 and are awaiting final testing reports, which we expect later in the first quarter of 2017.

●	Fulfillment and Delivery of Existing Customer Order Backlog of Approximately $4.6 Million: As of January 12, 2017, and prior to recognition of revenues associated with these orders, we had a backlog of approximately $3.0 million for our Power Oxidizers and approximately $1.6 million of Dresser-Rand license fees. During 2016, we (i) assembled, shipped and installed the first two Power Oxidizers for the two KG2 units sold by Dresser-Rand to Pacific Ethanol, and (ii) received the $1.6 million license fee payment from Dresser-Rand that was previously paid into escrow, less $500,000 paid to Dresser-Rand for engineering services. We are currently evaluating the revenue recognition on these orders in conjunction with the FSAT testing process described above. We expect to commission the Pacific Ethanol units in the first half of 2017. While we received payments on the EC250 Powerstation unit for which we received a purchase order in August 2015, delivery of this unit (originally sourced to delivery at the Santiago Canyon landfill location) has been delayed pending a change of the delivery location by the customer. We expect the unit to be installed at an alternative site in 2017.

●	Commercialization of EC250 Powerstations and Additional KG2 Power Oxidizers: We have a pipeline of additional opportunities through Dresser-Rand for KG2 Power Oxidizers and directly sold units for our EC250 Powerstations. We expect to receive additional purchase orders for these products in 2017.

●	New Partnerships for 5.0 MW and Boiler Manufacturers: We are in preliminary discussions with additional partners for a 5 MW Power Oxidizer and with boiler manufacturers that are interested in our 250/333 kW and 2 MW Power Oxidizers. We intend to sign definitive agreements with one or more of these partners in 2017 for initial deliveries beginning in 2018.

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Corporate Information

Ener-Core was incorporated in Nevada in April 2010 under the name “Inventtech Inc.” Our operating subsidiary, Ener-Core Power, Inc., was incorporated in Delaware in July 2012 under the name “Flex Power Generation, Inc.” Ener-Core Power, Inc. became our subsidiary in July 2013 by way of a reverse merger transaction, or the Merger, as further described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reverse Merger.”

Effective as of September 3, 2015, we changed our state of incorporation from the State of Nevada to the State of Delaware, or the Reincorporation, pursuant to a plan of conversion dated September 2, 2015, following approval by our stockholders of the Reincorporation at our 2015 Annual Meeting of Stockholders held on August 28, 2015. In connection with the Reincorporation, we filed articles of conversion with the State of Nevada and a certificate of conversion and certificate of incorporation with the State of Delaware. Upon effectiveness of the Reincorporation, the rights of our stockholders became governed by the Delaware General Corporation Law, the certificate of incorporation filed in Delaware and newly adopted bylaws. As a Delaware corporation following the Reincorporation, which we refer to as Ener-Core Delaware, we are deemed to be the same continuing entity as the Nevada corporation prior to the Reincorporation, which we refer to as Ener-Core Nevada. As such, Ener-Core Delaware continues to possess all of the rights, privileges and powers of Ener-Core Nevada, all of the properties of Ener-Core Nevada and all of the debts, liabilities and obligations of Ener-Core Nevada, including all contractual obligations, and continues with the same name, business, assets, liabilities, headquarters, officers and directors as immediately prior to the Reincorporation. Upon effectiveness of the Reincorporation, all of the issued and outstanding shares of common stock of Ener-Core Nevada automatically converted into issued and outstanding shares of common stock of Ener-Core Delaware without any action on the part of our stockholders.

The address of our corporate headquarters is 9400 Toledo Way, Irvine, California 92618, and our telephone number is (949) 616-3300. Our website address is www.ener-core.com. The information that is contained on, or that may be accessed through, our website is not a part of this prospectus. We have included references to our website in this prospectus solely as inactive textual references.

September 2016 Financing

On September 1, 2016, we entered into a securities purchase agreement, or the September 2016 Purchase Agreement, pursuant to which we issued to five accredited investors unregistered convertible unsecured promissory notes with an aggregate principal amount of $1.25 million, or the Convertible Unsecured Notes, and five-year warrants, or September 2016 Warrants, to purchase an aggregate of 124,999 shares of our common stock, or the September 2016 Warrant Shares, at an exercise price of $4.00 per share in exchange for aggregate gross proceeds of $1.25 million, or the September 2016 Financing. On November 23, 2016, in connection with the December 2016 Financing (as defined below), the exercise price per share of the September 2016 Warrants was reduced to $3.00.

The September 2016 Purchase Agreement entitles each investor to receive additional warrants, or Unsecured Note Additional Warrants, to purchase 50 shares of common stock for each $1,000 of principal amount of the Convertible Unsecured Notes at an exercise price of $4.00 per share on each of the 61st, 91st, 121st and 151st days after the closing of the September 2016 Financing, which occurred on September 1, 2016, but only in the event the Company has not consummated a further financing consisting of the issuance of common stock and warrants for aggregate gross proceeds of at least $3,000,000 prior to such respective dates. We issued Unsecured Note Additional Warrants to purchase an aggregate of 62,500 shares of common stock to such investors on each of November 1, 2016, December 1, 2016 and December 31, 2016.

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The September 2016 Purchase Agreement also provides that each investor has the right to request that we register the shares issuable upon conversion of such investor’s Convertible Unsecured Note and the September 2016 Warrant Shares (including the shares issuable upon exercise of such investor’s Unsecured Note Additional Warrants, if any) on the same terms set forth in any registration rights agreement entered into by the Company on the earlier of (i) the conversion of at least fifty percent (50%) of the then outstanding (A) principal, (B) accrued and unpaid interest with respect to such principal and (C) accrued and unpaid late charges, if any, with respect to such principal and interest, under our then outstanding senior secured notes, issued pursuant to (x) that certain securities purchase agreement, dated as of April 22, 2015 by and among us and the investors listed on the signature pages thereto, as amended from time to time, and (y) that certain securities purchase agreement, dated as of May 7, 2015 by and among us and the investors listed on the signature pages thereto, as amended from time to time, or (ii) the consummation of a private offering of our securities resulting in gross proceeds, inclusive of proceeds received pursuant to the September 2016 Purchase Agreement, to us of at least $4,000,000. The December 2016 Financing (as defined below) satisfied the latter condition and, as such, we are registering 812,499 shares of our common stock under the Securities Act, which includes 500,000 shares issuable upon conversion of the Convertible Unsecured Notes, 124,999 September 2016 Warrant Shares and 187,500 shares issuable upon exercise of the Unsecured Note Additional Warrants outstanding as of the date of this prospectus. All 812,499 shares of common stock are being offered for resale pursuant to this prospectus.

December 2016 Financing

On November 23, 2016, we entered into a securities purchase agreement, pursuant to which we issued to 21 accredited investors unregistered convertible senior secured promissory notes with an aggregate principal amount of approximately $3.7 million, or the December 2016 Notes, and five-year warrants, or the December 2016 Financing Warrants, to purchase an aggregate of 1,498,622 shares of our common stock at an exercise price of $3.00 per share, or the December 2016 Financing Warrant Shares, with aggregate net proceeds to us after a ten percent original issue discount and placement agent fee of approximately $3.2 million, or the December 2016 Financing. We also entered into a registration rights agreement with the investors in the December 2016 Financing, or the December 2016 Registration Rights Agreement, pursuant to which we are required to file one or more registration statements with the SEC to register for resale by the investors in the December 2016 Financing the shares of our common stock issuable upon conversion such investor’s December 2016 Note and the December 2016 Financing Warrant Shares. Pursuant to the terms of the December 2016 Registration Rights Agreement, we are registering 2,109,246 shares of our common stock under the Securities Act, which includes 1,054,624 shares of common stock issuable upon conversion of certain December 2016 Notes and 1,054,622 December 2016 Financing Warrant Shares. All 2,109,246 shares of common stock are being offered for resale pursuant to this prospectus. At the request of a holder of a December 2016 Note, we are not registering for resale pursuant to this prospectus 444,000 shares of common stock issuable upon conversion of such holder’s December 2016 Note and 444,000 December 2016 Financing Warrant Shares issuable upon exercise of such holder’s December 2016 Financing Warrant.

December 2016 Debt Restructuring

On April 23, 2015, we entered into a securities purchase agreement, or the April 2015 Purchase Agreement, pursuant to which we issued to 7 accredited investors unregistered convertible senior secured promissory notes with an aggregate principal amount of $3.1 million, or the April 2015 Notes, and five-year warrants for the purchase of up to 136,264 shares of our common stock. We refer to this financing as the April 2015 Financing.

On May 7, 2015, we entered into another securities purchase agreement, or the May 2015 Purchase Agreement, pursuant to which we issued to 4 accredited investors additional unregistered convertible senior secured promissory notes with an aggregate principal amount of $1.9 million, or the May 2015 Notes, and five-year warrants for the purchase of up to 83,517 shares of our common stock. We refer to the April 2015 Notes and May 2015 Notes, collectively, as the 2015 Notes.

On December 30, 2015, in connection with our December 31, 2015 equity financing, we issued to the holders of the 2015 Notes additional five-year warrants, or the December 2015 Warrants, for the purchase of up to 50,000 shares of our common stock. On February 3, 2016, pursuant to a covenant in the fourth amendment to the April 2015 Purchase Agreement and the third amendment to the May 2015 Purchase Agreement, respectively, regarding the commencement of trading of our common stock on a national securities exchange, we issued to the holders of the 2015 Notes additional five-year warrants, or the February 2016 Warrants, for the purchase of up to an aggregate of 50,000 shares of our common stock. On March 31, 2016, in connection with the execution of the fifth amendment to the April 2015 Purchase Agreement and the fourth amendment to the May 2015 Purchase Agreement, respectively, pursuant to which we and certain holders of the 2015 Notes agreed to, among other things, extend the deadline by which we were required to commence trading of our common stock on a national securities exchange, we issued to the holders of the 2015 Notes additional five-year warrants, or the March 2016 Warrants, for the purchase of up to an aggregate of 500,000 shares of our common stock.

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On November 23, 2016, we and certain investors holding 2015 Notes executed amendment agreements to amend and restate the 2015 Notes in order to (i) provide that the 2015 Notes will rank pari passu with the December 2016 Notes, (ii) adjust the terms of such 2015 Notes, including without limitation the initial conversion price per share, to conform to the December 2016 Notes and (iii) contemplate the issuance to the holders of the 2015 Notes of additional five-year warrants, or the December 2016 Additional Warrants, for the purchase of up to an aggregate of 2,222,217 shares of our common stock. On December 2, 2016, we issued to the holders of the 2015 Notes the December 2016 Additional Warrants. Additionally, we agreed to register under the Securities Act the shares of common stock issuable upon exercise of the December 2015 Warrants, February 2016 Warrants, March 2016 Warrants and December 2016 Additional Warrants. As such, we are registering 1,806,218 shares of our common stock under the Securities Act, which includes 32,000 shares of common stock issuable upon exercise of certain December 2015 Warrants, 32,000 shares of common stock issuable upon exercise of certain February 2016 Warrants, 320,000 shares of common stock issuable upon exercise of certain March 2016 Warrants and 1,422,218 shares of common stock issuable upon exercise of certain December 2016 Additional Warrants. All 1,806,218 shares of common stock are being offered for resale pursuant to this prospectus. At the request of certain holders of the December 2015 Warrants, February 2016 Warrants, March 2016 Warrants and December 2016 Additional Warrants, we are not registering for resale pursuant to this prospectus 18,000 shares of common stock issuable upon conversion of such holders’ December 2015 Warrants, 18,000 shares of common stock issuable upon conversion of such holders’ February 2016 Warrants, 180,000 shares of common stock issuable upon conversion of such holders’ March 2016 Warrants and 799,999 shares of common stock issuable upon conversion of such holders’ December 2016 Additional Warrants.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as amended and modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of exemptions from various disclosure and reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002;

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, in each case, instead of three years;

●	being permitted to present the same number of years of selected financial data as the years of audited financial statements presented, instead of five years;

●	reduced disclosure obligations regarding executive compensation, including the omission of a compensation disclosure and analysis;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; and

●	exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may choose to take advantage of some or all of the available exemptions. We have taken advantage of some of the reduced reporting exemptions in this prospectus. Accordingly, the scope of the information contained herein may be different than the scope of the information you receive from other public companies in which you hold stock. We do not know if some investors will find our shares less attractive as a result of our utilization of these or other exemptions. The result may be a less active trading market for our shares and our share price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards, and therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We will remain an “emerging growth company” until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, (c) the date on which we have issued, during the previous three-year period, more than $1.0 billion in nonconvertible debt, or (d) the last day of our fiscal year containing the fifth anniversary of the date of our first sale of our common equity securities pursuant to an effective registration statement in the United States, which will occur on December 31, 2017.

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The Offering

Common stock outstanding before this offering:	3,829,660 shares(1)

Securities offered for resale to the public by the selling stockholders:	4,727,963 shares of common stock(2)

Common stock outstanding after this offering:	8,557,623 shares(3)

Use of proceeds:	We will not receive any proceeds from the sale of our common stock offered by the selling stockholders under this prospectus. We may, however, receive proceeds from warrants exercised by selling stockholders in the event that such warrants are exercised for cash. See “Use of Proceeds” beginning on page 32 of this prospectus.

OTCQB Marketplace symbol:	Shares of our common stock are currently quoted on the OTCQB Marketplace under the symbol “ENCR.”

Risk factors:	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus for a discussion of factors you should consider before making a decision to invest in our securities.

Common stock splits:	On May 6, 2013, we effected a 30-for-1 forward split of our issued and outstanding shares of common stock by way of a stock dividend. On July 8, 2015, we effected a 1-for-50 reverse split of our issued and outstanding shares of common stock. All share and per share information in this prospectus gives effect to the 30-for-1 forward split and 1-for-50 reverse split, retroactively.

(1)	As of January 12, 2017.

(2)	Consists of 1,554,624 shares of common stock currently issuable upon conversion of convertible notes and warrants to purchase up to an aggregate of 3,173,339 shares of common stock currently held by the selling stockholders.

(3)	Assumes the conversion of all convertible notes and exercise of all warrants pursuant to which the shares of common stock offered by the selling stockholders pursuant to this prospectus are issuable.

The number of shares of common stock to be outstanding after this offering is based on 3,829,660 shares of common stock outstanding as of January 12, 2017. The number of shares of common stock to be outstanding after this offering does not include:

●	2,248,042 shares of common stock issuable upon the exercise of warrants outstanding as of January 12, 2017, at a weighted average exercise price of $4.84 per share, which excludes the shares of common stock issuable upon exercise of certain September 2016 Warrants, Unsecured Note Additional Warrants, December 2016 Financing Warrants, December 2015 Warrants, February 2016 Warrants, March 2016 Warrants and December 2016 Additional Warrants registered herein;

●	273,550 shares of common stock issuable upon the exercise of options outstanding as of January 12, 2017, at a weighted average exercise price of $13.70 per share;

●	594,000 shares of common stock reserved for future issuance under the Ener-Core, Inc. 2015 Omnibus Incentive Plan, or the 2015 Plan, as of January 12, 2017;

●	444,000 shares of common stock issuable upon conversion of a December 2016 Note that have been excluded from registration herein at the request of the holder; and

●	Securities issuable upon conversion of the 2015 Notes.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in this prospectus, including our financial statements and the related notes thereto, before making a decision to invest in our securities. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently believe are not material, also may become important factors that affect us and impair our business operations. The occurrence of any of the events or developments discussed in the risk factors below could have a material and adverse impact on our business, results of operations, financial condition and cash flows, and in such case, our future prospects would likely be materially and adversely affected. If any of such events or developments were to happen, the trading price of our common stock and the value of the warrants could decline, and you could lose part or all of your investment. Further, our actual results could differ materially and adversely from those anticipated in our forward-looking statements as a result of certain factors.

All share and per share amounts have been adjusted to reflect the 30-for-1 forward split of our issued and outstanding shares of common stock by way of a stock dividend on May 6, 2013 and the 1-for-50 reverse split of our issued and outstanding shares of our common stock on July 8, 2015, retroactively.

Risks Relating to Our Financial Condition and Capital Requirements

We have experienced losses since inception and anticipate that we will continue to incur losses, which makes it difficult to assess our future prospects and financial results.

We have never been profitable and, as of September 30, 2016, we had an accumulated deficit of $38.8 million. We incurred net losses of $7.6 million in the nine months ended September 30, 2016 and net losses of $13.1 million, $10.5 million and $7.1 million in the years ended December 31, 2015, 2014 and 2013, respectively. We expect to continue to incur net losses for the foreseeable future as we continue to develop our products and seek customers and distribution for our products. Because of the risks and uncertainties associated with developing and commercializing our products, we are unable to predict the extent of any future losses or when we will become profitable, if at all. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If we are unsuccessful in addressing these risks, our business may fail and investors may lose all of their investment.

Our limited operating history makes evaluating our business and future prospects difficult, and may increase the risk of your investment.

We design, develop, license, manufacture and market products based on proprietary technologies that aim to expand the power-generation range of gaseous fuels. While we shipped our first commercial product, the Ener-Core Powerstation EC250, in November 2013, to date, our other manufacturing efforts have been limited to our prototype units and the assembly of our Multi-Fuel Test Facility used in research and development. As such, we have a limited operating history with respect to designing and manufacturing systems for producing continuous energy from a broad range of sources, including previously unusable low quality waste gases, providing a limited basis for investors to evaluate our business, operating results, and prospects.

While the basic technology has been verified, we have only within the last several years begun offering the EC250 and EC333 as commercial systems and only received purchase orders for the KG2 Power Oxidizer system and 250 kW Powerstations within the last couple years. This limits our ability to accurately forecast the cost of producing and distributing our systems or technology or to determine a precise date on which our systems or technology will be widely released.

Our plan to complete the initial commercialization of our gas-to-heat and electricity conversion technology is dependent upon the timely availability of funds and upon our finalizing the engineering, component procurement, build out, and testing in a timely manner. Any significant delays would materially adversely affect our business, prospects, operating results, and financial condition. Consequently, it is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially and adversely affected. If the market for transforming methane gas, especially low quality waste gases from landfills, coal mines, oil fields, and other low-quality methane sources into continuous electricity does not develop as we currently expect, or develops more slowly than we currently expect, our business, prospects, operating results, and financial condition will be materially harmed.

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We expect to require substantial additional financing. Failure to obtain such financing may require us to cease our business activities and result in our stockholders losing some or all of their investment in us.

There is no assurance that we will operate profitably or generate positive cash flow in the future. As of September 30, 2016 and December 31, 2015, we had approximately $0.6 million and $2.8 million, respectively, in cash and cash equivalents (including restricted cash). Although we raised approximately $3.4 million in December 2016, we will require additional financing in order to proceed with the manufacture, sale and distribution of our products, including our EC250, EC333, KG2 and other Power Oxidizer products. During the next 12 months, we currently project our cash needs to be in excess of $5.0 million, currently budgeted for employee, occupancy and related costs ($3.2 million), professional fees, corporate filings, and business development costs ($0.8 million), and working capital ($1.0 million). We will require additional financing if the costs of the development and operation of our existing technologies are greater than we have currently anticipated or if we are not successful in earning revenues. Our sales and fulfillment cycle can exceed 24 months, and we do not expect to generate sufficient revenue in the next 12 months to cover our operating costs.

We anticipate that we will rely on additional debt or equity capital in order to continue to fund our business operations until such time as we become profitable, which may never occur. Issuances of additional equity and/or convertible securities will result in dilution to our existing stockholders. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. We may not be able to obtain financing on commercially reasonable terms or terms that are acceptable to us when it is required. If we are unable to raise sufficient additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our products, restrict our operations or obtain funds by entering into agreements on unattractive terms, which would likely have a material adverse effect on our business, stock price and our relationships with third parties with whom we have business relationships. Further, if we do not obtain sufficient funds to continue operations, our business could fail and investors could lose up to their entire investment.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, and if we are unable to continue as a going concern, our securities will have little or no value.

Since inception, we have experienced recurring operating losses and negative cash flows and we expect to continue to generate operating losses and consume significant cash resources for the foreseeable future. Without additional financing, these conditions raise substantial doubt about our ability to continue as a going concern, meaning that we may be unable to continue in operation for the foreseeable future or realize assets and discharge liabilities in the ordinary course of operations. As a result, the report of our independent registered public accounting firm that accompanies our audited consolidated financial statements for the years ended December 31, 2015 and 2014, respectively, contains going concern qualifications and our independent registered public accounting firm expressed substantial doubt about our ability to continue as a going concern. In addition to our history of losses, our accumulated deficits as of September 30, 2016, December 31, 2015, December 31, 2014 and December 31, 2013 were approximately $38.8 million, $31.1 million, $18.0 million and $7.5 million, respectively. At September 30, 2016, December 31, 2015, December 31, 2014 and December 31, 2013, we had cash and cash equivalents (including restricted cash) of $0.6 million, $2.8 million, $2.2 million and $1.3 million, respectively.

In order to continue as a going concern, we will need, among other things, additional capital resources. Our management’s plan is to obtain such resources by seeking additional equity and/or debt financing. During 2014, we raised a total of $4.6 million through debt financing and repaid $1.9 million of such debt financing and raised $4.0 million through equity financing. During 2015, we raised a total of $5.0 million through debt financing and $3.3 million through equity financing. During 2016, we raised a total of $3.7 million through debt financing and $3.0 million through equity financing. We may be required to raise capital on unfavorable terms, assuming opportunities to raise capital are even available to us. Our failure to obtain additional capital would have an adverse effect on our financial position, results of operations, cash flows, and business prospects, and ultimately on our ability to continue.

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Any incurrence of additional indebtedness could adversely affect our ability to operate our business, remain in compliance with existing or future debt or commercial covenants, make payments on our debt and limit our growth.

As of January 12, 2017, we had $10.5 million of indebtedness outstanding, consisting of the principal balance and accrued interest on outstanding 2015 Notes, Convertible Unsecured Notes and December 2016 Notes, as well as balances due on capital lease financing.

Outstanding indebtedness could have important consequences for investors, including the following:

●	if we are unable to comply with the obligations of any agreements governing our indebtedness, including financial and other restrictive covenants, such failure could result in an event of default under such agreements;

●	the covenants contained in our debt and commercial agreements may limit our ability to borrow additional funds, including restrictions on use of certain of our intellectual property as collateral for future borrowings;

●	we may need to use a portion of our cash flows to pay principal and interest on our debt, which will reduce the amount of money that we have for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other business activities;

●	we may have a higher level of debt than some of our competitors, which could put us at a competitive disadvantage;

●	we may be more vulnerable to economic downturns and adverse developments in our industry or the economy in general; and

●	our debt level could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

Our ability to meet our expenses and debt obligations will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors. We will not be able to control many of these factors. We cannot be certain that our cash flows will be sufficient to allow us to pay the principal and interest on our existing or future debt and meet our other obligations. If we do not have enough money to service our existing or future debt, we may be required to refinance all or part of our existing or future debt, sell assets, borrow more money or raise equity, which we may not be able to timely consummate on terms acceptable to us, if at all.

Risks Relating to Our Business and Industry

A sustainable market for our technology and products may never develop or may take longer to develop than we currently anticipate, which would materially adversely affect our results of operations and/or cause our business to fail.

Our products are being sold into mature markets and represent an emerging and unproven technology. We cannot be certain as to whether our targeted customers will accept our technology or will purchase our products in sufficient quantities to allow our business to grow. To succeed, demand for our current products must increase significantly in existing markets and there must be strong demand for products that we introduce in the future. If a sustainable market fails to develop or develops more slowly than we currently anticipate, we may be unable to recover the losses we have incurred to develop our products, we may have further impairment of assets, and we may be unable to meet our operational expenses. The development of a sustainable market for our systems may be hindered by many factors, including some that are out of our control. Examples include:

●	customer reluctance to try a new product or concept;

●	the relaxing of regulatory requirements or policies regarding the environment;

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●	potential customers’ perception that our EC250, EC333, KG2 and other Power Oxidizer products that we may develop are not competitive on a cost basis;

●	the costs associated with the installation and commissioning of our EC250, EC333, KG2 and other Power Oxidizer products that we may develop;

●	maintenance and repair costs associated with our products;

●	economic downturns and reduction in capital spending;

●	customer perceptions of our products’ safety, quality and effectiveness;

●	customer and potential customer awareness of our products;

●	the emergence of newer, more competitive technologies and products;

●	the financial and operational stability of our turbine partners;

●	the inability of our turbine partners to fulfill orders in a timely manner;

●	excessive warranty-related costs associated with parts replacement for Power Oxidizer or turbine components for Powerstations operating in the field; and

●	the inability of our commercial partners to successfully sell and market our co-branded Power Oxidizer products.

If we are unable to develop effectively and promote our technology timely and gain recognition in our market segment, we may not be able to achieve acceptable sales revenue and our results of operations and financial condition would then suffer. We cannot predict the rate of adoption or acceptance of our technology by potential customers or prospective channel partners. While we may be able to effectively demonstrate the feasibility of our technology, this does not guarantee the market will accept it, nor can we control the rate at which such acceptance may be achieved. Failure to achieve productive relationships with a sufficient number of prospective partners who are established resellers in the market segments of our target customers may impede adoption of our solutions. Additionally, some potential customers in our target industries are historically risk-averse and have been slow to adopt new technologies. If our technology is not accepted in the industrial combustion and power generation market, we may not earn enough by selling or licensing our technology to support our operations, recover our research and development costs or become profitable and our business could fail.

Our products are unproven on a large-scale commercial basis and could fail to perform as anticipated.

The Power Oxidizer has never been utilized on a large-scale commercial basis and we cannot predict all of the difficulties that may arise when the technology is utilized on such scale. In addition, our technology has never operated at a profitable volume level. It is possible that the technology may require further research, development, design and testing prior to implementation of a large-scale commercial application. Accordingly, we cannot assure you that our technology will perform successfully on a large-scale commercial basis, that it will be profitable to us or that our products will be cost competitive in the market.

We may not be able to maintain effective product distribution channels, which could limit sales of our products.

We may be unable to attract distributors, resellers and integrators, as planned, that can market our products effectively and provide timely and cost-effective customer support and service. There is also a risk that, after we have established such relationships, some or all of our distributors, resellers or integrators may be acquired, may change their business models or may go out of business, any of which could have an adverse effect on our business. Further, our potential distributors, integrators and resellers may carry competing products. The loss of important sales personnel, distributors, integrators or resellers could adversely affect us.

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Our products involve a lengthy sales cycle and we may not anticipate sales levels appropriately, which could impair our results of operations.

The sale of our products typically involves a significant commitment of capital by customers, and such purchase decisions often require substantial time, economic analysis, product testing and corporate approvals. Once a customer makes a formal decision to purchase our product, the fulfillment of the sales order by us and our turbine partners will require a substantial amount of additional time. For these reasons, the sales and fulfillment cycle associated with our products is typically lengthy and subject to a number of significant risks over which we have little or no control. We currently expect to plan our production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. If sales in any period fall significantly below anticipated levels, our financial condition, results of operations and cash flow would suffer. If demand in any period increases well above anticipated levels, we may have difficulties in responding, incur greater costs to respond, or be unable to fulfill the demand in sufficient time to retain the order, which would negatively impact our operations and our reputation. In addition, our operating expenses are based on anticipated sales levels, and a high percentage of our expenses are generally fixed in the short term. As a result of these factors, a small fluctuation in the timing of cash payments by our customers could result in additional capital being required to fund our operating and inventory needs. Further, our operating results may be subject to significant variations and, as such, our operating performance in one period may not be indicative of our future performance.

We may incur significant warranty related costs, which may result in decreased gross profit per unit sold and reduce our ability to achieve our profitability targets.

We have sold, and our business plan anticipates that we will continue to sell, products with warranties. There can be no assurance that the provision for estimated product warranty will be sufficient to cover our warranty expenses now or in the future. We cannot ensure that our efforts to reduce our risk through warranty disclaimers will effectively limit our liability. While we expect warranty costs to decrease significantly on a per unit basis, the limited operating time for our commercial units makes our warranty and other post-sale charges difficult to estimate. Further, we may, at times, undertake programs to enhance the performance of units previously sold. Such enhancements may be provided at no cost or below our cost. If we choose to offer such programs, such actions could result in significant additional costs to our business. For example, during 2014, we provided for a warranty reserve of $242,000 for our initial EC250 commercial unit to allow for full replacement of key components primarily related to sub-components furnished by our suppliers. If our commercial units have greater than expected warranty related expenses or if we experience warranty costs associated with our oxidizer units, we may experience lower gross margins on our products or we may be required to increase our expenses to re-engineer our Power Oxidizer products. Further, any significant incurrence of warranty expense in excess of estimates could have a material adverse effect on our operating results, financial condition, and cash flow.

We face intense competition and currently expect competition to increase in the future, which could prohibit us from developing a customer base and generating revenue.

The energy industry is characterized by intense competition. We compete with existing co-generation solutions and other power generation solutions for our current and future customers. Those existing solutions have typically more mature technology and have a lower equipment cost than our Power Oxidizer units. Our Power Oxidizers are typically more expensive per kilowatt of power capacity when compared to the initial cost of equipment, and competing products typically have lower upfront costs than our Power Oxidizers. Many of our existing and potential competitors have greater financial and commercial resources than us, and it may be difficult for us to compete against them. Many of our existing and potential competitors have better name recognition and substantially greater financial, technical, manufacturing, marketing, personnel, and/or research capabilities than we do. In addition, new competitors, some of whom may have extensive experience in related fields or greater financial resources, may enter the market.

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Although at this time we do not believe that any of our potential competitors have technology similar to ours, if and when we release products based on our technology, potential competitors may respond by developing and producing similar products. Many firms in the energy industry have made and continue to make substantial investments in improving their technologies and manufacturing processes. Our competitors may achieve substantial economies of scale and scope, thereby substantially reducing their fixed production costs and their marginal production costs. In addition, they may be able to price their products below the marginal cost of production in an attempt to establish, retain, or increase market share.

In addition to our efforts to replace existing combustion technologies, we face competition from other companies in two sectors, each with its distinct competitive landscape:

●	Low-quality fuels—Where the gas source has an energy density (BTU/ft3) below the minimum level required by reciprocating engines and standard gas turbines, a prospective customer can elect to do nothing and allow low BTU gas to simply be emitted into the atmosphere or can purchase gas such as propane or natural gas, mix it with the low BTU gas to make combustion feasible, and then flare the mixture. Because this alternative results in the destruction of the low BTU gas instead of converting the gas into a form of energy that could be sold or monetized, we do not consider it to be a direct form of competition, however, potential customers may utilize this approach in lieu of investing in our products.

●	Ultra-low emissions—Within applications where a customer is required to meet emissions regulations and controls limits, typically by national, regional or local legislation, our systems compete with pollution control technologies, such as Selective Catalytic Reduction, Dry-Low-NOx, or Dry-Low-Emissions systems, and in some cases, with low-emission flares and thermal oxidizers. As many of our competitors are large, well-established companies, they derive advantages from production economies of scale, worldwide presence, and greater resources, which they can devote to product development or promotion.

In light of the foregoing, it may be difficult for us to compete successfully in the energy market.

As an alternative energy technology, our products are subject to wavering interest and levels of investment arising from the volatility of traditional energy costs and pricing.

In addition to environmental concerns, the market for alternative energy technologies is driven in part by customers’ desire for stable, cost-effective energy production methods, including technologies that minimize waste or allow use of waste gases to capture more value from traditional energy production methods. Although increases or volatility in the costs of traditional energy production, including the cost of additives to flare or use waste gases, may drive some interest in our technology, significant drops in the costs of traditional energy production and resources could have the opposite effect, resulting in decreased willingness by customers to invest in comparatively unproven alternative energy technologies. If traditional energy production costs and pricing drop significantly for a sustained period of time, customers may not view our products as providing a comparative economic benefit and we may not be able to compete successfully in our target markets.

We anticipate the need to be able to provide a third party financing option to our current and future customers for our existing and future Power Oxidizer products in order to facilitate our planned growth. We have very limited operational history for our Power Oxidizer products, which may make financing these products very difficult. Any changes in business credit availability or cost of borrowing could adversely affect our business.

We compete with products and solutions that have significantly longer operating histories than our Power Oxidizers. As such, traditional lending solutions such as capital lease providers or banks have access to a substantial amount of information regarding competing products and have established credit parameters for end user customers. Our Power Oxidizers are new to the market and lenders and potential lenders have not established credit parameters specific to our Power Oxidizer units, which puts us at a competitive disadvantage.

Declines in the availability of commercially acceptable business credit and increases in corporate borrowing costs could negatively impact the number of systems we can install. Substantial declines in the business and operations of our customers could have a material adverse effect on our sales and, therefore, our business, results of operations and financial condition. If our potential customers are unable to access credit or experience increases in borrowing costs, our operating results may be materially and adversely affected and our ability to grow our business may be impaired.

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Turbine prices, sub-component availability and reliability factors impact our price competitiveness, warranty costs and rate of market acceptance.

Our Power Oxidizer products are currently commercialized in a manner that is fully integrated with a gas turbine, thus providing a complete Powerstation to the ultimate customer and operator. We purchase the turbines for the 250 kW and 333 kW Powerstations from an independent third party. The availability of these turbines is dependent on the current commercial backlog and financial stability of their manufacturers. A lengthy sub-component fulfillment timeframe could impact our ability to timely deliver a Powerstation and therefore could delay our revenues. The turbines are typically long lead time components and the pricing of these turbines could increase over time, causing the overall price of the integrated Powerstation to become commercially uncompetitive, which would hinder sales of our Power Oxidizer products or render them prohibitively expensive, which would result in decreased profit margins. Once operational, any issues in the reliability of the turbine, either due to issues with the Power Oxidizer or any inherent flaws in the turbine, could result in excessive warranty obligations for us and a level of operational reliability that is deemed unsatisfactory by our customers, which could hurt our relationships with our customers and materially and adversely affect our business, prospects, operating results and financial condition.

We are dependent on our suppliers, some of which are single or limited source suppliers, and the inability or refusal of these suppliers to deliver necessary components at prices, volumes, and schedules acceptable to us would have a material adverse effect on our business, prospects, operating results, and financial condition.

We are continually evaluating, qualifying, and selecting suppliers for our gas-to-heat and electricity conversion systems. For our Power Oxidizer units, our raw materials generally consist of readily available pipes, tanks and machined metal products made of steel and other readily available commercial metals. We also purchase an integrated controls system that is configured from off-the-shelf units. However, for certain proprietary components, we use parts that are single-sourced from certain suppliers for machined parts designed and built to our specifications. We expect to move away from single-sourced suppliers as our production levels increase and with future modifications to our products. We also intend to source globally from a number of suppliers, some of whom may, however, be single source suppliers for these components, in particular for the gas turbine sub-component. While we attempt to maintain the availability of components from multiple sources, it may not always be possible to avoid purchasing from a single source. To date, we have no qualified alternative sources for any of our single-sourced components.

While we believe that we may be able to establish alternate supply relationships and can obtain or engineer replacements for our single-source components, we may be unable to do so in the short term or at all at prices or costs that are favorable to us. In particular, qualifying alternate suppliers or developing our own replacements for certain highly customized components may be time consuming and costly.

Our supply chain exposes us to potential delivery failures or component shortages. If we experience significant increased demand, or need to replace our existing suppliers, there can be no assurance that additional supplies of component parts will be available if or when required, on terms that are favorable to us, or at all, or that any supplier would allocate sufficient supplies to us in order to meet our requirements or fill our orders in a timely manner. The loss of any single- or limited-source supplier or the disruption in the supply of components from these suppliers could lead to delayed deliveries to our customers, which could hurt our relationships with our customers, result in negative publicity and materially adversely affect our business, prospects, operating results, and financial condition.

Commodity market factors impact our costs and availability of materials.

Our products contain a number of commodity materials from metals, including steel, special high temperature alloys, copper, nickel, and molybdenum, to computer components. The availability of these commodities could impact our ability to acquire the materials necessary to meet our production requirements. The cost of metals has historically fluctuated and we currently do not hedge against our materials inflation risk. An increase in materials pricing could impact the costs to manufacture our products. If we are not able to acquire commodity materials at prices and on terms satisfactory to us, or at all, our operating results may be materially adversely affected.

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We may face risks from doing business internationally.

We have licensed, sold or distributed, and expect to continue to license, sell, or distribute, products outside of the United States and derive revenues from these sources. Our revenues and results of operations may be vulnerable to currency fluctuations, and we do not currently hedge any foreign currency. As of the date of this prospectus, we have shipped one of our EC250 systems to a customer in the Netherlands. We will report our revenues and results of operations in United States dollars, but, in future reporting periods, a significant portion of our revenues may be earned outside of the United States. In such a case, we cannot accurately predict the impact of future exchange rate fluctuations on our revenues and operating margins. Such fluctuations could have a material adverse effect on our business, results of operations, and financial condition.

Additionally, our business will be subject to other risks inherent in the international marketplace, many of which are beyond our control. These risks include:

●	laws and policies affecting trade, investment, and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws;

●	changes in local regulatory requirements, including restrictions on gas-to-heat and electricity conversions;

●	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

●	increased financial accounting and reporting burdens and complexities;

●	differing degrees of protection for intellectual property;

●	instability of foreign economies and governments; and

●	war and acts of terrorism.

Any of the foregoing could have a material adverse effect on our business, financial condition, and results of operations.

As our products remain under development, they may not meet quality and cost expectations or may require costly improvements.

In order to achieve our goal of improving the quality and lowering the total costs of ownership of our products, we may require engineering changes. Such improvement initiatives may render existing inventories obsolete or excessive and there is no guarantee such changes will meet our customers’ expectations. Any quality issues with our products or those of our turbine manufacturing partners could have a material adverse effect on our rate of product adoption, results of operations, financial condition, and cash flow. Moreover, as we develop new configurations for our gas-to-heat and electricity conversion systems and as our customers place existing configurations in commercial use, our products may perform below expectations. Any performance below expectations could materially and adversely affect our operating results, financial condition, and cash flow and affect the marketability of our products.

If we are unable to adequately control the costs associated with operating our business, including our costs of sales and materials, our business, prospects, operating results, and financial condition will suffer.

If we are unable to achieve and/or maintain a sufficiently low level of costs for designing, marketing, selling and distributing our gas transforming systems relative to their selling prices, our business, prospects, operating results, and financial condition could be materially and adversely affected. We have made, and will be required to continue to make, significant investments for the design and sales of our system and technologies. There can be no assurances that our costs of producing and delivering our system and technologies will be less than the revenue we generate from sales, licenses and/or royalties or that we will achieve our currently expected gross margins.

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We may be required to incur substantial marketing costs and expenses to promote our systems and technologies even though our marketing costs and expenses to date have been relatively limited. If we are unable to keep our operating costs aligned with the level of revenues we generate, our business, prospects, operating results, and financial condition will be harmed. Many of the factors that impact our operating costs are beyond our control. For example, the costs of our components could increase due to shortages if global demand for such components increases.

If we do not respond effectively and on a timely basis to rapid technological change, our business could suffer.

Our industry is characterized by rapidly changing technologies, industry standards, customer needs, and competition, as well as by frequent new product and service introductions. We must respond to technological changes affecting both our customers and suppliers. We may not be successful in developing and marketing, on a timely and cost-effective basis, new products that respond to technological changes, evolving industry standards or changing customer requirements. Our success will depend, in part, on our ability to accomplish all of the following in a timely and cost-effective manner:

●	effective use and integration of new technologies;

●	continual development of our technical expertise;

●	enhancement of our engineering and system designs;

●	retention of key engineering personnel, which have played a critical role in the development of our technology;

●	development of products that meet changing customer needs;

●	marketing of our products; and

●	influence of and response to emerging industry standards and other changes.

In particular, we plan to upgrade or adapt our gas-to-heat and conversion systems and technology in order to continue to provide customers with the latest technology. However, our products may not compete effectively if we are not able to develop, source and integrate the latest technology into our gas-to-heat and electricity conversion systems at a cost structure or on a timeframe acceptable to our customers or potential customers. Other parties’ future research and discoveries may make our products and solutions less attractive or even obsolete compared to other alternatives that may emerge. Any failure to keep up with advances in gas-to-heat and electricity conversion systems and technology would result in a decline in our competitive position that would materially and adversely affect our business, prospects, operating results, and financial condition.

Our customers operate in a highly regulated business environment, and non-compliance with such regulations or changes in regulations could impose significant costs on us or our customers.

Our customers are subject to federal, state, local and foreign laws, regulations and policies governing, among other things, emissions and occupational health and safety. Regulatory agencies may impose special requirements on our customers or on us for the implementation and operation of our products, some of which may significantly affect or even eliminate some of our target markets. We can provide no assurances that we or our customers will be able to obtain any approvals or permits that are or may become required in a timely manner, or at all. We may incur material costs or liabilities in complying with government regulations, whether applicable to our customers’ use of our products, due to additional development costs or indemnity costs, or to us directly. Potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws, regulations and requirements that may be adopted or imposed in the future. Non-compliance of our products or their performance with laws, regulations and other requirements applicable to our customers or to us, could result in fines, disputes or other business disruptions, which would have a material adverse effect on our operating results.

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Deregulation, restructuring or other fundamental changes affecting the energy industry may make our products less economically beneficial to our customers, thereby affecting demand for our products.

We cannot determine how any deregulation or restructuring of the electric utility industry may ultimately affect the market for our products. Changes in regulatory standards or policies that currently support investment in more environmentally efficient power production could reduce the level of investment in the research and development of alternative power sources, including gas-to-heat and electricity conversion systems. Changes in the regulation or structure of the electric utility industry may result in rule changes that create challenges for our marketing and sales efforts. For example, as part of electric utility deregulation, federal, state, and local governmental authorities may impose transitional charges or exit fees, which would make it less economical for some potential customers to switch to our products, thereby materially adversely affecting our revenue and other operating results.

Our business depends substantially on the continuing efforts of certain personnel whose absence or loss could materially disrupt our business.

Our future success depends substantially on the continued services of our executive officers, especially our Chief Executive Officer, Alain J. Castro, our President, Boris A. Maslov, Ph.D., our Chief Financial Officer, Domonic Carney, and our engineering vice president, Douglas Hamrin. If one or more of these persons were to become unable or unwilling to continue in their present positions, we may not be able to replace them readily or timely, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain their replacements, if any acceptable persons may be found. In addition, if any of our executive or engineering officers joins a competitor or forms a competing company, we may lose some of our customers or potential customers.

If we are unable to attract, train, and retain engineering and sales personnel, our business may be materially and adversely affected.

Our future success depends, to a significant extent, on our ability to attract, train, and retain engineering and sales personnel. Recruiting and retaining capable personnel, particularly those with expertise in our industry, is vital to our success. There is substantial competition for qualified technical and sales personnel with experience in our industry, and there can be no assurance that we will be able to attract or retain them. If we are unable to attract and retain qualified employees, our business may be materially and adversely affected.

We may not be able to effectively manage our growth, expand our production capabilities or improve our operational, financial and management information systems, which would impair our results of operations.

If we are successful in executing our business plan, we will experience growth in our business that could place a significant strain on our business operations, management and other resources. Our ability to manage our growth will require us to expand our production capabilities, continue to improve our operational, financial and management information systems, and to motivate and effectively manage our employees. We cannot provide assurance that our systems, procedures and controls or financial resources will be adequate, or that our management will be able to manage this growth effectively.

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We have identified material weaknesses in our internal control over financial reporting and ineffective disclosure controls and procedures that will require additional resources to mitigate.

The Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, requires that we report annually on the effectiveness of our internal control over financial reporting and that our principal executive officer and principal financial officer conclude as to the effectiveness of our disclosure controls and procedures on a quarterly basis. Among other things, we must perform systems and processes evaluation and testing. We must also conduct an assessment of our internal controls to allow management to report on our assessment of our internal control over financial reporting, as required by Section 404 of Sarbanes-Oxley. We have identified material weaknesses in our internal control over financial reporting as of December 31, 2015. As defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. Specifically, we determined that we had the following material weaknesses in our internal control over financial reporting: (i) we do not have written documentation of our internal control policies and procedures; (ii) we do not have sufficient segregation of duties within accounting functions, which is a basic internal control; (iii) for the year ended December 31, 2014, we did not have accounting and finance staff with sufficient technical accounting training and experience capable to manage and process our derivative equity accounting including stock options and warrants, and, in addition, we had 100% turnover during the year of accounting and finance management and staff, which resulted in periods of time where there was insufficient review of internal and external reports and proof of key internal controls; (iv) for the year ended December 31, 2014 and until May 2015, we did not have a majority of our directors considered to be independent directors and until July 2015 our Audit Committee consisted of the chairman of the committee only; (v) for the year ended December 31, 2015 we had inadequate controls over our costing and accounting for our capitalized inventory and project costing including a lack of a perpetual inventory system and (vi) for the years ended December 31, 2015 and 2014, management concluded that (a) our management information systems and information technology internal control design was deficient because the potential for unauthorized access to certain information systems and software applications existed during 2014 and 2015 in several departments, including corporate accounting, and (b) certain key controls for maintaining the overall integrity of systems and data processing were not properly designed and operating effectively, which increased the likelihood of potential material errors in our financial reporting.

As of December 31, 2015, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures were ineffective at the reasonable assurance level. This conclusion was due to the presence of material weaknesses in our internal control over financial reporting, as described above.

Due to our size, we rely heavily on key management for day-to-day operations and for key cash and spending internal controls. Further, our size and correspondingly limited resources give rise to additional internal control weaknesses, including our information technology controls and disclosure controls.

We continue to review and develop controls and procedures that we believe to be sufficient to accurately report our financial performance on a timely basis, as well as mitigate our existing material weaknesses and significant deficiencies in our internal controls. As of the date hereof, however, while we have taken steps to remediate our material weaknesses, we have not remediated these material weaknesses in full. If we do not develop and implement effective controls and procedures, we may not be able to report our financial performance on a timely and materially accurate basis and our business and stock price may be adversely affected.

If product liability claims are brought against us, we may incur substantial costs if our insurance coverage for such claims is inadequate.

We may be exposed to product liability claims, other claims and litigation in the event that the use of our products results, or is alleged to result, in bodily injury and/or property damage or our products actually or allegedly fail to perform as expected. Although we maintain insurance coverage with respect to certain product liability and other claims, such claims are expensive to defend and our insurance coverage may not be sufficient to cover all of our product liability-related expenses or losses, if it applies at all. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost, in sufficient amounts or upon adequate terms to protect us against losses due to product liability. Any damages that are not covered by insurance or are in excess of policy limits could have a material adverse effect on our financial condition, results of operations and cash flows. In addition, product liability and other claims can divert the attention of management and other personnel for significant periods of time, regardless of the ultimate outcome. Further, claims of this nature could cause our customers to lose confidence in our products and us. As a result, an unsuccessful defense of a product liability or other claim could have a material adverse effect on our financial condition, results of operations and cash flows.

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We may be vulnerable to disruption, damage and financial obligation as a result of information technology system failures.

Despite the implementation of security measures, any of the internal computer systems belonging to us or our third-party service providers are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failure. Any system failure, accident or security breach that causes interruptions in our own or in third-party service vendors’ operations could result in a material disruption of our product development programs. Further, our information technology and other internal infrastructure systems, including firewalls, servers, leased lines and connection to the Internet, face the risk of systemic failure, which could disrupt our operations. To the extent that any disruption or security breach results in a loss or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we may incur resulting liability, our product development programs and competitive position may be adversely affected and the further development of our products may be delayed. Furthermore, we may incur additional costs to remedy the damage caused by these disruptions or security breaches. We do not currently maintain insurance coverage that would potentially address such costs and are not certain whether we can obtain such coverage at an acceptable cost, if at all. Even if we were to obtain such insurance coverage, there can be no assurance that the policy obtained would cover some or all of the costs incurred by such disruptions or security breaches, and thus we may still incur significant financial losses upon such an event.

Additionally, certain confidential information, including nonpublic personal information and sensitive business data, including but not limited to data pertaining to certain public utilities, may be processed and stored on, and transmitted through, our computer systems and networks. In the event such information is jeopardized as a result of a disruption causing system failure, we may suffer significant losses, reputational damage, litigation, regulatory fines or penalties, or otherwise experience a material adverse effect on our business, financial condition or results of operations.

We are an “emerging growth company” and the reduced reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find our common stock less attractive because we may rely on these exemptions, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

As an emerging growth company, we have also chosen to take advantage of certain provisions of the JOBS Act that allow us to provide you with less information in this prospectus than would otherwise be required if we are not an emerging growth company. As a result, this prospectus includes less information about us than would otherwise be required if we were not an emerging growth company within the meaning of the JOBS Act, which may make it more difficult for you to evaluate an investment in us.

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We would cease to be an emerging growth company upon the earliest of: (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, (c) the date on which we have issued, during the previous three-year period, more than $1.0 billion in nonconvertible debt, or (d) the last day of our fiscal year containing the fifth anniversary of the date of our first sale of our common equity securities pursuant to an effective registration statement in the United States, which will occur on December 31, 2017.

Risks Related to Our Intellectual Property

We may not be able to obtain, maintain, defend or enforce the intellectual property rights covering our products, which could adversely affect our ability to compete.

We utilize a variety of intellectual property rights in our products and technology. We use our portfolio of process and design technologies as part of our effort to differentiate our product offerings. Our commercial success depends, in large part, on our ability to obtain, maintain, defend or enforce our patents, trademarks, trade secrets and other intellectual property rights covering our technologies and products. We may not have sufficient resources or may otherwise be unable to preserve these intellectual property rights successfully in the future and such rights could be invalidated, circumvented, challenged, breached or infringed upon. If we are unable to protect and maintain our intellectual property rights, or if there are any successful intellectual property challenges or infringement proceedings against us, our ability to differentiate our product offerings would be substantially impaired. In addition, if our intellectual property rights or work processes become obsolete, we may not be able to differentiate our product offerings and some of our competitors may be able to offer more attractive products to our customers, which could materially adversely affect our competitive business position and harm our business prospects.

We may be unable to enforce our intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. To the extent that we have obtained or are able to obtain patents or other intellectual property rights in any foreign jurisdictions, it may be difficult to stop the infringement of our patents or the misappropriation of other intellectual property rights. For example, some foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, some countries limit the availability of certain types of patent rights and enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide only limited benefit or no benefit.

Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, efforts to protect our intellectual property rights in such countries may be inadequate. In addition, future changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain adequate protection for our technology and products and the enforcement of intellectual property.

Developments or assertions by us or against us relating to intellectual property rights could materially impact our business.

We currently own or license significant intellectual property, including patents, and intend to be involved in future licensing arrangements. Patent laws afford only limited practical protection of our intellectual property rights.

Litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others or to defend against claims of invalidity. As we create or adopt new technology, we will also face an inherent risk of exposure to the claims of others that we have allegedly violated their intellectual property rights.

We might experience intellectual property claim losses in the future and we might also incur significant costs to defend such claims. Infringement or invalidity claims could materially adversely affect our business, results of operations and financial condition. Regardless of the validity or the success of the assertion of these claims, we could incur significant costs and diversion of resources in enforcing our intellectual property rights or in defending against such claims, which could have a material adverse effect on our business, results of operations and financial condition.

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Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information.

Our success depends upon the skills, knowledge, and experience of our technical personnel, our consultants and our advisors, as well as our licensees and contractors, and, as such, trade secrets are an important element of our overall intellectual property portfolio. However, trade secrets are difficult to protect. We enter, and currently expect that we will continue to enter, into confidentiality and intellectual property assignment agreements with our corporate partners, employees, consultants, outside scientific collaborators, developers, licensees and other advisors that may be breached or may not effectively assign intellectual property rights to us. Our trade secrets also could be independently discovered by our competitors, in which case we would not be able to prevent use of such trade secrets by these competitors. The enforcement of a claim alleging that a party illegally obtained and used our trade secrets could be difficult, expensive and time consuming, and we cannot predict the outcome. In addition, courts outside the United States may be less willing to protect trade secrets than will courts within the United States. The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.

Many of our competitors have significant resources and incentives to apply for and obtain intellectual property rights that could limit or prevent our ability to commercialize our current or future products in the United States or abroad.

Many of our existing and potential competitors, who have or may have significant resources and have made or may make substantial investments in competing technologies, have sought or may seek to apply for and obtain patents that prevent, limit or interfere or will prevent, limit or interfere with our ability to make, use or sell our products either in the United States or in international markets. Our current or future U. S. or foreign patents may be challenged or circumvented by competitors or others or may be found to be invalid, unenforceable or insufficient. Since patent applications are confidential until patents are issued in the United States or, in most cases, until after 18 months from filing of the application, or corresponding applications are published in other countries, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain that we were the first to file patent applications for inventions or that we would have priority rights with respect to inventions covered by our pending applications.

Risks Related to Our Securities

If an orderly and active trading market for our securities does not develop or is not sustained, the value and liquidity of your investment in our securities could be adversely affected.

An active or liquid market in our common stock or securities exercisable or convertible for our common stock does not currently exist and might not develop or, if it does develop, it might not be sustainable. The last reported sale price of our common stock on the OTCQB Marketplace on January 12, 2017 was $2.05 per share. The historic bid and ask quotations for our common stock, however, should not be viewed as an indicator of the current or historical market price for our common stock nor as an indicator of the market price for our common stock if our common stock were to be listed on a national securities exchange. The offering price for our securities as issued by the Company from time to time is determined through discussions between the Company and the prospective investor(s), with reference to the most recent closing price of our common stock on the OTCQB Marketplace, and may vary from the market price of our securities following any offering. Further, our trading volume on the OTCQB Marketplace has been generally very limited.

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If an active public market for our common stock develops, we expect the market price may be volatile, which may depress the market price of our securities and result in substantial losses to investors if they are unable to sell their securities at or above their purchase price.

If an active public market for our common stock develops, we expect the market price of our securities to fluctuate substantially for the foreseeable future, primarily due to a number of factors, including:

●

our status as a company with a limited operating history and limited revenues to date, which may make risk-averse investors more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the shares of a seasoned issuer in the event of negative news or lack of progress;

●	announcements of technological innovations or new products by us or our existing or future competitors;

●	the timing and development of our products;

●	general and industry-specific economic conditions;

●	actual or anticipated fluctuations in our operating results;

●	liquidity;

●	actions by our stockholders;

●	changes in our cash flow from operations or earnings estimates;

●	changes in market valuations of similar companies;

●	our capital commitments; and

●	the loss of any of our key management personnel.

In addition, market prices of the securities of technology companies, particularly companies like ours without consistent revenues and earnings, have been highly volatile and may continue to be highly volatile in the future, some of which may be unrelated to the operating performance of particular companies. Further, our common stock is currently quoted on the OTCQB Marketplace, which is often characterized by low trading volume and by wide fluctuations in trading prices due to many factors that may have little to do with our operations or business prospects. The availability of buyers and sellers represented by this volatility could lead to a market price for our common stock that is unrelated to operating performance. Moreover, the OTCQB Marketplace is not a stock exchange, and trading of securities quoted on the OTCQB Marketplace is often more sporadic than the trading of securities listed on a national securities exchange like The NASDAQ Stock Market or the New York Stock Exchange. Even if we were to seek to list our securities on a national securities exchange, there is no assurance we will be able to do so, and if we do so, many of these same forces and limitations may still impact our trading volumes and market price in the near term. Additionally, the sale or attempted sale of a large amount of common stock into the market may also have a significant impact on the trading price of our common stock.

Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. In the past, securities class action litigation has often been brought against companies that experience high volatility in the market price of their securities. Whether or not meritorious, litigation brought against us could result in substantial costs, divert management’s attention and resources and harm our financial condition and results of operations.

We have a substantial number of options, warrants and convertible notes outstanding, which could give rise to additional issuances of our common stock, potential dilution of ownership to existing stockholders and volatility in the price of our securities.

As of January 12, 2017, we have outstanding options and warrants to purchase an aggregate of 5,633,431 shares of our common stock at exercise prices ranging from $3.00 to $50.00 per share. Of these, 273,550 represent shares underlying employee options with exercise prices ranging from $4.31 to $24.00 per share and 5,358,881 represent shares underlying warrants at exercise prices ranging from $3.00 to $50.00 per share. As of January 12, 2017, we also have outstanding convertible notes with an aggregate principal amount of approximately $10.5 million, which are convertible into shares of our common stock at a price of $2.50 per share, subject to adjustment in accordance with the terms of such notes. To the extent any holders of options or warrants exercise such options and warrants or in the event the convertible notes are converted into shares of common stock, the issuance of shares of our common stock upon such exercise or conversion will result in dilution of ownership to existing stockholders.

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Further, the trading price of our securities could decline if there are substantial sales of our common stock, particularly sales by our directors, executive officers, employees and significant stockholders, or when there is a large number of shares of our common stock available for sale, as would occur in the event of an exercise of outstanding options and/or warrants or conversion of outstanding convertible notes.

We expect to seek additional funding and may issue new securities with terms or rights superior to those of our shares of common stock, which could adversely affect the market price (if any) of our securities and our business.

Effective upon our reincorporation in Delaware on September 3, 2015, our certificate of incorporation authorizes up to 200,000,000 shares of common stock with a par value of $0.0001 per share, and 50,000,000 shares of preferred stock with a par value of $0.0001 per share. Our board of directors may choose to issue some or all of such shares to fund our overhead and general operating requirements or to acquire one or more companies or properties. The issuance of any such shares may reduce the book value per share and may contribute to a reduction in the market price (if any) of the outstanding shares of our common stock or preferred stock. If we issue any such additional shares, such issuance could reduce the proportionate ownership and voting power of all current stockholders. Further, such issuance(s) may result in a change of control of our Company.

Our leadership and principal stockholders own a large percentage of our voting stock, which will allow them to influence substantial control over matters requiring stockholder approval.

Currently, our executive officers, directors, Like Capital Limited, SAIL Exit Partners, LLC and its affiliates and Jeneration Capital Master Fund and its affiliates beneficially own approximately 47% of our outstanding common stock, based on the beneficial ownership at January 12, 2017. If these stockholders act together, they may be able to elect our board of directors, depending on stockholder participation at our annual meetings, and may significantly influence most other matters requiring approval by stockholders, including the approval of mergers, going private transactions, and other extraordinary transactions, as well as the terms of any of these transactions. This concentration of ownership could have the effect of delaying a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could in turn have an adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the then-prevailing market price for their shares of common stock.

Certain provisions in our charter documents have anti-takeover effects.

Certain provisions of our certificate of incorporation and bylaws may have the effect of delaying, deferring or preventing a change in control of us. Such provisions, including those limiting who may call special stockholders’ meetings, together with the possible issuance of our preferred stock without stockholder approval, may make it more difficult for other persons, without the approval of our board of directors, to make a tender offer or otherwise acquire substantial amounts of our common stock or to launch other takeover attempts that a stockholder might consider to be in such stockholder’s best interest. See “Description of Capital Stock” for additional information.

Our operating results may fluctuate significantly, and these fluctuations may cause the price of our securities to fall.

Our quarterly operating results may fluctuate significantly in the future due to a variety of factors that could affect our revenues or our expenses in any particular quarter. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. Factors that may affect our quarterly results include:

●	market acceptance of our products and those of our competitors;

●	the sales and fulfillment cycle associated with our products, which is typically lengthy and subject to a number of significant risks over which we have little or no control, and the corresponding delay in our receipt of the associated revenue;

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●	our ability to complete the technical milestone tests associated with our commercial agreements;

●	our ability to attract and retain key personnel;

●	development of new designs and technologies; and

●	our ability to manage our anticipated growth and expansion.

Until our common stock is listed on a qualified national securities exchange or our common stock price exceeds $5 per share, our common stock will be considered a “penny stock” and will not qualify for exemption from the “penny stock” restrictions, which may make it more difficult for you to sell your securities.

Historically, shares of our common stock have traded on the OTCQB Marketplace at a price of less than $5.00 per share and, as a result, our common stock is considered a “penny stock” by the SEC and subject to rules adopted by the SEC regulating broker-dealer practices in connection with transactions in “penny stocks.” The SEC has adopted regulations which generally define a “penny stock” to be any equity security that is not listed on a qualified national securities exchange and that has a market price of less than $5.00 per share, or with an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the security that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our securities.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our securities.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority, or FINRA, has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our securities, which may limit your ability to buy and sell our securities and have an adverse effect on the market for our securities.

We are a former “shell company” and as such are subject to certain limitations not applicable to other public companies generally.

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Prior to our reverse merger transaction in July 2013, we were a public reporting “shell company,” as defined in Rule 12b-2 under the Exchange Act. Although we are no longer a “shell company,” the Rule 144 safe harbor available for the resale of our restricted securities is only available to our stockholders if we have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months, other than current reports on Form 8-K, at the time of the proposed sale, regardless of whether the restricted securities were initially issued at the time we were a shell company or subsequent to termination of such status. Other reporting companies that are not former shell companies and have been reporting for more than 12 months are not subject to this same reporting threshold for non-affiliate reliance on Rule 144.

As a result of the restrictions applicable to former shell companies, we may be less successful in offering registered securities to investors and investors may have less interest in obtaining restricted securities, which may materially and adversely affect our ability to efficiently and timely raise additional financing, if we are able to do so at all.

Further, as shell companies and reverse merger transactions have been, and remain to some degree, subject to additional scrutiny by the SEC, FINRA and the national securities exchanges, our prior shell company status and the reverse merger transaction that terminated it may result in delays in the completion of any offering and our attempt to qualify for and list on a national securities exchange. Specifically, as a former shell company and subject of a reverse merger transaction, we are required to demonstrate the ability to maintain a threshold per share market price for an extended trading period in order to qualify for listing on a national securities exchange. If we are unable to do so, we will breach certain contractual obligations and may need to complete additional securities issuances on terms and at pricing that would be materially adverse to our financial condition and dilutive to our stockholders.

The indemnification rights provided to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against its directors, officers, and employees.

Our certificate of incorporation and bylaws contain provisions permitting us to enter into indemnification agreements with our directors, officers, and employees. We also have contractual obligations to provide such indemnification protection to the extent not covered by directors’ and officers’ liability insurance. The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against our directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us and our stockholders.

To date, we have not paid any cash dividends and we do not anticipate paying any such dividends in the foreseeable future.

We have never paid cash dividends on our capital stock. We do not currently anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We presently intend to retain all earnings for our operations.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements relate to future events or our future financial performance or condition and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

●	Our estimates regarding operating results, future revenues, capital requirements and the need for additional financing.

●	Strategy for customer growth, retention, product development, market position, financial results and reserves.

●	Customer acceptance of and demand for our products.

●	Anticipated levels of capital expenditures and uses of capital for fiscal year 2015.

●	Current or future volatility in the credit markets and future market conditions.

●	Expectations of the effect on our financial condition of claims, litigation, contingent liabilities, warranty-related costs and stock price volatility.

●	Strategy for risk management.

●	Our ability to effectively manage growth and expansion.

●	Economic and financial conditions, including volatility in interest and exchange rates, commodity and equity prices and the value of financial assets.

●	The occurrence of hostilities, political instability or catastrophic events.

●	Changes in customer demand or market opportunity.

●	Changes in the price of key components and disruptions in supply chains for these components.

●	Disruptions to our technology network, including computer systems and software, as well as natural events such as severe weather, fires, floods and earthquakes or man-made or other disruptions of our operating systems, structures or equipment.

●	Our intellectual property position and the intellectual property positions of third parties.

●	The impact of government laws, regulations and policies.

●	Our ability to continue as a going concern.

●	Other risk factors discussed under “Risk Factors.”

We caution you that the forward-looking statements highlighted above do not encompass all of the forward-looking statements made in this prospectus.

You should read this prospectus and the documents that we reference elsewhere in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual results may differ materially from what we expect as expressed or implied by our forward-looking statements. In light of the significant risks and uncertainties to which our forward-looking statements are subject, you should not place undue reliance on or regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. We discuss many of these risks and uncertainties in greater detail under the section entitled “Risk Factors” and elsewhere in this prospectus. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus regardless of the time of delivery of this prospectus or any sale of our securities. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus.

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USE OF PROCEEDS

We are registering the shares of common stock covered by this prospectus pursuant to the registration rights granted to the selling stockholders in connection with the transactions described in “Private Placements of Registrable Securities.” We will not receive any proceeds from the offer and sale from time to time by the selling stockholders of the shares of our common stock covered by this prospectus. The selling stockholders will receive all of the net proceeds from any such offer and sale.

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Private PlacementS of REGISTRABLE SECURITIES

September 2016 Financing

On September 1, 2016, we entered into a securities purchase agreement, or the September 2016 Purchase Agreement, pursuant to which we issued to five accredited investors unregistered convertible unsecured promissory notes with an aggregate principal amount of $1.25 million, or the Convertible Unsecured Notes, and five-year warrants, or September 2016 Warrants, to purchase an aggregate of 124,999 shares of our common stock, or the September 2016 Warrant Shares, at an exercise price of $4.00 per share in exchange for aggregate gross proceeds of $1.25 million, or the September 2016 Financing. On November 23, 2016, in connection with the December 2016 Financing (as defined below), the exercise price per share of the September 2016 Warrants was reduced to $3.00.

The September 2016 Purchase Agreement contains representations, warranties and covenants made by us and the investors that are typical for transactions of this type. Further, the September 2016 Purchase Agreement entitles each investor to receive additional warrants, or Unsecured Note Additional Warrants, to purchase 50 shares of common stock for each $1,000 of principal amount of the Convertible Unsecured Notes at an exercise price of $4.00 per share on each of the 61st, 91st, 121st and 151st days after the closing of the September 2016 Financing, which occurred on September 1, 2016, but only in the event we have not consummated a further financing consisting of the issuance of common stock and warrants for aggregate gross proceeds of at least $3,000,000 prior to such respective dates. We issued Unsecured Note Additional Warrants to purchase an aggregate of 62,500 shares of common stock to such investors on each of November 1, 2016, December 1, 2016 and December 31, 2016.

The September 2016 Purchase Agreement also provides that each investor has the right to request that we register the shares issuable upon conversion of such investor’s Convertible Unsecured Note and the September 2016 Warrant Shares (including the shares issuable upon exercise of such investor’s Unsecured Note Additional Warrants, if any) on the same terms set forth in any registration rights agreement entered into by us on the earlier of (i) the conversion of at least fifty percent (50%) of the then outstanding (A) principal, (B) accrued and unpaid interest with respect to such principal and (C) accrued and unpaid late charges, if any, with respect to such principal and interest, under our then outstanding senior secured notes, issued pursuant to (x) that certain securities purchase agreement, dated as of April 22, 2015 by and among us and the investors listed on the signature pages thereto, as amended from time to time, and (y) that certain securities purchase agreement, dated as of May 7, 2015 by and among us and the investors listed on the signature pages thereto, as amended from time to time, or (ii) the consummation of a private offering of our securities resulting in gross proceeds, inclusive of proceeds received pursuant to the September 2016 Purchase Agreement, to us of at least $4,000,000. The December 2016 Financing (as defined below) satisfied the latter condition and, as such, we are registering 812,499 shares of our common stock under the Securities Act, which includes 500,000 shares issuable upon conversion of the Convertible Unsecured Notes, 124,999 September 2016 Warrant Shares and 187,500 shares issuable upon exercise of the Unsecured Note Additional Warrants outstanding as of the date of this prospectus. All 812,499 shares of common stock are being offered for resale pursuant to this prospectus.

The Convertible Unsecured Notes bear interest at a rate of 12% per annum and mature on September 1, 2017. The Convertible Unsecured Notes are subordinate to the 2015 Notes (as defined below) and the December 2016 Notes (as defined below). The Convertible Unsecured Notes are convertible at the option of the holder into shares of common stock at an exercise price of $2.50 (as subject to adjustment therein) and will automatically convert into shares of common stock in the event of a conversion of at least fifty percent (50%) of the then outstanding (i) principal, (ii) accrued and unpaid interest with respect to such principal and (iii) accrued and unpaid late charges, if any, with respect to such principal and interest, under the 2015 Notes and December 2016 Notes. The Convertible Unsecured Notes also contain a blocker provision that prevents us from effecting a conversion in the event that the holder, together with certain affiliated parties, would beneficially own in excess of 9.99% of the shares of common stock outstanding immediately after giving effect to such conversion. At any time after the issuance date of the Convertible Unsecured Notes, we may redeem (in what we refer to as a Company Optional Redemption) all or any portion of the then outstanding principal and accrued and unpaid interest with respect to such principal, at 100% of such aggregate amount; provided, however, that we may not redeem all or any portion of the Company Optional Redemption Amount so long as any of the 2015 Notes and December 2016 Notes remain outstanding without the prior written consent of the collateral agent with respect to such 2015 Notes and December 2016 Notes and certain investors holding the requisite number of conversion shares and warrant shares underlying the 2015 Notes and December 2016 Notes and warrants issued in the April 2015 Financing (as defined below), May 2015 Financing (as defined below) and December 2016 Financing (as defined below).

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Each September 2016 Warrant is exercisable immediately for cash. In addition, unless all of the shares of common stock underlying the September 2016 Warrants that are subject to an exercise notice with respect to any September 2016 Warrant are registered for resale pursuant to an effective registration statement and are issuable without any restrictive legend, such September 2016 Warrant may also be exercised by way of a cashless exercise. The September 2016 Warrants also contain provisions that protect their holders against dilution by adjustment of the exercise price in certain events such as stock dividends, stock splits and other similar events.

The Convertible Unsecured Notes, the September 2016 Warrants and the Unsecured Note Additional Warrants were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration under the Securities Act provided by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. The shares of common stock issuable upon conversion of the Convertible Unsecured Notes and the September 2016 Warrant Shares issuable to the investors in the September 2016 Financing upon exercise of the September 2016 Warrants were not registered under the Securities Act, or the securities laws of any state, and were offered in reliance on the exemption from registration under the Securities Act provided by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. Each investor in the September 2016 Financing was an accredited investor (as defined in Rule 501 of Regulation D under the Securities Act) at the time of the September 2016 Financing.

December 2016 Financing

On November 23, 2016, we entered into a securities purchase agreement, or the November 2016 Purchase Agreement, pursuant to which we issued to 21 accredited investors unregistered convertible senior secured promissory notes with an aggregate principal amount of approximately $3.7 million, or the December 2016 Notes, and five-year warrants, or the December 2016 Financing Warrants, to purchase an aggregate of 1,498,622 shares of our common stock at an exercise price of $3.00 per share, or the December 2016 Financing Warrant Shares, with aggregate net proceeds to us after a ten percent original issue discount and placement agent fee of approximately $3.2 million, or the December 2016 Financing. We also entered into a registration rights agreement with the investors in the December 2016 Financing, or the December 2016 Registration Rights Agreement, pursuant to which we are required to file one or more registration statements with the SEC to register for resale by the investors in the December 2016 Financing the shares of our common stock issuable upon conversion such investor’s December 2016 Note and the December 2016 Financing Warrant Shares. Pursuant to the terms of the December 2016 Registration Rights Agreement, we are registering 2,109,246 shares of our common stock under the Securities Act, which includes 1,054,624 shares of common stock issuable upon conversion of certain December 2016 Notes and 1,054,622 December 2016 Financing Warrant Shares. All 2,109,246 shares of common stock are being offered for resale pursuant to this prospectus. At the request of a holder of a December 2016 Note, we are not registering for resale pursuant to this prospectus 444,000 shares of common stock issuable upon conversion of such holder’s December 2016 Note and 444,000 December 2016 Financing Warrant Shares issuable upon exercise of such holder’s December 2016 Financing Warrant.

The December 2016 Notes bear no ordinary interest, as the principal amount of the December 2016 Notes includes an original issue discount. Upon an Event of Default (as defined in the December 2016Notes), however, the December 2016 Notes will bear interest at a rate of 10% per annum. The December 2016 Notes will mature on December 31, 2018. The December 2016 Notes rank pari passu with the 2015 Notes and rank senior to the Convertible Unsecured Notes. The December 2016 Notes are convertible at the option of the holder into common stock at an exercise price of $2.50 (as subject to adjustment therein) and will automatically convert into shares of common stock on the fifth trading day immediately following the issuance date of the December 2016 Notes on which (i) the Weighted Average Price (as defined in the December 2016 Notes) of our common stock for each trading day during a twenty trading day period equals or exceeds $5.00 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction) and no Equity Conditions Failure (as defined in the December 2016 Notes) has occurred. The December 2016 Notes also contain blocker provisions that prevent us from effecting a conversion in the event that the holder, together with certain affiliated parties, would beneficially own in excess of either 4.99% or 9.99%, with such threshold determined by each holder prior to issuance, of the shares of common stock outstanding immediately after giving effect to such conversion.

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Upon an Event of Default and delivery to the holder of the December 2016 Note of notice thereof, such holder may require us to redeem all or any portion of its December 2016 Note at a price equal to 115% of the Conversion Amount (as defined in the December 2016 Notes) being redeemed. Additionally, upon a Change of Control (as defined in the December 2016 Notes) and delivery to the holder of the December 2016 Note of notice thereof, such holder may also require us to redeem all or any portion of its December 2016 Note at a price equal to 115% of the Conversion Amount being redeemed. Further, at any time from and after January 1, 2018 and provided that we have not received either (i) initial deposits for at least eight 2 MW Power Oxidizer units or (ii) firm purchase orders totaling not less than $3,500,000 and initial payment collections of at least $1,600,000, in each case during the period commencing on the issuance date of the December 2016 Notes and ending on December 31, 2017, the holder of the December 2016 Note may require us to redeem all or any portion of its December 2016 Note at a price equal to 100% of the Conversion Amount being redeemed.

At any time after the issuance date of the December 2016 Notes, we may redeem all or any portion of the then outstanding principal and accrued and unpaid interest with respect to such principal, at 100% of such aggregate amount; provided, however, that the aggregate Conversion Amount to be redeemed pursuant to all December 2016 Notes must be at least $500,000, or such lesser amount as is then outstanding. The portion of the December 2016 Note(s) to be redeemed shall be redeemed at a price equal to the greater of (i) 110% of the Conversion Amount of the December 2016 Note being redeemed and (ii) the product of (A) the Conversion Amount being redeemed and (B) the quotient determined by dividing (I) the greatest Weighted Average Price (as defined in the December 2016 Notes) of the shares of common stock during the period beginning on the date immediately preceding the date of the notice of such redemption by us and ending on the date on which the redemption by us occurs by (II) the lowest Conversion Price (as defined in the December 2016 Notes) in effect during such period.

The December 2016 Notes also contain a provision that prevents us from entering into or becoming party to a Fundamental Transaction (as defined in the December 2016 Notes) unless our successor entity assumes all of our obligations under the December 2016 Notes and the related transaction documents pursuant to written agreements in form and substance satisfactory to at least a certain number of holders of the December 2016 Notes.

Each December 2016 Financing Warrant is exercisable immediately for cash. In addition, unless all of the shares of common stock underlying the December 2016 Financing Warrants that are subject to an exercise notice with respect to any December 2016 Financing Warrant are registered for resale pursuant to an effective registration statement and are issuable without any restrictive legend, such December 2016 Financing Warrant may also be exercised by way of a cashless exercise. The December 2016 Financing Warrants also contain provisions that protect their holders against dilution by adjustment of the exercise price in certain events such as stock dividends, stock splits and other similar events.

The December 2016 Notes and the December 2016 Financing Warrants were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration under the Securities Act provided by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. The shares of common stock issuable upon conversion of the December 2016 Notes and the December 2016 Financing Warrant Shares issuable to the investors in the December 2016 Financing upon exercise of the December 2016 Financing Warrants were not registered under the Securities Act, or the securities laws of any state, and were offered in reliance on the exemption from registration under the Securities Act provided by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. Each investor in the December 2016 Financing was an accredited investor (as defined in Rule 501 of Regulation D under the Securities Act) at the time of the D 2016 Financing.

December 2016 Debt Restructuring

On April 23, 2015, we entered into a securities purchase agreement, or the April 2015 Purchase Agreement, pursuant to which we issued to 7 accredited investors unregistered convertible senior secured promissory notes with an aggregate principal amount of $3.1 million, or the April 2015 Notes, and five-year warrants for the purchase of up to 136,264 shares of our common stock. We refer to this financing as the April 2015 Financing.

On May 7, 2015, we entered into another securities purchase agreement, or the May 2015 Purchase Agreement, pursuant to which we issued to 4 accredited investors additional unregistered convertible senior secured promissory notes with an aggregate principal amount of $1.9 million, or the May 2015 Notes, and five-year warrants for the purchase of up to 83,517 shares of our common stock. We refer to this financing as the May 2015 Financing and to the April 2015 Notes and May 2015 Notes, collectively, as the 2015 Notes.

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On December 30, 2015, in connection with our December 31, 2015 equity financing, we issued to the holders of the 2015 Notes additional five-year warrants, or the December 2015 Warrants, for the purchase of up to 50,000 shares of our common stock. On February 3, 2016, pursuant to a covenant in the fourth amendment to the April 2015 Purchase Agreement and the third amendment to the May 2015 Purchase Agreement, respectively, regarding the commencement of trading of our common stock on a national securities exchange, we issued to the holders of the 2015 Notes additional five-year warrants, or the February 2016 Warrants, for the purchase of up to an aggregate of 50,000 shares of our common stock. On March 31, 2016, in connection with the execution of the fifth amendment to the April 2015 Purchase Agreement and the fourth amendment to the May 2015 Purchase Agreement, respectively, pursuant to which we and certain holders of the 2015 Notes agreed to, among other things, extend the deadline by which we were required to commence trading of our common stock on a national securities exchange, we issued to the holders of the 2015 Notes additional five-year warrants, or the March 2016 Warrants, for the purchase of up to an aggregate of 500,000 shares of our common stock.

On November 23, 2016, we and certain investors holding 2015 Notes executed amendment agreements to amend and restate the 2015 Notes in order to (i) provide that the 2015 Notes will rank pari passu with the December 2016 Notes, (ii) adjust the terms of such 2015 Notes, including without limitation the initial conversion price per share, to conform to the December 2016 Notes and (iii) contemplate the issuance to the holders of the 2015 Notes of additional five-year warrants, or the December 2016 Additional Warrants, for the purchase of up to an aggregate of 2,222,217 shares of our common stock. On December 2, 2016, we issued to the holders of the 2015 Notes the December 2016 Additional Warrants. Additionally, we agreed to register under the Securities Act the shares of common stock issuable upon exercise of the December 2015 Warrants, February 2016 Warrants, March 2016 Warrants and December 2016 Additional Warrants. As such, we are registering 1,806,218 shares of our common stock under the Securities Act, which includes 32,000 shares of common stock issuable upon exercise of certain December 2015 Warrants, 32,000 shares of common stock issuable upon exercise of certain February 2016 Warrants, 320,000 shares of common stock issuable upon exercise of certain March 2016 Warrants and 1,422,218 shares of common stock issuable upon exercise of certain December 2016 Additional Warrants. All 1,806,218 shares of common stock are being offered for resale pursuant to this prospectus. At the request of certain holders of the December 2015 Warrants, February 2016 Warrants, March 2016 Warrants and December 2016 Additional Warrants, we are not registering for resale pursuant to this prospectus 18,000 shares of common stock issuable upon conversion of such holders’ December 2015 Warrants, 18,000 shares of common stock issuable upon conversion of such holders’ February 2016 Warrants, 180,000 shares of common stock issuable upon conversion of such holders’ March 2016 Warrants and 799,999 shares of common stock issuable upon conversion of such holders’ December 2016 Additional Warrants.

Each December 2015 Warrant, February 2016 Warrant, March 2016 Warrant and December 2016 Additional Warrant is exercisable immediately for cash. In addition, unless all of the shares of common stock underlying the December 2015 Warrants, February 2016 Warrants, March 2016 Warrants and December 2016 Additional Warrants that are subject to an exercise notice with respect to any December 2015 Warrants, February 2016 Warrants, March 2016 Warrants and December 2016 Additional Warrants, respectively, are registered for resale pursuant to an effective registration statement and are issuable without any restrictive legend, such December 2015 Warrants, February 2016 Warrants, March 2016 Warrants and December 2016 Additional Warrants may also be exercised by way of a cashless exercise. The December 2015 Warrants, February 2016 Warrants, March 2016 Warrants and December 2016 Additional Warrants also contain provisions that protect their holders against dilution by adjustment of the exercise price in certain events such as stock dividends, stock splits and other similar events.

The December 2015 Warrants, February 2016 Warrants, March 2016 Warrants and December 2016 Additional Warrants were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration under the Securities Act provided by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. The December 2015 Warrants, February 2016 Warrants, March 2016 Warrants and December 2016 Additional Warrants shares issuable to the holders of the December 2015 Warrants, February 2016 Warrants, March 2016 Warrants and December 2016 Additional Warrants upon exercise of such warrants were not registered under the Securities Act, or the securities laws of any state, and were offered in reliance on the exemption from registration under the Securities Act provided by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. Each investor in the April 2015 Financing and May 2015 Financing was an accredited investor (as defined in Rule 501 of Regulation D under the Securities Act) at the time of the April 2015 Financing and May 2015 Financing, respectively.

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SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders upon conversion of convertible notes and those issuable to the selling stockholders upon exercise of warrants. For additional information regarding the issuances of the convertible notes and the warrants, see “Private Placements of Registrable Securities” above. We are registering the underlying shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time upon the conversion of the convertible notes and/or the exercise of the warrants. Except for the ownership of our securities, including the convertible notes and warrants and in some cases as holders of outstanding shares of our common stock, and excluding Alain J. Castro, our Chief Executive Officer and one of our directors, and Stephen Markscheid, one of our directors, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of shares of our common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the convertible notes and the warrants, as of January 12, 2017, assuming conversion of the convertible notes and exercise of the warrants held by the selling stockholders on that date, without regard to any limitation(s) on conversion or exercise.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders, which includes the convertible notes purchased by each selling stockholder in the September 2016 Financing and/or December 2016 Financing, as well as the shares of common stock issuable upon exercise of the September 2016 Warrants, Unsecured Note Additional Warrants, December 2016 Financing Warrants, December 2015 Warrants, February 2016 Warrants, March 2016 Warrants and/or December 2016 Additional Warrants held by such selling stockholder. The fourth column lists the percentage of shares of common stock beneficially owned by such selling stockholder after the completion of the offering, based on its ownership as of January 12, 2017, based on 3,829,660 shares of common stock outstanding as of January 12, 2017 and assuming the sale of all of the shares offered by the selling stockholders pursuant to this prospectus. Pursuant to the terms of the convertible notes and warrants owned by the selling stockholders listed in the table below, the conversion and/or exercise of such notes and warrants, as applicable, are subject to 9.99% or 4.99% blockers, as applicable. Additionally, the table below excludes the shares of common stock issuable upon exercise of certain December 2016 Financing Warrants, December 2015 Warrants, February 2016 Warrants, March 2016 Warrants and/or December 2016 Additional Warrants held by certain stockholders who waived their registration rights with respect to the shares of common stock underlying such securities.

In accordance with the terms of agreements with the holders of certain convertible notes and warrants, this prospectus generally covers the resale of that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of the relevant convertible notes and the shares of common stock issuable upon exercise of the relevant warrants, determined as if the outstanding warrants were exercised, as applicable, in full, in each case as of the trading day immediately preceding the date this registration statement was initially filed with the SEC.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering(1)		Maximum Number of Shares to be Sold Pursuant to this Prospectus(2)	Number of Shares Beneficially Owned After Offering(3)	Percentage of Shares Beneficially Owned After Offering(3)
Anson Investments Master Fund Ltd.	597,574	(4)	282,222	315,352	7.68%
Intracoastal Capital LLC	236,932	(5)	56,444	180,488	4.58%
Empery Asset Master, Ltd.	618,501	(6)	400,960	292,123	7.25%
Empery Tax Efficient, LP	488,644	(7)	301,373	214,960	5.36%
Empery Tax Efficient II, LP	737,162	(8)	437,721	299,441	7.31%
Hudson Bay Master Fund Ltd.	715,599	(9)	366,888	348,711	8.46%
Brio Capital Master Fund Ltd.	382,254	(10)	235,733	146,521	3.51%
Gemini Master Fund, Ltd.	315,855	(11)	169,333	146,522	3.32%
Iroquois Master Fund Ltd.	60,840	(12)	56,444	4,396	*
Blue Earth Fund, LP	793,000	(13)	793,000	0	*
Jason Mok	325,000	(14)	325,000	0	*
Alain Castro	79,640	(15)	22,400	57,240	1.49%
Bruce Shear	44,000	(16)	44,000	0	*
Dolphin Offshore Partners, L.P.	440,000	(17)	440,000	0	*
Steve Glass	264,000	(18)	264,000	0	*
Matthew Hayden	132,000	(19)	132,000	0	*
Donald R. Kendall, Jr.	53,950	(20)	35,200	18,750	*
John S. Lemak IRA Rollover Texas Capital Bank, custodian	66,400	(21)	66,400	0	*
Stephen Markscheid	16,000	(22)	16,000	0	*
David S. Nagelberg 2003 Revocable Trust Dtd. 7/2/03	132,000	(23)	132,000	0	*
Hedy Klineman Marital Trust	12,000	(24)	12,000	0	*
Hudson Asset Partners, LLC	12,000	(25)	12,000	0	*
Lotus Investors LLC	12,000	(26)	12,000	0	*
Meson Capital, LP	26,400	(27)	26,400	0	*
UVE Partners LLC	44,000	(28)	44,000	0	*
William Raap	44,445	(29)	44,445	0	*

* Less than 1%

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(1)	The number of shares of common stock owned are those “beneficially owned” as determined under the rules of the SEC, including any shares of common stock as to which the selling stockholder has sole or shared voting or investment power and any shares of common stock that the selling stockholder has the right to acquire within 60 days of January 12, 2017 through the exercise of any option, warrant, or right.

(2)	Includes both the shares of common stock issuable upon conversion of the convertible notes purchased by each selling stockholder in the September 2016 Financing and/or December 2016 Financing and the shares of common stock issuable upon exercise of the September 2016 Warrants, December 2016 Financing Warrants, December 2015 Warrants, February 2016 Warrants, March 2016 Warrants and/or December 2016 Additional Warrants held by such selling stockholder.

(3)	Assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

(4)	Includes (i) 39,900 shares of common stock, (ii) 5,000 shares of common stock issuable upon exercise of the December 2015 Warrant, (iii) 5,000 shares of common stock issuable upon exercise of the February 2016 Warrant, (iv) 50,000 shares of common stock issuable upon exercise of the March 2016 Warrant, (v) 222,222 shares of common stock issuable upon exercise of the December 2016 Additional Warrant, (vi) 222,223 shares of common stock underlying additional notes and (vii) 53,229 shares of common stock underlying additional warrants held by Anson Investments Master Fund Ltd, or Anson. M5V Advisors Inc, or M5V, and Frigate Ventures LP, or Frigate, the Co-Investment Advisers of Anson, hold voting and dispositive power over the shares of common stock held by Anson. Bruce Winson is the managing member of Admiralty Advisors LLC, which is the general partner of Frigate. Moez Kassam and Adam Spears are directors of M5V. Mr. Winson, Mr. Kassam and Mr. Spears each disclaim beneficial ownership of these shares of common stock except to the extent of their pecuniary interest therein. The principal business address of Anson is 190 Elgin Ave; George Town, Grand Cayman. The December 2015 Warrant, February 2016 Warrant, March 2016 Warrant, December 2016 Additional Warrant, additional notes and additional warrants held by Anson include provisions that provide that the conversion or exercise thereof, as applicable, is subject to a 9.99% beneficial ownership limitation, calculated with holdings of its affiliates.

(5)	Includes (i) 69,147 shares of common stock, (ii) 1,000 shares of common stock issuable upon exercise of the December 2015 Warrant, (iii) 1,000 shares of common stock issuable upon exercise of the February 2016 Warrant, (iv) 10,000 shares of common stock issuable upon exercise of the March 2016 Warrant, (v) 44,444 shares of common stock issuable upon exercise of the December 2016 Additional Warrant, (vi) 44,445 shares of common stock underlying additional notes and (vii) 66,896 shares of common stock underlying additional warrants held by Intracoastal Capital, LLC, or Intracoastal. Mitchell P. Kopin and Daniel B. Asher, each of whom is a manager of Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. Mr. Asher is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired the shares of common stock being registered hereunder in the ordinary course of business, and at the time of the acquisition of the convertible note and warrants described herein, Intracoastal did not have any arrangements or understandings with any person to distribute such securities. The December 2015 Warrant, February 2016 Warrant, March 2016 Warrant, December 2016 Additional Warrant, additional notes and additional warrants held by Intracoastal include provisions that provide that conversion or exercise thereof, as applicable, is subject to a 9.99% beneficial ownership limitation, calculated with holdings of its affiliates.

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(6)	Includes (i) 93,188 shares of common stock, (ii) 3,883 shares of common stock issuable upon exercise of the December 2015 Warrant, (iii) 3,883 shares of common stock issuable upon exercise of the February 2016 Warrant, (iv) 38,827 shares of common stock issuable upon exercise of the March 2016 Warrant, (v) 41,720 shares of common stock issuable upon conversion of the Convertible Unsecured Note, (vi) 10,430 shares of common stock issuable upon exercise of the September 2016 Warrant, (vii) 15,645 shares of common stock issuable upon exercise of the Unsecured Note Additional Warrants, (viii) 57,004 shares of common stock issuable upon conversion of the December 2016 Note, (ix) 57,004 shares of common stock issuable upon exercise of the December 2016 Financing Warrant, (x) 172,564 shares of common stock issuable upon exercise of the December 2016 Additional Warrant, (xi) 172,565 shares of common stock underlying additional notes and (xii) 26,370 shares of common stock underlying additional warrants held by Empery Asset Master, Ltd. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd., or EAM, has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The December 2015 Warrant, February 2016 Warrant, March 2016 Warrant, Convertible Unsecured Note, September 2016 Warrant, Unsecured Note Additional Warrants, December 2016 Note, December 2016 Financing Warrant, December 2016 Additional Warrant, additional notes and additional warrants held by EAM include provisions that provide that conversion or exercise thereof, as applicable, is subject to a 9.99% beneficial ownership limitation, calculated with holdings of its affiliates.

(7)	Includes (i) 37,293 shares of common stock, (ii) 3,539 shares of common stock issuable upon exercise of the December 2015 Warrant, (iii) 3,539 shares of common stock issuable upon exercise of the February 2016 Warrant, (iv) 35,394 shares of common stock issuable upon exercise of the March 2016 Warrant, (v) 23,110 shares of common stock issuable upon conversion of the Convertible Unsecured Note, (vi) 5,777 shares of common stock issuable upon exercise of the September 2016 Warrant, (vii) 8,666 shares of common stock issuable upon exercise of the Unsecured Note Additional Warrants, (viii) 32,021 shares of common stock issuable upon conversion of the December 2016 Note, (xi) 32,021 shares of common stock issuable upon exercise of the December 2016 Financing Warrant, (x) 157,306 shares of common stock issuable upon exercise of the December 2016 Additional Warrant, (xi) 157,307 shares of common stock underlying additional notes and (xii) 20,360 shares of common stock underlying additional warrants held by Empery Tax Efficient, LP. Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP, or ETE, has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The December 2015 Warrant, February 2016 Warrant, March 2016 Warrant, Convertible Unsecured Note, September 2016 Warrant, Unsecured Note Additional Warrants, December 2016 Note, December 2016 Financing Warrant, December 2016 Additional Warrant, additional notes and additional warrants held by ETE include provisions that provide that conversion or exercise thereof, as applicable, is subject to a 9.99% beneficial ownership limitation, calculated with holdings of its affiliates.

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(8)	Includes (i) 34,290 shares of common stock, (ii) 5,078 shares of common stock issuable upon exercise of the December 2015 Warrant, (iii) 5,078 shares of common stock issuable upon exercise of the February 2016 Warrant, (iv) 50,779 shares of common stock issuable upon exercise of the March 2016 Warrant, (v) 35,170 shares of common stock issuable upon conversion of the Convertible Unsecured Note, (vi) 8,792 shares of common stock issuable upon exercise of the September 2016 Warrant, (vii) 13,189 shares of common stock issuable upon exercise of the Unsecured Note Additional Warrants, (viii) 46,976 shares of common stock issuable upon conversion of the December 2016 Note, (xi) 46,975 shares of common stock issuable upon exercise of the December 2016 Financing Warrant, (x) 225,684 shares of common stock issuable upon exercise of the December 2016 Additional Warrant, (xi) 225,685 shares of common stock underlying additional notes and (xii) 39,466 shares of common stock underlying additional warrants held by Empery Tax Efficient II, LP. Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP, or ETE II, has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The December 2015 Warrant, February 2016 Warrant, March 2016 Warrant, Convertible Unsecured Note, September 2016 Warrant, Unsecured Note Additional Warrants, December 2016 Note, December 2016 Financing Warrant, December 2016 Additional Warrant, additional notes and additional warrants held by ETE II include provisions that provide that conversion or exercise thereof, as applicable, is subject to a 9.99% beneficial ownership limitation, calculated with holdings of its affiliates.

(9)	Includes (i) 6,500 shares of common stock issuable upon exercise of the December 2015 Warrant, (ii) 6,500 shares of common stock issuable upon exercise of the February 2016 Warrant, (iii) 65,000 shares of common stock issuable upon exercise of the March 2016 Warrant, (iv) 288,888 shares of common stock issuable upon exercise of the December 2016 Additional Warrant, (v) 288,889 shares of common stock underlying additional notes and (vi) 59,822 shares of common stock underlying additional warrants held by Hudson Bay Master Fund Ltd. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The December 2015 Warrant, February 2016 Warrant, March 2016 Warrant, December 2016 Additional Warrant, additional notes and additional warrants held by Hudson Bay Master Fund Ltd. include provisions that provide that conversion or exercise thereof, as applicable, is subject to a 9.99% beneficial ownership limitation, calculated with holdings of its affiliates.

(10)	Includes (i) 3,000 shares of common stock issuable upon exercise of the December 2015 Warrant, (ii) 3,000 shares of common stock issuable upon exercise of the February 2016 Warrant, (iii) 30,000 shares of common stock issuable upon exercise of the March 2016 Warrant, (iv) 33,200 shares of common stock issuable upon conversion of the December 2016 Note, (v) 33,200 shares of common stock issuable upon exercise of the December 2016 Financing Warrant, (vi) 133,333 shares of common stock issuable upon exercise of the December 2016 Additional Warrant, (vii) 133,334 shares of common stock underlying additional notes and (viii) 13,187 shares of common stock underlying additional warrants held by Brio Capital Master Fund Ltd. Shaye Hirsch may be deemed to have voting and investment power over these securities. The December 2015 Warrant, February 2016 Warrant, March 2016 Warrant, December 2016 Note, December 2016 Financing Warrant, December 2016 Additional Warrant, additional notes and additional warrants held by Brio Capital Master Fund Ltd. include provisions that provide that conversion or exercise thereof, as applicable, is subject to a 9.99% beneficial ownership limitation, calculated with holdings of its affiliates.

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(11)	Includes (i) 1 share of common stock, (ii) 3,000 shares of common stock issuable upon exercise of the December 2015 Warrant, (iii) 3,000 shares of common stock issuable upon exercise of the February 2016 Warrant, (iv) 30,000 shares of common stock issuable upon exercise of the March 2016 Warrant, (v) 133,333 shares of common stock issuable upon exercise of the December 2016 Additional Warrant, (vi) 133,334 shares of common stock underlying additional notes and (vii) 13,187 shares of common stock underlying additional warrants held by Gemini Master Fund, Ltd. Steven Winters may be deemed to have voting and investment power over these securities. The December 2015 Warrant, February 2016 Warrant, March 2016 Warrant, December 2016 Additional Warrant, additional notes and additional warrants held by Gemini Master Fund, Ltd. include provisions that provide that conversion or exercise thereof, as applicable, is subject to a 9.99% beneficial ownership limitation, calculated with holdings of its affiliates.

(12)	Includes (i) 1,000 shares of common stock issuable upon exercise of the December 2015 Warrant, (ii) 1,000 shares of common stock issuable upon exercise of the February 2016 Warrant, (iii) 10,000 shares of common stock issuable upon exercise of the March 2016 Warrant, (iv) 44,444 shares of common stock issuable upon exercise of the December 2016 Additional Warrant and (v) 4,396 shares of common stock underlying additional warrants held by Iroquois Master Fund Ltd, or IMF. Iroquois Capital Management, L.L.C., or Iroquois Capital, is the investment manager of IMF. Consequently, Iroquois Capital has voting and investment discretion over securities held by IMF. As President of Iroquois Capital, Richard Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by IMF. The December 2015 Warrant, February 2016 Warrant, March 2016 Warrant, December 2016 Additional Warrant and additional warrants held by IMF include provisions that provide that conversion or exercise thereof, as applicable, is subject to a 9.99% beneficial ownership limitation, calculated with holdings of its affiliates.

(13)	Includes (i) 200,000 shares of common stock issuable upon conversion of the Convertible Unsecured Note, (ii) 50,000 shares of common stock issuable upon exercise of the September 2016 Warrant, (iii) 75,000 shares of common stock issuable upon exercise of the Unsecured Note Additional Warrants, (iv) 234,000 shares of common stock issuable upon conversion of the December 2016 Note and (v) 234,000 shares of common stock issuable upon exercise of the December 2016 Financing Warrant held by Blue Earth Fund, LP. Brett Conrad, the manager of Blue Earth Fund, LP, may be deemed to have voting and investment power over these securities. The Convertible Unsecured Note, September 2016 Warrant, Unsecured Note Additional Warrants, December 2016 Note and December 2016 Financing Warrant held by Blue Earth Fund, LP include provisions that provide that conversion or exercise thereof, as applicable, is subject to a 9.99% beneficial ownership limitation, calculated with holdings of its affiliates.

(14)	Includes (i) 200,000 shares of common stock issuable upon conversion of the Convertible Unsecured Note, (ii) 50,000 shares of common stock issuable upon exercise of the September 2016 Warrant and (iii) 75,000 shares of common stock issuable upon exercise of the Unsecured Note Additional Warrants held by Jason Mok. Mr. Mok may be deemed to have voting and investment power over these securities. The Convertible Unsecured Note, September 2016 Warrant and Unsecured Note Additional Warrants held by Mr. Mok include provisions that provide that conversion or exercise thereof, as applicable, is subject to a 9.99% beneficial ownership limitation, calculated with holdings of any affiliates.

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(15)	Includes (i) 7,167 shares of common stock, (ii) 11,200 shares of common stock issuable upon conversion of the December 2016 Note, (iii) 11,200 shares of common stock issuable upon exercise of the December 2016 Financing Warrant and (iv) 50,073 shares of common stock underlying options that are exercisable within 60 days of January 12, 2017 held by Alain Castro. Does not include 4,087 shares of common stock underlying options that are not exercisable within 60 days of January 12, 2017. These stock options were granted to Mr. Castro on April 15, 2014, May 13, 2014 and November 28, 2014. Mr. Castro may be deemed to have voting and investment power over these securities. Mr. Castro is our Chief Executive Officer and a member of our board of directors. The December 2016 Note and December 2016 Financing Warrant held by Mr. Castro include provisions that provide that conversion or exercise thereof, as applicable, is subject to a 9.99% beneficial ownership limitation, calculated with holdings of any affiliates.

(16)	Includes (i) 22,000 shares of common stock issuable upon conversion of the December 2016 Note and (ii) 22,000 shares of common stock issuable upon exercise of the December 2016 Financing Warrant held by Bruce Shear. Mr. Shear may be deemed to have voting and investment power over these securities. The December 2016 Note and December 2016 Financing Warrant held by Mr. Shear include provisions that provide that conversion or exercise thereof, as applicable, is subject to a 9.99% beneficial ownership limitation, calculated with holdings of any affiliates.

(17)	Includes (i) 220,000 shares of common stock issuable upon conversion of the December 2016 Note and (ii) 220,000 shares of common stock issuable upon exercise of the December 2016 Financing Warrant held by Dolphin Offshore Partners, L.P. Peter E. Salas, the managing general partner of Dolphin Offshore Partners, L.P., may be deemed to have voting and investment power over these securities. The December 2016 Note and December 2016 Financing Warrant held by Dolphin Offshore Partners, L.P. include provisions that provide that conversion or exercise thereof, as applicable, is subject to a 9.99% beneficial ownership limitation, calculated with holdings of its affiliates.

(18)	Includes (i) 132,000 shares of common stock issuable upon conversion of the December 2016 Note and (ii) 132,000 shares of common stock issuable upon exercise of the December 2016 Financing Warrant held by Steve Glass. Mr. Glass may be deemed to have voting and investment power over these securities. The December 2016 Note and December 2016 Financing Warrant held by Mr. Glass include provisions that provide that conversion or exercise thereof, as applicable, is subject to a 9.99% beneficial ownership limitation, calculated with holdings of any affiliates.

(19)	Includes (i) 66,000 shares of common stock issuable upon conversion of the December 2016 Note and (ii) 66,000 shares of common stock issuable upon exercise of the December 2016 Financing Warrant held by Matthew Hayden. Mr. Hayden may be deemed to have voting and investment power over these securities. The December 2016 Note and December 2016 Financing Warrant held by Mr. Hayden include provisions that provide that conversion or exercise thereof, as applicable, is subject to a 9.99% beneficial ownership limitation, calculated with holdings of any affiliates.

(20)	Includes (i) 12,500 shares of common stock, (ii) 17,600 shares of common stock issuable upon conversion of the December 2016 Note, (iii) 17,600 shares of common stock issuable upon exercise of the December 2016 Financing Warrant and (iv) 6,250 shares of common stock underlying additional warrants held by Donald R. Kendall, Jr. Mr. Kendall may be deemed to have voting and investment power over these securities. The December 2016 Note, December 2016 Financing Warrant and additional warrants held by Mr. Kendall include provisions that provide that conversion or exercise thereof, as applicable, is subject to a 9.99% beneficial ownership limitation, calculated with holdings of any affiliates.

(21)	Includes (i) 33,200 shares of common stock issuable upon conversion of the December 2016 Note and (ii) 33,200 shares of common stock issuable upon exercise of the December 2016 Financing Warrant held by John S. Lemak IRA Rollover Texas Capital Bank, custodian. John S. Lemak may be deemed to have voting and investment power over these securities. The December 2016 Note and December 2016 Financing Warrant held by John S. Lemak IRA Rollover Texas Capital Bank, custodian include provisions that provide that conversion or exercise thereof, as applicable, is subject to a 9.99% beneficial ownership limitation, calculated with holdings of its affiliates.

(22)	Includes (i) 8,000 shares of common stock issuable upon conversion of the December 2016 Note and (ii) 8,000 shares of common stock issuable upon exercise of the December 2016 Financing Warrant held by Stephen Markscheid. Does not include 6,000 shares of common stock underlying options that are not exercisable within 60 days of January 12, 2017. These stock options were granted to Mr. Markscheid on June 29, 2016. Mr. Markscheid may be deemed to have voting and investment power over these securities. Mr. Markscheid is a member of our board of directors. The December 2016 Note and December 2016 Financing Warrant held by Mr. Markscheid include provisions that provide that conversion or exercise thereof, as applicable, is subject to a 9.99% beneficial ownership limitation, calculated with holdings of any affiliates.

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(23)	Includes (i) 66,000 shares of common stock issuable upon conversion of the December 2016 Note and (ii) 66,000 shares of common stock issuable upon exercise of the December 2016 Financing Warrant held by David S. Nagelberg 2003 Revocable Trust Dtd. 7/2/03. David Nagelberg may be deemed to have voting and investment power over these securities. The December 2016 Note and December 2016 Financing Warrant held by David S. Nagelberg 2003 Revocable Trust Dtd. 7/2/03 include provisions that provide that conversion or exercise thereof, as applicable, is subject to a 9.99% beneficial ownership limitation, calculated with holdings of its affiliates.

(24)	Includes (i) 6,000 shares of common stock issuable upon conversion of the December 2016 Note and (ii) 6,000 shares of common stock issuable upon exercise of the December 2016 Financing Warrant held by Hedy Klineman Marital Trust. Murray Rubin may be deemed to have voting and investment power over these securities. The December 2016 Note and December 2016 Financing Warrant held by Hedy Klineman Marital Trust include provisions that provide that conversion or exercise thereof, as applicable, is subject to a 9.99% beneficial ownership limitation, calculated with holdings of its affiliates.

(25)	Includes (i) 6,000 shares of common stock issuable upon conversion of the December 2016 Note and (ii) 6,000 shares of common stock issuable upon exercise of the December 2016 Financing Warrant held by Hudson Asset Partners, LLC. Murray Rubin may be deemed to have voting and investment power over these securities. The December 2016 Note and December 2016 Financing Warrant held by Hudson Asset Partners, LLC include provisions that provide that conversion or exercise thereof, as applicable, is subject to a 9.99% beneficial ownership limitation, calculated with holdings of its affiliates.

(26)	Includes (i) 6,000 shares of common stock issuable upon conversion of the December 2016 Note and (ii) 6,000 shares of common stock issuable upon exercise of the December 2016 Financing Warrant held by Lotus Investors LLC. Gary Simon may be deemed to have voting and investment power over these securities. The December 2016 Note and December 2016 Financing Warrant held by Lotus Investors LLC include provisions that provide that conversion or exercise thereof, as applicable, is subject to a 9.99% beneficial ownership limitation, calculated with holdings of its affiliates.

(27)	Includes (i) 13,200 shares of common stock issuable upon conversion of the December 2016 Note and (ii) 13,200 shares of common stock issuable upon exercise of the December 2016 Financing Warrant held by Meson Capital, LP. Ryan Morris may be deemed to have voting and investment power over these securities. The December 2016 Note and December 2016 Financing Warrant held by Meson Capital, LP include provisions that provide that conversion or exercise thereof, as applicable, is subject to a 9.99% beneficial ownership limitation, calculated with holdings of its affiliates.

(28)	Includes (i) 22,000 shares of common stock issuable upon conversion of the December 2016 Note and (ii) 22,000 shares of common stock issuable upon exercise of the December 2016 Financing Warrant held by UVE Partners LLC. Gary Simon may be deemed to have voting and investment power over these securities. The December 2016 Note and December 2016 Financing Warrant held by UVE Partners LLC include provisions that provide that conversion or exercise thereof, as applicable, is subject to a 9.99% beneficial ownership limitation, calculated with holdings of its affiliates.

(29)	Includes (i) 22,223 shares of common stock issuable upon conversion of the December 2016 Note and (ii) 22,222 shares of common stock issuable upon exercise of the December 2016 Financing Warrant held by William Raap. Mr. Raap may be deemed to have voting and investment power over these securities. The December 2016 Note and December 2016 Financing Warrant held by Mr. Raap include provisions that provide that conversion or exercise thereof, as applicable, is subject to a 9.99% beneficial ownership limitation, calculated with holdings of any affiliates.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable pursuant to the terms of the convertible notes and upon exercise of the warrants to permit the resale of these shares of common stock by the holders of the convertible notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

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The selling stockholders may pledge or grant a security interest in some or all of the convertible notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $50,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the applicable registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

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DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Additionally, our ability to pay dividends on our common stock is limited by restrictions under the terms of our existing debt covenants.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this prospectus. This discussion contains forward-looking statements, such as our plans, objectives, expectations and intentions, that are based upon current expectations that involve risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Prospectus Summary,” “Risk Factors” and “Business” sections and elsewhere in this prospectus.

Overview

Our proprietary and patented Power Oxidation technology is designed to create greater industrial efficiencies by converting low-quality waste gases generated from industrial processes into usable on-site energy, therefore decreasing both operating costs and significantly reducing environmentally harmful gaseous emissions. We design, develop, license, manufacture and market our Power Oxidizers, which, when bundled with an electricity generating turbine in the 250 kilowatt, or kW, and 2 megawatt, or MW, sizes, are called Powerstations. We currently partner and are pursuing partnerships with large established manufacturers to integrate our Power Oxidizer with their gas turbines, with the goal to open substantial new opportunities for our partners to market these modified gas turbines to industries for which traditional power generation technologies were not technically feasible previously. We currently manufacture our Powerstations in the 250 kW size and manufacture just the Power Oxidizer for the 2MW size. Beginning later in 2016, contingent upon the successful completion of certain field testing, our 2MW partner, Dresser-Rand a.s., a subsidiary of Dresser-Rand Group Inc., a Siemens company, or Dresser-Rand, will manufacture the 2MW Power Oxidizers under a manufacturing license and will pay us a non-refundable license fee for each unit manufactured.

Historically, basic industries such as Petroleum, Plastics, Steel and Paper have consumed electricity in their manufacturing processes and created heat for their manufacturing processes through the burning of fossil fuels in a combustion chamber. Nearly all such combustion chambers use high quality premium fuels and burn those fuels at high temperatures, while low-quality waste gases were typically destroyed or vented into the atmosphere. Worldwide, these industrial processes collectively contribute approximately 32% of total global greenhouse gas emissions. Our technology utilizes these waste gases by modifying turbines with our gradual oxidation vessel. Inside this vessel, pressure and temperature are applied over time to destroy contaminants and return a substantially low emission source of energy in the form of heat. This heat then powers a turbine, spinning a generator and creating electricity. This technology can potentially unlock a new, global source of clean power generation (electricity, steam and/or heat energy) while reducing harmful emissions. Our goal is to enable industrial process facilities to generate clean energy from their existing waste gases, thereby reducing the amount of energy they purchase from their regional utilities, and simultaneously reducing the cost of compliance with local, state, and federal air quality regulations by avoiding the chemicals, catalysts and complex permitting required by existing pollution abatement systems.

Our Products and Value Proposition

We have developed a 250 kW Power Oxidizer that we integrate with a 250 kW gas turbine to produce 250 kW “Powerstations,” respectively. We have two Powerstations currently in operation at a landfill site in the Netherlands and at the Irvine campus of the University of California, Irvine, or UCI, and one additional Powerstation currently in the production phase expected to be installed at a landfill in southern California. We have built a Power Oxidizer of a significantly larger size, capable of generating sufficient heat and airflow to power a KG2 turbine produced by Dresser-Rand. Together, the Power Oxidizer and KG2 turbine comprise a 2MW Powerstation. The initial unit was constructed in the first quarter of 2016, and is currently being used in field tests that were substantially completed in 2016, at a third party location in Southern California. We have sold two 2MW Power Oxidizers to Dresser-Rand, each of which were delivered to the customer site in October 2016 and were combined with KG2 turbines and installed at Pacific Ethanol’s facility in Northern California in 2016. We believe this scaled-up version of our Power Oxidizer, combined with the KG2 turbine, will result in a Powerstation product that is better aligned with the scale of emissions (and energy requirements) observed at the industrial facilities that we believe stand to benefit most from this technology. As with the 250 kW Powerstation, the larger Powerstations are designed to provide an alternative to typical combustion-based power generation and enable industries to utilize their own waste gases to generate power.

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We also expect to integrate our Power Oxidizer technology into additional sized gas turbines as well as other applications that can use the heat generated by our Power Oxidizers to power other industrial applications. We believe other industrial grade waste gas-to-heat opportunities, powered by an ultra-low pollution Power Oxidizer, include: (i) the generation of steam from coupling a Power Oxidizer with a traditional steam boiler, (ii) use in industrial grade dryers for kilns or industrial drying customer requirements, and (iii) use in industrial chiller units for customers requiring cold air or water in their processes.

We believe our Power Oxidizers provide a significantly lower fuel cost per kilowatt hour since they can operate using both premium, refined natural gas as well as a wide variety of lower quality, low hydrocarbon gases, traditionally considered to be “waste” gases, as well as certain volatile organic compounds, or VOCs, such as paint solvents. These gases and compounds are typically seen as a waste by-product of industrial processes and which often represent a source of pollution which in turn often requires expensive waste abatement equipment and significant recurring operating costs. Our Power Oxidizers can utilize many of these waste gases and VOC compounds as fuels for our Powerstations, which we intend to serve as a fuel cost reduction for our industrial customers.

We also believe our Power Oxidizers provide a superior air pollution waste abatement solution for industrial customers. A typical industrial customer historically requires electricity, steam and generates industrial gases as a by-product of their facility operations. Prior to our Powerstation solution, these customers would purchase energy or produce energy with a traditional gas turbine. Traditional gas turbines use a combustion chamber to ignite the natural gas and result in air pollution such as carbon dioxide, carbon monoxide, and nitrogen oxides. The gas turbine and by-product gases generally require pollution control equipment and recurring costs in order to comply with existing pollution standards, which vary by geography with different regulations. Since both the natural gas fuel and the industrial by-product gases oxidize in our Power Oxidizers over a much longer time than combustion heat sources, the Power Oxidizer eliminates both the gas fuels and by-products to levels below significantly all of the existing and proposed air quality emission standards in most areas of the world.

Reverse Merger

Prior to the reverse merger discussed below, pursuant to a contribution agreement dated November 12, 2012 by and among FlexEnergy, Inc., FlexEnergy Energy Systems, Inc., and Ener-Core Power, Inc., Ener-Core Power, Inc. (formerly Flex Power Generation, Inc.) was spun-off from FlexEnergy, Inc. as a separate corporation. As part of that transaction, Ener-Core Power, Inc. received all of the assets (including intellectual property) and liabilities pertaining to the Power Oxidizer business, which was the business carved out of FlexEnergy, Inc.

We were originally incorporated on April 29, 2010 in Nevada under the name Inventtech, Inc. On April 16, 2013, we entered into a merger agreement with Ener-Core Power, Inc. and a wholly-owned merger sub, pursuant to which the merger sub merged with and into Ener-Core Power, Inc., with Ener-Core Power, Inc. as the surviving entity. Prior to the merger, we were a public reporting “shell company,” as defined in Rule 12b-2 under the Exchange Act. On May 6, 2013, the pre-merger public shell company effected a 30-for-1 forward split of its common stock. All share amounts have been retroactively restated to reflect the effect of that stock split.

On July 1, 2013, we completed the reverse merger with Ener-Core Power, Inc., which remains our operating subsidiary. The merger was accounted for as a “reverse merger” and recapitalization. As part of the reverse merger, 120,520,000 shares of outstanding common stock of the pre-merger public shell company were cancelled (unadjusted for our July 8, 2015 reverse stock split). This cancellation has been retroactively accounted for as of the inception of Ener-Core Power, Inc. on November 12, 2012. Accordingly, Ener-Core Power, Inc. was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of Ener-Core Power, Inc. Accordingly, the assets and liabilities and the historical operations that are reflected in the consolidated financial statements are those of Ener-Core Power, Inc. and are recorded at the historical cost basis of Ener-Core Power, Inc. Our assets, liabilities and results of operations were de minimis at the time of the reverse merger.

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Reverse Stock Split

Our April 2015 and May 2015 senior notes (see discussion below under “Financing Activities”) had three covenants, one of which was the requirement to enter into a reverse stock split in order to increase our share price above $5.00 per share in anticipation of an underwritten public offering. Our board of directors approved a reverse stock split of our authorized, issued and outstanding shares of common stock, as well as our authorized shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding, at a ratio of 1-for-50, or our Reverse Stock Split. On July 8, 2015, the Reverse Stock Split became effective and the total number of shares of common stock held by each stockholder converted automatically into the number of shares of common stock equal to: (i) the number of issued and outstanding shares of common stock held by each such stockholder immediately prior to the Reverse Stock Split divided by (ii) 50. We issued one whole share of the post-Reverse Stock Split common stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split, determined at the beneficial owner level by share certificate. As a result, no fractional shares were issued in connection with the Reverse Stock Split and no cash or other consideration was paid in connection with any fractional shares that would otherwise have resulted from the Reverse Stock Split.

Also on the effective date, all of our options, warrants and other convertible securities outstanding immediately prior to the Reverse Stock Split were adjusted by dividing the number of shares of common stock into which the options, warrants and other convertible securities are exercisable or convertible by 50 and multiplying the exercise or conversion price thereof by 50, all in accordance with the terms of the plans, agreements or arrangements governing such options, warrants and other convertible securities and subject to rounding to the nearest whole share. Such proportional adjustments were also made to the number of shares and restricted stock units issued and issuable under our equity compensation plans. The consolidated financial statements and notes to the consolidated financial statements included elsewhere in this prospectus give retroactive effect to the Reverse Stock Split for all periods presented.

Reincorporation

Effective as of September 3, 2015, we changed our state of incorporation from the State of Nevada to the State of Delaware, or the Reincorporation, pursuant to a plan of conversion dated September 2, 2015, following approval by our stockholders of the Reincorporation at our 2015 Annual Meeting of Stockholders held on August 28, 2015. In connection with the Reincorporation, we filed articles of conversion with the State of Nevada and a certificate of conversion with the State of Delaware. Upon effectiveness of the Reincorporation, the rights of our stockholders became governed by the Delaware General Corporation Law, the certificate of incorporation filed in Delaware and newly adopted bylaws. As a Delaware corporation following the Reincorporation, which we refer to as Ener-Core Delaware, we are deemed to be the same continuing entity as the Nevada corporation prior to the Reincorporation, which we refer to as Ener-Core Nevada. As such, Ener-Core Delaware continues to possess all of the rights, privileges and powers of Ener-Core Nevada, all of the properties of Ener-Core Nevada and all of the debts, liabilities and obligations of Ener-Core Nevada, including all contractual obligations, and continues with the same name, business, assets, liabilities, headquarters, officers and directors as immediately prior to the Reincorporation. Upon effectiveness of the Reincorporation, all of the issued and outstanding shares of common stock of Ener-Core Nevada automatically converted into issued and outstanding shares of common stock of Ener-Core Delaware without any action on the part of our stockholders.

Financing Activities

Our financing activities during 2015 consisted of the placement of $5 million of senior notes, or the 2015 Notes, and $3.3 million of common stock equity investments. We also committed significant resources during the year to raise capital through an underwritten public offering in the second half of 2015 in order to provide growth capital to finalize the KG2 integration and to facilitate sales of our products. The 2015 Notes entered into in April and May 2015 also had three covenants including: (i) a reverse split by July 22, 2015 (see above), (ii) an underwritten public offering by October 22, 2015 and (iii) a concurrent listing on a national securities exchange by October 22, 2015. The public offering and listing deadlines were extended in the fourth quarter of 2015 and were modified as described in greater detail below in March 2016. Additional related activities were undertaken as precursors to the underwritten public offering efforts including the April 2015 warrant exchange, the 1-for-50 reverse split in July 2015, and the reincorporation in Delaware effective September 2015. The underwritten public offering began with the filing of a registration statement in July 2015, continued with marketing the public offering in November 2015 and concluded with the withdrawal of the registration statement in March 2016 due to poor market conditions for public offerings. In lieu of the public offering financing, we concluded two PIPE transactions in December 2015 and April 2016. We incurred approximately $0.6 million in offering costs, primarily legal and accounting expenses related to the filing of the registration statement and amendments, which had been capitalized as prepaid expenses for the 2015 quarterly reporting periods. Accordingly, with the withdrawal of the registration statement in April 2016, those previously capitalized expenses were considered impaired and were expensed in the fourth quarter of 2015.

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In September 2016, we concluded a further financing transaction pursuant to which we issued the Convertible Unsecured Notes (as defined below) in exchange for gross proceeds of $1.25 million. Further, in December 2016, we amended and restated the 2015 Notes and issued the December 2016 Notes (as defined below) in exchange for gross proceeds of approximately $3.4 million.

April 2015 Warrant Exchange

On April 2, 2015, we entered into warrant exchange agreements, or the Exchange Agreements, with five accredited investors, or the April 2014 Investors, that held warrants for the purchase of up to an aggregate of 81,941 shares of our common stock that were issued on April 16, 2014, or the April 2014 Warrants, in connection with our April 2014 senior secured convertible notes and warrants financing transaction, or the April 2014 Financing. Pursuant to the Exchange Agreements, the April 2014 Investors agreed to surrender for cancellation all of their April 2014 Warrants in exchange for shares of our common stock, which in the aggregate totaled 73,747 shares of our common stock, or the Exchange Shares. Under the Exchange Agreements, we granted the April 2014 Investors a right of first refusal to participate in any future sale of our equity or equity equivalent securities on a pro rata basis up to 50% of the securities offered in such sale, from the closing of the exchange transaction until April 16, 2016, except for a registered underwritten public offering. In the event that we engage in a registered underwritten public offering of our common stock and the offering price per share in such registered offering is more than 85% of the closing sale price of our common stock on the date of pricing of such offering, then the participation right will be 20% of the securities offered in such registered offering. The April 2014 Investors waived their right to participate in our withdrawn public offering and the right of first refusal has since lapsed.

April 2015 and May 2015 Convertible Senior Secured Promissory Notes and Warrants Financing

On April 23, 2015, we sold senior secured promissory notes with an aggregate principal amount of $3.1 million, or the April 2015 Notes, and warrants for the purchase of up to 136,264 shares of our common stock, or the April 2015 Warrants. The investors in the offering paid $1,000 for each $1,000 of principal amount of April 2015 Notes and April 2015 Warrants. In connection with the offering, we agreed to effect a reverse stock split of our common stock initially yielding a post-split stock price of at least $4.00 per share of common stock within three months following the closing of the offering, to secure the listing of our common stock on a national securities exchange no later than six months following the closing of the offering, and to complete a firm commitment underwritten public offering registered under the Securities Act with aggregate gross proceeds to us equaling or exceeding $10,000,000 no later than six months following the closing of the offering.

On May 7, 2015, we sold senior secured promissory notes with an aggregate principal amount of $1.9 million, or the May 2015 Notes, and warrants for the purchase of up to 83,517 shares of our common stock, or the May 2015 Warrants. The investors in the offering paid $1,000 for each $1,000 of principal amount of May 2015 Notes and May 2015 Warrants. In connection with the offering, we agreed to covenants substantially identical to those described above relating to the April 2015 Notes financing.

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Originally, the April 2015 Notes provided for a maturity date of April 23, 2017, and the May 2015 Notes provided for a maturity date of May 7, 2017. The April 2015 Notes and the May 2015 Notes, which we collectively refer to as the 2015 Notes, each initially bore an interest rate of 12.00% per annum (which would have increased to 18% in the event of default) payable monthly in cash. The 2015 Notes are secured by a guaranty by Ener-Core Power, Inc. as well as current and future assets of the Company and Ener-Core Power, Inc. (excluding certain intellectual property assets described more fully below) pursuant to the pledge and security agreement entered into in connection with the 2015 Notes financings, as amended to date. The 2015 Notes and the related securities purchase agreements, or the 2015 SPAs, initially required our consummation of a firm commitment underwritten public offering registered under the Securities Act with aggregate gross proceeds to us equal to or in excess of $10,000,000, or a Qualified Public Offering, and a related listing of our common stock on a national securities exchange prior to October 22, 2015. Through a series of amendments to the 2015 Notes and related 2015 SPAs from October 2015 through December 2016, these requirements have been adjusted, extended or removed from the 2015 Notes. We and required holders also amended the 2015 Notes effective November 2, 2015 to include the Support Agreement and all related obligations, as well as the Convertible Unsecured Notes and December 2016 Notes, under the definitions of “Permitted Indebtedness” and “Permitted Liens.” Such amendments are binding upon all of the issued 2015 Notes and all parties to the 2015 SPAs pursuant to the terms thereof.

On November 23, 2016, we and certain investors holding 2015 Notes executed amendment agreements to amend and restate the 2015 Notes in order to (i) provide that the 2015 Notes will rank pari passu with the December 2016 Notes, (ii) adjust the terms of such 2015 Notes, including without limitation the initial conversion price per share, to conform to the December 2016 Notes and (iii) contemplate the issuance to the holders of the 2015 Notes of additional five-year warrants, or the December 2016 Additional Warrants, for the purchase of up to an aggregate of 2,222,217 shares of our common stock. On December 2, 2016, we issued to the holders of the 2015 Notes the December 2016 Additional Warrants. Upon the amendment and restatement thereof, the 2015 Notes provide that they will mature on December 31, 2018 and do not bear any ordinary interest, as the principal amount of the 2015 Notes includes an original issue discount of ten percent; provided that that 2015 Notes will bear interest at a rate of ten percent per annum immediately upon the occurrence of, and will continue to accrue during the continuance of, an Event of Default (as defined in the 2015 Notes).

As amended and restated through December 2, 2016, the 2015 Notes and related 2015 SPAs contain the following provisions:

●	We no longer must consummate a “Qualified Public Offering,” however remain obligated to commence trading of our common stock on a national securities exchange by no later than December 31, 2017.

●	The 2015 Notes, as amended and restated on December 2, 2016:

●	rank pari passu with the December 2016 Notes and senior to the Convertible Unsecured Notes;

●	are convertible any time at a price per share of $2.50 per share;

●	will automatically convert into shares of common stock on the fifth trading day immediately following the date on which (i) the Weighted Average Price (as defined in the 2015 Notes) of our common stock for each trading day during a twenty trading day period equals or exceeds $5.00 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction) and no Equity Conditions Failure (as defined in the 2015 Notes) has occurred;

●	are subject to a limitation on any conversion if, following such conversion, a holder would beneficially own more than 4.99% or 9.99%, with such threshold determined by the holder prior to issuance, of the shares of our common stock after giving effect to such conversion; and

●	contain a provision that prevents us from entering into or becoming party to a Fundamental Transaction (as defined in the 2015 Notes) unless the successor entity assumes all of our obligations under the 2015 Notes and the related transaction documents pursuant to written agreements in form and substance satisfactory to at least a certain number of holders of the 2015 Notes.

●	Upon an Event of Default and delivery to the holder of the 2015 Note of notice thereof, such holder may require us to redeem all or any portion of its 2015 Note at a price equal to 115% of the Conversion Amount (as defined in the 2015 Notes) being redeemed.

●	Upon a Change of Control (as defined in the 2015 Notes) and delivery to the holder of the 2015 Note of notice thereof, such holder may also require the Company to redeem all or any portion of its 2015 Note at a price equal to 115% of the Conversion Amount being redeemed

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●	At any time from and after January 1, 2018 and provided that we have not received either (i) initial deposits for at least eight 2 MW Power Oxidizer units or (ii) firm purchase orders totaling not less than $3,500,000 and initial payment collections of at least $1,600,000, in each case during the period commencing on the issuance date of the 2015 Notes and ending on December 31, 2017, the holder of the 2015 Note may require us to redeem all or any portion of its 2015 Note at a price equal to 100% of the Conversion Amount being redeemed.

●	At any time, we may redeem all or any portion of the then outstanding principal and accrued and unpaid interest with respect to such principal under the 2015 Notes at 100% of such aggregate amount; provided, however, that the aggregate Conversion Amount to be redeemed pursuant to all 2015 Notes must be at least $500,000, or such lesser amount as is then outstanding. The portion of the 2015 Note(s) to be redeemed shall be redeemed at a price equal to the greater of (i) 110% of the Conversion Amount of the 2015 Note being redeems and (ii) the product of (A) the Conversion Amount being redeemed and (B) the quotient determined by dividing (I) the greatest Weighted Average Price (as defined in the 2015 Notes) of the shares of common stock during the period beginning on the date immediately preceding the date of the notice of such redemption by us and ending on the date on which the redemption by us occurs by (II) the lowest Conversion Price (as defined in the 2015 Notes) in effect during such period.

The April 2015 Warrants and the May 2015 Warrants, which we collectively refer to as the 2015 Warrants, entitle their holders to purchase shares of our common stock at an exercise price of $12.50 per share and will expire on the 60-month anniversary of their issuance date. The 2015 Warrants may be exercised at any time and may be exercised on a “cashless” basis if a registration statement covering the resale of the shares underlying the 2015 Warrants is not then available; provided, however, that we may not effect any exercise if, following such exercise, a holder would beneficially own more than 4.99% of the shares of our common stock outstanding immediately after giving effect to such exercise. The December 2015 amendments to the 2015 SPAs provided for the issuance of additional five-year warrants, or Additional Warrants, exercisable for ten shares of common stock per $1,000 of outstanding principal of the 2015 Notes held by each buyer, each with an exercise price of $12.50 per share, subject to adjustment as set forth within the Additional Warrants, issuable in tranches triggered by certain Company actions. An initial tranche of 50,000 Additional Warrants became issuable and were issued in conjunction with the execution of the December Amendments. We issued a second tranche of 50,000 Additional Warrants on February 2, 2016, or the February 2016 Warrants. The March 2016 amendments to the 2015 SPAs further provided for the issuance of additional five-year warrants in substantially the same form as the Additional Warrants, or the March 2016 Warrants, to purchase an aggregate of 500,000 shares of common stock at a purchase price of $5.00 per share, exercisable for ten shares of common stock per $100 of outstanding principal of the 2015 Notes held by each buyer. In connection with the issuance of the March 2016 Warrants, the exercise price of the first and second tranche of Additional Warrants was adjusted from $12.50 per share to $5.00 per share. We accounted for the February 2016 Warrants and the March 2016 Warrants as derivative liabilities and recorded an additional $148,000 of debt discount upon the issuance of the February 2016 Warrants and $1,497,000 of debt discount upon the issuance of the March Warrants. The December 31, 2015 debt discount and the additional discounts recorded in February 2016 and March 2016 are amortized over the expected remaining life of the debt.

May 2015 Equity Financing

On May 1, 2015, we sold 108,000 shares of our common stock at a purchase price of $7.50 per share and received gross proceeds of approximately $810,000 from the sale of such shares.

Support Agreement Obligations and Related Warrant

Effective November 2, 2015, we executed the Support Agreement pursuant to which an investor provided us with financial and other assistance (including the provision of sufficient and adequate collateral) in order to obtain a $2.1 million letter of credit in favor of Dresser-Rand in satisfaction of our backstop security requirement under the CLA. If the investor is required to make any payments on the letter of credit, then we are obligated to reimburse the investor the full amount of any such payment. Such payment obligation is secured by a pledge of certain collateral of the Company pursuant to a concurrently executed security agreement, or the Security Agreement, and the security interest in favor of and our payment obligations to the investor are subject to the terms of that certain Subordination and Intercreditor Agreement executed concurrently with the Support Agreement and the Security Agreement, by and among the investor, us and the collateral agent pursuant to the 2015 Notes.

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The term of our obligations under the Support Agreement commenced on November 2, 2015, the issuance date of the letter of credit in favor of Dresser-Rand, and will terminate on the earliest of: (a) replacement of the letter of credit with an alternative form of backstop security in favor of Dresser-Rand, (b) Dresser-Rand eliminating the backstop security requirement under the CLA, or (c) the last day of the twenty-fourth calendar month following the commencement of the term. In consideration of the investor’s support commitment, we will pay the investor a one-time fee equal to 4% of the amount of the letter of credit and a monthly fee equal to 1% of the amount of the letter of credit for the first twelve months. If the Support Agreement has not terminated after the initial twelve months, we are obligated to pay another one-time fee equal to 4% of the amount of the letter of credit, and a monthly fee equal to 2% of the amount of the letter of credit for up to another twelve months. We have also agreed to reimburse the upfront fee and expenses incurred by the investor in connection with obtaining the letter of credit, provided that if such upfront fee is less than 2% of the amount of the letter of credit, we will pay the investor an additional one-time fee equal to 50% of the reduction in such upfront fees. We retain the right to replace at any time, and in whole or in part, the collateral provided by the investor in connection with the letter of credit with an alternative solution, with or without notice to investor and with no penalty for the exchange, but with a related reduction in fees. As further consideration, we also issued the investor a five-year warrant to purchase 74,000 shares of our common stock, at an exercise price of $15.00 per share, subject to adjustment for stock splits or other similar changes to our capital structure, which will become exercisable on November 2, 2016.

December 2015 Equity Financing

On December 30, 2015, we entered into a securities purchase agreement dated December 30, 2015, or the December 2015 Purchase Agreement, pursuant to which we issued to certain institutional and other accredited investors, or the December 2015 Investors, an aggregate of 625,000 shares of our common stock at a price of $4.00 per share, and five-year warrants to purchase an aggregate of 312,500 shares of our common stock at an exercise price of $5.00 per share, or the December 2015 Warrants, in exchange for aggregate gross proceeds of $2.5 million, which we refer to as the December 2015 Equity Financing. We also entered into the December 2015 Registration Rights Agreement with the December 2015 Investors pursuant to which we are required to file one or more registration statements with the SEC to register for resale by the December 2015 Investors the shares of our common stock sold in the December 2015 Equity Financing and the shares of our common stock issuable upon exercise of the December 2015 Warrants, and use our commercially reasonable efforts to maintain the effectiveness of such registration statement(s).

The December 2015 Purchase Agreement contains an anti-dilution adjustment provision, pursuant to which, in the event that we sell or issue shares of our common stock at a price lower than the $4.00 per share purchase price of the shares issued under the December 2015 Purchase Agreement, we will be required to issue to each December 2015 Investor, for no additional consideration, an additional number of shares of common stock in an amount equal to (1) the purchase price paid by such December 2015 Investor under the December 2015 Purchase Agreement divided by the price per share of common stock for the dilutive issuance, minus (2) the total number of shares of common stock purchased by such December 2015 Investor. Such adjustment is called a Share Dilution Adjustment. The Share Dilution Adjustment does not apply with respect to certain exempt issuances and will terminate on the earlier of: (i) thirty (30) days from the date of effectiveness of the registration statement of which this prospectus forms a part and (ii) six (6) months after December 31, 2015. Additionally, if, prior to such termination date, we issue or sell any warrants to purchase shares of common stock with an exercise price per whole share that is less than the exercise price per December 2015 Warrant share in effect at such time, the exercise price per December 2015 Warrant share will be adjusted, with no additional action required by the holder, to equal the exercise price per whole share of common stock as set forth in the warrants issued in such dilutive issuance, except in the case of certain exempt issuances. Such adjustment is called a Warrant Dilution Adjustment and together with the Share Dilution Adjustment is called the Dilution Adjustment.

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Each December 2015 Warrant is exercisable immediately for cash. In addition, unless all of the shares of common stock underlying the December 2015 Warrants that are subject to an exercise notice with respect to any December 2015 Warrant are registered for resale pursuant to an effective registration statement and are issuable without any restrictive legend, such December 2015 Warrant may also be exercised by way of a cashless exercise. The December 2015 Warrants also contain provisions that protect their holders against dilution by adjustment of the exercise price in certain events such as stock dividends, stock splits and other similar events. Additionally, if, prior to the earlier of (i) thirty (30) days from the date of effectiveness of the registration statements required to be filed by us pursuant to the December 2015 Registration Rights Agreement and (ii) six months after the issuance date of the December 2015 Warrants, we issue or sell any warrants to purchase shares of common stock with an exercise price per whole share that is less than the exercise price per December 2015 Warrant share in effect at such time, the exercise price per December 2015 Warrant share will be adjusted, with no additional action required by the holder, to equal the exercise price per whole share of common stock as set forth in the warrants issued in such dilutive issuance, except in the case of certain exempt issuances.

Underwritten Offering Withdrawal

On April 5, 2016, we formally requested that the Securities and Exchange Commission withdraw our registration statement, originally filed in July 2015. The underwritten public offering and a simultaneous listing on a national exchange was originally a requirement under our 2015 Notes. After negotiating the March Amendments (defined below), our board of directors determined, with the consultation of our professional advisors, that market conditions in early 2016 were not conducive to a marketed underwritten public offering.

March 2016 Debt Amendments

On March 31, 2016, we executed amendments to the 2015 Notes and related Securities Purchase Agreements, or, collectively, the March Amendments, each with certain investors holding the requisite number of conversion shares and warrant shares underlying the 2015 Notes and warrants issued in April 2015 and May 2015 pursuant to the referenced Securities Purchase Agreements, or the April and May Warrants. The March Amendments (i) removed the requirement that we consummate a “Qualified Public Offering”; (ii) extended the deadline for us to commence trading on a Qualified Eligible Market (as defined in the March Amendments) to no later than April 14, 2016; provided that if we consummated a private offering of its securities resulting in gross proceeds to us of at least $3,000,000 after June 30, 2016 and prior to or on April 14, 2016, or a Qualified Private Offering, such deadline would be automatically extended to October 15, 2016; (iii) provided for the issuance of warrants to purchase up to 500,000 shares of our common stock, each with an exercise price of $5.00 per share, subject to adjustment as set forth within the warrants, or the March Warrants; and (iv) added an additional covenant on behalf of us that, on or prior to April 14, 2016, we would cause our net monthly cash flow directly associated with the CLA, taken together with our monthly capital expenditure spending associated with the CLA, and excluding expenditures associated with the FSAT requirements defined in the CLA, to be neutral or positive, to be accomplished by re-negotiation or termination of such CLA. On April 11, 2016, we consummated a $3 million private offering and thereby satisfied condition (ii) above. On March 31, 2016, we issued warrants to purchase 500,000 shares of our common stock, as described in Note 11 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus, or the March Warrants, and remained in compliance with the net monthly cash flow covenant listed in (iv) above during all relevant times. On June 29, 2016, we signed the CMLA, which will replace the CLA upon the successful completion of the technical tests associated with the KG2. Additionally, upon execution of the September Amendments (as defined below), the monthly cash flow covenant listed in (iv) above was removed.

The March Amendments amended the terms of the 2015 Notes to extend the conversion feature until the term of the 2015 Notes and to provide for the issuance of additional warrants. Additionally, in February 2016, pursuant to the terms of the December 2015 amendments to the 2015 Notes, we issued warrants to purchase up to 50,000 shares of our common stock at an exercise price of $12.50 per share, or the February Warrants, and subsequently adjusted the exercise price to $5.00 per share with the issuance of the March Warrants, to $4.00 per share upon the execution of the various warrant amendments on August 24, 2016 (as described below under “August Warrant Amendments”) and to $3.00 per share upon the execution of the amendment and restatement of the 2015 Notes. We accounted for the February Warrants and the March Warrants as derivative liabilities and recorded an additional $148,000 of debt discount upon the issuance of the February Warrants and $1,497,000 of debt discount upon the issuance of the March Warrants.  The December 31, 2015 debt discount and the additional discount recorded in February 2016 and March 2016 is amortized over the expected remaining life of the debt.

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April 2016 Equity Financing

On April 11, 2016, we entered into a stock purchase agreement, pursuant to which we issued to an accredited investor an aggregate of 696,056 shares of our common stock in exchange for gross proceeds of approximately $3.0 million, or the April 2016 Private Placement. The closing of the April 2016 Private Placement satisfied the Qualified Private Offering requirement described in the March Amendments described in Note 11 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus under “March 2016 Amendment to 2015 Notes”.

August 2016 Warrant Amendments

On August 24, 2016, we executed amendments to the 2015 Warrants, the Additional Warrants, the December 2015 Warrants, the February 2016 Warrants and the March 2016 Warrants. The amendments reduced the exercise price of such warrants to $4.00 per share and removed all remaining net cash settlement provisions, as applicable, in each warrant. For the warrants accounted for as derivative liabilities, we marked the warrants to market immediately prior to the change in the strike price to a value of $1,719,000. The removal of the warrant agreement provisions that required derivative accounting resulted in a reclassification of $1,719,000 from derivative liabilities to Paid-in Capital. The reduction in exercise price to $4.00 resulted in an additional discount to the 2015 Notes of $206,000 which will be amortized to interest expense over the expected remaining life of the 2015 Notes.

September and October 2016 Debt Amendments

Effective as of September 1, 2016, we executed amendments to the 2015 Notes and related Securities Purchase Agreements, or the September Amendments, which are binding upon all of the 2015 Notes. The September Amendments (i) extend the deadline for us to commence trading on a Qualified Eligible Market (as defined in the September Amendments) to no later than December 31, 2016; (ii) provide that we may, on or prior to September 1, 2016, issue to one or more investors up to an aggregate of $1,500,000 principal amount of one-year term unsecured notes, as described in Note 9 to our condensed consolidated financial statements included elsewhere in this prospectus, and related warrants, and approve the forms of agreements to be executed in connection with the issuance of such unsecured notes and warrants; (iii) remove the covenant on behalf of us related to net monthly cash flow directly associated with the CLA; (iv) extend the earliest date on which the holders of the 2015 Notes may require us to redeem all or any portion of such 2015 Notes until December 31, 2016; and (v) extend the deadline for us to consummate a Further Private Offering (as defined in the 2015 Notes) to December 31, 2016. Effective as of October 21, 2016, we executed amendments to the 2015 Notes to clarify and conform the terms of such 2015 Notes to the terms of previous amendments to such 2015 Notes and the related Securities Purchase Agreements.

September 2016 Convertible Unsecured Notes

On September 1, 2016, we entered into a securities purchase agreement and related note agreements and warrant agreements whereby we issued $1,250,000 in convertible unsecured promissory notes, or the Convertible Unsecured Notes, and detachable five-year warrants to purchase an aggregate of 124,999 shares of our common stock at an exercise price of $4.00 per share, or the September 2016 Financing. We received total gross proceeds of $1,250,000, less transaction expenses of $20,000 consisting of legal costs for net proceeds of $1,230,000.

The Convertible Unsecured Notes bear interest at a rate of 12% per annum and mature on September 1, 2017. The Convertible Unsecured Notes are subordinate to the 2015 Notes described in Note 8 to our condensed consolidated financial statements included elsewhere in this prospectus. The Convertible Unsecured Notes were initially convertible at the option of the holder into common stock at an initial exercise price of $4.31and will automatically convert into shares of common stock in the event of a conversion of at least 50% of the then outstanding (i) principal, (ii) accrued and unpaid interest with respect to such principal and (iii) accrued and unpaid late charges, if any, with respect to such principal and interest, under the 2015 Notes. Upon the conversion of 50% or more of the 2015 Notes at a price per share less than $4.31, the conversion price of the Convertible Unsecured Notes will be reduced to the effective conversion price of the 2015 Notes. The Convertible Unsecured Notes also contain a blocker provision that prevents us from effecting a conversion in the event that the holder, together with certain affiliated parties, would beneficially own in excess of 9.99% of the shares of common stock outstanding immediately after giving effect to such conversion. At any time after the issuance date of the Convertible Unsecured Notes, we may, at its option, redeem all or any portion of the then outstanding principal and accrued and unpaid interest with respect to such principal, or the Company Optional Redemption Amount, at 100% of such aggregate amount; provided, however, that we may not redeem all or any portion of the Company Optional Redemption Amount so long as any of the 2015 Notes remain outstanding without the prior written consent of the collateral agent with respect to such 2015 Notes and certain investors holding the requisite number of conversion shares and warrant shares underlying the 2015 Notes and April 2015 Warrants and May 2015 Warrants.

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The securities purchase agreement for the Convertible Unsecured Notes calls for the issuance of additional five-year warrants to purchase an aggregate of 62,500 shares at an exercise price of $4.00 per share on each of the 61st, 91st, 121st and 151st days after the closing of the September 2016 Financing, or, in each case, an Additional Warrant Date, but only in the event we have not consummated a further financing consisting of the issuance of common stock and warrants for aggregate gross proceeds of at least $3,000,000 prior to such respective Additional Warrant Date. As of December 31, 2016, we had not consummated a further financing and, as a result, issued warrants to purchase an aggregate of 62,500 shares of our common stock on each of November 1, 2016, December 1, 2016 and December 31, 2016.

December 2016 Convertible Senior Secured Promissory Notes and Warrants Financing

On November 23, 2016, we entered into a securities purchase agreement, pursuant to which we issued to 21 accredited investors unregistered convertible senior secured promissory notes with an aggregate principal amount of approximately $3.7 million, or the December 2016 Notes, and five-year warrants, or the December 2016 Financing Warrants, to purchase an aggregate of 1,498,622 shares of our common stock at an exercise price of $3.00 per share, or the December 2016 Financing Warrant Shares, with aggregate net proceeds to us after a ten percent original issue discount and placement agent fee of approximately $3.2 million, or the December 2016 Financing. In connection with the December 2016 Financing, we agreed to secure the listing of our common stock on a national securities exchange by no later than December 31, 2017.

The December 2016 Notes bear no ordinary interest, as the principal amount of the December 2016 Notes will include an original issue discount. Upon an Event of Default (as defined in the December 2016 Notes), however, the December 2016 Notes will bear interest at a rate of 10% per annum. The December 2016 Notes will mature on December 31, 2018. The December 2016 Notes rank pari passu with the 2015 Notes and rank senior to the Convertible Unsecured Notes. The December 2016 Notes will be convertible at the option of the holder into common stock at an exercise price of $2.50 (as subject to adjustment therein) and will automatically convert into shares of common stock on the fifth trading day immediately following the date on which (i) the Weighted Average Price (as defined in the December 2016 Notes) of the common stock for each trading day during a twenty trading day period equals or exceeds $5.00 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction) and no Equity Conditions Failure (as defined in the December 2016 Notes) has occurred. The December 2016 Notes also contain a blocker provision that prevents us from effecting a conversion in the event that the holder, together with certain affiliated parties, would beneficially own in excess of either 4.99% or 9.99%, with such threshold determined by the holder prior to issuance, of the shares of common stock outstanding immediately after giving effect to such conversion.

Upon an Event of Default and delivery to the holder of the December 2016 Note of notice thereof, such holder may require us to redeem all or any portion of its December 2016 Note at a price equal to 115% of the Conversion Amount (as defined in the December 2016 Notes) being redeemed. Additionally, upon a Change of Control (as defined in the December 2016 Notes) and delivery to the holder of the December 2016 Note of notice thereof, such holder may also require us to redeem all or any portion of its December 2016 Note at a price equal to 115% of the Conversion Amount being redeemed. Further, at any time from and after January 1, 2018 and provided that we have not received either (i) initial deposits for at least eight 2 MW Power Oxidizer units or (ii) firm purchase orders totaling not less than $3,500,000 and initial payment collections of at least $1,600,000, in each case during the period commencing on the issuance date of the December 2016 Notes and ending on December 31, 2017, the holder of the December 2016 Note may require us to redeem all or any portion of its December 2016 Note at a price equal to 100% of the Conversion Amount being redeemed.

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At any time, we may redeem all or any portion of the then outstanding principal and accrued and unpaid interest with respect to such principal under the December 2016 Notes, at 100% of such aggregate amount; provided, however, that the aggregate Conversion Amount to be redeemed pursuant to all December 2016 Notes must be at least $500,000, or such lesser amount as is then outstanding. The portion of the December 2016 Note(s) to be redeemed shall be redeemed at a price equal to the greater of (i) 110% of the Conversion Amount of the December 2016 Note being redeems and (ii) the product of (A) the Conversion Amount being redeemed and (B) the quotient determined by dividing (I) the greatest Weighted Average Price (as defined in the December 2016 Notes) of the shares of common stock during the period beginning on the date immediately preceding the date of the notice of such redemption by us and ending on the date on which the redemption by us occurs by (II) the lowest Conversion Price (as defined in the December 2016 Notes) in effect during such period.

The December 2016 Notes contain a provision that prevents the Company from entering into or becoming party to a Fundamental Transaction (as defined in the December 2016 Notes) unless the successor entity assumes all of our obligations under the December 2016 Notes and the related transaction documents pursuant to written agreements in form and substance satisfactory to at least a certain number of holders of the December 2016 Notes.

In connection with the execution of the purchase agreement for the December 2016 Financing and the issuance of the December 2016 Notes, Ener-Core Power, Inc. entered into a Guaranty, pursuant to which it has agreed to guarantee all of our obligations under the purchase agreement, the December 2016 Notes and the related transaction documents.

The December 2016 Financing Warrants are exercisable immediately in exchange for cash. In addition, unless all of the December 2016 Financing Warrant Shares that are subject to an exercise notice with respect to any December 2016 Financing Warrant are registered for resale pursuant to an effective registration statement and are issuable without any restrictive legend, such December 2016 Financing Warrant may also be exercised by way of a cashless exercise. The December 2016 Financing Warrants also provide that the exercise price of each December 2016 Financing Warrant will be adjusted upon the occurrence of certain events such as stock dividends, stock splits and other similar events. The December 2016 Financing Warrants include a blocker provision that prevents us from effecting any exercise in the event that the holder, together with certain affiliated parties, would beneficially own in excess of either 4.99% or 9.99%, with such threshold determined by the holder prior to issuance, of the shares of common stock outstanding immediately after giving effect to such exercise.

December 2016 Amendments to 2015 Notes

On November 23, 2016, we and certain investors holding 2015 Notes executed amendment agreements, or the Amendment Agreements, to amend and restate the 2015 Notes in order to (i) provide that the 2015 Notes rank pari passu with the December 2016 Notes and (ii) adjust the terms of such 2015 Notes, including without limitation the initial conversion price per share, to conform to the December 2016 Notes. Additionally, the Amendment Agreements provide for the issuance to the holders of the 2015 Notes of additional warrants, or the December 2016 Additional Warrants, to purchase an aggregate of 2,222,217 shares of common stock at an exercise price of $3.00 per share, or the Additional Warrant Shares, in connection with the amendment and restatement of the 2015 Notes. The Amendment Agreements also adjusted the exercise price of certain warrants held by the investors holding 2015 Notes to $3.00 per share.

December 2016 Amendments to Convertible Unsecured Notes

On November 23, 2016, we and certain investors holding Convertible Unsecured Notes executed amendments to the securities purchase agreement for the Convertible Unsecured Notes, or the September 2016 SPA, to (i) extend the deadline for us to commence trading on a Qualified Eligible Market (as defined in the September 2016 SPA) to no later than December 31, 2017 and (ii) reduce the exercise price of certain warrants held by the investors holding Convertible Unsecured Notes to $3.00 per share. Additionally, we and certain investors holding Convertible Unsecured Notes executed amendments to such Convertible Unsecured Notes to reduce the initial conversion price per share of such Convertible Unsecured Notes to $2.50 and adjust certain definitions.

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Dresser-Rand 2 MW Integration

During the nine months ended September 30, 2016, we allocated a significant portion of our resources, including nearly all of our engineering staff and additional consultants, to the completion of our initial 2MW Power Oxidizer, which we subsequently integrated with the Dresser-Rand KG2-3GEF turbine to create a 2MW Powerstation that is currently undergoing final field testing.

On November 14, 2014, we entered into a Commercial License Agreement, or, as amended, the CLA, with Dresser-Rand, through our wholly-owned subsidiary, Ener-Core Power, Inc., which grants Dresser-Rand the right to market and sell the Dresser-Rand KG2-3GEF 2 MW gas turbine coupled with our Power Oxidizer, or a Combined System. The CLA grants Dresser-Rand exclusive rights to commercialize the Ener-Core Power Oxidizer, within ranges of 1–4 MW of power capacity, bundled with the Dresser-Rand KG2 gas-turbine product line. As part of the CLA, Dresser-Rand agreed to pay a $1.6 million initial license fee, under the condition that we were able to successfully scale up the technology from the current size of 250 kW to a size of 2 MW. Dresser-Rand also agreed to achieve annual sales thresholds agreed to by both companies in order to retain the exclusivity of the commercial license. Upon payment of the initial license fee in full, Dresser-Rand will have an exclusive license to sell the Ener-Core Power Oxidizer within ranges of 1–4 MW of power capacity, bundled with a gas-turbine to generate electricity.

The CLA calls for a series of technical milestones. The first technical milestone involved the completion of a “Sub-Scale Acceptance Test,” or SSAT, which we successfully completed in July 2015. The second technical milestone will be the “Full-Scale Acceptance Test,” or FSAT, that includes a multitude of tests using a full, working Combined System. During the second half of 2015 and continuing into the first quarter of 2016, we constructed the Combined System, which was substantially complete as of September 30, 2016. We commissioned the Combined System in the second quarter of 2016 and began the FSAT procedures. Both the SSAT and FSAT are required prior to the delivery of the first commercial 1.75 MW Combined System units.

The CLA also requires the satisfaction of certain binding conditions, all fully satisfied in 2015, in order for Dresser-Rand to be obligated to perform its covenants under the CLA, which covenants include the payment of license fees into escrow, the acceptance of binding purchase orders from its customers for KG2/PO units, the issuance of binding purchase orders to us for Power Oxidizer units and the performance of additional engineering services required for the FSAT. In March 2015, the CLA was amended to revise the second binding condition. The revised binding condition eliminates the need for a bond but requires the $400,000 quarterly cash payments due from Dresser-Rand to be paid into a cash escrow account. Funds may be released from the cash escrow as follows: (i) to Dresser-Rand for up to $500,000 to reimburse Dresser-Rand for certain engineering costs; (ii) to Dresser-Rand in the event of termination of the CLA as a result of a failed acceptance test; or (iii) to us upon the satisfaction of the FSAT. In September 2016, we and Dresser-Rand mutually agreed to waive the FSAT requirement for escrow cash release and, subsequently, Dresser-Rand released to us the $1.6 million license fee payment from escrow, from which we received $1.1 million in cash, representing the $1.6 million license fee net of $500,000 paid to Dresser-Rand for engineering services. In October 2016, the escrow account was closed. In October 2016, we shipped the first two KG2/PO Power Oxidizer units to the Pacific Ethanol location in Stockton, California for further implementation with the Dresser-Rand KG2 turbines.

Dresser-Rand Commercial and Manufacturing Agreement

On June 29, 2016, we entered into a Commercial and Manufacturing License Agreement, or the CMLA, with Dresser-Rand, through Ener-Core Power, Inc., intended to supersede and replace the CLA. Upon successful completion of the FSAT, the CLA will terminate and the CMLA will provide the terms of the commercial relationship between us and Dresser-Rand. Once the FSAT is completed, the effective date of the CMLA will be deemed November 14, 2014. In the event we are unable to successfully complete the FSAT, the CLA will continue to govern our commercial relationship with Dresser-Rand. As of December 31, 2016, we had performed the testing protocols of substantially all of the required tests, the results of which remain subject to verification by Dresser-Rand, which is currently underway.

Under the new CMLA, Dresser-Rand will have a worldwide license to manufacture, market, commercialize and sell the Power Oxidizer as part of the Combined System within the 1 MW to 4 MW range of power capacity, or the License. Initially, the License will be exclusive, even as to us, and will remain exclusive for so long as Dresser-Rand sells a minimum of number of units of the Combined System in each calendar year beginning in 2017, or the Sales Threshold, subject to certain conditions and exceptions. If Dresser-Rand does not meet the Sales Threshold in any calendar year and the Sales Threshold is not otherwise waived, Dresser-Rand may maintain exclusivity of the License by making a true-up payment to us for each unit that is in deficit of the Sales Threshold, or a True-Up Payment; provided, however, that Dresser-Rand may not maintain an exclusive License by making a True-Up Payment for more than two consecutive calendar year periods. In the event Dresser-Rand does not meet the Sales Threshold, does not qualify for a waiver and elects not to make the True-Up Payment, the License will convert to a nonexclusive License.

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Upon a sale by Dresser-Rand of a Combined System unit to a customer, the CMLA requires Dresser-Rand to make a license fee payment to us equal to a percentage of the sales price of the Combined System purchased, in accordance with a predetermined fee schedule that is anticipated to result in a payment of between $370,000 and $600,000 per Combined System unit sold, or the License Fee. Payment terms to us from Dresser-Rand will be 50% of each License Fee within 30 days of order and 50% upon the earlier of the Combined System commissioning or twelve months after the order date.

Dresser-Rand may also request that we undertake design and development work on modifications to the Combined Systems, each referred to as a Bespoke Development. We and Dresser-Rand will negotiate any fees resulting from any such Bespoke Development on a case-by-case basis. Further, any obligation by us to undertake such Bespoke Development will be conditioned upon the execution of mutually agreed-upon documentation.

As long as the exclusive License remains in effect, we will provide certain ongoing sales and marketing support services, at no additional cost to Dresser-Rand, subject to certain restrictions. Any additional sales and marketing services agreed upon by us and Dresser-Rand will be compensated at an hourly rate to be upwardly adjusted annually.

If we and Dresser-Rand so elect, we will manufacture a certain number of Power Oxidizers as part of a certain number of Combined System projects during a transition period, or the Transition Phase, beginning after execution of the CMLA and prior to the period in which Dresser-Rand manufactures its first three Power Oxidizers as part of at least two individual Combined System projects, or the Initial Manufacturing Phase, as mutually agreed by the parties. So long as the License remains exclusive during the Transition Phase, if any, and the Initial Manufacturing Phase, we will provide a mutually agreed upon number of hours of engineering support services. After the conclusion of the Initial Manufacturing Phase, we will, for so long as the License remains exclusive, continue providing up to an agreed upon number of hours of such support services on an annual basis at no additional cost to Dresser-Rand, subject to certain conditions. Any additional engineering support services agreed upon by us and Dresser-Rand will be compensated at an hourly rate, to be upwardly adjusted annually. During the Transition Phase, we must also develop the spare parts list pertaining to the scope of supply to allow Dresser-Rand to offer service agreements for the Combined System.

We must maintain our existing backstop security, or the Backstop Security, under the CLA in favor of Dresser-Rand in support of all products manufactured, supplied or otherwise provided by us during the period beginning on the execution date of the CMLA, or the Execution Date, and continuing through the expiration of the warranty period for the Combined System units sold to customers as of the Execution Date; however, if we and Dresser-Rand mutually agree to engage in a Transition Phase, then such Backstop Security must be extended to support all products manufactured, supplied or otherwise provided by us during such Transition Phase.

Dresser-Rand must also: (i) develop the controls strategy for the Dresser-Rand gas turbine control system and integrate it with the Power Oxidizer control system; (ii) with support from us, manufacture and commercialize the Combined System following the Transition Phase; (iii) with support from us, develop and prioritize sales opportunities for the Combined System; (iv) assume the sales lead role with respect to each customer; and (v) take commercial lead in developing sales to customers. In addition, Dresser-Rand will be primarily responsible for overall warranty and other commercial conditions to Combined System customers, as well as sole project and service provider and interface with customers. Dresser-Rand will also be responsible for warranty, service and after-sales technical assistance for all portions of Combined Systems that comprise Dresser-Rand products. We, however, will be responsible for warranty and service for all products manufactured or otherwise provided by us prior to or during the Transition Phase.

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The CMLA prohibits us from, without the prior written consent of Dresser-Rand, permitting the creation of any encumbrance, lien or pledge of its intellectual property which would result in any modification to, revocation of, impairment of or other adverse effect on Dresser-Rand’s rights with respect to the exclusive License. In addition, all intellectual property rights that are owned by either us or Dresser-Rand as of the Execution Date will remain the sole property of such party, subject to the licenses described in the CMLA. The CMLA also contains provisions that govern the treatment of process and technology developments and any joint inventions that (i) relate to the subject matter of the CMLA and (ii) occur after the Execution Date and during the term thereof.

The CMLA also contains certain restrictions on publicity and obligates Dresser-Rand to use its commercially reasonable efforts to include our name and logo and otherwise promote our brand and Power Oxidizers in a mutually agreed-upon manner. We and Dresser-Rand have also mutually agreed to withhold disclosure of certain commercial and technologically sensitive terms of the CMLA including technical specifications, License Fee percentages, and the Sales Threshold minimum annual quantities to maintain exclusivity.

Commercial Sales Efforts

Our commercial sales and marketing focus during 2015 was to build from our first commercial success in 2014 and add to our sales team as we begin to roll out our technology. Shortly after signing the CLA with Dresser-Rand in November 2014, our existing sales team began to work with the international sales and marketing teams from Dresser-Rand to develop a go-to-market strategy. In parallel, our existing internal sales team has continued to advance commercial opportunities from 2014 and enter new industrial markets with our EC250 and EC333 products.

In 2015, we began to focus our sales resources and efforts toward the improved commercialization of our technology, and we increased our sales efforts through the hiring of two key sales and marketing executives with experience in the oil and gas, waste remediation and pollution control industries. In January 2015, we engaged the services of John Millard as Director of the Europe/Middle East Region. Mr. Millard is based out of Zurich, Switzerland and has been tasked with marketing our Power Oxidizer technology into Europe and the Middle East, both of which are markets that we believe have demonstrated a willingness and a desire to be early adopters of our technology. In March 2015, we hired Mark Owen as Director of Sales in North America. Mr. Owen brings years of industry experience including recent experience selling pollution control systems throughout North America, along with experience rolling out new technology solutions and building sales teams and processes.

During 2015, one of our international distributors, Holland Renewable Energy Technologies, added an additional distribution partner to its commercial agreements. This new distributor, Hofstetter B.V, will begin to distribute our Power Oxidizer solutions in 2015 in the European market. Hofstetter is a world leader in flaring technology systems and has installed over 1,600 flaring systems worldwide. We believe this partnership will result in increased market awareness in Europe, a market that we believe is increasingly receptive of our technology solutions. We believe that Hofstetter provides an immediate and established market presence in Europe.

We are entering the combined heat and power, or CHP, market that is highly competitive and historically conservative in its acceptance of new technologies. To date, we have sold and delivered one 250 kW commercial PowerStation unit to the Netherlands and have sold one additional 250 kW PowerStation unit to a landfill site in Southern California scheduled for delivery in 2017. We have also sold two initial 2MW Power Oxidizers to Dresser-Rand for installation at their end user customer, Pacific Ethanol, which were delivered in the second half of 2016 but which remain subject to acceptance conditions which may not have been met as of December 31, 2016 and which remain subject to further review or deferral, depending in part on the results of the final FSAT test results. These three systems, combined with the Dresser-Rand license fees of $1.6 million, represent our $4.6 million order backlog as of January 12, 2017. To date, we have billed $4.2 million and collected $4.1 million of our existing backlog.

In May 2016, we received a conditional purchase order for four 250 kW Powerstations expected to be installed on a landfill site in Southern California and scheduled for delivery in late 2017. This order is valued at approximately $4.0 million and is subject to additional pre-sales engineering and permitting requirements.

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Dresser-Rand Initial Commercial Activity

In January 2015, Pacific Ethanol announced the first sale of the new KG2-3GEF/PO unit, which placed a two unit order with Dresser-Rand. Pursuant to the terms of the CLA, we began working on the initial phase of these two systems immediately after the announcement of the order received by Dresser-Rand from Pacific Ethanol. After receipt of formal acceptance of the successful completion of the SSAT, in August 2015, we received a binding purchase order from Dresser-Rand for two 1.75MW Power Oxidizer units for a total purchase price of $2.1 million. We received the entire $2.1 million purchase price in the fourth quarter of 2015 after we satisfied the Dresser-Rand performance security requirement in November 2015. In September 2016, we secured the release of the license fees payable from Dresser-Rand, which had previously been placed in an escrow account and which were contingent upon satisfaction of the FSAT. We received $1.1 million in cash, representing the $1.6 million license fee net of $500,000 paid to Dresser-Rand for engineering services. We have not recognized the license fees as revenues as of September 30, 2016, since the required testing has not been completed.

Other Commercial Efforts

In May 2015, we received an award for our second commercial EC250 Powerstation as part of a California Energy Commission award of $1.5 million to the University of California, Irvine’s Advanced Power & Energy Program. We received a formal purchase order of approximately $900,000 in the third quarter of 2015 and through September 30, 2016 we have billed and collected $815,000. We anticipate that delivery and commission of this Powerstation will occur in 2017.

Our commercial sales and marketing focus during 2016 was to work with the domestic and international sales and marketing teams from Dresser-Rand to facilitate additional KG2 unit sales in order to drive Power Oxidizer sales. While we expect to close multiple KG2 opportunities in 2017, some of our potential orders for KG2 units require the successful completion of the FSAT, the testing protocols of which we substantially completed in the fourth quarter 2016 but which remain subject to verification by Dresser-Rand. In parallel, our existing internal sales team has continued to advance commercial opportunities and enter new industrial markets with our EC250 product. We have also expanded our understanding of our greater, integrated Powerstation solution and are working towards value-added partnership relationships with key providers of products which can use our ultra-low emissions heat. We also intend to sell the Combined System, a full working KG2 unit described above, upon completion of the FSAT procedures. Several parties have expressed interest and we view the possible sale of the Combined System as a potential cash recovery in 2017.

Revenue, Order-to-Cash Cycle and Customer Order Cash Flows

Our order-to-cash cycle is lengthy and requires multiple steps to complete. As such, we utilize and evaluate certain metrics such as bookings, backlog, and billed backlog. The initial commercial phase involves our sales team identifying a suitable project and evaluating each site to determine whether our value proposition fits the potential customer’s needs. We evaluate potential industrial sites based on the amount, density and quality of the waste gas produced, the impacts of air quality penalties and required pollution abatement, and the expected cost savings or sales value of on-site power production. We also evaluate with the potential customer whether there are other financial considerations that could further strengthen the economic payback to the potential customer (which could include revenue increases that may result from pollution abatement benefits or carbon/emission credits or tax avoidance). As part of this evaluation, we work with potential customers to produce financial models, which seek to capture and quantify all of the various benefits of the potential project to determine the overall economic payback to the potential customer. If the potential customer determines to proceed after this evaluation, we enter into an agreement with the customer, which typically includes purchase order arrangements.

Customer orders, which are defined as firm commitments to purchase with fixed and determinable prices and contracted delivery terms, are considered bookings and are included as backlog. From the date of booking until the projected shipping date, we follow the standard practices that are typically followed by other power equipment producers, which include payment terms that involve customer advance payments designed to mirror our cash inventory outlays for sourcing parts and materials necessary to assemble the power plants to achieve a neutral customer order cash flow until delivery. All customer advance payments are recorded as billings, are reported as billed backlog and are represented on our balance sheet as deferred revenue or customer advances. As the Power Oxidizer plant assets are built, the costs are capitalized as inventory.

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Powerstations are shipped to the customer locations and assembled on site. We supervise the assembly and commissioning of the Powerstations, which can take several months to complete. Once commissioning of the fully installed Powerstation(s) is/(are) concluded and title passes to the customer, we issue the final billings and recognize revenues and costs of revenues by decrementing deferred revenues and inventory respectively.

We also charge customers for commissioning services, post sale support, and post-warranty service and maintenance on our Power Oxidizer units. We provide a standard warranty, which typically ends between nine months and one year after commissioning.

Operating expense reduction

Beginning in the first quarter of 2016, we evaluated our cash spending, including the costs incurred with our withdrawn underwritten public offering. Beginning in the second quarter of 2016 and continuing into the third quarter of 2016, we identified and implemented cost reductions, primarily the reduction of employee and consulting headcount and professional services, and we expect to implement additional cost reductions in 2017, including a further reduction of service provider cash spending and a reduction in our fixed overhead costs. Excluding our debt service and excluding non-recurring costs related to the underwritten offering and testing of the FSAT, our quarterly cash spending for the three months ended September 30, 2016 was approximately $1,100,000, a reduction of approximately $400,000 from the first fiscal quarter of 2016.

Commercial Activity

During the quarter ended September 30, 2015, we closed orders for two KG2 Oxidizer systems and one EC 250 Powerstation system for a total unit backlog of $3.0 million. With our $1.6 million in license fees due from Dresser-Rand under the terms of the CLA, we consider our backlog at December 31, 2015 to be $4.6 million. We expect to collect the license fees and ship the three units in 2016.

In November 2015, we delivered to Dresser-Rand a $2.1 million letter of credit with an expiration date of June 30, 2017, which Dresser-Rand accepted as the backstop security required in support of the purchase order for the first two KG2 Power Oxidizer units. Under the terms of the Dresser-Rand purchase order, the backstop security enables us to collect 50% of the order value in cash immediately with additional payments over time as we purchase materials for the Power Oxidizer units. In order to obtain the letter of credit to serve as the required backstop security, we executed a Backstop Security Support Agreement, or the Support Agreement, pursuant to which an investor agreed to provide us with financial and other assistance (including the provision of sufficient and adequate collateral) as necessary to obtain the letter of credit. If the investor is required to make any payments on the letter of credit, we will reimburse the investor the full amount of any such payment, subject to the terms of a Security Agreement and Subordination and Intercreditor Agreement executed concurrently with the Support Agreement. The acceptance of the backstop security by Dresser-Rand allowed us to bill and collect on advance payment billings for the purchase order for the first two KG2 Power Oxidizer units.

During the second half of 2015, we began to bill and collect customer deposits on our existing $4.6 million backlog consisting of $2.4 million billed and collected for sales of our Power Oxidizers and Powerstations systems and $0.4 million billed and paid into escrow for our license fee arrangement with Dresser Rand.

Going Concern

Our consolidated financial statements are prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America, or GAAP, and have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business. Since our inception, we have made a substantial investment in research and development to develop the Power Oxidizer, have successfully deployed an EC250 field test unit at the U.S. Army base at Fort Benning, Georgia, and installed and commissioned our first commercial unit in the Netherlands in the second quarter of 2014. In November 2014, we signed the CLA to incorporate our Power Oxidizer into Dresser-Rand’s 1.75MW turbine. In August 2015, the CLA became a mutually binding agreement due to the satisfaction of certain binding conditions contained in the CLA.

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We have sustained recurring net losses and negative cash flows since inception and have not yet established an ongoing source of revenues sufficient to cover our operating costs and allow us to continue as a going concern. Despite capital raises of $2.5 million in December 2015, $3.0 million in April 2016, $1.25 in September 2016 and $3.4 million in December 2016, we expect to require additional sources of capital to support our growth initiatives. We must secure additional funding to continue as a going concern and execute our business plan.

Our plan is to obtain capital sufficient to meet our operating expenses by seeking additional equity and/or debt financing. The cash and cash equivalents balance (excluding restricted cash) on September 30, 2016, December 31, 2015 and December 31, 2014, was approximately$0.6 million, $2.6 million and $2.2 million, respectively. In April 2016, management began taking steps to reduce our operational cash burn through a combination of staff reductions and reductions of outside service providers. We expect to implement additional cost savings through reduced overhead costs later in 2016 as well as reduced non-recurring costs and capital expenditures related to our efforts to develop the 2MW KG2. We expect that the $0.6 million of cash and cash equivalents as of September 30, 2016, the $3.0 million of equity raised in April 2016, $1.25 million in September 2016, $3.4 million in December 2016 and receipts on customer billings, will continue to fund our working capital needs, general corporate purposes, and related obligations into the fourth quarter of 2016 at our reduced spending levels. However, we expect to require significantly more cash for working capital and as financial security to support our growth initiatives. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock pursuant to the registration statement of which this prospectus is a part.

 We will pursue raising additional equity and/or debt financing to fund our operations and product development. If future funds are raised through issuance of stock or debt, these securities could have rights, privileges, or preferences senior to those of our common stock and debt covenants that could impose restrictions on our operations. Any equity or convertible debt financing will likely result in additional dilution to our current stockholders. We cannot make any assurances that any additional financing, including the proposed registered offering, will be completed on a timely basis, on acceptable terms or at all.  Our inability to successfully raise capital in a timely manner will adversely impact our ability to continue as a going concern. If our business fails or we are unable to raise capital on a timely basis, our investors may face a complete loss of their investment.

The accompanying consolidated financial statements do not give effect to any adjustments that might be necessary if we were unable to meet our obligations or continue operations as a going concern.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant items subject to such estimates and assumptions include but are not limited to: collectability of receivables; the valuation of certain assets, useful lives, and carrying amounts of property and equipment, equity instruments and share-based compensation; provision for contract losses; valuation allowances for deferred income tax assets; valuation of derivative liabilities; and exposure to warranty and other contingent liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

While our significant accounting policies are more fully described in the notes to our consolidated financial statements included elsewhere in this prospectus, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating our financial condition and results of operations.

Basis of Presentation

The accompanying consolidated financial statements include our accounts and our wholly-owned subsidiary, Ener-Core Power, Inc. All significant intercompany transactions and accounts have been eliminated in consolidation. All monetary amounts are rounded to the nearest $000, except certain per share amounts.

The accompanying financial statements have been prepared in accordance with GAAP.

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Reclassifications

Certain amounts in the 2015 consolidated condensed financial statements have been reclassified to conform to the current year presentation. These reclassifications have no effect on previously reported net loss.

Segments

We operate in one segment. All of our operations are located domestically.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant items subject to such estimates and assumptions include but are not limited to: collectability of receivables; the valuation of certain assets, useful lives, and carrying amounts of property and equipment, equity instruments and share-based compensation; provision for contract losses; valuation allowances for deferred income tax assets; valuation of derivative liabilities; and exposure to warranty and other contingent liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Foreign Currency Adjustments

Our functional currency for all operations worldwide is the U.S. dollar. Nonmonetary assets and liabilities are translated at historical rates and monetary assets and liabilities are translated at exchange rates in effect at the end of the year. Income statement accounts are translated at average rates for the year. At September 30, 2016 and 2015 and December 31, 2015 and 2014, we did not hold any foreign currency asset or liability amounts. Gains and losses resulting from foreign currency transactions are reported as other income in the period they occurred.

Concentrations of Credit Risk

Cash and Cash Equivalents

We maintain our non-interest bearing transactional cash accounts at financial institutions for which the Federal Deposit Insurance Corporation, or FDIC, provides insurance coverage of up to $250,000. For interest bearing cash accounts, from time to time, balances exceed the amount insured by the FDIC. We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk related to these deposits. At September 30, 2016 and December 31, 2015, we had $200,000 in deficit and $2.5 million in excess of the FDIC limit, respectively.

We consider all highly liquid investments available for current use with an initial maturity of three months or less and are not restricted to be cash equivalents. We invest our cash in short-term money market accounts.

Restricted Cash

Collateral Account

Under a credit card processing agreement with a financial institution that was entered in 2013, we are required to maintain funds on deposit with the financial institution as collateral. The amount of the deposit, which is at the discretion of the financial institution, was $50,000 on September 30, 2016 and December 31, 2015 and 2014.

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Dresser-Rand Escrow Account

Under the CLA, prepaid license fee payments of $400,000 per quarter were paid by Dresser-Rand into an escrow account with a financial institution beginning in August 2015. Dresser-Rand withdrew up to $125,000 per quarter from this escrow account for qualified engineering expenses incurred by Dresser-Rand under the terms and conditions of the CLA. Through September 30, 2016, Dresser-Rand funded $1,600,000 and withdrew $500,000. On September 26, 2016 substantially all of the remaining $1,100,000 was released to us from the escrow account and, in October 2016, the escrow account was closed. The balance in the escrow account was $5,000, $150,000 and $0 on September 30, 2016 and December 31, 2015 and December 31, 2014, respectively. See also Note 8—Deferred Revenues and Customer Advances to our condensed consolidated financial statements included elsewhere in this prospectus.

Accounts Receivable

Our accounts receivable are typically from credit worthy customers or, for international customers are supported by guarantees or letters of credit. For those customers to whom we extend credit, we perform periodic evaluations of them and maintain allowances for potential credit losses as deemed necessary. We generally do not require collateral to secure accounts receivable. We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in existing accounts receivable. We periodically review our accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

As of September 30, 2016 and December 31, 2014, one customer accounted for 100% of net accounts receivable. We had no net accounts receivable as of December 31, 2015.

Accounts Payable

As of September 30, 2016, December 31, 2015 and December 31, 2014, three, five and six vendors, respectively, collectively accounted for approximately 45%, 50% and 54% of our total accounts payable.

Inventory

Inventory, which consists of raw materials, is stated at the lower of cost or net realizable value, with cost being determined by the average-cost method, which approximates the first-in, first-out method. At each balance sheet date, we evaluate our ending inventory for excess quantities and obsolescence. This evaluation primarily includes an analysis of forecasted demand in relation to the inventory on hand, among consideration of other factors. Based upon the evaluation, provisions are made to reduce excess or obsolete inventories to their estimated net realizable values. Once established, write-downs are considered permanent adjustments to the cost basis of the respective inventories. At September 30, 2016, December 31, 2015 and 2014, we did not have a reserve for slow-moving or obsolete inventory.

Property and Equipment

Property and equipment are stated at cost, and are being depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to ten years. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed. At the time property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are reflected in the consolidated statements of operations.

Deposits

Deposits primarily consist of amounts incurred or paid in advance of the receipt of fixed assets or are deposits for rent and insurance.

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Accrued Warranties

Accrued warranties represent the estimated costs that will be incurred during the warranty period of our products. We make an estimate of expected costs that will be incurred by us during the warranty period and charge that expense to the consolidated statement of operations at the date of sale. We also reevaluate the estimate at each balance sheet date and if the estimate is changed, the effect is reflected in the consolidated statement of operations. We made our initial commercial sale to Efficient Energy Conversion TurboMachinery, B.V., or EECT, in the second quarter of 2014 with a six month warranty and later extended that warranty at our discretion. We had no warranty accrual at December 31, 2015 or September 30, 2016. We expect that most terms for future warranties of our Powerstations and Power Oxidizers will be depending on the warranties provided and the products sold. Accrued warranties for expected expenditures within one year are classified as current liabilities and as non-current liabilities for expected expenditures for time periods beyond one year.

Deferred Rent

We record deferred rent expense, included in accrued expenses, which represents the temporary differences between the reporting of rental expense on the financial statements and the actual amounts remitted to the landlord. The deferred rent portion of lease agreements are leasing inducements provided by the landlord. Also, tenant improvement allowances provided are recorded as a deferred rent liability and recognized ratably as a reduction to rent expense over the lease term. As of September 30, 2016, we had $4,000 of deferred rent, recorded in accrued liabilities.

Intangible Assets

Our intangible assets represent intellectual property acquired during the reverse merger. We amortize our intangible assets with finite lives over their estimated useful lives.

Impairment of Long-Lived Assets

We account for our long-lived assets in accordance with the accounting standards which require that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical carrying value of an asset may no longer be appropriate. We consider the carrying value of assets may not be recoverable based upon our review of the following events or changes in circumstances: the asset’s ability to continue to generate income from operations and positive cash flow in future periods; loss of legal ownership or title to the assets; significant changes in our strategic business objectives and utilization of the asset; or significant negative industry or economic trends. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset are less than its carrying amount. As of September 30, 2016 and December 31, 2015 and 2014, we do not believe there have been any impairments of our long-lived assets. There can be no assurance, however, that market conditions will not change or demand for our products will continue, which could result in impairment of long-lived assets in the future.

Fair Value of Financial Instruments

Our financial instruments consist primarily of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, convertible notes, derivative liabilities and capital lease liabilities. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2016 and December 31, 2015 and 2014. The carrying amounts of short-term financial instruments are reasonable estimates of their fair values due to their short-term nature or proximity to market rates for similar items.

We determine the fair value of our financial instruments based on a three-level hierarchy established for fair value measurements under which these assets and liabilities must be grouped, based on significant levels of observable or unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect management’s market assumptions. This hierarchy requires the use of observable market data when available. These two types of inputs have created the following fair-value hierarchy:

●	Level 1: Valuations based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. Currently, we classify our cash and cash equivalents as Level 1 financial instruments.

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●	Level 2: Valuations based on observable inputs (other than Level 1 prices), such as quoted prices for similar assets at the measurement date quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. We do not currently have any accounts under Level 2.

●	Level 3: Valuations based on inputs that require inputs that are both significant to the fair value measurement and unobservable and involve management judgment (i.e., supported by little or no market activity). Currently, we classify our warrants and conversion options accounted for as derivative liabilities as Level 3 financial instruments.

If the inputs used to measure fair value fall in different levels of the fair value hierarchy, a financial security’s hierarchy level is based upon the lowest level of input that is significant to the fair value measurement.

Derivative Financial Instruments

We issue derivative financial instruments in conjunction with its debt and equity offerings and to provide additional incentive to investors and placement agents. We use derivative financial instruments in order to obtain the lowest cash cost-source of funds. Derivative liabilities are recognized in the consolidated balance sheets at fair value based on the criteria specified in Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, topic 815-40 “Derivatives and Hedging—Contracts in Entity’s own Equity.” The estimated fair value of the derivative liabilities is calculated using either the Black-Scholes-Merton or Monte Carlo simulation model method.

We issued detachable common stock warrants and convertible secured notes payable with conversion features in April 2014 and issued detachable common stock warrants and secured debt with a conversion feature in April and May 2015 and again in September 2016. We amended our existing debt to add a conversion feature in December 2015. We issued additional common stock warrants with price reset provisions in December 2015, February 2016 and March 2016. These embedded derivatives and detachable warrants were evaluated under ASC topic 815-40. We determined that the warrants and embedded conversion feature for the April 2014 issuance, the conversion feature for the 2015 issuances the conversion feature for the 2016 issuance should be accounted for as derivative liabilities. In August, 2016 all warrants issued that were previously determined to be accounted for as derivative liabilities were amended and we determined that after giving rise to the amendments, that the warrants were no longer required to be accounted for as derivative liabilities. We determined that the detachable warrants associated with the 2015 issuance on the issuance date and the detachable warrants associated with the 2016 issuance on the issuance date should not be accounted for as derivative liabilities. Warrants and the debt conversion features determined to be derivative liabilities were bifurcated from the debt host and are classified as liabilities on the consolidated balance sheet. Warrants not determined to be derivative liabilities were recorded to debt discount and paid in capital. We record the warrants and embedded derivative liabilities at fair value and adjust the carrying value of the common stock warrants and embedded derivatives to their estimated fair value at each reporting date with the increases or decreases in the fair value of such warrants and derivatives at each reporting date, recorded as a gain or (loss) in the consolidated statements of operations. The 2015 detachable warrants determined not to be derivative liabilities were recorded to debt discount with a corresponding entry to paid-in capital. The warrants amended in 2016 where the accounting was changed to eliminate derivative liability treatment were marked to market immediately prior to the amendment and the fair value was reclassified on the amendment date from derivative liabilities to paid in capital.

Revenue Recognition

We generate revenue from the sale of our clean power energy systems and from consulting services. Revenue is recognized when there is persuasive evidence of an arrangement, product delivery and acceptance have occurred, the sales price is fixed or determinable and collectability of the resulting receivable is reasonably assured. Amounts billed to clients for shipping and handling are classified as sales of product with related costs incurred included in cost of sales.

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Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related revenue is recorded. We defer any revenue for which the services have not been performed or are subject to refund until such time that we and our customer jointly determine that the services have been performed or no refund will be required.

Revenues under long-term construction contracts are generally recognized using the completed-contract method of accounting. Long-term construction-type contracts for which reasonably dependable estimates cannot be made or for which inherent hazards make estimates difficult are accounted for under the completed-contract method. Revenues under the completed-contract method are recognized upon substantial completion—that is acceptance by the customer, compliance with performance specifications demonstrated in a factory acceptance test or similar event. Accordingly, during the period of contract performance, billings and costs are accumulated on the balance sheet, but no profit or income is recorded before completion or substantial completion of the work. Anticipated losses on contracts are recognized in full in the period in which losses become probable and estimable. Changes in estimate of profit or loss on contracts are included in earnings on a cumulative basis in the period the estimate is changed. As of September 30, 2016, December 31, 2015 and December 31, 2014, we had a $600,000, $600,000 and no provision for contract losses, respectively.

Research and Development Costs

Research and development costs are expensed as incurred.  Research and development costs were $2,871,000 and $2,636,000 for the nine months ended September 30, 2016 and 2015, respectively, and were $3,412,000 and $3,156,000 for the years ended December 31, 2015 and 2014, respectively.

Share-Based Compensation

We maintain an equity incentive plan and record expenses attributable to the awards granted under the equity incentive plan. We amortize share-based compensation from the date of grant on a weighted average basis over the requisite service (vesting) period for the entire award.

We account for equity instruments issued to consultants and vendors in exchange for goods and services at fair value. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant’s or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

In accordance with the accounting standards, an asset acquired in exchange for the issuance of fully vested, non-forfeitable equity instruments should not be presented or classified as an offset to equity on the grantor’s balance sheet once the equity instrument is granted for accounting purposes. Accordingly, we record the fair value of the fully vested, non-forfeitable common stock issued for future consulting services as prepaid expense in our consolidated balance sheets.

Income Taxes

We account for income taxes under the provisions of the accounting standards. Under the accounting standards, deferred tax assets and liabilities are recognized for the expected future tax benefits or consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such asset will not be realized through future operations. Our deferred tax assets and liabilities are primarily related to our Net Operating Losses and timing differences between book and tax accounting for depreciation and our net deferred tax assets were fully reserved as of December 31, 2015 and December 31, 2014.

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The accounting guidance for uncertainty in income taxes provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. We recognize any uncertain income tax positions on income tax returns at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. As of December 31, 2015 and 2014 there were no unrecognized tax benefits included in the consolidated balance sheets that would, if recognized, affect the effective tax rate. Our practice is to recognize interest and/or penalties related to income tax matters in income tax expense. We had no accrual for interest or penalties on our consolidated balance sheets at December 31, 2015 and 2014 and have not recognized interest and/or penalties in the consolidated statements of operations for the years ended December 31, 2015 or 2014.

We are subject to taxation in the U.S. and various state and foreign jurisdictions.

We do not foresee material changes to our gross uncertain income tax position liability within the next twelve months.

Earnings (Loss) per Share

Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive. Approximately 1.6 million, 0.5 million, 1.1 million and 0.5 million shares of common stock issuable upon full exercise of all options and warrants at September 30, 2016 and 2015 and December 31, 2015 and 2014, respectively, and all shares potentially issuable in the future under the terms of the Secured Notes Payable were excluded from the computation of diluted loss per share due to the anti-dilutive effect on the net loss per share.

All share and per share amounts in the table below have been adjusted to reflect the 1-for-50 reverse split of our issued and outstanding common stock on July 8, 2015, retroactively.

	Three Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014
Net loss	$(1,596,000)	$(3,310,000	$(13,107,000)	$(10,534,000)
Weighted average number of common shares outstanding:
Basic and diluted	3,785,216	2,464,100	2,405,147	1,707,620
Net loss attributable to common stockholders per share:
Basic and diluted	$(0.42)	$(1.34	$(5.45)	$(6.17)

Comprehensive Income (Loss)

We have no items of other comprehensive income (loss) in any period presented. Therefore, net loss as presented in our Consolidated Statements of Operations equals comprehensive loss.

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Results of Operations for the Three and Nine Months Ended September 30, 2016 and 2015

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Revenues	$—	$—	$—	$—
Cost of goods sold:	—	—	—	—
Gross profit	—	—	—	—

Operating expenses:
Selling, general, and administrative	941,000	1,165,000	3,255,000	3,475,000
Research and development	1,170,000	928,000	2,871,000	2,636,000
Total operating expenses	2,111,000	2,093,000	6,126,000	6,111,000
Operating loss	(2,111,000)	(2,093,000)	(6,126,000)	(6,111,000)

Other income (expenses):
Interest expense	(246,000)	(150,000)	(985,000)	(257,000)
Amortization of debt discount	(809,000)	(1,117,000)	(2,209,000)	(1,921,000)
Loss on exchange of warrants	—	—	—	(279,000)
Loss on modification of convertible debt	—	—	(1,429,000)	—
Gain (loss) on valuation of derivative liabilities	1,570,000	50,000	3,124,000	(33,000)
Total other income (expenses), net	515,000	(1,217,000)	(1,499,000)	(2,490,000)
Loss before provision for income taxes	(1,596,000)	(3,310,000)	(7,625,000)	(8,601,000)
Provision for income taxes	—	—	3,000	—
Net loss	$(1,596,000)	$(3,310,000)	$(7,628,000)	$(8,601,000)

Loss per share—basic and diluted	$(0.42)	$(1.34)	$(2.12)	$(3.61)
Weighted average common shares—basic and diluted	3,785,216	2,464,100	3,591,233	2,385,500

Revenue, Cost of Goods Sold and Gross Profit/(Loss)

We had no revenues for both the three and nine months ended September 30, 2016 or 2015, respectively, and, therefore, we had no cost of goods sold or gross profit or loss.

Selling, general and administrative expenses

Selling, general and administrative expenses costs include officer compensation, salaries and benefits, stock-based compensation expense, consulting fees, legal expenses, intellectual property costs, accounting and auditing fees, investor relations costs, insurance, public company reporting costs and listing fees, and corporate overhead related costs.  Total selling, general and administrative expenses for the three months ended September 30, 2016 decreased $228,000, or 19.5%, to $941,000 from $1,169,000 for the same period of the prior year. The decrease was primarily due to the cost savings measures we implemented beginning in April 2016, including a decrease in stock compensation of $36,000, a decrease in professional services of approximately $166,000 for lower legal and investor relations expenses, a decrease of $17,000 in overhead, and a decrease of $11,000 for travel expenses.

Total selling, general and administrative expenses for the nine months ended September 30, 2016 decreased $221,000, or 6.4%, to $3,254,000 from $3,475,000 for the same period of the prior year. The decrease was primarily due to the net effect of a decrease of headcount costs and stock compensation expenses of approximately $37,000, a reduction of approximately $62,000 in travel expenses, an expense decrease due to overhead allocated to research and development of $44,000, a reduction of professional services of $16,000 and a reduction of approximately $42,000 in non-recurring charges, including bad debt expense and bank charges.

Research and development

Research and development costs include development expenses for the Power Oxidizer and integration expenses related to our Power Oxidizer products with other partners such as Dresser-Rand and include salaries and benefits, consultant fees, cost of supplies and materials for samples and prototypes, depreciation, as well as outside services costs. Research and development expense for the three months ended September 30, 2016 increased $242,000, or 26.0%, to $1,170,000 from $928,000 for the same period of the prior year. The increase is due to the net effect of lower recurring expenses due to lower headcount, an expense reduction due to an allocation of headcount costs to Power Oxidizers carried in fixed assets and inventory, an increase in non-recurring charges due to the FSAT test unit in 2016 and a decrease in non-recurring charges due to the SSAT testing in 2015. See tabular presentation and greater detail below.

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Research and development expense for the nine months ended September 30, 2016 increased $235,000, or 8.9%, to $2,871,000 from $2,636,000 for the same period of the prior year.  he increase is due to the net effect of lower recurring expenses due to lower headcount, an expense reduction due to an allocation of headcount costs to Power Oxidizers carried in fixed assets and inventory, an increase in non-recurring charges due to the FSAT test unit in 2016 and a decrease in non-recurring charges due to the SSAT testing in 2015. See tabular presentation and greater detail below.

The following tabular presentation sets forth certain changes to research and development expenses for the three and nine months ended September 30, 2016 and 2015, respectively:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Research and Development Expenses	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Recurring gross headcount, overhead, supplies and depreciation	669,000	766,000	2,370,000	2,459,000
Less amount capitalized to FSAT and Inventory units	(186,000)	—	(186,000)	—
Net recurring research and development expenses	483,000	766,000	2,184,000	2,459,000
Non-recurring FSAT equipment related expenses	687,000	—	687,000	—
Non-recurring SSAT related expenses	—	162,000	—	177,000
Total Research and Development expenses	$1,170,000	$928,000	$2,871,000	$2,636,000

The decrease in the recurring gross expenses of $97,000 to $669,000 for the three months ended September 30, 2016 and the decrease of $89,000 to $2,370,000 for the nine months ended September 30, 2016 is due to lower employee headcount, lower consulting, and lower stock compensation charges compared to the comparable 2015 reporting periods.

The three and nine months ended September 30, 2016 included a reduction of $186,000 related to salaries, benefits, and consulting costs associated with the buildout and completion of the FSAT unit and partial construction of the two Power Oxidizers delivered in October 2016 to Pacific Ethanol. We capitalized $45,000 to fixed assets for the FSAT unit and $141,000 into inventory for the Power Oxidizer units delivered to Pacific Ethanol in October 2016.

The three and nine months ended September 30, 2016 included $687,000 of non-recurring expenses and charges related to the FSAT conducted in the 2016 quarter, including $350,000 of assets capitalized in 2015 as fixed assets but not placed into service until the end of the second quarter of 2016. We determined that the underlying assets recorded in 2015 and certain similar assets recorded in 2016 were not likely to be recovered and therefore considered to be impaired. The three and nine months ended September 30, 2015 included non-recurring costs related to the SSAT, which was completed in 2015.

Other Income (Expenses):

Other income (expenses) for the three and nine months ended September 30, 2016 consisted primarily of cash and non-cash interest on the 2015 Notes, placed in April and May 2015 and the Convertible Unsecured Notes, placed in September 2016, the non-recurring charge for the modification of the 2015 Notes, cash and non-cash charges on the backstop security arrangement, and the mark to market adjustment for our derivative liabilities related to the 2015 and Convertible Unsecured Notes and the warrants issued in conjunction with our December 2015 private equity placement. Other income (expenses) for the three and nine months ended September 30, 2015 consisted of the mark to market adjustment for the December 2014 warrants, which were exchanged for common stock in April 2015, and cash and non-cash interest on the 2015 Notes, placed in late April and early May 2015.

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Net Loss

For the three months ended September 30, 2016, our net loss was approximately $1.6 million, primarily from operating expenses of $2.1 million and $0.5 million of other income. Operating expenses include recurring cash basis expenses of $1.1 million, reduced by $0.2 million of recurring cash basis expenses capitalized to fixed assets and inventory, non-recurring expenses relating to the FSAT testing and equipment of $0.7 million, and non-cash expenses of $0.5 million, consisting of stock-based compensation expenses of $0.3 million and depreciation of $0.2 million. The $0.5 million of other income (net) consists of $0.3 million of cash interest expense and $0.8 million of non-cash interest expense, which is offset by a $1.6 million mark to market gain on derivative liabilities.

For the nine months ended September 30, 2016, our net loss was approximately $7.6 million, primarily from operating expenses of $6.1 million and other expenses (net) of $1.5 million. The operating expenses included $4.1 million of cash based expenses, a reduction of $0.2 million of recurring cash basis expenses capitalized to assets, non-recurring expenses relating to the FSAT testing and equipment charges of $0.7 million and $1.5 million of non-cash expenses including stock-based compensation of $1.0 million and depreciation of $0.5 million. Other expenses (net) consists of $1.0 million of interest on the 2015 Notes, Convertible Unsecured Notes and $2.1 million backstop security, $2.2 million of amortization of the discount on the 2015 Notes and Convertible Unsecured Notes, which is offset by a $3.1 million mark to market gain on derivative liabilities.

Earnings per share

Earnings per share, basic and diluted were ($0.42) and ($1.34) for the three months ended September 30, 2016 and 2015, respectively, and were ($2.12) and ($1.34) for the nine months ended September 30, 2016 and 2015, respectively.

Liquidity

Cash Flows used in Operating Activities

Our cash used in operating activities was approximately $5.4 million and $4.5 million for the nine months ended September 30, 2016 and 2015, respectively. Cash used in operating activities for the nine months ended September 30, 2016 resulted from a net loss of approximately $7.6 million, reduced by net non-cash charges of $2.5 million for stock-based compensation, gains on revaluation of derivative securities, non-cash interest expense due to amortization of debt discount and deferred financing charges, expense related to modification of debt, fixed asset impairment, and depreciation, offset by a change of $0.3 million of working capital, primarily due to a $1.9 million increase in inventory, accounts receivable and prepaid expenses offset by a $1.5 million increase in accounts payable and deferred revenue and a $0.1 million decrease in restricted cash. Cash used in operating activities for the nine months ended September 30, 2015 of $4.5 million resulted from a net loss of approximately $8.6 million reduced by $3.6 million of non-cash charges for stock based compensation, depreciation, and losses on revaluation of derivative securities and $0.5 million in additional working capital, primarily increases in accounts payable of $0.8 million and an increase of $0.3 million of restricted cash.

Cash Flows from Investing Activities

Cash used in investing activities of $0.7 million for the nine months ended September 30, 2016 was attributable to the purchase of parts and equipment to build the FSAT unit for the KG2 product development. Cash used in investing activities of $1.8 million for the nine months ended September 30, 2015 was attributable to the purchase of property and equipment consisting primarily of the multi-fuel test facility, which was used to satisfy the initial SSAT for the CLA and early payments made to construct the full KG2 prototype to be used in the KG2 integration for the FSAT.

Cash Flows from Financing Activities

Cash provided by financing activities for the nine months ended September 30, 2016 of $4.1 million consisted of a an equity investment of $2.9 million, net of $0.1 million in fees and the placement of $1.2 million, net of expenses of Convertible Unsecured Notes. Cash provided by financing activities for the nine months ended September 30, 2015 consisted of $4.7 million of proceeds from the $5.0 million 2015 Notes placement, net of $0.3 million in fees, and $0.7 million received from a private equity placement of $0.8 million net of $0.1 million of fees.

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Capital Resources

Our principal capital requirements are to fund our working capital requirements, invest in research and development and capital equipment and fund the continued costs of public company compliance requirements.  We have historically funded our operations through debt and equity financings.

From our inception, we have incurred losses from operations. For the nine months ended September 30, 2016, we have incurred losses from operations and have an accumulated deficit of approximately $38.7 million and a net loss of approximately $7.6 million. For the nine months ended September 30, 2016, we used cash in operations of approximately $5.4 million, which raises substantial doubt about our ability to continue as a going concern.

We expect to continue to incur substantial additional operating losses from costs related to the continuation of product and technology development and administrative activities.  Our cash on hand at September 30, 2016 was approximately $0.7 million (including restricted cash of $50,000).

Our sales cycle can exceed 24 months and, except as noted below, we do not expect to generate sufficient revenue in the next twelve months to cover our operating costs. We anticipate that we will pursue raising additional debt or equity financing to fund new product development and execute on the commercialization of our product plans.

Until we achieve our product commercialization plans and are able to generate sales to realize the benefits of the strategy and sufficiently increase cash flow from operations, we will require additional capital to meet our working capital requirements, research and development, capital requirements and compliance requirements and will continue to pursue raising additional equity and/or debt financing.

Our principal sources of liquidity are cash and receivables.  As of September 30, 2016, cash and cash equivalents (including restricted cash) were $0.7 million, or 9.1% of total assets, compared to $2.8 million, or 37.1% of total assets, at December 31, 2015.  The decrease in cash and cash equivalents was primarily attributable to cash used in operating activities of $5.4 million and $0.7 million of spending on fixed assets, primarily on the KG2 unit to be used for the FSAT testing.

We have not yet achieved profitable operations and have yet to establish an ongoing source of revenue to cover operating costs and meet our ongoing obligations. During the three months ended September 30, 2016, we continued to reduce our cash operating expenses. Excluding one-time charges related to the FSAT unit testing, our September 2016 operational cash requirement decreased to approximately $1.1 million, down from approximately $1.5 million per quarter in the first quarter of 2016. In June 2016, we signed the CMLA with Dresser-Rand. The transition to the CMLA will decrease our cash needs for the next 12 months as compared to our projections for prior quarters due to lower working capital requirements. Since Dresser-Rand will begin manufacturing our Power Oxidizers and pay us a license fee of at least $370,000 per unit, our cash requirements is expected to decrease in future quarters. Our cash spending requirements, excluding debt repayment for the $6.25 million of debt due in 2017, are expected to be $7.0 million, consisting of:

●	Employee, occupancy and related costs: $3.2 million

●	Professional fees and business development costs: $0.8 million

●	Research and development programs: $0.5 million

●	Corporate filings: $0.5 million

●	Working capital: $1.0 million

●	Debt service: $1.0 million

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We expect to reduce our cash spending requirement over the next year by further reducing our operating expenses, reducing our working capital requirement to zero, and eliminating most of our debt service cash spending.

Dresser-Rand license fee payments: Under the CMLA, beginning in the third quarter of 2016, Dresser-Rand is obligated to pay us a minimum of $370,000 per KG2 unit sold, of which 50% is due 30 days after order placement by the end customer to Dresser-Rand and 50% is payable within one year of order placement.

Sale or lease of FSAT KG2 unit: We constructed a functional KG2 production unit as part of the FSAT testing and intend to sell or lease this unit within the next nine months.

Results of Operations for the Fiscal Years Ended December 31, 2015 and 2014

	Year Ended December 31,	Year Ended December 31,
	2015	2014

Revenues	$—	$868,000
Cost of goods sold	600,000	1,170,000
Gross profit (loss)	(600,000)	(302,000)

Operating expenses:
Selling, general, and administrative	5,197,000	5,449,000
Research and development	3,412,000	3,156,000
Total operating expenses	8,609,000	8,605,000
Operating loss	(9,209,000)	(8,907,000)

Other income (expenses):
Interest income	2,000	1,000
Loss on debt conversion	—	(2,414,000)
Loss on exchange of warrants	(279,000)	—
Loss on debt extinguishment	(707,000)	—
Gain (loss) on revaluation of derivative liabilities, net	(198,000)	1,574,000
Interest expense	(2,716,000)	(787,000)
Total other income (expenses), net	(3,898,000)	(1,626,000)
Loss before provision for income taxes	(13,107,000)	(10,533,000)
Provision for income taxes	—	1,000
Net loss	$(13,107,000)	$(10,534,000)

Loss per share—basic and diluted	$(5.45)	$(6.17)
Weighted average common shares—basic and diluted	2,405,147	1,707,620

Revenue

Our revenue primarily consists of Power Oxidizer sales as well as engineering services. For the year ended December 31, 2014, we had revenue of $868,000. For the year ended December 31, 2015, we had no product sales, as compared to $868,000 for the prior year where we had $58,000 of waste gas testing consulting services and sold one unit to Attero in the Netherlands.

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Cost of Goods Sold

For the year ended December 31, 2014, cost of goods sold was $1,170,000. For the year ended December 31, 2015, we had $600,000 of cost of goods sold. Cost of goods sold for 2015 represents the estimated contract loss on the first two KG2 oxidizers sold to Dresser-Rand (a Siemens Company) for delivery expected in 2016. Cost of goods sold for the 2014 periods primarily consisted of the costs to build our Power Oxidizer unit shipped to Attero, including materials, labor, overhead costs and warranty costs, and materials costs related to the consulting services.

Gross profit (Loss)

Gross profit (Loss) increased from ($302,000) in 2014 to ($600,000) in 2015 representing the increase from $0.3 million in warranty driven losses in 2014 for the first commercial unit sold to Attero for a 250 kW Powerstation to a $0.6 million contract loss provision for the first two KG2 Oxidizers sold to Dresser-Rand (a Siemens company) for units expected to be shipped in 2016.

Operating expenses:

Total operating expenses for the years ended December 31, 2015 and 2014 were $8.6 million and $8.6 million respectively. Our operating expenses consist of non-cash expenses including stock compensation charges and depreciation and cash-basis expenses, consisting of employee salaries and benefits paid in cash, rents and overhead, research and development materials, consulting expenses, professional services, and insurance.

From 2014 to 2015, despite the total expenses being consistent, the underlying activity is due to the net effect of a decrease of non-cash expenses of $1.7 million and cash basis expense increases of $1.7 million.

From 2014 to 2015, total expenses paid in cash increased by $1.7 million resulting from:

●	$0.8 million increase in employee salaries and benefits due to increased staff in 2015 to support the engineering integration of for the KG2 Power Oxidizer and the increase sales and marketing headcount.

●	$0.6 million increase in non-recurring professional fees primarily related to our S-1 filings and uplisting efforts.

●	$0.2 million increase in research and development materials.

●	$0.1 million increase in bad debt expense, fees, travel, and other miscellaneous expenses.

The non-cash expense reduction from $3.6 million in 2014 to $1.9 million in 2015 is due to a reduction in stock based compensation of $1.9 million, offset by a $0.2 million increase in depreciation, primarily associated with additional depreciation on our SSAT rig which was capitalized in July 2015.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include officer compensation, salaries and benefits, stock-based compensation expense, consulting fees, legal expenses, intellectual property costs, accounting and auditing fees, investor relations costs, insurance, public company reporting costs and listing fees, and corporate overhead related costs. Total selling, general and administrative expenses for the year ended December 31, 2015 decreased $252,000 to $5,197,000 from $5,449,000 for the same period of the prior year.

The decrease for the year ended December 31, 2015 compared to 2014 is primarily due to the net effect of a decrease in stock-based compensation expense of $1.1 million and offset by a net increase in cash expenses of $0.9 million consisting of approximately $0.3 million of increased employee headcount related costs for additional sales and marketing staff and $0.6 million for increased legal and accounting fees in 2015 associated with costs for the public offering filings and corporate legal work.

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Research and Development Expenses

Research and development costs include development expenses for the Power Oxidizer and integration expenses related to our Power Oxidizer products with partners such as Dresser-Rand and include salaries and benefits, consultant fees, cost of supplies and materials for samples and prototypes, depreciation, as well as outside services costs. Research and development expenses for the fiscal year ended December 31, 2015 increased $256,000 to $3,412,000 from $3,156,000 for 2014.

The increase was due to the net effect of a $0.8 million decrease in non-cash stock-based compensation expense offset by increases of $0.2 million for depreciation associated with the SSAT rig placed into service in mid-2015, an increase of $0.6 million for employee related costs due to higher headcount to support the Dresser-Rand integration, and an increase of $0.3 million for R&D materials, supplies, and natural gas consumed during the SSAT conducted in mid-2015.

Other Income (Expenses)

Other income and expenses for the year ended December 31, 2015 of ($3,898,000) consisted primarily of combined interest expense and amortization of debt discount of ($2,716,000), loss on debt extinguishment of ($707,000), and a loss of ($198,000), all associated with our 2015 Notes entered into in April and May 2015 with a further loss of ($279,000) related to the April 2015 exchange of warrants issued in 2014 for shares of our common stock.

Other income and expenses for the year ended December 31, 2014 of ($1,626,000) consisted primarily of combined interest expense and amortization of debt discount of ($787,000) and loss on debt conversion of ($2,414,000), offset by a gain on the fair value adjustment of our derivative liabilities of $1,574,000, all of which were associated with convertible secured notes issued in April 2014 and settled in August 2014.

Net Loss

For the year ended December 31, 2015, our net loss was approximately $13.1 million, primarily from $600,000 in negative gross profit, operating expenses of $8.6 million, of which $1.5 million was for employee stock compensation, and other expense of $3.9 million related to the 2015 Notes issued in April and May 2015, as amended.

The increase from the net loss of $10.5 million for the year ended December 31, 2014 to $13.1 million for the year ended December 31, 2015 was due to an increase in other expenses of $2.2 million and the increase in operating loss of $0.3 million, as described above.

Liquidity

Cash Flows used in Operating Activities

Our cash used in operating activities were approximately $4.3 million and $4.5 million for the years ended December 31, 2015 and 2014, respectively. Cash used in operating activities for the year ended December 31, 2015 resulted from a net loss of approximately $13.1 million, reduced by non-cash charges of $6.0 million and $2.8 million of working capital. The non-cash charges consisted of $2.2 million in non-cash amortization of debt discounts and deferred financing fees, $1.5 million for stock-based compensation, a $0.7 million loss due to the modification of the 2015 Notes recorded as a debt extinguishment loss, a $0.6 million provision for estimated contract losses on our first two commercial KG2 units, $0.2 million for losses on revaluation of derivative securities, and $0.4 million for depreciation. The $2.8 million change in working capital was primarily due to $2.8 million increase in customer advances an increase of $0.9 million of accounts payable, offset by an increase of $0.7 million for purchased inventory.

Cash used in operating activities for the year ended December 31, 2014 resulted primarily from a net losses of $10.5 million, reduced by non-cash charges of $5.9 million including $3.5 million of stock-based compensation expense, $2.5 million due to the accelerated amortization of debt discount on the conversion in August 2014 of the convertible secured notes issued in April 2014, $0.7 million of debt amortization, $0.4 million in fair value warrants issued for services and settlements, $0.2 million in warranty expenses, $0.2 million in depreciation and $0.1 million in working capital, offset by a $1.7 million gain on the reduction in fair value of our derivative liabilities.

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Cash Flows from Investing Activities

Cash used in investing activities of $3.1 million for the year ended December 31, 2015 was attributable to the purchase of property and equipment consisting primarily of the MFTF, which was used to satisfy the SSAT for the CLA and payments made to construct the full KG2 prototype to be used in the KG2 integration for the FSAT. Cash used in investing activities for the year ended December 31, 2014 was attributable to purchases of research equipment and office equipment of $188,000.

Cash Flows from Financing Activities

Cash provided by financing activities of $7.8 million for the year ended December 31, 2015 was attributable to $3.3 million in equity placements and the $5.0 million of 2015 Notes sold in April and May 2015, net of offering costs and fees. Cash provided by financing activities was $5.7 million for the year ended December 31, 2014 consisting of a $3.8 million equity raise in September 2014, net and the net effect of $3.8 million in proceeds from the convertible secured notes issued in April 2014 and settled in August 2014 offset by a $1.9 million repayment.

Capital Resources

Our principal capital requirements are to fund our working capital requirements, invest in research and development and capital equipment and fund the continued costs of public company compliance requirements. We have historically funded our operations through debt and equity financings.

From our inception, we have incurred losses from operations. For the year ended December 31, 2015, we had a net loss of approximately $13.1 million and an accumulated deficit of approximately $31.1 million. For the year ended December 31, 2015, we used cash in operations of approximately $4.3 million, which raises substantial doubt about our ability to continue as a going concern.

We expect to continue to incur substantial additional operating losses from costs related to the continuation of product and technology development and administrative activities. Our cash on hand at December 31, 2015 was approximately $2.8 million (including restricted cash of $0.2 million). On April 23, 2015, we sold the April 2015 Notes with an aggregate principal amount of $3.1 million and the April 2015 Warrants for the purchase of up to 136,264 shares of our common stock. On May 1, 2015, we sold 108,000 shares of our common stock at a purchase price of $7.50 per share and received gross proceeds of approximately $810,000 from the sale of such shares. On May 7, 2015, we sold the May 2015 Notes with an aggregate principal amount of $1.9 million and the May 2015 Warrants for the purchase of up to 83,517 shares of our common stock. On December 31, 2015, we sold 625,000 shares of our common stock and warrants for the purchase of up to 312,500 shares of our common stock and received gross proceeds of $2.5 million from the sale of such securities. We paid $550,000 in costs and fees associated with these equity and debt financings.

Our sales cycle can exceed 24 months and we do not expect to generate sufficient revenue in the next twelve months to cover our operating costs. We anticipate that we will pursue raising additional debt or equity financing to fund new product development and execute on the commercialization of our product plans. We cannot make any assurances that our strategies will be effective or that any additional financing will be completed on a timely basis, on acceptable terms or at all. Our inability to successfully implement our strategies or to complete any other financing will adversely impact our ability to continue as a going concern.

Until we achieve our product commercialization plans and are able to generate sales to realize the benefits of the strategy and sufficiently increase cash flow from operations, we will require additional capital to meet our working capital requirements, research and development, capital requirements and compliance requirements and will continue to pursue raising additional equity and/or debt financing.

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Our principal source of liquidity is cash. As of December 31, 2015, cash and cash equivalents (including restricted cash) were $2.8 million or 37.2% of total assets compared to $2.2 million, or 67.6% at December 31, 2014. The increase in cash and cash equivalents was due to the receipt of $7.8 million of cash from debt and equity financings, offset by cash used in operating activities of $4.5 million and $3.1 million of spending on fixed assets, primarily on the MFTF and the prototype to be used for the FSAT.

We have not yet achieved profitable operations and have yet to establish an ongoing source of revenue to cover operating costs and meet our ongoing obligations. Our cash needs for the next 12 months are projected to be in excess of $10 million, which we estimate to include the following:

●	Employee, occupancy and related costs: $4.3 million

●	Professional fees and business development costs: $1.2 million

●	Research and development programs: $1.5 million

●	Corporate filings: $0.5 million

●	Working capital: $2.5 million

During the quarter ended December 31, 2015, we began to bill and collect customer deposits on our existing $4.6 million backlog consisting of $2.4 million billed for sales of our Power Oxidizers and Powerstations and $0.4 million billed for our license fee arrangement with Dresser-Rand. Of the $2.8 million billed, we collected $2.4 million in cash, $0.4 million was placed into a restricted escrow account as described below.

Dresser Rand Restricted Cash Escrow Account. As of December 31, 2015, we had $150,000 in restricted cash held in an escrow account under the terms and conditions of the CLA. The escrowed funds represent 25% of the total $1,600,000 license fees due under the CLA, reduced by $250,000 of reimbursable engineering costs payable to Dresser-Rand. We expect to receive additional cash payments of $400,000 per quarter which will be placed into escrow until a gross total of $1,600,000 is placed into the escrow account. Dresser-Rand is allowed to draw up to $125,000 per quarter from the escrow account up to a maximum draw of $500,000. The remaining $1,100,000 will be released to us upon the satisfaction of the FSATs identified in the CLA. We expect the FSAT requirements to be completed in the second quarter of 2016.

Off-Balance Sheet Arrangements

In November 2015, we delivered to Dresser-Rand a $2.1 million letter of credit with an expiration date of June 30, 2017, which Dresser-Rand accepted as the backstop security required in support of the purchase order for the first two KG2 Power Oxidizer units. Under the terms of the Dresser-Rand purchase order, the backstop security enables us to collect 50% of the order value in cash immediately with additional payments over time as we purchase materials for the Power Oxidizer units. In order to obtain the letter of credit to serve as the required backstop security, we executed a Backstop Security Support Agreement, or the Support Agreement, pursuant to which an investor agreed to provide us with financial and other assistance (including the provision of sufficient and adequate collateral) as necessary to obtain the letter of credit. If the investor is required to make any payments on the letter of credit, we will reimburse the investor the full amount of any such payment, subject to the terms of a Security Agreement and Subordination and Intercreditor Agreement executed concurrently with the Support Agreement.

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholders’ equity that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

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Inflation

We believe that inflation has not had a material effect on our operations to date.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 provides a framework for addressing revenue recognition issues and, upon its effective date, replaces almost all existing revenue recognition guidance, including industry-specific guidance, in current U.S. generally accepted accounting principles. ASU 2014-09 is effective beginning with the calendar year ended December 31, 2017. We have not yet assessed the impact ASU 2014-09 will have upon adoption on its financial position, results of operations or cash flows.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU 2014-15 requires that an entity’s management evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. Substantial doubt about an entity’s ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued. Certain disclosures are necessary in the footnotes to the financial statements in the event that conditions or events raise substantial doubt about an entity’s ability to continue as a going concern. ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter and early application is permitted. We have not yet assessed the impact ASU 2014-15 will have upon adoption.

In November 2014, the FASB issued ASU 2014-16—Derivatives and Hedging: Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share is More Akin to Debt or to Equity. ASU 2014-16 clarifies how current GAAP should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. ASU 2014-16 is effected for the interim and annual periods beginning after December 15, 2015. We have not yet assessed the impact ASU 2014-16 will have upon adoption.

In April 2015, the FASB issued ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. ASU 2015-03 simplifies the presentation of debt issuance costs by requiring that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this update. ASU 2015-03 is effective for public business entities for financial statements issued for fiscal years beginning after December 15, 2015 and interim periods within those fiscal years and early application is permitted. We elected to adopt ASU 2015-03 beginning with the interim period ended June 30, 2015. There was no impact to any prior periods presented as a result of adopting ASU 2015-03.

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. ASU 2015-11 requires that entities measure inventory at the lower of cost and net realizable value. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years and early application is permitted. We have not yet assessed the impact ASU 2015-11 will have upon adoption.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. ASU 2015-17 requires that entities’ deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. ASU 2015-17 is effective for fiscal years beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018. We have not yet assessed the impact ASU 2015-17 will have upon adoption.

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In February 2016 the FASB issued ASU 2016-2, Leases (Topic 842). ASU 2016-2 affects any entity entering into a lease and changes the accounting for operating leases to require companies to record an operating lease liability and a corresponding right-of-use lease asset, with limited exceptions. ASU 2016-2 is effective for fiscal years beginning after December 15, 2019 and interim periods with annual periods beginning after December 15, 2010. Early adoption is allowed. We have not yet assessed the impact ASU 2016-2 will have upon adoption.

JOBS Act

Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of new or revised accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

For as long as we remain an “emerging growth company” under the recently enacted JOBS Act, we will, among other things:

●	be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act, which requires that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

●	be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and instead provide a reduced level of disclosure concerning executive compensation; and

●	be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

Although we are still evaluating the JOBS Act, we currently intend to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company,” except that we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. Among other things, this means that our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an emerging growth company, which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as an emerging growth company, we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate us. As a result, investor confidence in us and the market price of our common stock may be materially and adversely affected.

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BUSINESS

Overview

Our proprietary and patented Power Oxidation technology is designed to create greater industrial efficiencies by converting low-quality waste gases generated from industrial processes into usable on-site energy, therefore decreasing both operating costs and significantly reducing environmentally harmful gaseous emissions. We design, develop, license, manufacture and market our Power Oxidizers, which, when bundled with an electricity generating turbine in the 250 kilowatt, or kW, and 2 megawatt, or MW, sizes, are called Powerstations. We currently partner and are pursuing partnerships with large established manufacturers to integrate our Power Oxidizer with their gas turbines, with the goal to open substantial new opportunities for our partners to market these modified gas turbines to industries for which traditional power generation technologies were not technically feasible previously. We currently manufacture our Powerstations in the 250 kW size and manufacture just the Power Oxidizer for the 2MW size. Beginning in 2017, contingent upon the successful completion of certain field testing, our 2MW partner, Dresser-Rand a.s., a subsidiary of Dresser-Rand Group Inc., a Siemens company, or Dresser-Rand, will manufacture the 2MW Power Oxidizers under a manufacturing license and will pay us a non-refundable license fee for each unit manufactured.

Historically, basic industries such as Petroleum, Plastics, Steel and Paper have consumed electricity in their manufacturing processes and created heat for their manufacturing processes through the burning of fossil fuels in a combustion chamber. Nearly all such combustion chambers use high quality premium fuels and burn those fuels at high temperatures, while low-quality waste gases were typically destroyed or vented into the atmosphere. Worldwide, these industrial processes collectively contribute approximately 32% of total global greenhouse gas emissions. Our technology utilizes these waste gases by modifying turbines with our gradual oxidation vessel. Inside this vessel, pressure and temperature are applied over time to destroy contaminants and return a substantially low emission source of energy in the form of heat. This heat then powers a turbine, spinning a generator and creating electricity. This technology can potentially unlock a new, global source of clean power generation (electricity, steam and/or heat energy) while reducing harmful emissions. Our goal is to enable industrial process facilities to generate clean energy from their existing waste gases, thereby reducing the amount of energy they purchase from their regional utilities, and simultaneously reducing the cost of compliance with local, state, and federal air quality regulations by avoiding the chemicals, catalysts and complex permitting required by existing pollution abatement systems.

We have experienced losses since inception and anticipate that we will continue to incur losses and negative cash flows for the foreseeable future as we continue to further develop and deploy our power products.

Our Opportunity

The creation and release of waste gases, which lead to air pollution, is a byproduct of many modern industries. Industrial waste gases take many forms and are often subject to governmental or regulatory oversight via air quality or air standards boards. The rules and guidelines implemented by these boards lead to compliance costs for companies with industrial facilities that emit the waste gases. With the worldwide concerns over the atmospheric emissions of greenhouse gases, air quality standards have become increasingly stringent. For areas with industrial air pollution abatement regulations, industrial polluters currently have the following choices:

(i)	continue to pollute and thereby pay substantial fines imposed by regulatory authorities,

(ii)	reduce their air pollution through existing abatement solutions such as scrubbing or flaring, or

(iii)	institute some combination of these solutions.

Each industrial location must choose the most economic mix of the available solutions, but each of these solutions represents both a financial operating cost as well as an environmental cost.

Our technology provides an alternative to the typical economic and environmental costs of hydrocarbon pollution abatement by providing the ability for industrial facilities to productively utilize their waste gases to generate power, which can be sold or used internally, while at the same time reducing both the atmospheric pollution resulting from those waste gases and any resulting pollution abatement costs.

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Our Technology

Our technology involves the acceleration of a naturally occurring, gas oxidation process by injecting hydrocarbon gases into a controlled, high temperature, high pressure, and oxygen rich environment. Oxidation is a natural and commonly observed chemical reaction that occurs when a substance comes into contact with oxygen over a prolonged period of time, approximately 10 to 20 years for the waste gases that we have targeted. The reaction is exothermic, which generates heat. By accelerating the reaction to 0.5–1.25 seconds within the controlled, steady state environment of our Power Oxidizers, the heat generated from the reaction is compounded and we are able to capture and utilize the heat output within the heat profile ranges necessary to operate standard gas turbines or steam boilers without actually igniting the gas.

In nature, methane and other greenhouse gases react with oxygen in the air and are eventually decomposed through an oxidation reaction over a period of 10 to 20 years. The speed of the reaction is dependent on three primary variables: the temperature, the pressure of the gases, and the abundance of oxygen. The oxidation reaction is exothermic (i.e., generates heat as a natural output of the chemical reaction), but since the reaction occurs slowly in natural, ambient conditions, the heat generated by the reaction is quickly dissipated and normally unnoticeable. Our Power Oxidizer accelerates the natural process by introducing a hydrocarbon-rich waste gas stream into a vessel with a high concentration of air, under pressure, and at high temperature. The combination of these factors results in an oxidation reaction occurring in 0.5–1.25 seconds. By accelerating the reaction within the controlled, steady state environment of our Power Oxidizers, the heat generated from the reaction is compounded and we are able to capture and utilize the heat output within the heat profile ranges necessary to operate standard gas turbines or steam boilers without actually igniting the gas.

Traditionally, industrial heat is provided by the combustion of a hydrocarbon which generates pollution such as nitrogen oxide (NO2), or NOX, as a byproduct. By comparison, our Power Oxidizers provide similar industrial grade heat at temperatures below when NOX is generated in a combustion reaction. The combination of our ability to utilize a low quality or “waste” fuel with the elimination of NOX generation (as compared to combustion heat sources) provides our Power Oxidizers with a superior alternative to traditional heat generation sources.

Our Power Oxidizers are designed to operate on gases with extremely low energy densities as compared to alternative chemical reactions, such as combustion. While the Power Oxidizers operate on waste gases, they may also be operated on commercially available natural gas or other high quality hydrocarbon gas products, or a combination of both waste gases and commercially available natural gas or other high quality hydrocarbon gas products. It should be noted, however, that the Power Oxidation technology is not useful for combustion exhaust gases emitted as the result of combustion reactions such as Carbon Dioxide or Carbon Monoxide. See Figure 1 below for the operating range of the Power Oxidizers.

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Figure 1

Our Products

We have developed a 250 kW Power Oxidizer that we integrate with a 250 kW gas turbine to produce 250 kW Powerstations. We have two Powerstations currently in operation at a landfill site in the Netherlands and at the Irvine campus of the University of California, Irvine, or UCI, and one additional Powerstation currently in the production phase expected to be installed at a landfill in southern California. We have built a Power Oxidizer of a significantly larger size, capable of generating sufficient heat and airflow to power a KG2 turbine produced by Dresser-Rand. Together, the Power Oxidizer and KG2 turbine comprise a 2MW Powerstation. The initial unit was constructed in the first quarter of 2016, and is currently being used in field tests that were substantially completed in the fourth quarter of 2016, at a third party location in Southern California. We have sold two 2MW Power Oxidizers to Dresser-Rand, each of which were delivered to the customer site in October 2016 and were combined with KG2 turbines and installed at Pacific Ethanol’s facility in Northern California in 2016. We believe this scaled-up version of our Power Oxidizer, combined with the KG2 turbine, will result in a Powerstation product that is better aligned with the scale of emissions (and energy requirements) observed at the industrial facilities that we believe stand to benefit most from this technology. As with the 250 kW Powerstation, the larger Powerstations are designed to provide an alternative to typical combustion-based power generation and enable industries to utilize their own waste gases to generate power.

We also expect to integrate our Power Oxidizer technology into additional sized gas turbines as well as other applications that can use the heat generated by our Power Oxidizers to power other industrial applications. We believe other industrial grade waste gas-to-heat opportunities, powered by an ultra-low pollution Power Oxidizer, include: (i) the generation of steam from coupling a Power Oxidizer with a traditional steam boiler, (ii) use in industrial grade dryers for kilns or industrial drying customer requirements, and (iii) use in industrial chiller units for customers requiring cold air or water in their processes.

Our first commercial products, or the EC Series, the Ener-Core Powerstation EC250, or EC250, previously called “FP250,” and the Ener-Core Powerstation EC333, or EC333, are products that combine our Power Oxidizer with a 250 kW and a 333 kW gas turbine, respectively. The gas turbines were initially developed by Ingersoll-Rand, plc, or Ingersoll-Rand, and subsequently enhanced by our predecessor, FlexEnergy, Inc., or FlexEnergy. The substitution of the Power Oxidizer for the combustor within a traditional turbine allows for the resulting, modified turbine to utilize low density waste gases as a fuel, in place of commercially purchased gases. The low energy density gases that the EC Series products can use as a fuel do not have an alternative commercial market as traditional combustion-based turbines require uncontaminated high energy fuels and thus cannot run on low energy density gases, and therefore such low energy density gases have no market value. The use of these waste gases results in a lower fuel cost to operate, in addition to providing a significant reduction in industrial air emissions.

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We are currently completing the scaling up of our Power Oxidizer, as well as the successfully combination thereof with Dresser-Rand’s KG2-3GEF turbine. The resulting product is currently being marketed and sold by Dresser-Rand’s international teams under the Dresser-Rand brand and is called the KG2-3GEF/PO (or KG2 with Power Oxidizer, or KG2/PO). We began the scale up and integration of our Power Oxidizer with Dresser-Rand’s KG2 turbine in late 2014 and continued to invest in engineering resources to support the integration and field testing of this unit throughout 2016. The final step of integration is the completion of the Full Scale Acceptance Test, or FSAT, which commenced in the second quarter of 2016 and was substantially completed in the fourth quarter of 2016, although the results of such tests remain subject to verification by Dresser-Rand. As of January 10, 2017 the results of all of the testing protocols required by the FSAT have not been received and are expected later in the first quarter of 2017.

We fulfilled the first Power Oxidizer units and sold them to Dresser-Rand at an estimated loss of $300,000 each in order to get our product into the field for proof of concept. After approval of the FSAT testing, Dresser-Rand is expected to manufacture the KG2/PO under a commercial and manufacturing license agreement which is expected to generate per unit license fees of between $370,000 and $650,000, calculated as a percentage of the total sales value of the KG2/PO. We will bear no requirement to source materials costs although we will be required to support Dresser-Rand’s sales efforts and installation of the KG2/PO systems. As a result, we expect our per unit margins to increase in future reporting periods.

As compared to alternative technologies, Power Oxidation provides certain advantages over alternative energy-generation technologies, including the following:

●	Operates on a wider range of fuels. Our system is designed to operate on gases with energy densities as low as 50 BTU/scf (1700 kJ/m3). By comparison, most turbine, engine, and fuel cell systems require fuel quality of significantly higher energy densities.

●	Lower air emissions. Our Power Oxidizer technology produces substantially lower emissions of Nitrogen Oxides (NOx) and Carbon Monoxide (CO) (< 1ppm) than, and destroys up to 99% of Volatile Organic Compounds (VOCs) compared to, combustion-based systems like gas engines or gas turbines or other commonly deployed pollution abatement systems.

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Figure 2

●	No chemicals or catalysts for pollution abatement or control. Today, most of the low-quality waste gases produced by industries are processed through pollution abatement technologies that do not generate energy from the gases and are solely in place to reduce the volume of emissions to the atmosphere. Unlike other pollution abatement systems, such as selective catalytic reduction, our Power Oxidizer does not use chemicals or catalysts and, thus, cannot be rendered inactive from catalyst poisoning or degradation.

●	Requires less fuel conditioning. Our system is capable of running on fuels with high levels of contaminants and is designed to require substantially less fuel pre-treatment than competing systems. In most cases, our system is able to process the waste gases from industrial processes without any of the fuel pre-treatment processes that are typically required by combustion-based methods to remove impurities and contaminants prior to generating energy from gases.

Our Power Oxidation technologies also have certain disadvantages over alternative energy-generation technologies, including the following:

●	New and unproven technology. Our Power Oxidation technologies have only been demonstrated commercially in a 250 kW product and our technology has only been commercially available since 2013. Although we have received a purchase order for two of our larger 2 MW Power Oxidizers, we currently have no commercial deployments of these larger units and have not demonstrated their full commercial viability outside of our test facility.

●	Commercial viability. Our Power Oxidation products have had limited commercial installation and to date have been produced on a limited scale.

●	Unproven and early stage value proposition. Our Power Oxidation solutions and our value proposition are not fully demonstrated in multiple real world installations and to date have not been communicated widely among our potential customers. While we believe that our value proposition is sound, the industries in which we are attempting to sell our products are conservative and may discount, or not accept, our value proposition.

●	Competes with existing mature technologies. Our Power Oxidation products often cannot compete on a standalone cost basis solely on either alternative power generation or pollution abatement solutions. Our product solutions currently make economic sense in limited customer applications when pollution abatement and power generation are both required by a customer.

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Licensing Approach

On November 14, 2014, we entered into a global commercial licensing agreement with Dresser-Rand, or the CLA, through our wholly-owned subsidiary, Ener-Core Power, Inc., which granted Dresser-Rand the right to market and sell the Dresser-Rand KG2-3GEF 2 MW gas turbine coupled with our Power Oxidizer, or a Combined System. The CLA grants Dresser-Rand exclusive rights to commercialize the Ener-Core Power Oxidizer, within ranges of 1–4 MW of power capacity, bundled with the Dresser-Rand KG2 gas-turbine product line. As part of the CLA, Dresser-Rand agreed to pay us a $1.6 million initial license fee, under the condition that we were able to successfully scale up the technology to a size of 2 MW. Dresser-Rand also agreed to achieve annual sales thresholds agreed to by both companies in order to retain the exclusivity of the commercial license. Upon payment of the initial license fee in full, Dresser-Rand obtained an exclusive license to sell the Ener-Core Power Oxidizer within ranges of 1–4 MW of power capacity, bundled with a gas-turbine to generate electricity.

On June 29, 2016, we entered into a Commercial and Manufacturing License Agreement, or the CMLA, with Dresser-Rand, through Ener-Core Power, Inc., intended to supersede and replace the CLA. Upon successful completion of the FSAT, the CLA will terminate and the CMLA will provide the terms of the commercial relationship between us and Dresser-Rand. Once the FSAT is completed, the effective date of the CMLA will be deemed November 14, 2014. In the event we are unable to successfully complete the FSAT, the CLA will continue to govern our commercial relationship with Dresser-Rand. As of December 31, 2016, we had performed the testing protocols of substantially all of the required tests, the results of which remain subject to verification by Dresser-Rand, which is currently underway.

Under the new CMLA, Dresser-Rand will have a worldwide license to manufacture, market, commercialize and sell the Power Oxidizer as part of the Combined System within the 1 MW to 4 MW range of power capacity, or the License. Initially, the License will be exclusive, even as to us, and will remain exclusive for so long as Dresser-Rand sells a minimum of number of units of the Combined System in each calendar year beginning in 2017, or the Sales Threshold, subject to certain conditions and exceptions. If Dresser-Rand does not meet the Sales Threshold in any calendar year and the Sales Threshold is not otherwise waived, Dresser-Rand may maintain exclusivity of the License by making a true-up payment to us for each unit that is in deficit of the Sales Threshold, or a True-Up Payment; provided, however, that Dresser-Rand may not maintain an exclusive License by making a True-Up Payment for more than two consecutive calendar year periods. In the event Dresser-Rand does not meet the Sales Threshold, does not qualify for a waiver and elects not to make the True-Up Payment, the License will convert to a nonexclusive License.

Upon a sale by Dresser-Rand of a Combined System unit to a customer, the CMLA requires Dresser-Rand to make a license fee payment to us equal to a percentage of the sales price of the Combined System purchased, in accordance with a predetermined fee schedule that is anticipated to result in a payment of between $370,000 and $600,000 per Combined System unit sold, or the License Fee. Payment terms to us from Dresser-Rand will be 50% of each License Fee within 30 days of order and 50% upon the earlier of the Combined System commissioning or twelve months after the order date.

Dresser-Rand may also request that we undertake design and development work on modifications to the Combined Systems, each referred to as a Bespoke Development. We and Dresser-Rand will negotiate any fees resulting from any such Bespoke Development on a case-by-case basis. Further, any obligation by us to undertake such Bespoke Development will be conditioned upon the execution of mutually agreed-upon documentation.

As long as the exclusive License remains in effect, we will provide certain ongoing sales and marketing support services, at no additional cost to Dresser-Rand, subject to certain restrictions. Any additional sales and marketing services agreed upon by us and Dresser-Rand will be compensated at an hourly rate to be upwardly adjusted annually.

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If we and Dresser-Rand so elect, we will manufacture a certain number of Power Oxidizers as part of a certain number of Combined System projects during a transition period, or the Transition Phase, beginning after execution of the CMLA and prior to the period in which Dresser-Rand manufactures its first three Power Oxidizers as part of at least two individual Combined System projects, or the Initial Manufacturing Phase, as mutually agreed by the parties. So long as the License remains exclusive during the Transition Phase, if any, and the Initial Manufacturing Phase, we will provide a mutually agreed upon number of hours of engineering support services. After the conclusion of the Initial Manufacturing Phase, we will, for so long as the License remains exclusive, continue providing up to an agreed upon number of hours of such support services on an annual basis at no additional cost to Dresser-Rand, subject to certain conditions. Any additional engineering support services agreed upon by us and Dresser-Rand will be compensated at an hourly rate, to be upwardly adjusted annually. During the Transition Phase, we must also develop the spare parts list pertaining to the scope of supply to allow Dresser-Rand to offer service agreements for the Combined System.

We must maintain our existing backstop security, or the Backstop Security, under the CLA in favor of Dresser-Rand in support of all products manufactured, supplied or otherwise provided by us during the period beginning on the execution date of the CMLA, or the Execution Date, and continuing through the expiration of the warranty period for the Combined System units sold to customers as of the Execution Date; however, if we and Dresser-Rand mutually agree to engage in a Transition Phase, then such Backstop Security must be extended to support all products manufactured, supplied or otherwise provided by us during such Transition Phase.

Dresser-Rand must also: (i) develop the controls strategy for the Dresser-Rand gas turbine control system and integrate it with the Power Oxidizer control system; (ii) with support from us, manufacture and commercialize the Combined System following the Transition Phase; (iii) with support from us, develop and prioritize sales opportunities for the Combined System; (iv) assume the sales lead role with respect to each customer; and (v) take commercial lead in developing sales to customers. In addition, Dresser-Rand will be primarily responsible for overall warranty and other commercial conditions to Combined System customers, as well as sole project and service provider and interface with customers. Dresser-Rand will also be responsible for warranty, service and after-sales technical assistance for all portions of Combined Systems that comprise Dresser-Rand products. We, however, will be responsible for warranty and service for all products manufactured or otherwise provided by us prior to or during the Transition Phase.

The CMLA prohibits us from, without the prior written consent of Dresser-Rand, permitting the creation of any encumbrance, lien or pledge of its intellectual property which would result in any modification to, revocation of, impairment of or other adverse effect on Dresser-Rand’s rights with respect to the exclusive License. In addition, all intellectual property rights that are owned by either us or Dresser-Rand as of the Execution Date will remain the sole property of such party, subject to the licenses described in the CMLA. The CMLA also contains provisions that govern the treatment of process and technology developments and any joint inventions that (i) relate to the subject matter of the CMLA and (ii) occur after the Execution Date and during the term thereof.

The CMLA also contains certain restrictions on publicity and obligates Dresser-Rand to use its commercially reasonable efforts to include our name and logo and otherwise promote our brand and Power Oxidizers in a mutually agreed-upon manner. We and Dresser-Rand have also mutually agreed to withhold disclosure of certain commercial and technologically sensitive terms of the CMLA including technical specifications, License Fee percentages, and the Sales Threshold minimum annual quantities to maintain exclusivity.

Commercial Sales Efforts

We are entering the combined heat and power, or CHP, market that is highly competitive and historically conservative in its acceptance of new technologies. To date, we have sold and delivered one 250 kW commercial PowerStation unit to the Netherlands and have sold one additional 250 kW PowerStation unit to a landfill site in Southern California scheduled for delivery in 2017. We have also sold two initial 2MW Power Oxidizers to Dresser-Rand for installation at their end user customer, Pacific Ethanol, which we delivered in October, 2016, but which remain subject to acceptance conditions which may not have been met as of December 31, 2016 and which remain subject to further review or deferral, depending in part on the results of the final FSAT test results. These three systems, combined with the Dresser-Rand license fees of $1.6 million, represent our $4.6 million order backlog as of January 12, 2017. To date, we have billed $4.2 million and collected $4.1 million of our existing backlog.

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In May 2016, we received a conditional purchase order for four 250 kW Powerstations expected to be installed on a landfill site in Southern California and scheduled for delivery in late 2017. This order is valued at approximately $4.0 million and is subject to additional pre-sales engineering and permitting requirements.

Product Commercialization To Date

●	Initial Technology Development: In 1999, Edan Prabhu, the founder of FlexEnergy, our predecessor company, initially developed the “gradual oxidation” technology for use in catalytic engines and turbines. The first patent on catalytic gradual oxidation was granted to him in 2002. Several more years were spent after that on improving the technology to the level where it could be successfully demonstrated and commercialized.

●	Initial Institutional Funding: In 2008, FlexEnergy received an initial round of institutional funding totaling approximately $3,000,000. The funding allowed FlexEnergy to purchase parts and materials necessary to begin field testing of the first development unit.

●	F100 Development Test Unit: In November 2008, FlexEnergy began testing the first F100 development test unit in a San Diego, California test facility. This system was the first to combine the gradual oxidizer with a gas turbine, which was a 100 kilowatt gas turbine developed by Elliott Energy Systems, Inc. Through the process of designing proprietary software, hardware, and controls for the system, FlexEnergy learned how to effectively match the operating conditions of a gas turbine to the gradual oxidizer. In August 2010, FlexEnergy commissioned the first F100 field test unit at the Lamb Canyon Landfill in Beaumont, California with cooperation from the County of Riverside. This unit was the first to be evaluated for prolonged test periods, which led to significant improvements to our patented and proprietary key components and control processes.

●	Prototype Evaluation—In-Field 250 kW Unit: In 2012, FlexEnergy’s technology underwent testing and verification by Southern Research Institute, or SRI, as part of a U.S. Department of Defense, or DoD, demonstration program. SRI commissioned the testing, which was performed by Integrity Air Monitoring, Inc. SRI is a not-for-profit 501(c)(3) scientific research organization that conducts advanced research in environmental, energy, and other fields, and FlexEnergy was one of its subcontractors. As part of that testing program, FlexEnergy shipped a prototype EC250 unit in 2012 for field tests for a one-year period and operations in 2012 and 2013. This test and verification project was a critical opportunity to operate FlexEnergy’s technology for an extended period of time within a true, industrial environment (as opposed to a controlled, laboratory environment), after a concerted 10-year research and development effort. The field tests were successful and proved that the technology and the accelerated oxidation reactions could be sustained in real world environments for extended periods of time. The field tests were completed in 2013 and represented a key step toward the commercialization of the Power Oxidation technology.

●	Prototype for Controlled Testing: In 2013, through a partnership with UCI, we installed a fully operational EC250 unit at UCI’s campus. This facility location was chosen due to its proximity to our corporate headquarters, as well as on-going access to technical personnel who are collaborating with our engineering team to continue improving upon the technology and its various applications. The unit continues to operate and is used for in-field evaluations for research and development, as well as to showcase our technology to potential customers.

●	Initial Commercial Unit—250 kW Unit: In June 2014, our first commercial EC250 Powerstation was installed at a landfill in the Netherlands that is owned and operated by Attero, one of the leading waste management companies in the Netherlands. With the exception of regular maintenance and in-warranty service related to turbine components, as well as down-time related to Attero’s refurbishment efforts on the underlying landfill during 2015, this system has continued to operate since it was commissioned.

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●	Expansion Beyond Landfill Market into Oil and Gas Market: On September 9, 2014, we completed the first phase of a three phase commercial project with a major oil and gas producer located in Canada. Our prototype unit located at UCI successfully oxidized waste gases with an identical gas profile as waste gases currently being flared at petroleum production facilities in Alberta, Canada. We are currently working with the customer for the second phase of the project, which we expect will be to install a 250 kW commercial unit in a cold weather environment in Canada. Due to market conditions in the petroleum exploration industry and resulting reduced capital spending, this customer has temporarily placed the second phase on hold, but based on discussions with this customer, we expect the customer to proceed with the second phase over the next year.

●	First Licensing Agreement: On November 14, 2014, we entered into the CLA to develop and market Dresser-Rand’s KG2-3GEF 2 MW gas turbine coupled with our Power Oxidizer. The CLA and ongoing integration provides for a scale-up of our technology into the larger utility grade sized turbines requested by our customers. Under the CLA, Dresser-Rand agreed to pay an initial license fee of $1.6 million, which was initially placed in escrow, and to commercialize the technology through its sales and distribution channels. In July 2015, we successfully completed the first of two technical milestones, which enabled Dresser-Rand to begin commercialization of the KG2-3GEF/PO turbines.

●	Initial Order—2 MW Unit into Distillery Market: On January 12, 2015, Pacific Ethanol, Inc. publicly announced that it had placed an order with Dresser-Rand that included two of Dresser-Rand’s KG2-3GEF/PO units. The electrical output of each of these units was de-rated from 2.0 MW to 1.75 MW to allow for a portion of the generated heat to be used as steam, for a total 3.5 MW cogeneration plant at a location in California. The order represents the first two commercial KG2 units that are designed to include our Power Oxidizer units. In August 2015, after the completion of the first technical test, we received a formal purchase order for $2.1 million from Dresser-Rand, for two Power Oxidizers in the larger 1.5–2MW power capacity. The purchase order calls for an initial payment of 50% of the order value, or $1.05 million payable to us, with additional progress payments made over time under the purchase order until delivery of the Power Oxidizer units. The purchase order also requires us to create a $2.1 million performance security interest with an expected termination date of June 2017 by September 17, 2015, which date was extended until November 15, 2015. We satisfied the performance security requirement on November 2, 2015 and we received $2.0 million in cash from Dresser-Rand for the Pacific Ethanol units during 2015. The purchase order calls for the delivery of the Power Oxidizers to Dresser-Rand for subsequent integration into Dresser-Rand’s KG2-3G/PO Power-station, and represents the first commercial order of the system. In conjunction with the order from Dresser-Rand, we also received the initial license payment from Dresser-Rand under the CLA. We delivered the units associated with this initial order to the Stockton Biorefinery site owned by Pacific Ethanol in October 2016.

●	Completion of Multi-Fuel Test Facility: In April 2015, we commissioned our self-constructed MFTF located at our corporate headquarters location in Irvine, CA. The MFTF will allow our development team to test, in a real world environment, different types and concentrations of gases and to configure tests for different heat output scenarios. We used the MFTF extensively to conduct the tests and analysis associated with the SSAT described below. We intend to use the MFTF in the future to test different waste gases, turbine configurations, steam applications, and specific gas concentrations to both enhance our existing technology as well as expand our potential addressable markets.

●	Completion and Approval of SSAT: On August 3, 2015, we publicly announced the successful completion of the SSAT. The SSAT was a test conducted on the MFTF that involved verification of the heat output required by the KG2 unit but without the cost or risk of damage to a Dresser-Rand turbine unit. We believe that the successful completion of the SSAT provided Dresser-Rand with a significant level of assurance regarding the commercial viability of the Power Oxidizer technology, and we believe that the successful SSAT should enable Dresser-Rand to advance from its current preliminary commercial discussions with prospective customers to providing binding quotes and proposals and, ultimately, begin accepting additional binding purchase orders from customers that are interested in purchasing Dresser- Rand’s KG2-3GEF/PO Powerstations.

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●	Additional 250 kW Commercial Unit: In May 2015, the Orange County Board of Supervisors approved a project that was awarded a research grant from the California Energy Commission. This project is a collaboration between us and UCI, through UCI’s Advanced Power & Energy Program, to install our EC250 Powerstation at the Santiago Canyon landfill in Orange County, California. In August 2015, we received a purchase order for $900,000 for the EC250 Powerstation unit. In 2016, it was determined that the Santiago Canyon landfill site did not have sufficient power infrastructure in situ. Alternative locations for the EC250 Powerstation are currently being evaluated.

●	Top Honors at Industry Conference: In June 2015, our presentation at POWER-GEN Europe, which is the largest power industry conference in Europe, won top honors. Our paper, “Extending Renewable Electricity for Decades at Closed Landfill Sites with Gas Below 30% Methane” was selected as the best paper within the category of Renewable Energy Strategy, Business & Integration from among the 122 submissions. 10,000 power executives, including 960 delegates from 103 countries, attended the conference.

Over the next two years, we expect to continue our product commercialization efforts with the following expected deliverables and projects:

●	Completion of FSAT—2 MW Unit: Under the CLA, the second technical test is FSAT, which is required after achievement of the first technical milestone. The FSAT consists of the building and installation of a full prototype of a working 2 MW KG2 unit at a site in Southern California, and then testing the prototype under different operating conditions for performance and life cycle validation. We completed construction of the 2 MW Power Oxidizer in 2016 and began the field testing of the 2 MW unit in the first half of 2016. In September 2016, the $1.6 million license fee payment was released from escrow, from which we received $1.1 million in cash, representing the $1.6 million license fee net of $500,000 paid to Dresser-Rand for engineering services. We substantially completed field testing in the fourth quarter of 2016 and are awaiting final testing reports, which we expect later in the first quarter of 2017.

●	Fulfillment and Delivery of Existing Customer Order Backlog of Approximately $4.6 Million: As of January 12, 2017, and prior to recognition of revenues associated with these orders, we had a backlog of approximately $3.0 million for our Power Oxidizers and approximately $1.6 million of Dresser-Rand license fees. During 2016, we (i) assembled, shipped and installed the first two Power Oxidizers for the two KG2 units sold by Dresser-Rand to Pacific Ethanol, and (ii) received the $1.6 million license fee payment from Dresser-Rand that was previously paid into escrow. We are currently evaluating the revenue recognition on these orders in conjunction with the FSAT testing process described above. We expect to commission the Pacific Ethanol units in the first half of 2017. While we received payments on the EC250 Powerstation unit for which we received a purchase order in August 2015, delivery of this unit (originally sourced to delivery at the Santiago Canyon landfill location) has been delayed pending a change of the delivery location by the customer. We expect the unit to be installed at an alternative site in 2017.

●	Commercialization of EC250 Powerstations and Additional KG2 Power Oxidizers: We have a pipeline of additional opportunities through Dresser-Rand for KG2 Power Oxidizers and directly sold units for our EC250 Powerstations. We expect to receive additional purchase orders for these products in 2017.

●	New Partnerships for 5.0 MW and Boiler Manufacturers, and Integration with Other Vertical Market Equipment Providers: We are in preliminary discussions with additional partners for a 5 MW Power Oxidizer and with boiler manufacturers that are interested in our 250/333 kW and 2 MW Power Oxidizers. We are also in discussion with providers of third party services for equipment such as industrial ovens, dryers, chillers, and anaerobic digesters which we believe will accelerate the sale of our products by expanding the vertical market opportunities. We intend to sign definitive agreements with one or more of these partners in 2017 for initial deliveries beginning in 2018.

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Key Parameters of Customer Value Proposition and Economic Payback

The value proposition, as well as the economic payback, of our products is based on the following parameters:

(a)	The industry in which the customer operates and the regulations and policies to which it is subject;

(b)	The cost of energy and the cost of fuels in the geographic region where the customer’s industrial facilities are located; and

(c)	The strictness of the air quality standards in the geographic region in which the customer’s industrial facilities are located.

(d)	The value to the customer of the residual industrial grade heat produced by our products.

The importance of a company’s industry, as it relates to our value proposition, is based on the following:

●	The volume of waste gas that is produced as a byproduct of the core industrial processes within the industry: Industrial facilities with higher volumes of waste gases can better justify deploying our 2 MW system, while industries with less waste gas would be limited to deploying our smaller systems (250 kW or 333 kW). As is the case with most power generation equipment, due to economies of scale, the economic payback on the larger 2 MW systems will usually be substantially better than the economic payback on the smaller systems.

●	The level of importance that the industry places on how they utilize or dispose of these waste gases: This is often linked to the environmental policies that are imposed on the industry. In many of our discussions with existing and prospective customers, the economic payback is measured as a function of savings on cost of energy as well as the avoided cost of environmental compliance (e.g., avoidance of fines imposed on industrial facilities that are not compliant with air quality standards, avoidance of costs of operating and maintaining standard pollution destruction equipment, etc.). In some cases, we have observed the avoidance of environmental compliance cost to represent as much as 20–30% of the aggregate economic benefits of our system. This does not imply that the avoidance of environmental compliance costs are a necessary element for achieving an attractive return on investment if a customer implements our system; in a number of cases the economic payback that is achievable through avoided energy costs alone is high enough to justify the investment in our system.

●	The relative importance of energy costs within the overall cost structure of the industrial facilities: In certain industries, such as alcohol distilleries, the energy costs, consisting of both purchased electricity and consumed natural gas to provide heat or cooling, can be as high as 5–7% of the entire operating costs of a production facility. In other industries, such as steel production, the energy costs often amount to an even higher percentage of the overall cost structure. Industries in which energy costs represent a significant element of the overall cost structure will naturally be more sensitive to opportunities that involve reducing energy costs, as well as deploying projects that enable their industrial facilities to hedge against the potential of future increases in the cost of energy.

●	The impact that pollution regulations have on our customers and potential customers in certain governmental jurisdictions: In certain governmental jurisdictions, such as in much of California, there are increasingly stringent pollution penalties, controls, and restrictions which may limit industrial production that uses traditional combustion to generate industrial heat. These regulations often limit the production of Nitrogen Oxide, which is a by-product of combustion chambers.

The cost of energy paid by industrial facilities within any particular geographic region also plays a critical role in the economic payback, and hence our value proposition. Usually, the most significant factor of the financial payback associated with an Ener-Core Powerstation is the avoided cost of energy that an industrial facility would typically purchase from its local or regional utility, and/or the additional revenue that an industrial facility can generate through selling the on-site power back to the local or regional utility. The higher the cost of energy in a particular region, the higher the return on investment associated with an Ener-Core Powerstation. The cost of energy consists both of the purchased or avoided electricity.

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For current and future projects, we target an internal rate of return of at least 15% for the customer, which includes only the value of the electricity generated by our Powerstations. Not included in this return is the value of pollution abatement, which can be substantial for certain customers in areas with high regulation of air pollution, and which is our largest competitive advantage over traditional combustion-based turbines. This generally results in a payback period of less than 5 years, but varies based on the price of electricity, installation costs, and any other customer-specific costs.

The air quality standards that are legislated and enforced in any particular region can also play a significant role in the value proposition of our solution and the calculation of the associated financial payback. In some regions of the world, such as California, the New England states, Western Europe, northern Europe and Japan, the air quality standards that are imposed on industrial facilities are rigorous and often difficult to meet in practical and economic ways. As a result, industrial facilities in a variety of industries find themselves spending an increasing percentage of operating budgets on sophisticated emissions destruction (pollution abatement) equipment, which often involves increased up-front costs as well as recurring costs on catalysts and other consumables, along with on-going maintenance costs. In addition, the failure to comply with air quality standards can result in significant penalties or fines. In most regions of the world, it is difficult to forecast the pace at which the air quality standards (and associated penalties for non-compliance) will change, but we believe that the general view is that the costs associated with environmental compliance will continue to increase over time. As a result, we believe that current and prospective customers consider, as part of their overall investment decision, the near-term and long-term environmental compliance savings that can be achieved by installing a Power Oxidizer.

Markets

We see our total potential market consisting of industrial facilities with permanent waste gas emissions sufficient to operate our units on a constant basis. We evaluate our potential markets in two methods, geographically and vertically. Our most significant sales opportunities are those where a customer’s demand for power, heat energy, and pollution abatement intersect as presented in Figure 3 below (opportunities not to scale).

Figure 3

We believe the total addressable U.S. market size is at least $5 billion for our Power Oxidizer technology, based on our assumption that our 333 kW Power Oxidizer is most appropriate for landfills and our 2 MW Power Oxidizer is most appropriate for our other targeted markets. We also believe the total addressable market size in Europe, Japan and China provides us with potentially meaningful opportunities.

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Geographic Target Markets

We initially identified our geographic target markets to consist of North America, Europe, Japan and China with selective evaluations of other regions on a case-by-case basis. While we intend to focus primarily on the North American and European geographic markets over the next year, we intend to evaluate commercial opportunities in other geographic markets.

In the United States, we are focused on opportunities where our low-quality fuels configuration and our ultra-low emissions configuration provide competitive advantages, such as the South Coast Air Quality Management District, San Joaquin Air Pollution Control District, and other areas in air quality nonattainment as defined by the federal Clean Air Act. We are also focused on specific states where the wholesale electricity prices are the highest, as this typically results in the most attractive return on investment scenarios for prospective customers. These states include California, New Jersey, New York, Maine, New Hampshire, Massachusetts, Connecticut, Rhode Island and Vermont.

Internationally, we have identified similar opportunities in Canada and western European countries with similar environmental and regulatory laws as the United States, such as the Netherlands, Belgium, the United Kingdom, Germany, Italy, France, and Spain.

We believe that Japan provides a near term market opportunity since it is highly industrialized and has a multitude of industrial facilities that produce waste gases and could benefit from installing their own on-site source of power. Japan’s island geography, air quality initiatives, and recent movement away from nuclear power all indicate that new technologies such as our Power Oxidizers could be well received.

We believe that our potential opportunities in China are substantial based solely on the quantity of waste gases produced by industrial facilities. However, we have neither fully evaluated specific industries based in China, nor do we have the business partner relationships typically required to successfully enter the Chinese market.

We evaluate our market opportunities by performing feasibility studies, financial payback analyses and in some cases deploying pilot projects for potential customers, prior to producing a proposal for a full-scale solution deployment. We see this information as an integral part of our sales and marketing approach as each study provides our team with additional information on the wide range of waste gases produced and allows our team to better evaluate the specific return on investment scenarios, sales opportunities and overall value proposition that is most relevant to each geographic market.

Vertical Markets

We believe that our current products provide a superior value proposition for two customer types: (i) open and closed existing landfills, and (ii) industrial facilities that could benefit from on-site combined heat/power, or CHP, generation coupled with waste gas pollution abatement, or collectively CHP+A. In general, the projected economics seen to date indicate that sales into existing landfill plants will primarily represent EC250 and EC333 sales opportunities and sales into other industrial facilities will typically involve our larger products. We believe that our future steam product will primarily represent an attractive alternative to industrial facilities that value on site steam production higher than on site electricity production. We also believe that larger sized Power Oxidizer turbines of 5 MW and above, once developed, will likely be met with demand from large industrial facilities such as oil and gas refineries and petrochemical plants. After we have integrated and demonstrated our 2 MW Power Oxidizer to be commercially viable, we intend to increase the size of our Power Oxidizer and subsequently integrate it into larger turbines.

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Landfills

When solid waste is deposited in landfills, the organic materials within the waste decompose slowly over time, resulting in the generation and emissions of methane-based waste gases. Historically, the quality of gases that has been emitted by landfills during their open phase (i.e., while trash is still being added) has been high enough for the generation of power through the installation and operation of reciprocating engines. However, the increasing prevalence of recycling and the diversion of organic materials are resulting in a reduction in the quality of the gas that is emitted from newer landfills. In addition, as landfills reach their maximum allowable size, they are eventually closed and deemed inactive. Once a landfill becomes inactive, and trash is no longer being added, the quality of the emitted gas typically falls to levels that are well below the quality thresholds (~30% methane) that are required as an inlet fuel for combustion-based power generating equipment such as reciprocating engines or standard gas turbines. For this reason, the viable power generation phase of a landfill’s life-cycle is typically limited to the years of operation when the landfill is active, and then for a few years after the landfill is closed. However, even after a landfill is closed, methane gas continues to be emitted for an additional 50 to 70 years, just at lower concentration levels than required to run combustion-based power generating equipment.

Our technology enables operators of existing landfill projects that utilize reciprocating engines and gas turbines for the collection and disposal of landfill-generated gases, or LFGs, to generate electricity beyond the normal operating range of their engines and turbines. In newer landfills that begin their life with less organic material, and therefore produce less methane, our technology also enables the generation of electricity where it might have been otherwise uneconomic to do so. Closed (inactive) landfills continue to emit waste gases for 50 to 70 years after the closure of the landfill, but the predictable reduction in gas quality makes it difficult (and in most cases, impossible) to generate energy from the waste gases, unless the waste gases are supplemented/enriched with a premium fuel such as natural gas or propane in order to raise their energy density. In either case, our low-quality fuel capability allows a greater percentage of the LFGs created from landfill-waste to be used for local electricity generation, as can be seen in Figure 4.

Figure 4

Typical gas emissions profile of a landfill throughout its entire life-cycle. The entire shaded area (yellow and green) represents the Ener-Core Power Oxidizer’s operational range to use methane at varying percentage levels. The yellow area represents the operational range of traditional combustion based turbines relating to landfill gas.

Utilizing the market data that is available through the U.S. Environmental Protection Agency’s, or EPA, Landfill Methane Outreach Program,” or LMOP, a voluntary assistance program that helps to reduce methane emissions from landfills by encouraging the recovery and beneficial use of landfill gas as a renewable energy source, we have been able to compile the data shown in Figure 5 regarding the age of the current closed landfills in California.

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Figure 5

Closed California landfills as of March 2015, based on data provided by Landfill Methane Outreach Program (LMOP) available at www.epa.gov/lmop/.

Pollution abatement technologies (thermal oxidizers) appear to be one of the few alternative technologies for these older landfill sites once the hydrocarbon density in the LFG drops below the thresholds required by engines or other combustion technologies. Thermal oxidizers eliminate or treat waste gases but do not generate power. Closed landfills represent a large opportunity for us. We enable these older landfills to solve the pollution abatement problem and allows these sites to continue generating power (and hence revenue) from the LFG for several decades after traditional power generation technologies (reciprocating engines and gas turbines) are no longer able to operate due to the decrease in the quality of the gases.

Industrial Target Markets (excluding landfills)

Most industrial processes use heat energy in the form of heat, steam, or electricity for their operation. Many of these processes also generate byproduct waste gases with many embedded contaminants and impurities that are then either vented directly into the atmosphere or put through a “pollution abatement” or treatment process prior to release into the atmosphere. For industries where pollution abatement is mandated by applicable air pollution regulations, the facility typically purchases abatement equipment (scrubbers, thermal abatement, carbon absorber, etc.) separately from power production equipment, and such equipment destroys the waste gases, but does not monetize them. Our Power Oxidizers provide both functions in one unit and typically use waste gases as a partial or complete replacement of purchased commercial-grade gases. In applications where the waste gases have extremely low usable hydrocarbon content (or relatively low volumes of waste gases), significant values may still exist resulting from the coupling of power generation and pollution abatement that the Power Oxidizer provides, i.e., our CHP+A solution.

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Figure 6

We reviewed the industries where we believe the combination of pollution abatement requirements, power consumption requirements, and the generation of waste gases provides the potential for superior economic returns with our products. Using these key attributes, we have identified twelve targeted vertical markets, aside from landfill opportunities, in California that we believe may result in sales. According to the EPA, these twelve markets represent in excess of 1,100 facilities in California and over 8,000 facilities in the United States that we believe have the combination of attributes that may indicate a superior economic return from a Power Oxidizer installation.

In addition to landfill opportunities, we intend to first pursue the following six general vertical industrial markets, representing nearly 5,000 potential installation sites across the US, as we believe they are the most likely to benefit from the Power Oxidizer in its current sizes. We have begun to market to these six vertical industrial markets, primarily for those facilities located in California, through direct contact from our sales department, tradeshow representation, and internet outreach. Each is discussed in greater detail below:

●	Fuel-grade ethanol and beverage ethanol/alcohol distilleries and related products production (>500 facilities throughout the U.S.)

●	Rendering and animal processing byproducts (>600 facilities)

●	Wastewater and sewage treatment (>3,500 facilities)
●	Coal mines (>1,000 mines)

●	“High tech” aerospace and defense instruments and materials; semiconductor and electronics manufacturing (>2,200 facilities)

●	Petroleum and petrochemical storage, distillation and petroleum production (>600 facilities)

As we continue to increase our pipeline of commercial opportunities with industrial facilities spanning across these vertical industrial markets, we expect the majority of the opportunities to be in relation to the 2 MW (KG2) Power Oxidation systems, with the exception of rendering opportunities, where we expect demand for both EC 250/333 units and KG2 units.

Fuel-grade and beverage ethanol/alcohol distilleries and related products production (NAICS Code 325193)

Ethanol or beverage alcohol production represents over 500 facilities across the United States, including the fuel grade ethanol plant in California that has purchased the first two KG2 units from Dresser-Rand. Both fuel grade and beverage alcohol distilleries use electricity and steam and produce a steady stream of waste hydrocarbons that can be used with our Power Oxidizer to reduce the amount of natural gas that is purchased as a fuel source, as well as reduce the amount of electricity purchased to run the industrial plants. Although the details of Pacific Ethanol’s breakdown of savings are confidential, we believe that Pacific Ethanol selected our Power Oxidizer solution based on an economic return that consisted of the avoidance of power purchases and improved pollution abatement. In this regard, Pacific Ethanol has publicly stated that it expects to achieve annual savings of $3-$4 million per year after the on-site combined heat and power plant becomes operational.

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Rendering and animal processing byproducts (NAICS Codes 311111 and 311613)

Meat rendering plants process animal byproduct materials for the production of tallow, grease and high-protein meat and bone meal used primarily in pet food. Rendering operations produce Volatile Organic Compounds, or VOCs, as air pollutants. Although some greenhouse gases are produced, the primary issues related to the emissions of VOCs is the foul odor nuisance when these facilities are in proximity to residential areas.

Typically, the emissions control technologies that are used for rendering plants are waste heat boilers (incinerators) and multi-stage wet scrubbers. Boiler incinerators are a common technology because boilers can be used not only as odor control devices, but also to generate steam for cooking and drying operations. The waste heat boilers convert the waste gases to steam by combusting the waste gases, but this process often faces resistance from air quality authorities. Multi-stage wet scrubbers are equally as effective as incineration for high intensity odor control, but they only serve to destroy the waste gas and do not actually convert it into useful energy.

We believe our Power Oxidizers provide a superior abatement function as compared to such emission control technologies since they also provide power generation. We believe that the combination of abatement function and power generation results in a superior economic alternative for many rendering plants, to which we are actively beginning to market our Powerstations.

Wastewater and sewage treatment facilities, anaerobic digestion (NAICS Codes 221310 and 221320)

Wastewater and sewage treatment facilities use anaerobic digester units to treat raw sewage with both methane gas generation and water intensive bio-solids by-products. Typically, the methane gas is eliminated by a thermal oxidizer and the bio-solids are either dried on-site with an industrial dryer, or in certain cases, the water heavy bio-solids are transported to another facility, often long distances from the treatment facility and which result in significant tipping fees and transportation costs to the facility which is often a municipality.

We believe our Power Oxidizers, coupled with an anaerobic digester, a turbine, and using residual heat for an industrial dryer represents a significant positive economic solution by utilizing the waste methane to generate electricity and heat, allows for on-site drying with significantly lower emissions compared to a combustion dryer, and eliminates costly trucking and tipping fees for bio-solids that otherwise would have to transport these heavy waste products. We see significant sales opportunities for our solutions in nearly all of the larger metropolitan areas in California and other US locations.

Coal mine methane (NAICS Code 2121)

Coal mine methane, or CMM, refers to methane released from the coal and surrounding rock strata due to mining activities. In underground mines, ventilation air methane, or VAM, can create an explosive hazard to coal miners and modern mines use ventilation systems to keep the methane content below the explosive limit of 5% methane and typically between 0.05% and 0.80%. These ventilation systems consume power and are a significant source of energy costs for underground coal mines.

VAM is widely found to make the greatest contribution to the emissions of coal mines, with EPA figures suggesting that over 50% of global methane emissions from coal mining arise in this form. According to the World Coal Association, the total coal mine methane emissions in 2010 was 584 million tons CO2-equivalent, of which coal mines in China represented 300 million tons, the U.S. represented 59 million tons, and the rest of the world represented 225 million tons.

We are focused on working with the coal mining industry to deploy Power Oxidizers into the mining sector and believes that coal mining VAM is feasible for power production and methane gas abatement for selected commercial opportunities in the near term. We are evaluating opportunities in environments where there is a high cost of power coupled with a cost of methane abatement. We believe that our commercial opportunities will increase for CMM as more stringent air quality standards, requirements, and penalties are enacted. In particular, CMM represents a significant opportunity in China if new air quality standards are imposed by the Chinese government.

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Aerospace and defense instruments and materials manufacturing (NAICS Code 334511), and semiconductor and electronics manufacturing (NAICS Codes 334416, 334412 and 334417)

Manufacturers in the aerospace and defense instruments and materials industry and the semiconductor and electronics industry represent in excess of 2,200 facilities in the U.S. including nearly 600 in California. Many of these high tech manufacturers are well-capitalized and often represent industries with an increased focus on being “carbon neutral” or “green friendly.” The underlying economics are similar to the CHP and abatement economics of ethanol production as described above, namely the extraction of heat energy from hydrocarbon byproduct gases, the elimination of other waste gases and the avoidance of other abatement costs. To date, we have not had commercial success in the high-tech manufacturing market, but we have begun to market the solution to these manufacturers, with positive reception from some of the manufacturers with which we have held discussions.

Petroleum gas and related petrochemical production (NAICS Code 32511)

There has been a strong, worldwide trend toward the reduction of venting, flaring, and waste of associated petroleum gas, also known as flared gas, due to concerns about its contribution to global warming. Associated petroleum gas is a form of natural gas that is commonly found within deposits of petroleum and is produced as an undesirable byproduct during the extraction of the petroleum. Our technology not only destroys the harmful pollutants that reside within the associated petroleum gas, but it can also be installed to produce on-site electricity and/or steam, creating significant cost savings for oil and gas producers. We see multiple opportunities in the petroleum market sector, primarily in locations where low quality gas is permanently flared as unusable, such as tank farms, or in locations using industrial steam to produce and distill petroleum related products.

In September 2014, at the request of a major Canadian integrated oil company, in the first phase of a three phase commercial rollout, we successfully demonstrated the ability of its full-scale EC250 to operate on an ultra-low energy density fuel (~50 BTU/scf) similar in composition to the associated petroleum gases flared by many oil drilling sites around the world. The exhaust emissions and energy production were measured and independently verified by UCI’s combustion laboratory, and the oil company that retained us to perform the test deemed the demonstration to be successful enough to move to the next phase of its proposed commercial rollout, which is expected to be a field trial of an EC250 unit. If the oil company deems the second phase of the rollout to be satisfactory, the oil company’s technology development team has indicated to us that there would be sufficient environmental and cost-savings advantages associated with our technology such that a large-scale, multi-year series of commercial installations at multiple sites in Canada would likely receive support from the oil company’s senior management.

Other vertical markets

We are in the early stages of evaluating opportunities in the following industries. We expect to begin actively marketing to these seven markets over the next year:

●	Biological product (pharmaceutical) manufacturing (>400 facilities)

●	Asphalt paving mixture and block manufacturing (>500 facilities)

●	Nitrogenous fertilizer manufacturing (>400 facilities)

●	Foam product manufacturing (>200 facilities)

●	Paper mills (>400 facilities)

●	Commercial printing (>2200 facilities)

●	Commercial coatings and finishing (>50,000 facilities)

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For many of these opportunities, additional evaluation is required and our value proposition needs to be tailored to the market or industry where the opportunity is classified to ensure that the specific facility could be a qualified candidate for our current product line. For example, while there are over 50,000 commercial coating and finishing facilities, these facilities range in size from small facilities like local painting shops that generate VOCs in very small volumes to large facilities like auto assembly plants with multiple coating and painting facilities, each of which generates a significant amount of VOCs and represents a greater commercial opportunity.

Research and Development

Our engineering team is led by a group of experienced mechanical, electrical and chemical engineers who have worked together on the Power Oxidizer for the last seven years. Our engineers have worked in a number of larger firms, including Honeywell International, Inc., General Motors Company, Inc., AlliedSignal, Inc., Capstone Turbine Corporation, ABB, General Electric Company, Underwriters Laboratories Inc., and Solar Turbines Incorporated. Combined, they have decades of experience developing and commercializing a number of gas turbines, reciprocating engines, and related products.

Since 2011, our research and development milestones include:

●	In November 2011, SRI commissioned the first EC250 field test unit at the U.S. Army base at Fort Benning, Georgia. The project was funded by the DoD Environmental Security Technology Certification Program, or ESTCP, which seeks innovative and cost-effective technologies to address high-priority environmental and energy requirements for the DoD. As part of the ESTCP protocol, SRI conducted independent verification tests in October 2012. Exhaust emission measurements were taken in accordance with standard EPA reference methods. The EC250 emissions were far below the allowable NOx limits of the California Air Resources Board 2013 waste gas standards, which are considered to be among the strictest standards in the world.

●	In June 2014, our first commercial EC250 Powerstation was installed at a landfill in the Netherlands that is owned and operated by Attero, one of the leading waste management companies in the Netherlands. With the exception of regular maintenance and in-warranty service related to turbine components, as well as down-time related to Attero’s refurbishment efforts on the underlying landfill during 2015, this system has continued to operate since it was commissioned.

●	In July 2015, we completed the installation of the MFTF located next to our corporate offices in Irvine, California. The MFTF will become a critical element to our ongoing development initiatives, enabling our engineering team to continue to test a wider range of low-quality gases that could be used to fuel our Power Oxidizers in the future, and also to experiment with (and prove feasibility of) different sizes of future Power Oxidizer systems.

We have made, and will continue to make, substantial investments in research and development. Research and development costs for the nine months ended September 30, 2016 and 2015 and the years ended December 31, 2014 and 2015 were $2.9 million, $2.6 million, $3.2 million and $3.4 million, respectively.

Intellectual Property

Our success depends in part upon our ability to obtain and maintain proprietary protection for our products and technologies. Our goal is to develop a strong intellectual property portfolio that enables us to capitalize on the research and development that we have performed to date and will perform in the future, particularly for each of the products in our development pipeline and each of the products that we commercialize. We rely on a combination of patent, copyright, trademark and trade secret laws in the United States and other countries to obtain and maintain our intellectual property. We protect our intellectual property by, among other methods, filing patent applications with the U.S. Patent and Trademark Office and its foreign counterparts on inventions that are important to the development and conduct of our business.

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We also rely on a combination of non-disclosure, confidentiality and other contractual restrictions to protect our technologies and intellectual property. We require our employees and consultants to execute confidentiality agreements in connection with their employment or consulting relationships with us. We also require them to agree to disclose and assign to us all inventions conceived in connection with the relationship.

We believe that Power Oxidation technology is a patent domain largely independent from combustion. Within the patent domain, the technology has been described as “Gradual Oxidation,” as the patents were filed prior to our management’s decision in late 2014 to change the process name to “Power Oxidation.” Our current patent grants and pending applications consist of:

●	Patents granted: 39

○	29 U.S. patents
○	10 non-U.S. patents

●	Pending applications: 30

○	8 U.S. applications
○	22 non-U.S. applications

We intend to continue to protect our Power Oxidation technology in current patent application filings and expect to file additional patent applications for various implementations, markets and uses as we continue to develop our technology.

Global Energy Market and Government Policies

As most countries around the world continue to industrialize, the industrial plants/facilities representing a broad range of industries result in a rapidly growing demand for more electricity and more on-site steam. In fact, there are currently approximately three million industrial facilities around the world, and collectively they consume approximately $800 billion in energy costs in order to operate their plants. These same industrial facilities, located all around the world and across a broad range of industries, also represent about 36% of the world’s greenhouse gas emissions. These emissions have led to environmental concerns, political legislation geared towards promoting renewable power and policy trends for eliminating harmful gases and waste products.

The combination of these trends and challenges places us in a unique position to capitalize on a growing need for on-site power, steam and heat, while at the same time productively utilizing the low-quality industrial gases that are rapidly becoming a significant global concern.

Recent international agreements, policy announcements, and environmental legislation, either already enacted or proposed, support the continued commercialization and scale up of our Power Oxidizer technology. We believe that the capabilities of our technology fit well within the global focus on all of the following:

●	Maximizing methane usage from all sources to eliminate flared gas;

●	Industrial waste gas destruction to prevent emissions of the waste gases into the atmosphere; and

●	Efficient on-site energy generation, while minimizing emissions.

We believe that our technology provides an attractive financial return on investment for industrial facilities in many regions of the world, without any financial incentives that are typically necessary for renewable power projects. In addition, we are seeing an increasing amount of significant new regulations, policies and international agreements being enacted globally that potentially benefit our business and potentially accelerate the decision-making process made by companies that are considering the deployment of our technology. Some of these regulations, policies and international agreements that we believe are the most pertinent to our value proposition are listed below. While most of these policies are either non-binding or carry limited penalties, we believe they represent the general direction of air quality standards for many geographic locations. Although such policies are generally non-binding or carry limited penalties, we believe that some industries are moving to comply with such policies, which often takes months or years to plan and implement. Companies that voluntarily comply with such policies often do so to generate positive public relations and/or to avoid public backlash. As public pressure through news and social media streams to reduce air pollution intensifies, we believe that some companies are beginning to voluntarily comply with these policies. We believe that such public pressure may encourage potential customers to consider our product solutions, which they may not otherwise have considered.

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Flaring Reduction

●	Zero Routine Flaring by 2030, endorsed by Russia, Norway, Angola, France, other countries and BP, Shell, Kuwait National Oil Company, ENI, and other major oil companies

●	North Dakota limiting flaring to 23% of all gas produced in 2015 with required reductions down to 10% of all gas produced by 2020.

Methane Emissions Mitigation

●	In March 2014, President Obama released a Strategy to Reduce Methane Emissions, which takes steps to further cut methane emissions from landfills, coal mining, agriculture, and oil and gas systems.

●	In January 2015, the White House announced a new goal to cut methane emissions from the oil and gas sector by 40-45% from 2012 levels by 2025.

Ozone Pollution Reduction (NOx restrictions)

●	On November 25, 2014, the EPA proposed to strengthen the National Ambient Air Quality Standards for ground-level ozone, based on extensive scientific evidence about ozone’s effects on public health and welfare (reducing ozone required restricting NOx emissions to low levels).

●	558 counties in the U.S. would exceed the lower 65 ppb proposed standard, while 358 counties in the U.S. would exceed the 70 ppb proposed standard.

●	“A Clean Air Programme for Europe” calls for action to control emissions of air polluting substances from combustion plants with a rated thermal input between 1 and 50 MW (i.e., medium combustion plants), thereby completing the regulatory framework for the combustion sector with a view of increasing the synergies between air pollution and climate change policies. Medium combustion plants are used for a wide variety of applications (including electricity generation, domestic/residential heating and cooling and providing heat/steam for industrial processes) and are an important source of emissions of sulfur dioxide, nitrogen oxides and particulate matter. The approximate number of medium combustion plants in the European Union, or EU, is 142,986.

Carbon/Greenhouse Gas Levies

●	Alberta’s New Democratic Party government announced on June 25, 2015 a phased increase in the province’s carbon emissions levy from C$15 ($12) per tonne this year (2015) to C$20 next year and C$30 by 2017.

●	California and Quebec have announced the completion of their second joint carbon dioxide (CO2) allowance auction through a cap-and-trade system. Despite geographical distance and economic differences, California and Quebec have worked to align their CO2 emissions markets and policies. Previous auctions sold emissions allowances for electric generators and large industrial sources. The most recent auction, held in February 2015, also included allowances for the transportation sector, covering wholesale gasoline suppliers. The California and Quebec program is the first international carbon allowance program to be enacted at the subnational level (i.e., between parts of two different countries). Similar programs in Europe were the first to establish markets across several countries (the EU’s Emission Trading Scheme) and were also the first to cover certain transportation components.

●	Figure 7 below displays the 40 countries and more than 20 cities, states and provinces now using or planning to use a price on carbon to bring down greenhouse gas emissions through emission trading systems or carbon credits or taxes. Altogether, the combined value of the carbon credits, taxes, and ETS initiatives in operation today are valued at almost $50 billion, according to the World Bank and Ecofys new Carbon Pricing Watch, which is an early brief previewing the annual State and Trends of Carbon Pricing report.

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Figure 7

The regulations, policies and international agreements above are examples of the evolving policy landscape for global energy as well as the pressures on industries to reduce their emissions. Our Power Oxidizer can enable many of the intensive industrial facilities worldwide to comply and benefit from these changing environmental and energy policies. The Power Oxidizer utilizes polluting methane and waste gases to efficiently produce the heat needed to generate energy (electricity and/or steam) on-site. This enables industrial facilities to offset their purchases of utility power and fuels, while also destroying polluting gases and drastically reducing their NOx emissions.

Current and Future Efforts

Our research and development efforts are currently focused on the following activities:

●	Commercializing the 2 MW Power Oxidizer and integration with the Dresser-Rand KG2-3GEF turbine. We are currently in a joint development effort with Dresser-Rand on the KG2, which incorporates our Power Oxidation technology with Dresser-Rand’s KG2-3GEF 2 MW gas turbine. We have completed system layout and analytic models integrating our Power Oxidizer with this turbine, and we have also utilized our MFTF to demonstrate our ability to produce the level of heat energy required to power a KG2 turbine.

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●	Constructing the first two commercial 2 MW Power Oxidizer units. In 2016, we delivered to Dresser-Rand the first two commercial 2 MW Power Oxidizer units to fulfill the Pacific Ethanol purchase order. The Power Oxidizer units were combined with the Dresser-Rand KG/2 units and were installed at the customer site in December 2016.

●	Commercializing and installing technology into vertical markets. We are currently working to successfully commercialize and install our technology into several of the five vertical industrial markets discussed under the subheading “Industrial Target Markets—CHP and Abatement.” Thus far, we have successfully commercialized our technology into old, inactive landfills and have worked with Dresser-Rand to commercialize our technology into a large fuel ethanol distillery. As we continue to evolve, we intend to demonstrate the technical feasibility and economic value of deploying our technology into a variety of additional industries that currently generate waste gases.

●	Developing a Power Oxidizer for steam applications. We are currently working to develop a low pressure Oxidizer to be coupled with a steam boiler and commercialized within industrial facilities (across the same broad base of industries we already target) in order to generate useful and valuable on-site steam from the “monetarily free” waste gases at lower pressure levels.

●	Scaling up to other large gas turbines. We have already established close working relationships with several other gas turbine manufacturers and large industrial partners to facilitate the potential development of additional systems.

●	Expanding the global reach of our technology. Further developing our technology to work with steam boilers will allow us to partner with global manufacturers of industrial steam power generators and access new markets.

●	Continuing the development of academic relationships. Over the past five years, we have developed strong research relationships with the University of Cincinnati and UCI, which led to the development of better analytical tools to simulate our Power Oxidation process.

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Figure 8

Suppliers

For our Power Oxidizer units, our raw materials generally consist of readily available, pipes, tanks and machined metal products made of steel and other readily available commercial metals. We also purchase an integrated controls system that is configured from off-the-shelf units. For certain proprietary components, we use parts that are single-sourced from certain suppliers for machined parts designed and built to our specifications. We expect to move away from single-sourced suppliers as our production levels increase and with future modifications to our products.

For the EC250 and EC333 units, we purchase gas turbines from a single supplier, FlexEnergy. The Power Oxidizers used in our KG2 units are bundled with Dresser-Rand gas turbines as a single sourced supplier.

Environmental Laws

We have not incurred any expenses associated with compliance with environmental laws to date. Our customers, however, are subject to federal, state, local and foreign environmental laws, regulations and policies governing, among other things, air quality and emissions. As such, we may, in the future, incur material costs or liabilities in complying with such government regulations, whether applicable to our customers’ use of our products, due to additional development costs or indemnity costs, or to us directly. Further, as we expand our product line and pursue additional opportunities to deploy our Power Oxidizer in the field, we may assume greater operational responsibility for certain deployment sites. In the event we take on such an operational role, we may become subject to applicable air quality and other environmental rules and regulations, which would result in the incurrence of compliance and permitting costs, among others.

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Employees

As of January 12, 2017, we have 20 full-time employees. None of our employees are covered by a collective bargaining agreement. We believe our relationship with our employees is good. We also employ consultants, including technical advisors and other advisors, on an as-needed basis to supplement existing staff.

Competition

The target markets for the Power Oxidizer are highly developed and mature for solutions using combustion as a heat source but are new and fairly undeveloped for applications of our Power Oxidizer technologies. If a site already has a high quality waste gas with high enough energy density to generate power with this standard equipment, and the resulting emissions levels do not exceed regulatory limits, then we deem such site to be outside of our target market.

Our technology represents a value-added pre-process for power generation equipment such as gas turbines, reciprocating engines or steam generation equipment such as steam boilers. We do not consider ourselves competitors with the providers of this equipment but rather consider ourselves as complementary to such providers.

We compete with existing co-generation solutions and other power generation solutions for our current and future customers. Those existing solutions have typically more mature technology and have a lower equipment cost than our Power Oxidizer units. Our Power Oxidizers are typically more expensive per kilowatt of power capacity when compared to the initial cost of equipment, and competing products typically have lower upfront costs than our Power Oxidizers. However, we believe that in many situations, once the total cost of a co-generation project including fuel costs and the value of pollution abatement is quantified, that our Power Oxidizers provide a superior rate of return for our customers. Our Power Oxidizers often cost less than purchasing separately combustion-based combined heat and power and additional pollution abatement equipment.

We believe that there are very few, if any, companies that are actively pursuing the commercial utilization of oxidation technologies for generation of on-site energy, particularly in light of the technology patents we hold. In addition to our efforts to replace existing combustion technologies, we compete against other companies in two sectors, each with its distinct competitive landscape:

●	Low-quality fuels—Within applications where the gas source has an energy density (BTU/ft3) below the minimum level required by reciprocating engines and standard gas turbines, we believe that our Power Oxidizer does not have a direct technological or manufacturing competitor. In these situations, the prospective customer can elect to do nothing and allow low BTU gas to simply be emitted into the atmosphere. Alternatively, the customer can purchase gas such as propane or natural gas, mix it with the low BTU gas to make combustion feasible, and then flare the mixture. Because this alternative results in the destruction of the low BTU gas instead of converting the gas into a form of energy that could be sold or monetized, we do not consider it to be a direct form of competition.

●	Ultra-low emissions—Within applications where a customer is required to meet emissions regulations and controls limits, typically by national, regional or local legislation, our systems compete with pollution control technologies, such as Selective Catalytic Reduction, Dry-Low-NOx, or Dry-Low-Emissions systems, and in some cases, with low-emission flares and thermal oxidizers. As many of our competitors are large, well-established companies, they derive advantages from production economies of scale, worldwide presence, and greater resources, which they can devote to product development or promotion.

Although we are occasionally compared to wind and solar power production, we do not consider existing renewable energy solutions to be direct competitors. Existing renewable sources such as wind and solar are economically feasible in particular geographic locations, whereas our solution is applicable to any area with a sufficient quantity of low quality gases. Our Power Oxidizers are able to provide base-load power for more than 95% of the time, while typically wind and solar solutions provide intermittent power and can only provide power for 20%–40% of the time. As a result, although the capital cost per kilowatt is similar, the availability of the Power Oxidizer provides a significantly lower overall cost of power produced.

Legal Proceedings

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation.  There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

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MANAGEMENT

Executive Officers and Directors

Our directors and executive officers and their ages and positions as of January 12, 2017 are as follows:

Name	Age	Position(s)
Alain J. Castro	47	Chief Executive Officer and Director
Boris A. Maslov, Ph.D.	56	President, Chief Operating Officer and Chief Technology Officer
Domonic J. Carney	50	Chief Financial Officer, Secretary and Treasurer
Douglas A. Hamrin	46	Vice President, Engineering
Michael J. Hammons(3)	47	Director
Jeffrey A. Horn(1)(2)	62	Director
Bennet P. Tchaikovsky(1)	47	Director
Ian Copeland(2)	54	Director
Stephen Markscheid(1)(2)	62	Director

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Corporate Governance Committee

Executive Officers

Alain J. Castro, Chief Executive Officer and Director

Mr. Castro has been the Chief Executive Officer and a director of Ener-Core Power, Inc., our wholly owned subsidiary, since May 2013 and our Chief Executive Officer and director since the merger of Ener-Core Power, Inc. and Flex Merger Acquisition Sub, Inc. effective as of July 1, 2013, or the Merger. He founded International Energy Ventures Limited, a United Kingdom-based investor of clean tech companies and renewable energy projects, in May 2003, and remains a controlling investor. Between February 2008 and June 2011, Mr. Castro served in various capacities (including president and a director) of the North and South America divisions of Akuo Energy, an international developer and operator of renewable energy projects. Prior to his career in the renewable energy sector, he was a partner at Ernst & Young Consulting (in the Mercosur region of Latin America), an international advisory services firm. Mr. Castro participated in the Sloan Executive Masters Program at the London Business School and received his B.S. in Industrial and Mechanical Engineering from the University of Texas. Mr. Castro brings to our board of directors experience with clean tech companies and renewable energy projects, as well as previous executive-level experience.

Boris A. Maslov, Ph.D., President, Chief Operating Officer, and Chief Technology Officer

Dr. Maslov became our President and Chief Operating Officer in July 2012 and Chief Technology Officer as of the closing of the Merger in July 2013. Commencing with the inception of Ener-Core Power, Inc. until the closing of the Merger, he served as its President, Chief Operating Officer, and Chief Technology Officer, and served as its interim Chief Executive Officer from inception until May 14, 2013. Previously, between February 2011 and November 2012, Dr. Maslov was Vice President of FlexEnergy, Inc. Prior to that, between October 2007 and January 2011, he was Chief Executive Officer of Energy One Management LLC, a renewable energy project development company located in McLean, Virginia. He received his Ph.D. in Electrical Engineering and his B.S. and M.S. in Electrical Engineering and Computer Science from the Moscow Institute of Physics and Technology.

Domonic J. Carney, Chief Financial Officer, Secretary, Treasurer

Mr. Carney was appointed as our Chief Financial Officer, Secretary and Treasurer in August 2014. Until his appointment, Mr. Carney was an independent consultant providing finance, accounting and business strategy services. From March 30, 2012 to October 2012, Mr. Carney served as the chief financial officer for T3 Motion, Inc. (TTTM.PK), an electric vehicle technology company. From March 2005 to February 2012, Mr. Carney served as Chief Financial Officer for Composite Technology Corporation (CPTC.OB), a manufacturer of high efficiency carbon composite electric transmission conductors and renewable energy wind turbines. Mr. Carney has a Masters in Accounting from Northeastern University and a Bachelor’s Degree in Economics from Dartmouth College.

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Douglas A. Hamrin, Vice President of Engineering

Mr. Hamrin was appointed as an officer in March 2015. Since July 2013, Mr. Hamrin has been our Vice President of Engineering. From May 2008 to December 2012, Mr. Hamrin served as Director of Thermal Oxidizer Development for Flex Energy. Prior to joining Flex Energy, Mr. Hamrin held positions as Technical Manager, Applications and Principal Applications Engineer at Honeywell Turbo Technologies, Director of the Fuel Systems Group at Capstone Turbine Corporation and Engineer at Generals Motors Powertrain Division. Mr. Hamrin has an M.S. in Mechanical Engineering from the Massachusetts Institute of Technology and a BS in Mechanical Engineering from the Illinois Institute of Technology.

Non-Employee Directors

Michael J. Hammons, Chairman of our Board of Directors, Director and Chairman of the Nominating and Corporate Governance Committee

Mr. Hammons became Chairman of our board of directors as of the closing of the Merger in July 2013 and chairman of our Nominating and Corporate Governance Committee in July 2015. Commencing with the inception of Ener-Core Power, Inc. until the closing of the Merger, he served as its Chairman of the board of directors. From June 2009 to February 2014, Mr. Hammons was a partner at SAIL Venture Partners II, LLC, an investor in energy and water technology companies, which was the management company and general partner of SAIL Venture Partners II, LP. From September 2008 through March 2009, he was the chief executive officer of Vigilistics, Inc., a Mission Viejo, California-based software company and, from August 2007 to May 2008, the Chief Executive Officer of Nexiant, Inc., an Irvine, California-based provider of proprietary technology solutions for the maintenance, repair, and operations inventory space. From 2011 until March 2015, Mr. Hammons served as chairman and director of the board of directors of Enerpulse Technologies, Inc. Mr. Hammons received his B.S. in Industrial Engineering from California Polytechnic State University, San Luis Obispo, and his M.B.A. from Harvard Business School. Mr. Hammons brings to our board of directors experience as a partner in SAIL Venture Partners II, LLC, including with its investment portfolio, management expertise in respect of companies similarly situated, and familiarity with us, both prior and subsequent to the spin-off, and served as Chairman of Ener-Core Power, Inc.’s board prior to the closing of the Merger.

Jeffrey A. Horn, Director

Mr. Horn became one of our directors in May 2014. Mr. Horn’s career spanned over 34 years at Caterpillar Inc., including most recently as Managing Director of Caterpillar Power Generation Systems in Houston beginning in January 2009, before retiring in January 2012. Mr. Horn received his B.S. degree in Economics from the University of Wisconsin, Madison, in 1977. Mr. Horn brings to our board of directors experience in the power equipment sector, and work experience in the mining industry, which is a target market for our products.

Bennet P. Tchaikovsky, Director and Chairman of the Audit Committee

Mr. Tchaikovsky became one of our directors and chairman of our Audit Committee in November 2013. Since August 2014, Mr. Tchaikovsky has been a full time Assistant Professor at Irvine Valley College where he teaches courses in financial and managerial accounting. From April 2010 through August 2013, Mr. Tchaikovsky served as the Chief Financial Officer of VLOV Inc., a China-based clothing designer and distributor that was also a U.S. publicly traded company. From September 2009 to July 2011, Mr. Tchaikovsky served as Chief Financial Officer of China Jo-Jo Drugstores, Inc., a U.S. public company operating a chain of pharmacies in China, where he also served as a director from August 2011 through January 2013. From May 2008 to April 2010, Mr. Tchaikovsky served as the Chief Financial Officer of Skystar Bio-Pharmaceutical Company, a U.S. public company that manufactures and distributes veterinary medicines and related products in China, which he performed on a part-time basis and assisted primarily with preparing its financial statements and other financial reporting obligations. From March 2008 through November 2009, Mr. Tchaikovsky was a director of Ever-Glory International Group, a U.S. public company and apparel manufacturer based in China, and served on the audit committee as chairman and on the compensation committee as a member. From December 2008 through November 2009, Mr. Tchaikovsky was a director of Sino Clean Energy, Inc., which was a U.S. public company that manufactured coal fuel substitute in China, and served on the audit committee as chairman and on both the compensation and nominating committees as a member. None of the foregoing companies is related to or affiliated with us. Mr. Tchaikovsky is a licensed Certified Public Accountant and an active member of the California State Bar. He received a B.A. in Business Economics from the University of California at Santa Barbara, and a J.D. from Southwestern University School of Law. Mr. Tchaikovsky brings to our board of directors experience with U.S. public companies, along with a legal and accounting background.

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Ian C. Copeland, Director and Chairman of the Compensation Committee

Mr. Copeland became one of our directors in December 2014 and chairman of our Compensation Committee in July 2015. Mr. Copeland brings over 25 years of global experience in developing, financing and managing world-class projects and companies in the power, rail, water and mining markets. Before retiring at the end of 2012, Mr. Copeland was a Senior Vice President of Bechtel Corporation. During his 15-year tenure with Bechtel Corporation, he served in various capacities including President of the Fossil Power, Communications and Renewable Power businesses and Managing Director of Bechtel Enterprises. Previously, Mr. Copeland held senior management positions with Wärtsilä Corporation and Hannon Armstrong & Company. Mr. Copeland began his career with the utility consulting practice of Booz Allen Hamilton after graduating from Rutgers University with degrees in physics and mechanical engineering. Mr. Copeland brings to our board of directors his background in international business, including experience developing, financing, and managing projects in the power and infrastructure markets.

Stephen Markscheid, Director

Mr. Markscheid became one of our directors on June 29, 2016. Mr. Markscheid brings over 30 years of corporate finance experience in the United States, Asia and Europe, including experience in mergers and acquisitions, strategic investments, joint ventures and new business development across industries in emerging markets. Mr. Markscheid has served as Chief Executive Officer of Synergenz BioScience Inc. since 2007, head of international business for Mammoth Industries since 2013 and partner of Wilton Partners since 2014. He has also been an independent member of the boards of directors of CNinsure, Inc. since 2007, Jinko Solar, Inc. since 2009, China Integrated Energy Corporation since 2011, China Ming Yang Wind Power Group since 2011 and ChinaCast Education Corporation since 2011. Mr. Markscheid was previously a representative of the US-China Business Council from 1978 to 1983, a vice president of Chase Manhattan Bank from 1984 to 1988, a vice president of First Chicago Bank from 1988 to 1993, a case leader of Boston Consulting Group from 1994 to 1997, a director of business development of GE Capital (Asia Pacific) from 1998 to 2001, a senior vice president of GE Healthcare Financial Services from 2003 to 2006 and the chief executive officer of HuaMei Capital Company, Inc. from 2006 to 2007. Mr. Markscheid received his bachelor’s degree in East Asian studies from Princeton University in 1976, a master’s degree in international affairs and economics from Johns Hopkins University (SAIS) in 1980 and an MBA from Columbia University in 1991. The Board concluded that Mr. Markscheid’s extensive experience as an independent director and his substantial corporate finance experience, particularly in Asia, made his appointment to the Board appropriate.

Family Relationships

There are no family relationships between or among any of the current directors, executive officers or persons nominated or charged to become directors or executive officers. There are no family relationships among our officers and directors and those of our subsidiaries and affiliated companies.

Board Composition

Our board of directors currently consists of six members. Our bylaws provide that our directors will hold office until their successors have been duly elected and qualified. Our board of directors is responsible for the business and affairs of our company and considers various matters that require its approval.

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Our common stock is currently quoted on the OTCQB Marketplace under the symbol “ENCR.” The OTCQB Marketplace does not require issuers to comply with corporate governance listing standards that issuers listed on a national securities exchange, such as the New York Stock Exchange and The NASDAQ Stock Market LLC, are required to comply with. However, as a matter of corporate governance best practices, we have taken actions to improve our corporate governance, including establishing a board of directors with a majority of directors who are “independent” (as discussed below), and a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. We have also adopted Corporate Governance Guidelines, a Code of Ethics, an Insider Trading Policy and other similar corporate policies, which are available at http://ir.ener-core.com/governance-docs.

Director Independence

Based upon information submitted by Messrs. Hammons, Horn, Tchaikovsky, Copeland and Markscheid, our board of directors has determined that each of them is “independent” for purposes of our Corporate Governance Guidelines, with reference to the relevant rules of the national securities exchanges in the United States, although such definitions do not currently apply to us because our securities are not listed on a national securities exchange. Mr. Castro is not an independent director. Under the Corporate Governance Guidelines, no director will be considered “independent” unless our board of directors affirmatively determines that the director has no direct or indirect material relationship with our company.

Code of Ethics

Our board of directors has adopted a Code of Ethics, which applies to all officers, directors and employees. Our Code of Ethics is available on our website at http://ir.ener-core.com/governance-docs. The contents of our website are not part of this prospectus and you should not consider the contents of our website in making an investment decision regarding our stock. We intend to disclose any amendments to our Code of Ethics, or waivers of its requirements, on our website or in filings under the Exchange Act.

Board Committees

Our board of directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Below is a description of each committee as it is presently constituted. Our board of directors has determined that each current member of each committee meets certain SEC rules and regulations regarding “independence,” as well as “independence” under our Corporate Governance Guidelines, and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to our company.

We have made each of our committee charters available on our website at http://ir.ener-core.com/governance-docs.

Audit Committee

The Audit Committee currently consists of Messrs. Tchaikovsky (Chairman), Horn and Markscheid. The Audit Committee operates under a written charter, which is available at http://ir.ener-core.com/governance-docs. The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of our company and the audits of our financial statements. In addition to other powers and responsibilities, the Audit Committee (i) is directly responsible for the appointment, compensation, retention, oversight and termination, if necessary, of the independent registered public accounting firm, (ii) reviews the independence and quality control procedures of the independent registered public accounting firm, (iii) reviews and discusses the annual audited financial statements with management and the independent registered public accounting firm, and (iv) reviews, and approves as appropriate, all related party transactions. Our board of directors has determined that Mr. Tchaikovsky is an “audit committee financial expert” as defined by the regulations promulgated by the SEC.

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Compensation Committee

The Compensation Committee currently consists of Messrs. Copeland (Chairman), Horn and Markscheid. The Compensation Committee operates under a written charter, which is available at http://ir.ener-core.com/governance-docs. The purpose of the Compensation Committee is to discharge the board of directors’ responsibilities relating to compensation of our executives, to produce an annual report on executive compensation for inclusion in our proxy materials and to review and discuss with management the Compensation Discussion and Analysis to be included in the proxy materials in accordance with applicable rules and regulations. In addition to other powers and responsibilities, the Compensation Committee shall (i) review our compensation philosophy, (ii) review and approve the Chief Executive Officer’s compensation, (iii) review and approve, in consultation with the Chief Executive Officer, all compensation for other officers, (iv) review and approve employment agreements and severance arrangements for the Chief Executive Officer and our other officers and (v) prepare and approve the Compensation Committee report to be included in our annual proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists solely of Mr. Hammons (Chairman). The Nominating and Corporate Governance Committee operates under a written charter, which is available at http://ir.ener-core.com/governance-docs. The purpose of the Nominating and Corporate Governance Committee is to assist our board of directors in identifying qualified candidates to become members of the board of directors, selecting director nominees for election at the annual meeting of stockholders, selecting candidates to fill any vacancies on the board of directors and overseeing the evaluation of the board of directors. In addition to other powers and responsibilities, the Nominating and Corporate Governance Committee shall (i) prior to each annual meeting of stockholders at which directors are to be elected, recommend director candidates to the board of directors for nomination by the board of directors, (ii) after a vacancy arises on the board of directors or if a director advises of his or her resignation, recommend director candidates to the board of directors to fill such vacancy, (iii) at least annually review the performance of each current director and recommend to the board of directors whether such director should be nominated for an additional term, (iv) assist the board of directors in its annual review of its performance and make appropriate recommendations to improve performance and (v) make recommendations to the board of directors regarding its size and composition and composition of the committees.

Board Leadership Structure and Role in Risk Oversight

Under the Corporate Governance Guidelines, our board of directors is free to select the Chairman of the board of directors and the Chief Executive Officer in a manner that it considers to be in our best interests at the time of selection. Currently, Mr. Castro serves as Chief Executive Officer and as a member of the board of directors, and Mr. Hammons serves as Chairman of the board of directors. We currently believe that this leadership structure is in our best interests and strikes an appropriate balance between our Chief Executive Officer’s responsibility for our day-to-day management and the Chairman of the board of directors’ responsibility to provide oversight, including setting the board of directors’ meeting agendas and presiding at executive sessions of the independent directors. Mr. Castro provides a strong link between management and our board of directors, which we believe promotes clear communication and enhances strategic planning and implementation of corporate strategies. Overall, we believe that having our Chief Executive Officer also serve as a director helps provide strong, unified leadership for our management team. Additionally, in addition to having a non-executive Chairman of the board of directors, four of our seven members of our board of directors have been deemed to be “independent” by the board of directors, which we believe provides sufficient independent oversight of our management. Because we have a non-executive Chairman of the board of directors, our board of directors has not designated a lead independent director.

Our board of directors, as a whole and also at the committee level, plays an active role overseeing the overall management of our risks. Our Audit Committee reviews risks related to financial and operational items with our management and our independent registered public accounting firm. Our board of directors is in regular contact with our Chief Executive Officer and Chief Financial Officer, who report directly to the board of directors and who supervise day-to-day risk management.

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EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of the compensation awarded to our current executive officers. This compensation discussion focuses on the information contained in the following tables and related footnotes and narrative for the last completed fiscal year.

Our current executive compensation program may from time to time include the following principal components: (i) base salary; (ii) stock incentive plan awards; (iii) discretionary annual cash bonuses; and (iv) perquisites and benefits.

Our Compensation Philosophy and Objectives

Our philosophy regarding compensation of our executive officers includes the following principles:

●	our compensation program should reward the achievement of our strategic initiatives and short- and long-term operating and financial goals;

●	compensation should appropriately reflect differences in position and responsibility;

●	compensation should be reasonable; and

●	the compensation program should be understandable and transparent.

In order to implement such compensation principles, we have developed the following objectives for our executive compensation program:

●	overall compensation levels must be sufficiently competitive to attract and retain talented leaders and motivate those leaders to achieve superior results;

●	a portion of total compensation should be contingent on, and variable with, achievement of objective corporate performance goals, and that portion should increase as an executive’s position and responsibility increases;

●	total compensation should be higher for individuals with greater responsibility and greater ability to influence our achievement of operating goals and strategic initiatives;

●	the number of elements of our compensation program should be kept to a minimum, and those elements should be readily understandable by and easily communicated to executives, stockholders, and others; and

●	executive compensation should be set at responsible levels to promote a sense of fairness and equity among all employees and appropriate stewardship of corporate resources among stockholders.

Determination of Compensation Awards

The Compensation Committee was created to be our primary authority to determine the compensation awards available to our executive officers. Because there were no members of our Compensation Committee during fiscal year 2014, members of our board of directors provided recommendations regarding the compensation of our executive officers and approved all executive compensation during 2014. We formed our Compensation Committee in July 2015 and it engaged the services of a consultant to review a peer group of companies in order to provide them with market data on the compensation of directors and officers of peer companies. There were no changes to compensation in 2015 or 2016. For 2017, they plan to review the data and may modify the compensation of our directors and executive officers in order to better align their compensation with our goals and objectives and ensure their compensation is competitive in the marketplace.

Compensation Benchmarking and Peer Group

We did not rely on any consultants or utilize any peer company comparisons or benchmarking in setting executive compensation levels for fiscal 2014. However, our management informally considered competitive market practices by reviewing publicly available information relating to compensation of executive officers at other comparable companies in making its recommendations to our board of directors regarding our executives’ compensation for fiscal 2014. In 2015, we took steps, including the engagement of a third party consultant to establish peer company comparisons, to ensure that the Compensation Committee and/or board of directors has a comprehensive picture of the compensation paid to our executives and with a goal toward total direct compensation for our executives that is on par with the median total direct compensation paid to executives in peer companies if annually established target levels of performance at our company and business segment levels are achieved. Our Compensation Committee intends to complete the evaluation and to provide recommendations in the first quarter of 2017. We expect our recommendations for 2017 to include a better alignment of management compensation with the achievement of key performance goal and objectives.

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Elements of Compensation

The principal elements of our executive compensation are:

●	base salary; and

●	stock incentive plan awards.

While base salary is generally included as an element of compensation of our executive officers in every year, the granting of stock incentive awards, as well as bonuses and perquisites, is determined on a case-by-case basis. During the fiscal year ended December 31, 2016, our compensation program consisted solely of base salary. No stock options or cash incentive pay were granted or approved in 2016. For fiscal 2017, we expect that our executive compensation will consist of base salary with additional incentive pay to be determined by the Compensation Committee as described above.

Base Salaries

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of our employees, including our named executive officers. When establishing base salaries for 2016, subject to the provisions of each person’s employment agreement, our board of directors and management considered a number of factors, including the financial condition of the company, the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, the ability to replace the individual, the base salary of the individual at their prior employment and the number of well-qualified candidates to assume the individual’s role. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions at comparable companies.

Discretionary Annual Cash Bonuses

The Compensation Committee has discretion to recommend and approve the annual cash bonus for our Chief Executive Officer and each other named executive officer. Bonus awards generally will be based on our management’s recommendations and ultimately approved by the Compensation Committee. There were no annual bonuses granted for 2016. Annual bonuses, when awarded, are intended to compensate officers for individual performance, for our overall financial performance, and for achieving important operational and financial milestones during the relevant fiscal year.

Stock Incentive Plan Awards

Our stock option plans, the 2013 Plan, which our board of directors adopted on July 1, 2013, and the 2015 Plan, which our board of directors adopted on July 14, 2015, were designed to provide long-term incentives to our executives and other employees and award recipients, and to increase stockholder value through competent, effective management. We believe that the ability to grant equity awards as a component of compensation will provide us with an advantage in attracting qualified management and employees. Stock option award decisions are evaluated on a case-by-case basis giving consideration to factors such as the recipient’s qualifications and abilities, the nature of the recipient’s position, and the recipient’s ability to contribute to the development and achievement of our business objectives.

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Perquisites and Other Compensation

Presently, we do not include perquisites or other benefits as a part of executive compensation, though we may in the future include perquisites and other benefits as an element of compensation from time to time on a discretionary basis.

Management’s Role in the Compensation-Setting Process

Our management plays an important role in our compensation-setting process. The most significant aspects of management’s role are evaluating other executive officers’ performance, recommending business performance targets and objectives, and recommending salary levels and option awards. Our management makes recommendations to our board of directors regarding our executives’ compensation packages. During this process, management may be asked to provide the board of directors with their evaluation of the executive officers’ performance, the background information regarding our strategic financial and operational objectives, and compensation recommendations as to the executive officers.

Summary Compensation Table

The following table sets forth information regarding compensation for each of our 2016 “named executive officers” for SEC reporting purposes.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Alain J. Castro,	2016	200,000	—	—	—	200,000
Chief Executive Officer(2)	2015	200,000	—	—	—	200,000
Boris A. Maslov,	2016	225,000		—	—	225,000
President, COO and CTO(3)	2015	225,000		—	—	225,000
Domonic J. Carney,	2016	180,000	—	—	—	180,000
Secretary/Treasurer Chief Financial Officer(4)	2015	180,000	—	—	—	180,000
Douglas Hamrin	2016	180,000	—	—	—	180,000
Vice President, Engineering(5)	2015	180,000	—	—	—	180,000

(1)	The amounts shown in this column represent the aggregate grant date fair value of stock options granted in the year computed in accordance with FASB ASC Topic 718. These amounts are not paid to or realized by the officer. We did not grant any option awards to any executives during 2015 or 2016. See Note 12 of the notes to our audited consolidated financial statements for a discussion of valuation assumptions made in determining the grant date fair value and compensation expense of our stock options.

(2)	Mr. Castro’s base salary was $200,000 per annum for 2016 and 2015.

(3)	Dr. Maslov’s base salary was $225,000 per annum for 2016 and 2015.

(4)	Mr. Carney’s base salary was $180,000 per annum for 2016 and 2015.

(5)	Mr. Hamrin became our Vice President of Engineering effective March 15, 2015. His base salary was $180,000 per annum for 2016 and 2015.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

Except as described below, we currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control.

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Employment Agreements

We have entered into various employment and employment-related agreements with certain of our executive officers. Set forth below is a summary of many of the material provisions of such agreements, which summaries do not purport to contain all of the material terms and conditions of each such agreement. All share figures and exercise prices noted in these summaries are adjusted to give effect to the 1-for-50 reverse split of our issued and outstanding common stock on July 8, 2015, retroactively, unless otherwise noted.

Our Agreements with Mr. Castro and Dr. Maslov:

We employ Mr. Castro pursuant to an executive employment agreement, dated April 25, 2013, with Flex Power Generation, Inc., then known as Ener-Core Power, Inc., for the position of Chief Executive Officer, which agreement we assumed as of the closing of the Merger. Under the agreement, the term of his employment is one year, renewing automatically for successive one-year terms unless either party gives the other party notice of non-renewal not less than 30 day prior to the end of the relevant term. We will pay Mr. Castro a base salary of $200,000 per year that may be increased but not decreased by our board of directors in its sole discretion. Mr. Castro is eligible (i) for an annual bonus and/or other annual incentive compensation in accordance with any applicable executive bonus plan as our board of directors may adopt in its sole discretion, and (ii) to participate in our equity incentive plan or incentive option plan, as applicable, with grants and vesting schedules as determined by the board of directors from time to time. In connection with Mr. Castro’s participation in our voluntary wage reduction plan from May 1, 2014 to July 31, 2014, on May 23, 2014, we entered into an amendment to the executive employment agreement with Mr. Castro, pursuant to which we issued Mr. Castro an option to purchase up to 15 shares of our common stock (pre-split) in exchange for $1.00 (pre-split) that he voluntarily forwent under the wage reduction plan. As a result, we entered into a stock option agreement with Mr. Castro on May 13, 2014, pursuant to which we granted Mr. Castro an option to purchase 6,460 shares of our common stock at an exercise price of $24.00 per share. All the shares subject to Mr. Castro’s option vested immediately on the date of grant.

We employ Dr. Maslov pursuant to an executive employment agreement, dated December 31, 2012, with Flex Power Generation, Inc., for the position of Interim Chief Executive Officer, which agreement we assumed as of the closing of the Merger. Under the agreement, the term of his employment is one year, renewing automatically for successive one-year terms each year unless either party gives the other party notice of non-renewal not less than 30 day prior to the end of the relevant term. We will pay Dr. Maslov a base salary of $225,000 per year that may be increased but not decreased by our board of directors in its sole discretion. Dr. Maslov is eligible (i) for an annual bonus and/or other annual incentive compensation in accordance with any applicable executive bonus plan as our board of directors may adopt in its sole discretion, and (ii) to participate in our equity incentive plan or incentive option plan, as applicable, with grants and vesting schedules as determined by the board of directors from time to time. In connection with Dr. Maslov’s participation in our voluntary wage reduction plan from May 9, 2014 to June 15, 2014, on May 23, 2014, we entered into an amendment to the executive employment agreement with Dr. Maslov, pursuant to which we issued Dr. Maslov an option to purchase up to 15 shares of our common stock (pre-split) in exchange for $1.00 (pre-split) that he voluntarily forwent under the wage reduction plan. As a result, we entered into a stock option agreement with Dr. Maslov on May 13, 2014, pursuant to which we granted Dr. Maslov an option to purchase 1,514 shares of our common stock at an exercise price of $24.00 per share. All the shares subject to Dr. Maslov’s option vested immediately on the date of grant.

The termination provisions for Mr. Castro’s or Dr. Maslov’s employment are substantially similar and are set forth below. If we terminate Mr. Castro’s or Dr. Maslov’s services for cause (whether during or at the end of an employment year), then we are obligated to pay the sum of (i) the respective executive’s salary and bonuses, if any, through the date of termination, (ii) any earned but unused vacation time and paid time off (PTO), and (iii) any unreimbursed expenses. ”Cause” means the respective executive’s (A) willful dishonesty or fraud with respect to our business affairs, (B) willful falsification of any employment or other of our records, (C) misappropriation of or intentional damage to our business or property, including the improper use or disclosure of our confidential or proprietary information, (D) conviction (including any plea of guilty or nolo contendere ) of a felony or crime that involves moral turpitude, (E) willful and continued failure to comply with our reasonable written directives after the respective executive’s receipt of written notice from us of such refusal and a reasonable opportunity to cure, or (F) the misappropriation of any corporate opportunity, or otherwise obtaining personal profit from any transaction which is adverse to our interests or to the benefits to which we are entitled.

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If Mr. Castro’s or Dr. Maslov’s services are terminated upon death or disability, we are obligated to pay the respective executive or their respective estate (i) the same economic benefits as if his services were terminated for cause and (ii) upon a determination by our board of directors in its sole discretion, the respective executive or his respective estate may also be granted (A) additional vesting of then-unvested stock or stock options, (B) a proportional amount of any earned and unpaid annual bonus based on the respective executive’s performance through the date of termination, and/or (C) severance payments. ”Disability” means the inability to perform one or more of the essential functions of the job due to physical or mental impairment, with or without reasonable accommodation as required by law, for any period aggregating more than 120 days in any 365-consecutive day period.

If we terminate Mr. Castro’s or Dr. Maslov’s services for any other reason, then we are obligated to pay the respective executive (i) the same economic benefits as if his services were terminated for cause, and (ii) monthly cash severance payments at his then-salary rate during the six-month period immediately following the termination date, subject to earlier termination in the event that he obtains new employment or engages (or assists any other person or entity to engage) in any activity competitive with our business. Further, if, during the six-month period immediately preceding or following a Change of Control (as hereinafter defined) we terminate his employment without Cause, then all of the respective executive’s then-unvested outstanding options will immediately vest. A “Change of Control” occurs when (i) any person becomes the beneficial owner of our securities that then represents 50% or more of the total voting power of our outstanding voting securities, unless such person was the beneficial owner of at least 20% of our voting power as of February 1, 2012, and does not become the beneficial owner of 80% or more of our voting power, (ii) we consummate the sale, exchange, lease, or other disposition of all or substantially all of our assets to a person or group of related persons, (iii) we consummate a merger, reorganization, recapitalization, consolidation, or similar transaction with any other corporation or other business entity, in one transaction or a series of related transactions (except one in which (A) the holders of our voting securities outstanding immediately before such transaction continue to hold at least 50% of the voting power in the surviving entity or (B) a transaction in which a single party (or a group of affiliated parties) acquires our voting securities and the holders of our voting securities immediately before the transaction do not dispose of a majority of their interests in us in connection with that transaction), or (iii) we dissolve or liquidate.

Mr. Castro or Dr. Maslov may terminate their respective employment relationships with us at any time and for any reason. Such resignation will not become effective until the earlier of (i) 90 days after the date the respective resignation notice is given to our board of directors or (ii) a date we specify. If Mr. Castro or Dr. Maslov chooses to do so, each has agreed to make himself available to us during the 30-day period following his termination, without any compensation, (i) to facilitate an efficient transition of his job-related responsibilities and duties, and (ii) to respond to questions from us regarding information and/or activities in which he had been engaged while employed by us.

During Mr. Castro’s or Dr. Maslov’s employment with us and for a period of the shorter of (i) 12 months after their respective termination or (ii) the number of months we employed Mr. Castro or Dr. Maslov, both are subject to restrictive covenants that provide each individual will not: (i) call on, solicit, divert, interfere with or take away (or attempt to call on, solicit, divert, interfere with or take away) any of our projects, business, clients, customers or prospects with whom or with which they had contact during their employment with us by promoting or selling services or products that compete with us or our affiliates; or (ii) solicit, influence or induce (or attempt to solicit, influence or induce) any employees as of the respective termination date with whom they had direct contact during their employment with us.

Both Mr. Castro’s and Dr. Maslov’s executive employment agreement also contain other restrictive covenants further prohibiting: (i) disparagement of us or our affiliates during their employment and thereafter, and (ii) the use or disclosure of confidential business information during or at any time after termination of their employment.

On April 28, 2014, our board of directors approved the re-pricing and vesting schedules of outstanding stock options to purchase an aggregate of 172,600 shares of our common stock previously granted to our officers, directors, employees and consultants. As a result of this cancellation and reissuance of the options, we entered into a stock option cancellation agreement and concurrently entered into new stock option agreements with each of the officers, directors, employees and consultants who held shares as of that date, which included Mr. Castro and Dr. Maslov. The number of underlying shares subject to each award remained unchanged as a result of the re-pricing and vesting schedule change.

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On November 28, 2014, we entered into stock option agreements with each of Mr. Castro and Dr. Maslov granting each an option to purchase up to 4,700 shares of our common stock, at an exercise price of $8.00 per share, the fair market value on the date that our board of directors approved the grant. The options vest as follows: (i) 1/4 of the total number of shares subject to the award will vest one year from the grant date, and (ii) 1/36 of the remaining number of shares subject to the award will vest on a monthly basis thereafter.

Our Agreements with Mr. Carney:

Our offer letter to Mr. Carney dated August 19, 2014 provided for an annual base salary of $180,000 and an option under the 2013 Plan to purchase 30,000 shares of our common stock at an exercise price equal to the per share closing price on August 19, 2014, being the fair market value on such date.

In addition to the offer letter, we entered into an executive employment agreement with Mr. Carney, dated as of August 19, 2014, for the position of Chief Financial Officer and Treasurer, which, in addition to his annual compensation as described in the offer letter, provides that he is eligible to receive an annual bonus and other annual incentive compensation that our board of directors may adopt, as well as benefits that we make available to other employees. We will also reimburse Mr. Carney for reasonable expenses that he incurs in performing his duties.

If we terminate Mr. Carney’s services for cause (whether during or at the end of an employment year), we are obligated to pay him the sum of (i) his salary and bonuses, if any, through the date of termination, (ii) any earned but unused vacation time and paid time off (PTO), and (iii) any unreimbursed expenses. ”Cause” means his (A) willful dishonesty or fraud with respect to our business affairs, (B) willful falsification of any employment or other of our records, (C) misappropriation of or intentional damage to our business or property, including the improper use or disclosure of our confidential or proprietary information, (D) conviction (including any plea of guilty or nolo contendere ) of a felony or crime that involves moral turpitude, (E) willful and continued failure to comply with our reasonable written directives after his receipt of written notice from us of such refusal and a reasonable opportunity to cure, or (F) the misappropriation of any corporate opportunity, or otherwise obtaining personal profit from any transaction which is adverse to our interests or to the benefits to which we are entitled.

If Mr. Carney’s services are terminated upon his death or disability, then (i) we are obligated to pay to him or his estate the same economic benefits as if his services were terminated for cause and (ii) he or his estate may also be granted (A) additional vesting of then-unvested stock or stock options, (B) a proportional amount of any earned and unpaid annual bonus based on his performance through the date of termination, and/or (C) severance payments. ”Disability” means his inability to perform one or more of the essential functions of his job due to his physical or mental impairment, with or without reasonable accommodation as required by law, for any period aggregating more than 120 days in any 365-consecutive day period.

If we terminate Mr. Carney’s services for any other reason, then we are obligated to pay him (i) the same economic benefits as if his services were terminated for cause, (ii) monthly cash severance payments at his then-salary rate, and (iii) continuation of our provided health insurance coverage, each to be paid during the six-month period immediately following the termination date, subject to earlier termination in the event that he obtains new employment or engages (or assists any other person or entity to engage) in any activity competitive with our business. Further, if during the six-month period immediately preceding or following a Change of Control (as hereinafter defined), we terminate his employment without Cause, then all of his then-unvested outstanding options will immediately vest. A “Change of Control” occurs when (i) any person becomes the beneficial owner of our securities that then represents 50% or more of the total voting power of our outstanding voting securities, unless such person was the beneficial owner of at least 20% of our voting power as of August 19, 2014, and does not become the beneficial owner of 80% or more of our voting power, (ii) we consummate the sale, exchange, lease, or other disposition of all or substantially all of our assets to a person or group of related persons, (iii) we consummate a merger, reorganization, recapitalization, consolidation, or similar transaction with any other corporation or other business entity, in one transaction or a series of related transactions (except one in which (A) the holders of our voting securities outstanding immediately before such transaction continue to hold at least 50% of the voting power in the surviving entity or (B) a transaction in which a single party (or a group of affiliated parties) acquires our voting securities and the holders of our voting securities immediately before the transaction do not dispose of a majority of their interests in us in connection with that transaction), or (iii) we dissolve or liquidate.

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Mr. Carney may terminate his employment relationship with us at any time and for any reason. Such resignation will not become effective until the earlier of (i) 90 days after the date resignation notice is given to our board of directors or (ii) a date we specify. If Mr. Carney does so, he has agreed to make himself available to us during the 30-day period following his termination, without any compensation (subject to exception): (i) to facilitate an efficient transition of his job-related responsibilities and duties and (ii) to respond to questions from us regarding information and/or activities in which he had been engaged while employed by us.

During his employment with us and for a period of the shorter of (i) 12 months after his termination or (ii) the number of months we employed Mr. Carney, Mr. Carney is subject to restrictive covenants that provide he will not: (i) call on, solicit, divert, interfere with or take away (or attempt to call on, solicit, divert or interfere with or take away) any of our projects, business, clients, customers or prospects with whom or with which Mr. Carney had contact during his employment with us by promoting or selling services or products that compete with us or our affiliates; or (ii) solicit, influence or induce (or attempt to solicit, influence or induce) any employees as of his termination date with whom Mr. Carney had direct contact during his employment with us.

The executive employment agreement also contains other restrictive covenants further prohibiting: (a) disparagement of us or our affiliates during his employment and thereafter, and (b) the use or disclosure of confidential business information during or at any time after termination of his employment.

In connection with the option granted under his executive employment agreement, we entered into a stock option agreement with Mr. Carney, dated as of August 19, 2014. The agreement grants an option to purchase up to 30,000 shares of our common stock, at an exercise price of $7.50 per share, the fair market value on the date that our board of directors approved the grant. The agreement provides that the options vest as follows: (i) 1/8 of the total number of shares subject to the award will vest six months from the grant date, (ii) 1/8 of the total number of shares subject to the award will vest one year from the grant date and (iii) 1/48 of the total number of shares subject to the award will vest on a monthly basis thereafter.

On November 28, 2014, we entered into a stock option agreement with Mr. Carney granting him an option to purchase up to 4,700 shares of our common stock at an exercise price of $8.00 per share, the fair market value on the date that our board of directors approved the grant. The options vest as follows: (i) 1/4 of the total number of shares subject to the award will vest one year from the grant date and (ii) 1/36 of the remaining number of shares subject to the award will vest on a monthly basis thereafter.

Our Agreements with Mr. Hamrin:

We entered into an executive employment agreement with Mr. Hamrin, dated as of June 29, 2016, for the position of Vice President of Engineering, which provides that he will receive an annual base salary of $180,000 and is eligible to receive an annual bonus and/or other annual incentive compensation in accordance with any applicable executive bonus plan applicable to Mr. Hamrin as may be adopted by the Board in its sole discretion. The executive employment agreement also provides that we will reimburse Mr. Hamrin for reasonable expenses that he incurs in performing his duties. During the term of his employment, Mr. Hamrin will also be entitled to up to 15 days of paid time off (“PTO”) annually (adjusted annually based on years of service with us) and to participate in our benefit plans and programs. The initial term of the executive employment agreement is one year, which may be automatically extended for successive one year terms unless terminated by either party upon at least 30 days prior notice.

If we terminate Mr. Hamrin’s services for Cause (whether during or at the end of an employment year), we are obligated to pay him the sum of (i) his salary and bonuses, if any, through the date of termination, (ii) any earned but unused vacation time/PTO, and (iii) any unreimbursed expenses. “Cause” means his (A) willful dishonesty or fraud with respect to our business affairs, (B) willful falsification of any employment or other of our records, (C) misappropriation of or intentional damage to our business or property, including the improper use or disclosure of its confidential or proprietary information, (D) conviction (including any plea of guilty or nolo contendere ) of a felony or crime that involves moral turpitude, (E) willful and continued failure to comply with our reasonable written directives after his receipt of written notice from us of such refusal and a reasonable opportunity to cure, or (F) the misappropriation of any corporate opportunity, or otherwise obtaining personal profit from any transaction which is adverse to our interests or to the benefits to which we are entitled.

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If Mr. Hamrin’s services are terminated upon his death or disability, then (i) we are obligated to pay to him or his estate the same economic benefits as if his services were terminated for Cause and (ii) he or his estate may also be granted (A) additional vesting of then-unvested stock or stock options, (B) a proportional amount of any earned and unpaid annual bonus based on his performance through the date of termination, and/or (C) severance payments. “Disability” means Mr. Hamrin’s inability to perform one or more of the essential functions of his job due to his physical or mental impairment, with or without reasonable accommodation as required by law, for any period aggregating more than 120 days in any 365-consecutive day period.

If we terminate Mr. Hamrin’s services for any other reason, then we are obligated to pay him (i) the same economic benefits as if his services were terminated for Cause, (ii) monthly cash severance payments at his then effective salary rate, and (iii) continuation of our provided health insurance coverage, each to be paid during the six-month period immediately following the termination date, subject to earlier termination in the event that he obtains new employment or engages (or assists any other person or entity to engage) in any activity competitive with our business. Further, if during the six-month period immediately preceding or following a Change of Control (as hereinafter defined), we terminate his employment without Cause, then all of his then-unvested outstanding options will immediately vest. A “Change of Control” occurs when (i) any person becomes the beneficial owner of securities that then represents 50% or more of the total voting power of our outstanding voting securities, unless such person was the beneficial owner of at least 20% of its voting power as of the effective date of the Employment Agreement, and does not become the beneficial owner of 80% or more of our voting power, (ii) we consummate the sale, exchange, lease, or other disposition of all or substantially all of its assets to a person or group of related persons, (iii) we consummate a merger, reorganization, recapitalization, consolidation, or similar transaction with any other corporation or other business entity, in one transaction or a series of related transactions (except one in which (A) the holders of our voting securities outstanding immediately before such transaction continue to hold at least 50% of the voting power in the surviving entity or (B) a transaction in which a single party (or a group of affiliated parties) acquires our voting securities and the holders of our voting securities immediately before the transaction do not dispose of a majority of their interests in connection with that transaction), or (iv) we dissolve or liquidate.

Mr. Hamrin may terminate his employment at any time and for any reason. Such resignation will not become effective until the earlier of (i) 90 days after the date resignation notice is given to the Board or (ii) a date specified by us. If Mr. Hamrin terminates his employment, he has agreed to make himself available to us during the 30-day period following his termination, without any compensation (subject to exception): (i) to facilitate an efficient transition of his job-related responsibilities and duties and (ii) to respond to questions regarding information and/or activities in which he had been engaged while employed by us.

During his employment with us and for a designated period after his termination, Mr. Hamrin is subject to restrictive covenants that provide he will not: (i) call on, solicit, divert, interfere with or take away (or attempt to call on, solicit, divert or interfere with or take away) any of our projects, business, clients, customers or prospects with whom or with which Mr. Hamrin had contact during his employment with us by promoting or selling services or products that compete with us or our affiliates; or (ii) solicit, influence or induce (or attempt to solicit, influence or induce) any employees as of his termination date with whom Mr. Hamrin had direct contact during his employment with us.

The Employment Agreement also contains other restrictive covenants further prohibiting: (a) disparagement of us or our affiliates during Mr. Hamrin’s employment and thereafter, (b) the improper solicitation of our customers following the expiration or termination his employment with us and (c) the use or disclosure of confidential business information during or at any time after termination of his employment.

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Outstanding Equity Awards at 2016 Fiscal Year-End

The following disclosure reflects all outstanding equity awards at the end of our 2016 fiscal year for each named executive officer, who served in such capacity as of December 31, 2016. All share figures and exercise prices noted in the following table and its footnotes are adjusted to give effect to the 1-for-50 reverse split of our issued and outstanding common stock on July 8, 2015, retroactively.

		Option Awards
		Number of securities underlying unexercised options (#)
Name	Grant Date	Exercisable		Unexercisable	Option Exercise Price ($)	Option Expiration Date (1)
Alain Castro	4/28/14	38,939	(2)	4,061	17.50	4/28/20
	5/13/14	6,460	(3)	—	24.00	5/13/20
	11/28/14	2,448	(4)	2,252	8.00	11/28/20

Boris Maslov	4/28/14	14,489	(2)	1,511	17.50	4/28/20
	5/13/14	1,514	(3)	—	24.00	5/13/20
	11/28/14	2,448	(4)	2,252	8.00	11/28/20

Domonic J. Carney	8/19/14	17,500	(4)	12,500	7.50	8/19/20
	11/28/14	2,448	(4)	2,252	8.00	11/28/20

Douglas A. Hamrin	4/28/14	14,489	(2)	1,511	17.50	4/28/20
	5/1/14	948	(3)	—	24.00	5/13/20
	10/3/14	5,625	(6)	4,375	12.50	7/1/23

(1)	All options granted in 2014 to officers expire six years from the grant date except that Mr. Hamrin’s October 2014 grant expires at the end of the option plan.

(2)	Options vest as follows: (i) 15% on the April 28, 2014 grant date and (ii) the remainder in equal monthly amounts over 36 months thereafter. All options may be exercised early for restricted shares that vest in accordance with the original option vesting schedule.

(3)	Options vested 100% on the May 13, 2014 grant date.

(4)	Options vest as follows: (i) 25% on November 28, 2015 and (ii) the remainder vest in equal monthly amounts over 36 months thereafter. All options may be exercised early for restricted shares that vest in accordance with the original option vesting schedule.

(5)	Options vest as follows: (i) 12.5% on February 19, 2015, (ii) 12.5% on August 19, 2015 and (iii) the remainder vest in equal monthly amounts over 36 months thereafter. All options may be exercised early for restricted shares that vest in accordance with the original option vesting schedule.

(6)	Options vest as follows: (i) 25% on October 3, 2015 and ii) the remainder vest in equal monthly amounts over 36 months thereafter. All options may be exercised early for restricted shares that vest in accordance with the original option vesting schedule.

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Employee Benefit Plans

2015 Omnibus Incentive Plan

Introduction

On July 14, 2015, our board of directors adopted the 2015 Omnibus Incentive Award Plan, or the 2015 Plan. Our stockholders approved the 2015 Plan at our 2015 Annual Meeting of Stockholders held on August 28, 2015. As a result, the 2015 Plan replaced the 2013 Plan, and no new awards will be granted under the 2013 Plan. Any awards outstanding under the 2013 Plan as of August 28, 2015 remain subject to, and underlying shares will be issued under, the 2013 Plan, and any shares subject to outstanding awards under the 2013 Plan that subsequently cease to be subject to such awards (other than by reason of settlement of the awards in shares) will automatically become available for issuance under the 2015 Plan.

On August 22, 2016, our board of directors approved an amendment to the 2015 Plan to increase the number of shares of our common stock subject to the 2015 Plan to 600,000 shares. Our stockholders approved the amendment to the 2015 Plan at our 2016 Annual Meeting of Stockholders held on September 26, 2016.

The principal features of the 2015 Plan are summarized below. This summary is qualified in its entirety by reference to the text of the 2015 Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Share reserve

We have reserved 600,000 shares of our common stock for issuance under the 2015 Plan. In addition, any awards outstanding as of August 28, 2015 remain subject to and will be paid under the 2013 Plan and any shares then subject to outstanding awards under the 2013 Plan that subsequently expire, terminate or are surrendered or forfeited for any reason without issuance of shares will automatically become available for issuance under the 2015 Plan. Up to 600,000 shares may be granted as incentive stock options under Code Section 422. The shares of common stock issuable under the 2015 Plan will consist of authorized and unissued shares, treasury shares or shares purchased on the open market or otherwise.

If any award is canceled, terminates, expires or lapses for any reason prior to the issuance of shares or if shares are issued under the 2015 Plan and thereafter are forfeited to us, the shares subject to such awards and the forfeited shares will not count against the aggregate number of shares of common stock available for grant under the 2015 Plan. In addition, the following items will not count against the aggregate number of shares of common stock available for grant under the 2015 Plan: (1) the payment in cash of dividends or dividend equivalents under any outstanding award, (2) any award that is settled in cash rather than by issuance of shares of common stock, (3) shares surrendered or tendered in payment of the option price or purchase price of an award or any taxes required to be withheld in respect of an award or (4) awards granted in assumption of or in substitution for awards previously granted by an acquired company.

Administration

The 2015 Plan may be administered by our board of directors or the Compensation Committee. The Compensation Committee, in its discretion, selects the individuals to whom awards may be granted, the time or times at which such awards are granted and the terms and conditions of such awards.

Eligibility

Awards may be granted under the 2015 Plan to officers, employees, directors, consultants and advisors of our company and its affiliates. Incentive stock options may be granted only to employees of our company or its subsidiaries.

Awards

The 2015 Plan permits the granting of any or all of the following types of awards:

●	Stock Options. Stock options entitle the holder to purchase a specified number of shares of common stock at a specified price (the exercise price), subject to the terms and conditions of the stock option grant. The Compensation Committee may grant either incentive stock options, which must comply with Code Section 422, or nonqualified stock options. The Compensation Committee sets exercise prices and terms and conditions, except that stock options must be granted with an exercise price not less than 100% of the fair market value of our common stock on the date of grant (excluding stock options granted in connection with assuming or substituting stock options in acquisition transactions). Unless the Compensation Committee determines otherwise, fair market value means, as of a given date, the closing price of our common stock. At the time of grant, the Compensation Committee determines the terms and conditions of stock options, including the quantity, exercise price, vesting periods, term (which cannot exceed 10 years) and other conditions on exercise.

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●	Stock Appreciation Rights. The Compensation Committee may grant SARs, as a right in tandem with the number of shares underlying stock options granted under the 2015 Plan or as a freestanding award. Upon exercise, SARs entitle the holder to receive payment per share in stock or cash, or in a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over the grant price of the SAR. The grant price of a tandem SAR is equal to the exercise price of the related stock option and the grant price for a freestanding SAR is determined by the Compensation Committee in accordance with the procedures described above for stock options. Exercise of a SAR issued in tandem with a stock option will reduce the number of shares underlying the related stock option to the extent of the SAR exercised. The term of a freestanding SAR cannot exceed 10 years, and the term of a tandem SAR cannot exceed the term of the related stock option.

●	Restricted Stock, Restricted Stock Units and Other Stock-Based Awards. The Compensation Committee may grant awards of restricted stock, which are shares of common stock subject to specified restrictions, and restricted stock units, or RSUs, which represent the right to receive shares of our common stock in the future. These awards may be made subject to repurchase, forfeiture or vesting restrictions at the Compensation Committee’s discretion. The restrictions may be based on continuous service with our company or the attainment of specified performance goals, as determined by the Compensation Committee. Stock units may be paid in stock or cash or a combination of stock and cash, as determined by the Compensation Committee. The Compensation Committee may also grant other types of equity or equity-based awards subject to the terms and conditions of the 2015 Plan and any other terms and conditions determined by the Compensation Committee.

●	Performance Awards. The Compensation Committee may grant performance awards, which entitle participants to receive a payment from us, the amount of which is based on the attainment of performance goals established by the Compensation Committee over a specified award period. Performance awards may be denominated in shares of common stock or in cash, and may be paid in stock or cash or a combination of stock and cash, as determined by the Compensation Committee. Cash-based performance awards include annual incentive awards.

Awards to Non-employee Directors

No more than $500,000 may be granted in equity-based awards during any one year to a non-employee member of our board of directors, based on the grant date fair value for accounting purposes in the case of stock options or SARs and based on the fair market value of our common stock underlying the award on the grant date for other equity-based awards. This limit does not apply to shares received by a non-employee director at his or her election in lieu of all or a portion of the director’s retainer for service on our board of directors.

No Repricing

Without stockholder approval, the Compensation Committee is not authorized to (1) lower the exercise or grant price of a stock option or SAR after it is granted, except in connection with certain adjustments to our corporate or capital structure permitted by the 2015 Plan, such as stock splits, (2) take any other action that is treated as a repricing under generally accepted accounting principles or (3) cancel a stock option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash, another stock option or SAR, restricted stock, RSUs or other equity award, unless the cancellation and exchange occur in connection with a change in capitalization or other similar change.

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Clawback

All cash and equity awards granted under the 2015 Plan will be subject to all applicable laws regarding the recovery of erroneously awarded compensation, any implementing rules and regulations under such laws, any policies adopted by us to implement such requirements, and any other compensation recovery policies as may be adopted from time to time by us.

Change in Control

Under the 2015 Plan, in the event of a change in control (as defined in the 2015 Plan), outstanding awards will be treated in accordance with the applicable transaction agreement. If no treatment is provided for in the transaction agreement, each award holder will be entitled to receive the same consideration that stockholders receive in the change in control for each share of stock subject to the award holder’s awards, upon the exercise, payment or transfer of the awards, but the awards will remain subject to the same terms, conditions and performance criteria applicable to the awards before the change in control, unless otherwise determined by the Compensation Committee. In connection with a change in control, outstanding stock options and SARs can be cancelled in exchange for the excess of the per share consideration paid to stockholders in the transaction, minus the option or SARs exercise price.

Subject to the terms and conditions of the applicable award agreements, awards granted to non-employee directors will fully vest on an accelerated basis, and any performance goals will be deemed to be satisfied at target. For awards granted to all other service providers, vesting of awards will depend on whether the awards are assumed, converted or replaced by the resulting entity.

●	For awards that are not assumed, converted or replaced, the awards will vest upon the change in control. For performance awards, the amount vesting will be based on the greater of (1) achievement of all performance goals at the “target” level or (2) the actual level of achievement of performance goals as of our fiscal quarter end preceding the change in control, and will be prorated based on the portion of the performance period that had been completed through the date of the change in control.

●	For awards that are assumed, converted or replaced by the resulting entity, no automatic vesting will occur upon the change in control. Instead, the awards, as adjusted in connection with the transaction, will continue to vest in accordance with their terms and conditions. In addition, the awards will vest if the award recipient has a separation from service within two years after the change in control by us other than for “cause” or by the award recipient for “good reason” (each as defined in the applicable award agreement). For performance awards, the amount vesting will be based on the greater of (1) achievement of all performance goals at the “target” level or (2) the actual level of achievement of performance goals as of our fiscal quarter end preceding the change in control, and will be prorated based on the portion of the performance period that had been completed through the date of the separation from service.

Amendment and Termination of the 2015 Plan

Unless earlier terminated by our board of directors, the 2015 Plan will terminate, and no further awards may be granted, 10 years after the date on which it is approved by stockholders. Our board of directors may amend, suspend or terminate the 2015 Plan at any time, except that, if required by applicable law, regulation or stock exchange rule, stockholder approval will be required for any amendment. The amendment, suspension or termination of the 2015 Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially impair the participant’s rights under an outstanding award.

2013 Equity Incentive Award Plan

Introduction

On July 1, 2013, our board of directors adopted the 2013 Plan, which was subsequently approved by our stockholders. We subsequently amended the 2013 Plan on August 23, 2013 and March 25, 2015. The 2013 Plan authorizes us to grant non-qualified stock options and restricted stock purchase rights to purchase up to 420,000 shares of our common stock with vesting to employees (including officers) and other service providers. To date, all issuances under the 2013 Equity Incentive Award Plan have been stock options. No restricted shares have been issued under the 2013 Equity Incentive Award Plan. The 2013 Plan provides that it will expire after 10 years, unless sooner terminated by the provisions therein. On April 28, 2014, our board of directors approved a re-pricing of all outstanding employee and non-employee director stock options outstanding under the 2013 Plan. We canceled options to purchase 172,600 shares of our common stock at exercise prices between $50.00 and $77.00 per share and replaced them with options to purchase 172,600 shares of our common stock at $17.50 per share. Our board of directors recently adopted the 2015 Plan and at the 2015 Annual Meeting of Stockholders held on August 28, 2015, our stockholders approved the 2015 Plan. Accordingly, we no longer will make award grants under plans in existence prior to the 2015 Plan, including the 2013 Plan.

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The principal features of the 2013 Plan are summarized below. This summary is qualified in its entirety by reference to the text of the 2013 Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Share reserve

We initially reserved 280,000 shares of our common stock for issuance under the 2013 Plan. On March 25, 2015, we increased the number of shares of common stock available for issuance under the 2013 Plan from 280,000 to 420,000. If any option or stock purchase rights granted under the 2013 Plan expire or become unexercisable without having been exercised in full, or are otherwise surrendered pursuant to an option exchange program (whereby outstanding options are exchanged for options with a lower exercise price), the unpurchased shares subject thereto become available for future grant or sale under the 2013 Plan, unless the 2013 Plan has been terminated. Additionally, if shares of restricted stock granted under the 2013 Plan are repurchased us at their original purchase price, such shares become available for future grant under the 2013 Plan.

Administration

Our board of directors administers the 2013 Plan. Subject to the provisions of the 2013 Plan and, subject to the approval of any relevant authorities, the administrator has the power to: (i) determine fair market value; (2) select the employees, directors or consultants to whom options and/or stock purchase rights may be granted; (3) determine the number of shares subject to each award; (4) approve the forms of agreements for use under the 2013 Plan; (5) determine the terms and conditions of options and stock purchase rights granted under the 2013 Plan; (6) determine whether and when options may be settled in cash; (7) initiate an option exchange program; (8) prescribe, amend and rescind rules and regulations relating to the 2013 Plan; (9) allow optionees to satisfy withholding tax obligations by electing to direct us to withhold shares issuable upon exercise; and (10) construe and interpret the terms of the 2013 Plan and awards granted thereunder.

Eligibility.

Awards may be granted under the 2013 Plan employees, directors or consultants. Incentive stock options may be granted only to employees of our company or its subsidiaries.

Awards

The 2013 Plan provides that our board of directors, or a committee of directors appointed by the board of directors, may grant stock options and stock purchase rights. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

●	Incentive Stock Options. Incentive stock options are designed to qualify as an incentive stock option within the meaning of Code Section 422. In the case of an incentive stock option granted to an individual who owns more than 10% of the total combined voting power of all classes of our capital stock, the 2013 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and must expire five years from the date of its grant.

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●	Nonstatutory Stock Options. Nonstatutory stock options are options that are not intended to qualify as incentive stock options. To the extent the aggregate fair market value of shares with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year exceeds $100,000, such options are treated as nonstatutory stock options. The 2013 Plan also provides that the exercise price of a nonstatutory stock option can be no less than 100% of the fair market value of a share of common stock on the date of its grant.

●	Restricted Stock. Restricted stock are shares of common stock acquired pursuant to a grant of a stock purchase right. Stock purchase rights may be issued alone, in addition to, or in tandem with other awards granted under the 2013 Plan and/or cash awards made outside the 2013 Plan. Unless the administrator decides otherwise, the restricted stock purchase agreement governing such grant will provide us a repurchase option exercisable upon the termination of the purchaser’s service with us for any reason.

Amendment and Termination of the 2013 Plan

Our board of directors may amend, alter, suspend or terminate the 2013 Plan. However, we will obtain stockholder approval of any amendment to the 2013 Plan to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule. If not terminated earlier by the board of directors or a committee thereof, the 2013 Plan will terminate on the tenth anniversary of the date of its adoption by our board of directors, unless sooner terminated pursuant to the provisions thereof.

401(k) Plan

We maintain a defined contribution plan, or 401(k) Plan, for the benefit of employees. Participation in the 401(k) plan is at the discretion of each employee and is subject to the rules and regulations of the Internal Revenue Service. The 401(k) Plan is administered by the trustees of the 401(k) Plan consisting of our President and CFO. We have the option, but not the obligation, to provide a matching contribution. To date, we have not made any matching contributions to the 401(k) Plan.

Limitation of Liability and Indemnification Matters

Our certificate of incorporation and our bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by law. Additionally, we have entered into indemnification agreements with each of our directors that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

As permitted by Delaware law, our certificate of incorporation will provide that no director will be liable to us or our stockholders for monetary damages due to breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director due to breach of certain fiduciary duties as a director, except that a director will be personally liable for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

●	any transaction from which the director knowingly derived an improper personal benefit.

To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our certificate of incorporation, Delaware law, or contractual arrangements against liabilities arising under the Securities Act we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Director Compensation

The following table provides 2016 compensation information for our non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(2)	Total ($)

Michael J. Hammons(3)	—	—	—	—
Bennet P. Tchaikovsky(4)	40,000	—	—	40,000
Jeffrey Horn(5)	40,000	—	—	40,000
Ian Copeland(6)	40,000	—	—	40,000
Eric Helenek(7)	10,000	—	—	10,000
Stephen Markscheid (8)	20,000	—	20,830	40,830

(1)	All share figures and exercise prices noted in the footnotes to this table are adjusted to give effect to the 1-for-50 reverse split of our issued and outstanding common stock on July 8, 2015, retroactively.

(2)	The amounts shown in this column represent the aggregate grant date fair value of stock options granted in the year computed in accordance with FASB ASC Topic 718. These amounts are not paid to or realized by the Director. See Note 12 of the notes to our audited consolidated financial statements for a discussion of valuation assumptions made in determining the grant date fair value and compensation expense of our stock options.

(3)	Mr. Hammons serves as our Chairman of our board of directors and has served as our Nominating and Corporate Governance Committee Chairman since July 14, 2015. On November 28, 2014, we entered into a stock option agreement with Mr. Hammons dated as of November 28, 2014 to purchase 6,000 shares of our common stock at an exercise price per share of $8.00. The agreement provides for the option to vest as follows: (i) 1/2 of the total number of shares on the grant date, and (ii) 1/18 of the total number of shares each month thereafter.

(4)	Mr. Tchaikovsky has served as a Director and as our Audit Committee Chairman since November 2013. Beginning in April 2014, we began to pay Mr. Tchaikovsky an annual fee of $40,000. On November 22, 2013, we issued Mr. Tchaikovsky an option to purchase 5,000 shares of our common stock at an exercise price per share of $76.00. On April 28, 2014, we cancelled these options and issued Mr. Tchaikovsky an option to purchase 5,000 shares of our common stock at an exercise price per share of $17.50, with 15% of the grant vesting on the grant date and the remainder vesting over 36 months.

(5)	Mr. Horn has served as a Director since May 2014 and is paid an annual fee of $40,000. On May 28, 2014, we issued Mr. Horn an option to purchase 6,000 shares of our common stock at an exercise price per share of $22.00, vesting ratably over 36 months.

(6)	Mr. Copeland has served as a Director since December 2014 and as our Compensation Committee Chairman since July 14, 2015 and is paid an annual fee of $40,000. On November 28, 2014, we issued Mr. Copeland an option to purchase 6,000 shares of our common stock at an exercise price per share of $8.00, vesting ratably over 36 months.

(7)	Mr. Helenek served as a Director beginning May 2015 and was paid an annual fee of $40,000, which was prorated to $26,667 for his service in 2015 and $10,000 for his service in 2016. On May 18, 2015, we issued Mr. Helenek an option to purchase 6,000 shares of our common stock at an exercise price per share of $9.50, with 1/4 of the grant vesting on May 18, 2016 and 1/48 of the grant vesting ratably each month thereafter. Mr. Helenek resigned from our board of directors effective March 30, 2016. Mr. Helenek’s resignation from our board of directors was not the result of any disagreement with us on any matter relating to our operations, policies or practices. Mr. Helenek’s option to purchase common stock did not vest and was forfeited upon his resignation in 2016.

(8)	Mr. Markscheid has served as a Director since June 2016 and was paid an annual fee of $40,000, which was prorated to $20,000 for his service in 2016. On July 1, 2016, we issued Mr. Markscheid an option to purchase 6,000 shares of our common stock at an exercise price per share of $4.31, with 1/4 of the grant vesting on June 30, 2017 and 1/48 of the grant vesting ratably each month thereafter.

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We have the following agreements with our directors for their services on our board of directors. All share figures and exercise prices for our common stock (but not the share and per share amounts for the common stock of Ener-Core Power, Inc.) noted in the following summaries are adjusted to give effect to the 1-for-50 reverse split of our issued and outstanding common stock on July 8, 2015, retroactively:

Our Agreement with Mr. Tchaikovsky:

On November 22, 2013, Mr. Tchaikovsky accepted his appointment to our board of directors and as Chairman of our Audit Committee pursuant to our offer letter dated November 10, 2013. The offer letter provides for the grant of an option under the 2013 Plan to purchase 5,000 shares of our common stock at an exercise price equal to the per share closing price on November 25, 2013 (as adjusted for the 1-for-50 reverse split), being the fair market value on such date. In addition to the shares granted, the offer letter contemplates an annual director’s fee of $40,000, subject to annual reviews by the Compensation Committee, approval by our board of directors and approval of the stockholders as appropriate. We also agreed to reimburse Mr. Tchaikovsky for reasonable travel expenses incurred to attend board of directors meetings, and to indemnify him in his capacity as a director to the fullest extent permissible.

In connection with the option granted under the offer letter, we entered into a stock option agreement with Mr. Tchaikovsky, dated as of November 25, 2013, pursuant to which we granted Mr. Tchaikovsky an option to purchase 5,000 shares of our common stock. The agreement provides that the option vests as follows: (i) 1/4 of the total number of shares subject to the award will vest one year from the grant date, and (ii) 1/48 of the total number of shares subject to the award will vest on a monthly basis thereafter.

Our Agreement with Mr. Horn:

On May 28, 2014, Mr. Horn accepted his appointment to our board of directors pursuant to our offer letter dated May 19, 2014. The offer letter provides for the grant of an option under the 2013 Plan to purchase 6,000 shares of our common stock at an exercise price equal to the per share closing price on May 28, 2014 (as adjusted for the 1-for-50 reverse split), the fair market value on such date. In addition to the shares granted, the offer letter contemplates an annual director’s fee of $40,000 payable monthly, although such fee is not guaranteed. We also agreed to reimburse Mr. Horn for reasonable travel expenses incurred to attend board of directors meetings, and to indemnify him in his capacity as a director to the fullest extent permissible.

In connection with the option granted under the offer letter, we entered into a stock option agreement with Mr. Horn, dated as of May 28, 2014, pursuant to which we granted Mr. Horn an option to purchase 6,000 shares of our common stock, at an exercise price of $22.00 per share, the fair market value on the date our board of directors approved the grant. The agreement provides for 1/36 of the total number of shares subject to the award to vest each month beginning June 28, 2014.

Our Agreement with Mr. Copeland:

On December 1, 2014, Mr. Copeland accepted his appointment to our board of directors pursuant to our offer letter dated November 24, 2014. The offer letter provides for the grant of an option under the 2013 Plan to purchase 6,000 shares of our common stock at an exercise price equal to the per share closing price on November 28, 2014 (as adjusted for the 1-for-50 reverse split), the fair market value on such date. In addition to the shares granted, the offer letter contemplates an annual director’s fee of $40,000, payable monthly, although such fee is not guaranteed. We also agreed to reimburse Mr. Copeland for reasonable travel expenses incurred to attend board of directors meetings, and to indemnify him in his capacity as a director to the fullest extent permissible.

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In connection with the option granted under the offer letter, we entered into a stock option agreement with Mr. Copeland, dated as of November 28, 2014, pursuant to which we granted Mr. Copeland an option to purchase 6,000 shares of our common stock, at an exercise price of $8.00 per share, the fair market value on the date our board of directors approved the grant. The agreement provides for 1/36 of the total number of shares subject to the award to vest each month beginning January 1, 2015.

Our Agreement with Mr. Hammons:

As compensation for his services as a director and Chairman of our board of directors, on November 28, 2014, the board of directors granted Mr. Hammons an option under the 2013 Plan to purchase 6,000 shares of our common stock, at an exercise price equal to the per share closing price on November 28, 2014, the fair market value on such date. Immediately thereafter, we entered into a stock option agreement with Mr. Hammons, dated November 28, 2014, granting Mr. Hammons an option to purchase 6,000 shares of our common stock, at an exercise price of $8.00 per share, the fair market value on the date our board of directors approved the grant. The agreement provides that the option vests as follows: (i) 1/2 of the total number of shares subject to the award will vest one year from the grant date, and (ii) 1/18 of the remaining number of shares subject to the award will vest on a monthly basis thereafter, beginning January 1, 2015.

Our Agreement with Mr. Helenek:

On May 18, 2015, Mr. Helenek accepted his appointment to our board of directors pursuant to our offer letter of the same date. The offer letter provides for the grant of an option under the 2013 Plan to purchase 6,000 shares of our common stock at an exercise price equal to the per share closing price on May 18, 2015, the fair market value on such date. In addition to the shares granted, the offer letter contemplates an annual director’s fee of $40,000 payable monthly, although such fee is not guaranteed. We also agreed to reimburse Mr. Helenek for reasonable travel expenses incurred to attend board of directors meetings, and to indemnify him in his capacity as a director to the fullest extent permissible.

In connection with the option granted under the offer letter, we entered into a stock option agreement with Mr. Helenek, dated as of May 18, 2015, granting Mr. Helenek an option to purchase 6,000 shares of our common stock at an exercise price of $9.50 per share, the fair market value on the date our board of directors approved the grant. The agreement provides that the option vests as follows: (i) 1/4 of the total number of shares subject to the award will vest one year from the grant date, and (ii) 1/36 of the remaining number of shares subject to the award will vest on a monthly basis thereafter. Mr. Helenek resigned from our board of directors effective March 30, 2016. None of the options granted were vested upon his resignation. Mr. Helenek’s resignation from our board of directors was not the result of any disagreement with us on any matter relating to our operations, policies or practices.

Our Agreement with Mr. Markscheid:

Effective as of June 29, 2016, the Board appointed Stephen Markscheid to fill a vacancy on the Board, which Mr. Markscheid accepted pursuant to an offer letter dated as of June 29, 2016, which provides for the grant of an option under the 2015 Plan, effective July 1, 2016, to purchase 6,000 shares of our common stock at an exercise price of $4.31 per share. In addition to the shares granted, the offer letter contemplates an annual director’s fee of $40,000 payable in monthly installments, although such fee is not guaranteed. We also agreed to reimburse Mr. Markscheid for reasonable travel expenses incurred to attend Board meetings, and to indemnify him in his capacity as a director to the fullest extent permissible.

In connection with the above-described option grant, we and Mr. Markscheid entered into a stock option agreement in the form provided by the 2015 Plan, which provides for 1/4 of the total number of shares to vest after twelve months and 1/48 of the total number of shares to vest each month commencing each month thereafter. The options granted will become fully vested and exercisable immediately prior to, and contingent upon, a “Change in Control” (as defined in the 2015 Plan).

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions, since January 1, 2013, to which we were a party, in which:

●	The amounts involved exceeded or will exceed the lesser of $120,000 or one percent (1%) of our average total assets at year end for the last two completed fiscal years; and

●	Any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, any of the foregoing persons, who had or will have a direct or indirect material interest.

All share and per share amounts applicable to our common stock from transactions that occurred subsequent to the July 1, 2013 reverse merger in the following summaries of related party transactions have been adjusted to reflect the 1-for-50 reverse split of our issued and outstanding common stock on July 8, 2015, retroactively. The share and per share amounts related to transactions undertaken by our wholly-owned predecessor subsidiary, Ener-Core Power, Inc. (a private entity prior to the July 1, 2013 reverse merger), have not been adjusted to account for the 1-for-50 reverse split of our issued and outstanding common stock on July 8, 2015 and are presented as the transactions originally occurred.

Transactions with the SAIL Entities

Commencing with the November 2012 spin-off of Ener-Core Power, Inc. from FlexEnergy, or the spin-off, pursuant to the Contribution Agreement, dated November 12, 2012, by and among FlexEnergy, FlexEnergy Energy Systems, Inc. and Ener-Core Power, Inc., or the Contribution Agreement, Ener-Core Power, Inc. entered into a series of debt and equity transactions with our major stockholder group, the SAIL Entities (as hereinafter defined), a group of affiliated entities consisting of SAIL Exit Partners, LLC and SAIL Pre-Exit Acceleration Fund, LP, each, a SAIL Entity and collectively, the SAIL Entities. See “Principal Stockholders” for additional information. As a result of such transactions, Ener-Core Power, Inc. issued a sufficient quantity of its common stock to the SAIL Entities such that, when converted into shares of our common stock in connection with the Merger-related private placement of 4,614,000 shares of our common stock in July 2013, the SAIL Entities’ interest constituted a controlling interest in us. Some of the issuances to the SAIL Entities involved cash consideration, while others involved the conversion of debt owed by Ener-Core Power, Inc. to one or more of the SAIL Entities or incurred by one or more of the SAIL Entities on behalf of Ener-Core Power, Inc. See Note 14 to our consolidated financial statements included elsewhere in this prospectus for description of those transactions. Further, two of our six directors are affiliated with the SAIL Entities, which are managed by SAIL Capital Partners, LLC. Michael J. Hammons has an equity interest in a limited partner of SAIL Capital Partners, LLC, and Christopher J. Brown is a principal of SAIL Capital Partners, LLC.

Following the spin-off, in January 2013, Ener-Core Power, Inc. borrowed $250,000 from RNS Flex, LLC, one of its then-significant stockholders and the controlling stockholder of its former parent, FlexEnergy, under a secured convertible note payable that was due at the earlier of: (i) February 28, 2013 or (ii) upon completion of a $1,000,000 financing event. The note accrued interest at the rate of 12% and was convertible at the lender’s option into common stock at 85% of the price of a future financing or $3.6056 per share. Such note and accrued interest was repaid in March 2013 using funds that Ener-Core Power, Inc. obtained from a new $260,000 note that it wrote in favor of SAIL Exit Partners, LLC and SAIL Pre-Exit Acceleration Fund, LP, whom we collectively refer to as SAIL, and such note the March Note.

Per the terms of the March Note, in March 2013, Ener-Core Power, Inc. borrowed $260,000 from a SAIL-affiliated entity, under a note payable that was due March 28, 2014, or earlier, upon completion of the Merger. The March Note accrued interest at the rate of 12% and was convertible at the lender’s option into common stock at $0.75 per share. The note was subsequently converted to common stock in April 2013.

In March 2013, a SAIL-affiliated entity advanced Ener-Core Power, Inc. $411,000 for operating capital. The advances did not bear interest and was due on demand. In April 2013, the SAIL-affiliated entity converted the advances into shares of common stock of Ener-Core Power, Inc. at $0.75 per share.

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In April 2013, Ener-Core Power, Inc. sold and issued to the SAIL-affiliated entities 666,667 shares of its common stock at $0.75 per share for an aggregate purchase price of $500,000.

In April 2013, an aggregate of approximately $672,000 that was owed by Ener-Core Power, Inc. to SAIL-affiliated entities was converted into an aggregate of approximately 895,491 shares of its common stock. Such economic obligations consisted of: (i) $260,000 payable pursuant to the March Note, (ii) $180,000 that had been advanced to Ener-Core Power, Inc. in March 2013, (iii) $220,000 that had been advanced on Ener-Core Power, Inc.’s behalf under a letter of credit entered into in connection with the Contribution Agreement, dated November 12, 2012, by and among FlexEnergy, FlexEnergy Energy Systems, Inc. and Ener-Core Power, Inc., pursuant to which Ener-Core Power, Inc. was spun-off from FlexEnergy as a separate corporation; and (iv) $12,000 for certain reimbursable legal expenses incurred in February, March and April 2013.

In June 2013, Ener-Core Power, Inc. sold and issued to the SAIL-affiliated entities 304,509 shares of its common stock at $0.75 per share for an aggregate purchase price of $229,000.

In July 2013, all of the shares of Ener-Core Power, Inc.’s common stock held by SAIL and SAIL-affiliated entities were converted into shares of our common stock as a part of the Merger-related private placement.

Transactions with Significant Stockholders

In June 2013, Ener-Core Power, Inc. borrowed $100,000 each from three significant stockholders—Peter Geddes, Morrie Tobin and Jonathan Spanier—under notes payable that were due on the earlier of: (i) the completion of the reverse merger or (ii) December 31, 2013. The notes accrued interest at the rate of 8% and were convertible at the lenders’ option into shares of our common stock at $0.75 per share (pre-split). On July 1, 2013, the note payable owed to Mr. Geddes was converted into shares of our common stock in the reverse merger-related private placement and the remaining notes payable for $200,025 (inclusive of $25 in accrued interest) were repaid at the closing of the reverse merger.

Professional Energy Solutions

During 2013, we recorded $9,000 in revenue associated with providing engineering services to Professional Energy Solutions which is owned by our VP of Engineering. Costs associated with these revenues totaled $6,000.

September 2014 Private Placement

On September 22, 2014, we sold and issued 26,666,658 shares (adjusted to approximately 533,334 shares post-split) of our common stock to 36 accredited investors at $0.15 per share (adjusted to $7.50 per share post-split), referred to as the September 2014 PIPE. The following officers and directors participated in the September 2014 PIPE, in which they purchased the number of shares listed adjacent to their name and waived their right to register their shares under the Registration Rights Agreement in connection with that offering.

Name	Position with Company	Number of Shares Purchased in September 2014 Private Placement	Number of Shares Purchased, As Adjusted for 1-for-50 Reverse Split	Aggregate Purchase Price ($)
Alain J. Castro	Director and Chief Executive Officer	333,333	6,667	49,999.95
Domonic J. Carney	Treasurer and Chief Financial Officer	333,340	6,667	50,001.00
Michael J. Hammons	Director	66,667	1,334	10,000.05
Christopher J. Brown	Director	146,667	2,934	22,000.05
Jeffrey A. Horn	Director	66,667	1,334	10,000.05

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December 2016 Financing

On December 2, 2016, we sold and issued to 21 accredited investors unregistered convertible senior secured promissory notes with an aggregate principal amount of approximately $3.7 million and five-year warrants to purchase an aggregate of 1,498,622 shares of our common stock at an exercise price of $3.00 per share with aggregate net proceeds to us after a ten percent original issue discount and placement agent fee of approximately $3.0 million, referred to as the December 2016 Financing. The following officers and directors participated in the December 2016 Financing, in which they purchased the number of securities listed adjacent to their name.

Name	Position with Company	Principal Amount of Notes Purchased in December 2016 Financing ($)	Number of Shares Underlying Warrants Purchase in December 2016 Financing (#)	Aggregate Purchase Price ($)
Alain J. Castro	Director and Chief Executive Officer	28,000.00	11,200	25,200.00
Stephen Markscheid	Director	20,000.00	8,000	18,000.00

Indemnification Agreements

Our certificate of incorporation and our bylaws require us to indemnify our directors to the fullest extent permitted by Delaware law. In addition, we have entered indemnification agreements with each of our directors and officers. For more information regarding these agreements, see “Executive and Director Compensation—Limitation of Liability and Indemnification Matters.”

Policies and Procedures for Related Party Transactions

Although our board of directors has not adopted a written policy or procedure for the review, approval and ratification of related person transactions, the charter of the Audit Committee provides that the Audit Committee is responsible for reviewing and approving, on an ongoing basis, any proposed transaction with any related person for which disclosure and/or approval is required under applicable law, including pursuant to rules promulgated by the SEC. Currently, this review and approval requirement applies to any transaction to which we will be a party, in which the amount involved exceeds $120,000, and in which any of the following persons will have a direct or indirect material interest: (a) any of our directors or executive officers; (b) any director nominee; (c) any security holder who is known to us to own, of record or beneficially, five percent or greater of any class of our voting securities; or (d) any member of the immediate family (as defined in Item 404 of Regulation S-K) of any of the persons described in the foregoing clauses (a)–(c).

In the event that management becomes aware of any related party transaction, management will present information regarding such transaction to the Audit Committee for review and approval. In addition, the Audit Committee periodically reviews and considers with management the disclosure requirements relating to transactions with related persons and the potential existence of any such transaction.

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PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of January 12, 2017 for: (i) each person known by us to own beneficially more than 5% of our common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our directors and executive officers as a group, as adjusted to give effect to the 1-for-50 reverse split of our issued and outstanding common stock on July 8, 2015, retroactively.

Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the beneficial owners named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 3,829,660 shares of common stock outstanding as of January 12, 2017.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of January 12, 2017. We did not deem those shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned
Alain J. Castro(2)	79,640	2.04%
Boris A. Maslov(3)	19,402	*
Domonic J. Carney(4)	29,061	*
Michael J. Hammons(5)	7,334	*
Bennet P. Tchaikovsky(6)	4,764	*
Jeff Horn(7)	6,667	*
Ian Copeland(8)	5,333	*
Stephen Markscheid(9)	16,000	*
Douglas A. Hamrin(10)	27,784	*
All directors and executive officers as a group (9 persons)(11)	195,986	5.12%

Five Percent Beneficial Owners:
SAIL Exit Partners, LLC(12)	586,005	15.30%
SAIL Pre-Exit Acceleration Fund, LP(13)	5,232	*
Jeneration Capital Master Fund(14)	375,000	9.48%
Like Capital Limited(15)	696,056	18.18%

* Less than 1%

(1)	Unless otherwise noted, the business address for each holder is c/o Ener-Core, Inc., 9400 Toledo Way, Irvine, California 92618.

(2)	Consists of 6,667 shares purchased on September 22, 2014 in conjunction with our September 2014 PIPE transaction, 500 shares purchased from Dr. Maslov, 50,073 shares of common stock underlying options that are exercisable within 60 days of January 12, 2017, 11,200 shares of common stock underlying a warrant that is exercisable within 60 days of January 12, 2017 and 11,200 shares of common stock underlying a convertible note that is convertible within 60 days of January 12, 2017. Does not include 4,087 shares of common stock underlying options that are not exercisable within 60 days of January 12, 2017. These stock options were granted to Mr. Castro on April 15, 2014, May 13, 2014 and November 28, 2014.

(3)	Consists of 19,402 shares of common stock underlying options that are exercisable within 60 days of January 12, 2017. Does not include 2,812 shares of common stock underlying options that are not exercisable within 60 days of January 12, 2017. These stock options were granted to Dr. Maslov on April 15, 2014, May 13, 2014 and November 28, 2014.

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(4)	Consists of 4,000 shares of common stock issued to Charles Schwab & Co. Inc. FBO Domonic Carney IRA and 2,667 shares issued to Charles Schwab & Co. Inc. FBO Domonic Carney Roth IRA, as to which Mr. Carney holds voting and investment power. These shares were issued in conjunction with the September 2014 PIPE. Consists of 1,000 shares of common stock purchased from Dr. Maslov on May 8, 2015. Consists of 21,394 shares of common stock underlying options that are exercisable within 60 days of January 12, 2017. Does not include 13,306 shares of common stock underlying options that are not exercisable within 60 days of January 12, 2017. These stock options were granted to Mr. Carney on August 19, 2014 and November 28, 2014.

(5)	Consists of the 1,334 shares issued in conjunction with the September 2014 PIPE and 6,000 shares of common stock underlying options that are exercisable within 60 days of January 12, 2017. These stock options were granted to Mr. Hammons on November 28, 2014. Mr. Hammons’ business address is 1567 Buckeye Court, San Luis Obispo, CA 93401.

(6)	Consists of 4,764 shares of common stock underlying options that are exercisable within 60 days of January 12, 2017. Does not include 236 shares of common stock underlying options that are not exercisable within 60 days of January 12, 2017. These stock options were granted to Mr. Tchaikovsky on April 15, 2014. Mr. Tchaikovsky’s business address is 6571 Morningside Drive, Huntington Beach, California 92648.

(7)	Consists of the 1,334 shares issued to Mr. Horn in conjunction with the September 2014 PIPE. Also consists of 5,333 shares of common stock underlying options that are exercisable within 60 days of January 12, 2017. Does not include 667 shares of common stock underlying options that are not exercisable within 60 days of January 12, 2017. These stock options were granted to Mr. Horn on May 28, 2014. Mr. Horn’s business address is 703 Hollybriar Lane, Naples, Florida 34108.

(8)	Consists of 1,000 shares of common stock purchased from Dr. Maslov on May 8, 2015. Consists of 4,333 shares of common stock underlying options that are exercisable within 60 days of January 12, 2017. Does not include 1,667 shares of common stock underlying options that are not exercisable within 60 days of January 12, 2017. These stock options were granted to Mr. Copeland on November 28, 2014. Mr. Copeland’s business address is 13007 Mimosa Farm Court, Rockville, Maryland 20850.

(9)	Consists of 8,000 shares of common stock underlying a warrant that is exercisable within 60 days of January 12, 2017 and 8,000 shares of common stock underlying a convertible note that is convertible within 60 days of January 12, 2017. Does not include 6,000 shares of common stock underlying options that are not exercisable within 60 days of January 12, 2017. These stock options were granted to Mr. Markscheid on June 29, 2016. Mr. Markscheid’s business address is 419 Washington Avenue, Wilmette, Illinois 60091.

(10)	Consists of 5,550 shares of common stock. Consists of 22,234 shares of common stock underlying options that are exercisable within 60 days of January 12, 2017. Does not include 4,714 shares of common stock underlying options that are not exercisable within 60 days of January 12, 2017. These stock options were granted to Mr. Hamrin on April 15, 2014, May 13, 2014 and October 3, 2014.

(11)	Includes 133,534 shares of common stock underlying options that are exercisable within 60 days of January 12, 2017.

(12)	F. Henry Habicht II and Walter L. Schindler are the managers of SAIL Exit Partners, LLC and are deemed to have shared voting and investment power with respect to the shares of common stock owned by SAIL Exit Partners, LLC. SAIL Exit Partners, LLC’s business address is 3161 Michelson Drive, Suite 750, Irvine, California 92612.

(13)	SAIL Capital Partners, LLC is the general partner and management company of SAIL Pre-Exit Acceleration Fund, LP. F. Henry Habicht II and Walter L. Schindler are the managing partners of SAIL Capital Partners, LLC and are deemed to have shared voting and investment power with respect to the shares of common stock owned by SAIL Pre-Exit Acceleration Fund, LP. SAIL Capital Partners, LLC’s business address is 3161 Michelson Drive, Suite 750, Irvine, California 92612.

(14)	Consists of 250,000 shares of common stock and 125,000 shares of common stock issuable upon exercise of the December 2015 Warrant, which is exercisable within 60 days of January 12, 2017. These reported securities are subject to a 9.99% beneficial ownership limitation, as set forth in the December 2015 Warrant. As such, Jeneration Capital Master Fund cannot exercise the December 2015 Warrant if Jeneration Capital Master Fund would beneficially own, after such exercise, more than 9.99% of the outstanding shares of our common stock. The percentage set forth in the table above assumes that the exercise of the December 2015 Warrant is subject to such 9.99% limitation. Jeneration Capital Management serves as the investment manager of Jeneration Capital Master Fund and may be deemed to have beneficial ownership of the shares of common stock and shares of common stock underlying the December 2015 Warrant (subject to the 9.99% beneficial ownership limitation) owned by Jeneration Capital Master Fund. Jimmy Ching-Hsin Chang is the principal of Jeneration Capital Management and may be deemed to have beneficial ownership of the shares of common stock and shares of common stock underlying the December 2015 Warrant (subject to the 9.99% beneficial ownership limitation) owned by Jeneration Capital Master Fund. Mr. Chang disclaims any beneficial ownership of any such shares of our common stock. Jeneration Capital Master Fund’s business address is c/o Jeneration Capital Advisors (Hong Kong) Limited, 20/F, One IFC, 1 Harbour View Street, Central, Hong Kong.

(15)	The business address of Like Capital Limited is New World Tower 1, 23rd Floor, 18 Queens Road Central, Hong Kong.

To our knowledge, none of our directors, officers or affiliates, or any 5% or greater stockholder of our company, or any associate or any such directors, officers or affiliates, is a party that is adverse to us in any material legal proceeding.

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DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 250,000,000 shares, of which 200,000,000 shares will be designated as common stock with a par value of $0.0001 per share and of which 50,000,000 shares will be designated as preferred stock with a par value of $0.0001 per share. As of January 12, 2017, there were 3,829,660 shares of common stock outstanding, held by 128 stockholders of record, and no shares of preferred stock outstanding. The following description of our capital stock is subject to, and qualified in its entirety by, the provisions of our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record upon such matters and in such manner as may be provided by law. Under the Delaware General Corporation Law and our bylaws, our board of directors may declare and pay dividends upon shares of our capital stock out of legally available funds, subject to any restrictions in our certificate of incorporation. In the event we liquidate, dissolve, or wind up, the holders of our common stock are entitled under the Delaware General Corporation Law to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of the preferred stock. Holders of our common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our board of directors has the authority to issue undesignated preferred stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock and to fix the number of shares constituting any series and the designation of the series, without any further vote or action by our stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Options

As of January 12, 2017, we had outstanding options to purchase an aggregate of 273,550 shares of our common stock, with a weighted-average exercise price of $13.70 per share.

Warrants

As of January 12, 2017, we had outstanding warrants to purchase an aggregate of 5,358,881 shares of our common stock, with a weighted-average exercise price of $3.77 per share, which includes the shares of common stock issuable upon exercise of the warrants registered hereby.

Registration Rights

After the closing of this offering, the holders of warrants exercisable for up to 38,464 shares of our common stock, will be entitled to certain rights with respect to the registration of such shares under the Securities Act, as described below. The registration of shares of common stock as a result of the following rights being exercised would enable holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective.

On December 30, 2015 and in connection with the December 2015 Purchase Agreement, we entered into the December 2015 Registration Rights Agreement with the December 2015 Investors. Pursuant to the December 2015 Registration Rights Agreement, we are required to file one or more registration statements with the SEC to register for resale by the December 2015 Investors the shares of our common stock sold in the December 2015 Equity Financing and the shares of our common stock issuable upon exercise of the December 2015 Warrants. Pursuant to the terms of the December 2015 Registration Rights Agreement, we are registering 937,500 shares of our common stock under the Securities Act, which includes the 625,000 shares of common stock sold in the December 2015 Equity Financing and 312,500 shares of common stock issuable upon exercise of the December 2015 Warrants. On May 2, 2015, we filed a registration statement to register for resale all 937,500 shares of common stock. The registration statement, as amended, became effective on June 28, 2016.

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On September 1, 2016, pursuant to the September 2016 Purchase Agreement, each investor in the September 2016 Financing has the right to request that we register the shares issuable upon conversion of such investor’s Convertible Unsecured Note and the September 2016 Warrant Shares (including the shares issuable upon exercise of such investor’s Unsecured Note Additional Warrants, if any) on the same terms set forth in any registration rights agreement entered into by us on the earlier of (i) the conversion of at least fifty percent (50%) of the then outstanding (A) principal, (B) accrued and unpaid interest with respect to such principal and (C) accrued and unpaid late charges, if any, with respect to such principal and interest, under our then outstanding senior secured notes, issued pursuant to (x) that certain securities purchase agreement, dated as of April 22, 2015 by and among us and the investors listed on the signature pages thereto, as amended from time to time, and (y) that certain securities purchase agreement, dated as of May 7, 2015 by and among us and the investors listed on the signature pages thereto, as amended from time to time, or (ii) the consummation of a private offering of our securities resulting in gross proceeds, inclusive of proceeds received pursuant to the September 2016 Purchase Agreement, to us of at least $4,000,000. The December 2016 Financing (as defined below) satisfied the latter condition and, as such, we are registering 812,499 shares of our common stock under the Securities Act, which includes 500,000 shares issuable upon conversion of the Convertible Unsecured Notes, 124,999 September 2016 Warrant Shares and 187,500 shares issuable upon exercise of the Unsecured Note Additional Warrants outstanding as of the date of this prospectus. All 812,499 shares of common stock are being offered for resale pursuant to this prospectus.

On November 23, 2016 and in connection with the November 2016 Purchase Agreement, we entered into the December 2016 Registration Rights Agreement. Pursuant to the December 2016 Registration Rights Agreement, we are required to file one or more registration statements with the SEC to register for resale by the investors in the December 2016 Financing the shares of our common stock issuable upon conversion such investor’s December 2016 Note and the December 2016 Financing Warrant Shares. Pursuant to the terms of the December 2016 Registration Rights Agreement, we are registering 2,109,246 shares of our common stock under the Securities Act, which includes 1,054,624 shares of common stock issuable upon conversion of certain December 2016 Notes and 1,054,622 December 2016 Financing Warrant Shares. All 2,109,246 shares of common stock are being offered for resale pursuant to this prospectus. At the request of a holder of a December 2016 Note, we are not registering for resale pursuant to this prospectus 444,000 shares of common stock issuable upon conversion of such holder’s December 2016 Note and 444,000 December 2016 Financing Warrant Shares issuable upon exercise of such holder’s December 2016 Financing Warrant.

We have also agreed to register under the Securities Act the shares of common stock issuable upon exercise of the December 2015 Warrants, February 2016 Warrants, March 2016 Warrants and December 2016 Additional Warrants. As such, we are registering 1,806,218 shares of our common stock under the Securities Act, which includes 32,000 shares of common stock issuable upon exercise of certain December 2015 Warrants, 32,000 shares of common stock issuable upon exercise of certain February 2016 Warrants, 320,000 shares of common stock issuable upon exercise of certain March 2016 Warrants and 1,422,218 shares of common stock issuable upon exercise of certain December 2016 Additional Warrants. All 1,806,218 shares of common stock are being offered for resale pursuant to this prospectus. At the request of certain holders of the December 2015 Warrants, February 2016 Warrants, March 2016 Warrants and December 2016 Additional Warrants, we are not registering for resale pursuant to this prospectus 18,000 shares of common stock issuable upon conversion of such holders’ December 2015 Warrants, 18,000 shares of common stock issuable upon conversion of such holders’ February 2016 Warrants, 180,000 shares of common stock issuable upon conversion of such holders’ March 2016 Warrants and 799,999 shares of common stock issuable upon conversion of such holders’ December 2016 Additional Warrants.

Preemptive or Similar Rights

Pursuant to warrant exchange agreements, or the Exchange Agreements, we executed in April 2015 with five accredited investors who had previously purchased senior secured convertible promissory notes in April 2014, or the April 2014 Investors, we granted the April 2014 Investors a right of first refusal to participate in any future sale of our equity or equity equivalent securities on a pro rata basis up to 50% of the securities offered in such sale, subject to certain conditions. In the event such a sale involves a registered underwritten public offering of our common stock and the offering price per share in such offering is more than 85% of the closing sale price of our common stock on the date of pricing of such offering, the April 2014 Investors’ participation right is limited to 20% of the offered securities. The Exchange Agreements provide that the April 2014 Investors possessed such participation right until April 16, 2016.

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Piggyback Registration Rights

If we propose to register the offer and sale of our common stock under the Securities Act, in connection with the public offering of such common stock, pursuant to the terms of warrants to purchase up to 38,464 shares of our common stock issued in December 2014, we must use our best commercial efforts to include the shares underlying such warrants in the next available registration we file, unless the inclusion of such warrants in such registration statement would cause us undue harm or is otherwise prohibited by securities laws, rules or regulations.

Expenses

Ordinarily, other than stock transfer taxes and all discounts, commissions or other amounts payable to underwriters or brokers, we will be required to pay all expenses incurred by us related to any registration effected pursuant to the exercise of the above registration rights. These expenses may include all qualification fees, printers’ and accounting fees, fees and disbursements of our counsel, blue sky fees and expenses and the reasonable fees and disbursements of a counsel for the selling holders of registrable securities.

Anti-Takeover Provision

Provisions of Delaware law and our certificate of incorporation and bylaws could make our acquisition by means of a tender offer, a proxy contest or otherwise, and the removal of incumbent officers and directors, more difficult. These provisions are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Law

If we list our common stock on a national securities exchange, we will be subject to Section 203 of the Delaware General Corporation Law, or Section 203. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

●	at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

135

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

●	the owner of 15% or more of the outstanding voting stock of the corporation;

●	an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

●	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our certificate of incorporation and bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and our bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. In particular, our certificate of incorporation and bylaws, as applicable, among other things:

●	provide that special meetings of the stockholders may be called only by the chairman of our board of directors, Chief Executive Officer or our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors and shall be held at such place, on such date and at such time as our board of directors determines;

●	establish procedures with respect to stockholder proposals and stockholder nominations, including requiring that advance notice of a stockholder’s proposal or director nominee must be delivered to, or mailed and received by, the Secretary of the corporation at our principal executive offices not less than sixty (60) days nor more than one ninety (90) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth (90th) day nor later than the later of (i) the sixtieth (60th) day prior to such annual meeting or (ii) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation. Additionally, there are specific disclosure requirements which much be set forth in a stockholder’s notice regarding nominees for directors;

●	do not include a provision for cumulative voting in the election of directors. Were cumulative voting permitted, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in our board of directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of our company;

136

●	provide that vacancies on our board of directors may be filled by a majority vote of the remaining directors, even though less than a quorum of the board of directors, unless the board of directors determines by resolution to allow such vacancy to be filled by stockholder vote;

●	require that a vote of the stockholders to amend various provisions of our certificate of incorporation and bylaws, including provisions relating to the items below, requires the vote of holders of 66⅔% of the voting power of the outstanding voting power, voting together as a single class:

●	the frequency of the annual meeting and the annual election of directors at such meeting;

●	timely notice of the annual meeting to stockholders;

●	stockholder nominations and proposals;

●	the number of directors on our board of directors;

●	election, tenure and qualification of directors;

●	vacancies on our board of directors; and

●	amendments to the bylaws by the stockholders;

●	no action may be effected by our stockholders by written consent, but must be effected at a duly-called annual or special meeting; and

●	allow us to issue without stockholder approval up to 50,000,000 shares of undesignated preferred stock with rights senior to those of the common stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of common stock. In some circumstances, this issuance could have the effect of decreasing the market price of the common stock as well as having the anti-takeover effect discussed above.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Exclusive Forum

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any and all “internal corporate claims.” “Internal corporate claims” means claims, including claims in the right of our company, that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or as to which Title 8 of the Delaware Code confers jurisdiction upon the Court of Chancery.

Exchange Listing

Our shares of common stock are currently quoted on the OTCQB Marketplace under the symbol “ENCR.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, New York 11598.

137

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by K&L Gates LLP, Irvine, California.

EXPERTS

The consolidated financial statements of Ener-Core, Inc. as of December 31, 2015 and 2014 and for the years then ended have been included in this prospectus herein in reliance upon the report of SingerLewak LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as an expert in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

We will disclose important information to you by referring you to documents that we will file with the SEC in the future. The information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) or the Exchange Act until we close this offering.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus. No document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

You may request a copy of these filings, at no cost, by written or oral request made to us at the following address or telephone number:

Ener-Core, Inc.

9400 Toledo Way

Irvine California 92618

(949) 616-3300

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our securities, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect and copy the registration statement and its exhibits and schedules at the Public Reference Room the SEC maintains at 100 F Street, NE, Washington, D.C. 20549. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect the registration statement and its exhibits and schedules and other information without charge at the website maintained by the SEC. The address of this site is www.sec.gov.

We also file periodic reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.ener-core.com, by which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information that is contained on, or that may be accessed through, our website is not a part of this prospectus. We have included our website in this prospectus solely as an inactive textual reference.

138

ENER-CORE, INC.

Unaudited Financial Statements
Unaudited Condensed Consolidated Balance Sheets as of September 30, 2016 and December 31, 2015	F-35
Unaudited Condensed Consolidated Statements of Operations for the Nine Months ended September 30, 2016 and 2015	F-36
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months ended September 30, 2016 and 2015	F-37
Notes to Unaudited Condensed Consolidated Interim Financial Statements	F-39

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Ener-Core, Inc.

Irvine, California

We have audited the accompanying consolidated balance sheets of Ener-Core, Inc. and subsidiary (collectively, the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, its total liabilities exceed its total assets, and it has a stockholders’ deficit at year end. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ SingerLewak LLP

Los Angeles, California

April 14, 2016

F-2

Ener-Core, Inc.

Consolidated Balance Sheets

	December 31, 2015	December 31, 2014

Assets
Current assets:
Cash and cash equivalents	$2,605,000	$2,176,000
Restricted cash	200,000	50,000
Accounts receivable, net	—	107,000
Inventory	747,000	53,000
Prepaid expenses and other current assets	408,000	91,000
Total current assets	3,960,000	2,477,000
Property and equipment, net	3,426,000	755,000
Intangibles, net	28,000	34,000
Deposits and other long term assets	143,000	27,000
Total assets	$7,557,000	$3,293,000
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	1,631,000	612,000
Accrued expenses	657,000	456,000
Deferred revenues and customer advances	2,847,000	—
Accrued contract loss	600,000	—
Accrued warranty expense	—	242,000
Derivative liabilities	2,510,000	402,000
Convertible secured notes payable, net of discounts	4,110,000	—
Capital leases payable—short term	26,000	19,000
Total current liabilities	12,379,000	1,731,000

Long term liabilities:
Capital lease payable—long term	14,000	30,000
Deposits	8,000	23,000
Total liabilities	12,401,000	1,784,000
Commitments and contingencies (Note 16)
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; authorized 50,000,000 shares; no shares outstanding at December 31, 2015 and December 31, 2014	—	—
Common stock, $0.0001 par value; authorized 200,000,000 shares; 3,089,160 and 2,282,120 shares outstanding at December 31, 2015 and December 31, 2014, respectively	—	—
Additional paid-in capital	26,302,000	19,548,000
Accumulated deficit	(31,146,000)	(18,039,000)
Total stockholders’ equity (deficit)	(4,844,000)	1,509,000
Total liabilities and stockholders’ equity (deficit)	$7,557,000	$3,293,000

See accompanying notes to consolidated financial statements.

F-3

Ener-Core, Inc.

Consolidated Statements of Operations

	Year Ended December 31,	Year Ended December 31,
	2015	2014

Revenues	$—	$868,000
Cost of goods sold	600,000	1,170,000
Gross profit (loss)	(600,000)	(302,000)

Operating expenses:
Selling, general, and administrative	5,197,000	5,449,000
Research and development	3,412,000	3,156,000
Total operating expenses	8,609,000	8,605,000
Operating loss	(9,209,000)	(8,907,000)

Other income (expenses):
Interest income	2,000	1,000
Loss on debt conversion	—	(2,414,000)
Loss on exchange of warrants	(279,000)	—
Loss on debt extinguishment	(707,000)	—
Gain (loss) on revaluation of derivative liabilities, net	(198,000)	1,574,000
Interest expense	(2,716,000)	(787,000)
Total other income (expenses), net	(3,898,000)	(1,626,000)
Loss before provision for income taxes	(13,107,000)	(10,533,000)
Provision for income taxes	—	1,000
Net loss	$(13,107,000)	$(10,534,000)

Loss per share—basic and diluted	$(5.45)	$(6.17)
Weighted average common shares—basic and diluted	2,405,147	1,707,620

See accompanying notes to consolidated financial statements.

F-4

Ener-Core, Inc.

Consolidated Statements of Stockholders’ Equity (Deficit)

							Total
	Common stock		Preferred Stock		Additional paid-in	Accumulated	Stockholders’ Equity
	Shares	Amount	Shares	Amount	capital	Deficit	(Deficit)

Balances at January 1, 2014	1,451,080	$—	—	$—	$8,952,000	$(7,505,000)	$1,447,000
Issuance of common stock to settle convertible debt	271,100	—	—	—	2,711,000	—	2,711,000
Issuance of common stock for cash, net of offering costs of $156,000	533,340	—	—	—	3,844,000	—	3,844,000
Shares issued for financing costs	20,000	—	—	—	—	—	—
Issuance of warrants for services	—	—	—	—	180,000	—	180,000
Issuance of warrants for fees related to convertible debt offering	—	—	—	—	155,000	—	155,000

Issuance of common stock and warrants for legal settlement	8,440	—	—	—	246,000	—	246,000
Stock-based compensation expense	—	—	—	—	3,460,000	—	3,460,000
Repurchase of non-vested restricted shares	(1,840)	—	—	—	—	—	—

Net loss	—	—	—	—	—	(10,534,000)	(10,534,000)
Balances at December 31, 2014	2,282,120	$—	—	$—	$19,548,000	$(18,039,000)	$1,509,000
Issuance of common stock for warrant exchange	73,747	—	—	—	885,000	—	885,000
Issuance of whole shares in lieu of fractional shares – reverse split	293	—	—	—	—	—	—
Issuance of warrants for bank fees	—	—	—	—	246,000	—	246,000
Issuance of common stock for cash, net of offering costs	733,000	—	—	—	1,984,000	—	1,984,000
Issuance of warrants in in conjunction with 2015 Notes	—	—	—	—	2,154,000	—	2,154,000
Stock-based compensation expense	—	—	—	—	1,485,000	—	1,485,000
Net loss	—	—	—	—	—	(13,107,000)	(13,107,000)
Balances at December 31, 2015	3,089,160	$—	—	$—	$26,302,000	$(31,146,000)	$(4,844,000)

See accompanying notes to consolidated financial statements.

F-5

Ener-Core, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31, 2015	Year Ended December 31, 2014
Cash flows used in operating activities:
Net loss	$(13,107,000)	$(10,534,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount and deferred financing fees	2,247,000	720,000
Loss on debt conversion	—	2,414,000
Loss on extinguishment of senior notes	707,000	—
Loss on exchange of warrants for common stock	279,000	—
(Gain)/Loss on change in fair value of derivative liability	198,000	(1,574,000)
Depreciation and amortization	402,000	233,000
Stock-based compensation	1,485,000	3,460,000
Provision for contract loss	600,000	—
Provision for bad debt expense	50,000	—
Warranty expense	—	220,000
Warrants issued for services	—	180,000
Common stock and warrants issued for legal settlement	—	246,000
Changes in assets and liabilities:
Accounts and other receivables	57,000	(91,000)
Inventory	(694,000)	(24,000)

Costs in excess of billings on uncompleted contracts	—	(801,000)
Prepaid expenses and other current assets	(202,000)	(45,000)
Deposit	—	1,000
Restricted cash	(150,000)	—
Accounts payable and accrued expenses	914,000	214,000
Accrued interest	50,000	20,000
Deferred revenue	2,847,000	(701,000)
Payments on contract loss	—	(79,000)
Net cash used in operating activities	(4,317,000)	(4,539,000)
Cash flows used in investing activities:
Purchase of property and equipment	(3,057,000)	(188,000)
Net cash used in investing activities	(3,057,000)	(188,000)
Cash flows from financing activities:
Proceeds from convertible notes payable	5,000,000	3,757,000
Offering costs – convertible notes payable	(303,000)	—
Payments on convertible notes payable	(19,000)	(1,883,000)
Repayment of capital leases payable	(19,000)	(16,000)
Proceeds from issuance of common stock, net of costs of $185,000	3,125,000	3,844,000
Net cash provided by financing activities	7,803,000	5,702,000
Net increase in cash and cash equivalents	429,000	975,000
Cash and cash equivalents at beginning of period	2,176,000	1,201,000
Cash and cash equivalents at end of period	$2,605,000	$2,176,000

See accompanying notes to consolidated financial statements.

F-6

Ener-Core, Inc.

Consolidated Statements of Cash Flows (continued)

	Year ended December 31,
	2015	2014
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$—	$1,000
Interest	$351,000	$68,000
Supplemental disclosure of non-cash activities:
Equipment purchased under capital leases	$14,000	$29,000
Debt discount and derivative liabilities recorded upon issuance of warrants and convertible secured notes	$2,750,000	$2,078,000
Debt discount and derivative liabilities recorded for amendments of senior notes	$791,000	$—
Original issue discount of convertible secured note issued	$—	$572,000
Issuance of common stock in exchange for warrants	$885,000	$—
Issuance of warrants for bank fees	$246,000	$—
Debt discount and accrued broker fees upon issuance of convertible secured note	$—	$186,000
Debt discount for warrants issued for broker fee in convertible secured note	$—	$155,000
Warranty liability recorded for product commissioned	$—	$242,000
Conversion of convertible notes and accrued interest into common stock	$—	$2,711,000
Issuance of warrants for services	$—	$180,000
Issuance of common stock for placement fees	$—	$150,000
Issuance of warrants for placement fees	$—	$296,000
Issuance of warrants for legal settlement	$—	$246,000

See accompanying notes to consolidated financial statements.

F-7

Ener-Core, Inc.

Notes to Consolidated Financial Statements

Note 1—Description of Business

Organization

Ener-Core, Inc. (the “Company”, “we”, “us”, “our”), a Delaware corporation, was formed on April 29, 2010 as Inventtech, Inc.  On July 1, 2013, we acquired our wholly owned subsidiary, Ener-Core Power, Inc., (formerly Flex Power Generation, Inc.), a Delaware corporation.  The stockholders of Ener-Core Power, Inc. are now our stockholders and the management of Ener-Core Power, Inc. is now our management.  The acquisition was treated as a “reverse merger” and our financial statements are those of Ener-Core Power, Inc.  All equity amounts presented have been retroactively restated to reflect the reverse merger as if it had occurred on November 12, 2012.

Effective as of September 3, 2015, we changed our state of incorporation from the State of Nevada to the State of Delaware (the “Reincorporation”), pursuant to a plan of conversion dated September 2, 2015, following approval by our stockholders of the Reincorporation at our 2015 Annual Meeting of Stockholders held on August 28, 2015. As a Delaware corporation following the Reincorporation, we are deemed to be the same continuing entity as the Nevada corporation prior to the Reincorporation, and as such continue to possess all of the rights, privileges and powers and all of the debts, liabilities and obligations of the prior Nevada corporation. Upon effectiveness of the Reincorporation, all of the issued and outstanding shares of common stock of the Nevada corporation automatically converted into issued and outstanding shares of common stock of the Delaware corporation without any action on the part of our stockholders. Concurrent with the Reincorporation, on September 3, 2015 our authorized shares increased to 250,000,000 shares of stock consisting of 200,000,000 authorized shares of common stock and 50,000,000 authorized shares of preferred stock.

Reverse Merger

We entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ener-Core Power, Inc. and Flex Merger Acquisition Sub, Inc., a Delaware corporation and our wholly owned subsidiary (“Merger Sub”), pursuant to which the Merger Sub merged with and into Ener-Core Power, Inc., with Ener-Core Power, Inc. as the surviving entity (the “Merger”). Prior to the Merger, we were a public reporting “shell company,” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.  The Merger Agreement was approved by the boards of directors of each of the parties to the Merger Agreement.  In April 2013, the pre-merger public shell company effected a 30-for-1 forward split of its common stock.  All share amounts have been retroactively restated to reflect the effect of the stock split.

As provided in the Contribution Agreement dated November 12, 2012 (the “Contribution Agreement”) by and among FlexEnergy, Inc. (“FlexEnergy”), FlexEnergy Energy Systems, Inc. (“FEES”), and Ener-Core Power, Inc., Ener-Core Power, Inc. was spun-off from FlexEnergy as a separate corporation.  As a part of that transaction, Ener-Core Power, Inc. received all assets (including intellectual property) and certain liabilities pertaining to the Power Oxidizer business carved out of FlexEnergy.  The owners of FlexEnergy did not distribute ownership of Ener-Core Power, Inc. pro rata.  The assets and liabilities were transferred to us and recorded at their historical carrying amounts since the transaction was a transfer of net assets between entities under common control.

On July 1, 2013, Ener-Core Power, Inc. completed the Merger with us.  Upon completion of the Merger, we, immediately became a public company.  The Merger was accounted for as a “reverse merger” and recapitalization. As part of the Merger, 2,410,400 shares of outstanding common stock of the pre-merger public shell company were cancelled.  This cancellation has been retroactively accounted for as of the inception of Ener-Core Power, Inc. on November 12, 2012. Accordingly, Ener-Core Power, Inc. was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of Ener-Core Power, Inc.  Accordingly, the assets and liabilities and the historical operations that are reflected in the financial statements are those of Ener-Core Power, Inc. and are recorded at the historical cost basis of Ener-Core Power, Inc.  Our assets, liabilities and results of operations were de minimis at the time of the Merger.

Reverse Stock Split

The board of directors of the Company approved a reverse stock split of the Company’s authorized, issued and outstanding shares of common stock, par value $0.0001 per share, as well as the Company’s authorized shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding (together, the “Stock”), at a ratio of 1-for-50 (the “Reverse Stock Split”). The Reverse Stock Split became effective on July 8, 2015 (the “Effective Date”). As a result of the Reverse Stock Split, the authorized preferred stock decreased to 1,000,000 shares and the authorized common stock decreased to 4,000,000 shares. Both the preferred stock and common stock par value remained at $0.0001 per share. The number of authorized shares subsequently increased to 200,000,000 authorized shares of common stock and 50,000,000 authorized shares of preferred stock on September 3, 2015 with the Company’s reincorporation in Delaware, as described above.

F-8

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

On the Effective Date, the total number of shares of common stock held by each stockholder of the Company were converted automatically into the number of shares of common stock equal to: (i) the number of issued and outstanding shares of common stock held by each such stockholder immediately prior to the Reverse Stock Split divided by (ii) 50. The Company issued one whole share of the post-Reverse Stock Split common stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split, determined at the beneficial owner level by share certificate. As a result, no fractional shares were issued in connection with the Reverse Stock Split and no cash or other consideration will be paid in connection with any fractional shares that would otherwise have resulted from the Reverse Stock Split. The Reverse Stock Split also affected all outstanding options and warrants by dividing each option or warrant outstanding by 50, rounded up to the nearest option or warrant, and multiplying the exercise price by 50 for each option or warrant outstanding.

Description of the Business

We design, develop, and manufacture products based on proprietary technologies that aim to expand the operating range of gaseous fuel while improving emissions, which technologies we refer to collectively as “Power Oxidation” or “Power Oxidizer” (previously called “Gradual Oxidation” and “Gradual Oxidizer,” respectively, in our prior public disclosures). Our products aim to expand power generation into previously uneconomical markets while, at the same time, reduce gaseous emissions from industrial processes that contribute to air pollution and climate change. The Power Oxidizer integrates with a gas turbine and generator to create a Powerstation.

Our product, the EC250, is a complete system consisting of our designed and patented Power Oxidizer, integrated with a gas turbine and generator. The EC250 has been designed to operate on fuels from 100% combustible gas down to concentrations of 5% or less combustible gas content. The EC250 has applications in landfill, oil production, coal mining, and other operations, and offers our customers two distinct value propositions: the destruction of low quality waste gases with no harmful emissions and the generation of energy from a renewable fuel source.

We are currently developing our second commercial product, the Ener-Core Powerstation KG2-3G/GO (“KG2”), which will combine our Power Oxidizer with a two megawatt gas turbine developed by Dresser-Rand a.s., a subsidiary of Dresser-Rand Group Inc. (“Dresser-Rand”). We have completed system layout and analytic models integrating our Power Oxidizer with the turbine and are constructing a full prototype KG2 unit. We expect to field test units in 2016, with initial commercial shipments shortly thereafter.

We sell our products directly and through distributors in two countries, the United States and Netherlands.

Going Concern

Our consolidated financial statements are prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business. Since our inception, we have made a substantial investment in research and development to develop the Power Oxidizer, have successfully deployed an EC250 field test unit at the U.S. Army base at Fort Benning, Georgia, and installed and commissioned our first commercial unit in the Netherlands in the second quarter of 2014. In November 2014, we signed a Commercial License Agreement with Dresser-Rand (as amended, the “CLA”) to incorporate our Power Oxidizer into Dresser-Rand’s 1.75MW turbine. In August 2015, the CLA became a mutually binding agreement due to the satisfaction of certain binding conditions contained in the CLA.

F-9

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

We have sustained recurring net losses and negative cash flows since inception and have not yet established an ongoing source of revenues sufficient to cover our operating costs and allow us to continue as a going concern. Despite a capital raise of approximately $4.0 million in September 2014 and further capital raises of $5.8 million in April and May 2015, and $2.5 million in December 2015, we expect to require additional sources of capital to support the Company’s growth initiatives. We must secure additional funding to continue as a going concern and execute our business plan.

Management’s plan is to obtain capital sufficient to meet our operating expenses by seeking additional equity and/or debt financing. The cash and cash equivalents balance (excluding restricted cash) on December 31, 2014 and December 31, 2015, was approximately $2.2 million and $2.8 million, respectively.

We raised a total of $5.8 million of debt and equity capital in April and May 2015, as described in Notes 9 and 12 below, and $2.5 million of equity capital in December 2015 and we expect that the $2.8 million of cash as of December 31, 2015, receipts on customer billings, and the anticipated net proceeds from the proposed registered offering will continue to fund our working capital needs, general corporate purposes, and related obligations into 2016 at our current spending levels. However, we expect to require significantly more cash for working capital and as financial security to support our growth initiatives.

We will pursue raising additional equity and/or debt financing to fund our operations and product development.  If future funds are raised through issuance of stock or debt, these securities could have rights, privileges, or preferences senior to those of our common stock and debt covenants that could impose restrictions on our operations. Any equity or convertible debt financing will likely result in additional dilution to our current stockholders.  We cannot make any assurances that any additional financing, including the proposed registered offering, will be completed on a timely basis, on acceptable terms or at all.   Our inability to successfully raise capital in a timely manner will adversely impact our ability to continue as a going concern. If our business fails or we are unable to raise capital on a timely basis, our investors may face a complete loss of their investment.

The accompanying consolidated financial statements do not give effect to any adjustments that might be necessary if we were unable to meet our obligations or continue operations as a going concern.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include our accounts and our wholly-owned subsidiary, Ener-Core Power, Inc.  All significant intercompany transactions and accounts have been eliminated in consolidation. All monetary amounts are rounded to the nearest $000, except certain per share amounts.

The accompanying financial statements have been prepared in accordance with GAAP.

Reclassifications

Certain amounts in the 2014 consolidated financial statements have been reclassified to conform to the current year presentation. These reclassifications have no effect on previously reported net loss.

Segments

We operate in one segment.  Except for one consultant operating in Europe, all of our operations are located domestically.

F-10

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant items subject to such estimates and assumptions include but are not limited to: collectability of receivables; the valuation of certain assets, useful lives, and carrying amounts of property and equipment, equity instruments and share-based compensation; provision for contract losses; valuation allowances for deferred income tax assets; valuation of derivative liabilities; and exposure to warranty and other contingent liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Foreign Currency Adjustments

Our functional currency for all operations worldwide is the U.S. dollar. Nonmonetary assets and liabilities are translated at historical rates and monetary assets and liabilities are translated at exchange rates in effect at the end of the year. Income statement accounts are translated at average rates for the year. At December 31, 2015 and 2014, we did not hold any foreign currency asset or liability amounts. Gains and losses resulting from foreign currency transactions are reported as other income in the period they occurred.

Concentrations of Credit Risk

Cash and Cash Equivalents

We maintain our non-interest bearing transactional cash accounts at financial institutions for which the Federal Deposit Insurance Corporation (“FDIC”) provides insurance coverage of up to $250,000. For interest bearing cash accounts, from time to time, balances exceed the amount insured by the FDIC. We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk related to these deposits. At December 31, 2015, we had $2.5 million cash in excess of the FDIC limit.

We consider all highly liquid investments available for current use with an initial maturity of three months or less and are not restricted to be cash equivalents. We invest our cash in short-term money market accounts.

Restricted Cash

Collateral Account

Under a credit card processing agreement with a financial institution that was entered in 2013, we are required to maintain funds on deposit with the financial institution as collateral. The amount of the deposit, which is at the discretion of the financial institution, was $50,000 on December 31, 2015 and 2014.

Dresser-Rand Escrow Account

Under the CLA, prepaid license fee payments of $400,000 per quarter are to be paid by Dresser-Rand into an escrow account with a financial institution beginning August, 2015. Dresser-Rand is allowed to withdraw up to $125,000 per quarter from this escrow account for qualified engineering expenses incurred by Dresser-Rand under the terms and conditions of the CLA. Dresser-Rand funded $400,000 in August 2015 and withdrew $125,000 in August 2015. The balance in the escrow account was $150,000 and $0 on and December 31, 2015 and 2014 respectively. The Company is allowed to withdraw funds from the escrow account after completion of additional technical milestones, expected to be completed in the first half of 2016. See also Note 8—Deferred Revenues and Customer Advances.

Accounts Receivable

Our accounts receivable are typically from credit worthy customers or, for international customers are supported by guarantees or letters of credit. For those customers to whom we extend credit, we perform periodic evaluations of them and maintain allowances for potential credit losses as deemed necessary. We generally do not require collateral to secure accounts receivable. We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in existing accounts receivable. We periodically review our accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

F-11

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

As of December 31, 2015 and December 31, 2014, two customers and one customer, respectively, accounted for 100% of net accounts receivable.

Accounts Payable

As of December 31, 2015 and December 31, 2014, five and six vendors, respectively, collectively accounted for approximately 50% and 54% of our total accounts payable.

Inventory

Inventory, which consists of raw materials, is stated at the lower of cost or net realizable value, with cost being determined by the average-cost method, which approximates the first-in, first-out method. At each balance sheet date, we evaluate our ending inventory for excess quantities and obsolescence. This evaluation primarily includes an analysis of forecasted demand in relation to the inventory on hand, among consideration of other factors. Based upon the evaluation, provisions are made to reduce excess or obsolete inventories to their estimated net realizable values. Once established, write-downs are considered permanent adjustments to the cost basis of the respective inventories. At December 31, 2015 and 2014, we did not have a reserve for slow-moving or obsolete inventory.

Property and Equipment

Property and equipment are stated at cost, and are being depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to ten years. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed. At the time property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are reflected in the consolidated statements of operations.

Deposits

Deposits primarily consist of amounts incurred or paid in advance of the receipt of fixed assets or are deposits for rent and insurance.

Accrued Warranties

Accrued warranties represent the estimated costs that will be incurred during the warranty period of our products. We make an estimate of expected costs that will be incurred by us during the warranty period and charge that expense to the consolidated statement of operations at the date of sale. We also reevaluate the estimate at each balance sheet date and if the estimate is changed, the effect is reflected in the consolidated statement of operations. We made our initial commercial sale to Efficient Energy Conversion TurboMachinery, B.V. (“EECT”) in the second quarter of 2014 with a six month warranty and later extended that warranty at our discretion. There was no warranty for the unit shipped to the Fort Benning site. We expect that most terms our future warranty period to be one to two years depending on the warranties provided and the products sold. Accrued warranties for expected expenditures within the next year are classified as current liabilities and as non-current liabilities for expected expenditures for time periods beyond one year.

F-12

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

Deferred Rent

We record deferred rent expense, which represents the temporary differences between the reporting of rental expense on the financial statements and the actual amounts remitted to the landlord. The deferred rent portion of lease agreements are leasing inducements provided by the landlord. Also, tenant improvement allowances provided are recorded as a deferred rent liability and recognized ratably as a reduction to rent expense over the lease term.

Intangible Assets

Our intangible assets represent intellectual property acquired during the reverse merger. We amortize our intangible assets with finite lives over their estimated useful lives.

Impairment of Long-Lived Assets

We account for our long-lived assets in accordance with the accounting standards which require that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical carrying value of an asset may no longer be appropriate. We consider the carrying value of assets may not be recoverable based upon our review of the following events or changes in circumstances: the asset’s ability to continue to generate income from operations and positive cash flow in future periods; loss of legal ownership or title to the assets; significant changes in our strategic business objectives and utilization of the asset; or significant negative industry or economic trends. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset are less than its carrying amount. As of December 31, 2015 and 2014, we do not believe there have been any impairments of our long-lived assets. There can be no assurance, however, that market conditions will not change or demand for our products will continue, which could result in impairment of long-lived assets in the future.

Fair Value of Financial Instruments

Our financial instruments consist primarily of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, derivative liabilities, secured notes payable and related debt discounts and capital lease liabilities. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2015 and 2014. The carrying amounts of short-term financial instruments are reasonable estimates of their fair values due to their short-term nature or proximity to market rates for similar items.

We determine the fair value of our financial instruments based on a three-level hierarchy established for fair value measurements under which these assets and liabilities must be grouped, based on significant levels of observable or unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect management’s market assumptions. This hierarchy requires the use of observable market data when available. These two types of inputs have created the following fair-value hierarchy:

●	Level 1: Valuations based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. Currently, we classify our cash and cash equivalents as Level 1 financial instruments.

●	Level 2: Valuations based on observable inputs (other than Level 1 prices), such as quoted prices for similar assets at the measurement date quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. We do not currently have any accounts under Level 2.

●	Level 3: Valuations based on inputs that require inputs that are both significant to the fair value measurement and unobservable and involve management judgment (i.e., supported by little or no market activity). Currently, we classify our warrants and conversion options accounted for as derivative liabilities as Level 3 financial instruments.

If the inputs used to measure fair value fall in different levels of the fair value hierarchy, a financial security’s hierarchy level is based upon the lowest level of input that is significant to the fair value measurement.

F-13

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

Derivative Financial Instruments

The Company issues derivative financial instruments in conjunction with its debt and equity offerings and to provide additional incentive to investors and placement agents. The Company uses derivative financial instruments in order to obtain the lowest cash cost-source of funds. Derivative liabilities are recognized in the consolidated balance sheets at fair value based on the criteria specified in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) topic 815-40 “Derivatives and Hedging—Contracts in Entity’s own Equity.” The estimated fair value of the derivative liabilities is calculated using either the Black-Scholes-Merton or Monte Carlo simulation model method.

The Company issued detachable common stock warrants and convertible secured notes payable with conversion features in April 2014 and issued detachable common stock warrants and secured debt with a partial conversion feature in April and May 2015 and amended existing debt to add a conversion feature in December 2015. These embedded derivatives and detachable warrants were evaluated under ASC topic 815-40. We determined that the warrants and embedded conversion feature for the April 2014 issuance and the conversion feature for the 2015 issuances should be accounted for as derivative liabilities. We determined that the detachable warrants associated with the 2015 issuance should not be accounted for as derivative liabilities. Warrants and the debt conversion features determined to be derivative liabilities were bifurcated from the debt host and are classified as liabilities on the consolidated balance sheet. Warrants not determined to be derivative liabilities were recorded to debt discount and paid in capital. The Company records the warrants and embedded derivative liabilities at fair value and adjusts the carrying value of the common stock warrants and embedded derivatives to their estimated fair value at each reporting date with the increases or decreases in the fair value of such warrants and derivatives at each reporting date, recorded as a gain or (loss) in the consolidated statements of operations. The 2015 detachable warrants determined not to be derivative liabilities were recorded to debt discount with a corresponding entry to paid-in capital.

Revenue Recognition

We generate revenue from the sale of our clean power energy systems and from consulting services. Revenue is recognized when there is persuasive evidence of an arrangement, product delivery and acceptance have occurred, the sales price is fixed or determinable and collectability of the resulting receivable is reasonably assured. Amounts billed to clients for shipping and handling are classified as sales of product with related costs incurred included in cost of sales.

Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related revenue is recorded. We defer any revenue for which the services have not been performed or are subject to refund until such time that we and our customer jointly determine that the services have been performed or no refund will be required.

Revenues under long-term construction contracts are generally recognized using the completed-contract method of accounting. Long-term construction-type contracts for which reasonably dependable estimates cannot be made or for which inherent hazards make estimates difficult are accounted for under the completed-contract method. Revenues under the completed-contract method are recognized upon substantial completion—that is acceptance by the customer, compliance with performance specifications demonstrated in a factory acceptance test or similar event. Accordingly, during the period of contract performance, billings and costs are accumulated on the balance sheet, but no profit or income is recorded before completion or substantial completion of the work. Anticipated losses on contracts are recognized in full in the period in which losses become probable and estimable. Changes in estimate of profit or loss on contracts are included in earnings on a cumulative basis in the period the estimate is changed. As of December 31, 2015 and December 31, 2014, we had $600,000 and no provision for contract losses respectively.

F-14

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

Research and Development Costs

Research and development costs are expensed as incurred.  Research and development costs were $3,412,000 and $3,156,000 for the years ended December 31, 2015 and 2014, respectively.

Share-Based Compensation

We maintain an equity incentive plan and record expenses attributable to the awards granted under the equity incentive plan. We amortize share-based compensation from the date of grant on a weighted average basis over the requisite service (vesting) period for the entire award.

We account for equity instruments issued to consultants and vendors in exchange for goods and services at fair value. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant’s or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

In accordance with the accounting standards, an asset acquired in exchange for the issuance of fully vested, non-forfeitable equity instruments should not be presented or classified as an offset to equity on the grantor’s balance sheet once the equity instrument is granted for accounting purposes. Accordingly, we record the fair value of the fully vested, non-forfeitable common stock issued for future consulting services as prepaid expense in our consolidated balance sheets.

Income Taxes

We account for income taxes under the provisions of the accounting standards. Under the accounting standards, deferred tax assets and liabilities are recognized for the expected future tax benefits or consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such asset will not be realized through future operations. Our deferred tax assets and liabilities are primarily related to our Net Operating Losses and timing differences between book and tax accounting for depreciation and our net deferred tax assets were fully reserved as of December 31, 2015 and December 31, 2014.

The accounting guidance for uncertainty in income taxes provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. We recognize any uncertain income tax positions on income tax returns at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. As of December 31, 2015 and 2014 and there were no unrecognized tax benefits included in the consolidated balance sheets that would, if recognized, affect the effective tax rate. Our practice is to recognize interest and/or penalties related to income tax matters in income tax expense. We had no accrual for interest or penalties on our consolidated balance sheets at December 31, 2015 and 2014 and have not recognized interest and/or penalties in the consolidated statements of operations for the years ended December 31, 2015 or 2014.

We are subject to taxation in the U.S. and various state and foreign jurisdictions.

We do not foresee material changes to our gross uncertain income tax position liability within the next twelve months.

Earnings (Loss) per Share

Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation.  Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive.  Approximately 1,084,000 and 462,000 shares of common stock issuable upon full exercise of all options and warrants at December 31, 2015 and 2014, respectively and all shares potentially issuable in the future under the terms of the Secured Notes Payable were excluded from the computation of diluted loss per share due to the anti-dilutive effect on the net loss per share.

F-15

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

All share and per share amounts in the table below have been adjusted to reflect the 1-for-50 reverse split of our issued and outstanding common stock on July 8, 2015, retroactively.

	Year ended December 31, 2015	Year ended December 31, 2014

Net loss	$(13,107,000)	$(10,534,000)
Weighted average number of common shares outstanding:
Basic and diluted	2,405,147	1,707,620
Net loss attributable to common stockholders per share:
Basic and diluted	$(5.45)	$(6.17)

Comprehensive Income (Loss)

We have no items of other comprehensive income (loss) in any period presented. Therefore, net loss as presented in our Consolidated Statements of Operations equals comprehensive loss.

Recently Issued Accounting Pronouncements

In May, 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 provides a framework for addressing revenue recognition issues and, upon its effective date, replaces almost all existing revenue recognition guidance, including industry-specific guidance, in current U.S. generally accepted accounting principles. ASU 2014-09 is effective beginning with the calendar year ended December 31, 2017. The Company has not yet assessed the impact ASU 2014-09 will have upon adoption on its financial position, results of operations or cash flows.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU 2014-15 requires that an entity’s management evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. Substantial doubt about an entity’s ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued. Certain disclosures are necessary in the footnotes to the financial statements in the event that conditions or events raise substantial doubt about an entity’s ability to continue as a going concern. ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter and early application is permitted. The Company has not yet assessed the impact ASU 2014-15 will have upon adoption.

In November 2014, the FASB issued ASU 2014-16—Derivatives and Hedging: Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share is More Akin to Debt or to Equity. ASU 2014-16 clarifies how current GAAP should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. ASU 2014-16 became effective for the interim and annual periods beginning after December 15, 2015. The Company has not yet assessed the impact ASU 2014-16 will have upon adoption.

F-16

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

In April 2015, the FASB issued ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. ASU 2015-03 simplifies the presentation of debt issuance costs by requiring that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this update. ASU 2015-03 became effective for public business entities for financial statements issued for fiscal years beginning after December 15, 2015 and interim periods within those fiscal years and early application is permitted. The Company elected to adopt ASU 2015-03 beginning with the interim period ended June 30, 2015. There was no impact to any prior periods presented as a result of adopting ASU 2015-03.

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. ASU 2015-11 requires that entities measure inventory at the lower of cost and net realizable value. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years and early application is permitted. The Company has not yet assessed the impact ASU 2015-11 will have upon adoption.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. ASU 2015-17 requires that entities’ deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. ASU 2015-17 is effective for fiscal years beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018. The Company has not yet assessed the impact ASU 2015-17 will have upon adoption.

February 2016 the FASB issued ASU 2016-2, Leases (Topic 842). ASU 2016-2 affects any entity entering into a lease and changes the accounting for operating leases to require companies to record an operating lease liability and a corresponding right-of-use lease asset, with limited exceptions. ASU 2016-2 is effective for fiscal years beginning after December 15, 2019 and interim periods with annual periods beginning after December 15, 2010. Early adoption is allowed. The Company has not yet assessed the impact ASU 2016-2 will have upon adoption.

Note 3—Inventory

Inventory consists of Power Oxidizer parts used interchangeably as raw materials and as spare parts for the EC250 units installed to date and the KG2 and EC 250 units on order. Inventory totaled $747,000 and $53,000 as of December 31, 2015 and December 31, 2014, respectively. The Company had no inventory reserve during 2015 or 2014.

Note 4—Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following:

	December 31, 2015	December 31, 2014
Prepaid rent	$27,000	$27,000
Prepaid insurance	40,000	31,000
Prepaid other	140,000	13,000
Prepaid professional fees	—	20,000
Current portion – deferred financing fees for LOC	228,000	—
Total	$408,000	$46,000

F-17

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

Note 5—Property and Equipment, Net

Property and equipment, net consisted of the following:

	December 31, 2015	December 31, 2014
Machinery and equipment	$4,042,000	$1,013,000
Office furniture and fixtures	217,000	198,000
Computer equipment and software	169,000	149,000
Total cost	4,428,000	1,360,000
Less accumulated depreciation	(1,002,000)	(605,000)
Net	$3,426,000	$755,000

Assets recorded under capital leases and included in property and equipment in our balance sheets consist of the following:

	December 31, 2015	December 31, 2014
Machinery and equipment	$27,000	$27,000
Computer equipment and software	46,000	46,000
Total assets under capital lease	73,000	73,000
Less accumulated amortization	(46,000)	(21,000)
Net assets under capital lease	$27,000	$52,000

Depreciation expense for the year ended December 31:

	2015	2014
Research and development	$286,000	$120,000
General and administrative	116,000	113,000
	$402,000	$233,000

Amortization of assets under capital lease was $25,000 and $20,000 for the years ended December 31, 2015 and 2014, respectively.

Note 6—Intangibles, Net

Intangibles, net consisted of the following:

	December 31, 2015	December 31, 2014
Patents	$80,000	$80,000
Less accumulated amortization	(53,000)	(46,000)
Net	$27,000	$34,000

This intangible asset is amortized over its remaining life.  Amortization expense related to this intangible asset was $7,000 and $7,000 for the years ended December 31, 2015 and 2014, respectively.

Amortization expense on intangible assets for the year ended December 31, 2016 and for each of the three succeeding years is $7,000 per year.

We continue to invest in our intellectually property portfolio and are actively filing for patent protection for our technology in both the United States and abroad. The costs, including legal, associated with compiling and filing patent applications are expensed in selling, general and administrative expenses as incurred.

F-18

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

Note 7—Accrued Expenses

Accrued expenses consisted of the following:

	December 31, 2015	December 31, 2014

Accrued professional fees	$205,000	$267,000
Accrued vacation & paid time off	333,000	92,000
Accrued expense reports	46,000	—
Accrued board of directors fees	13,000	13,000
Accrued interest	50,000	—
Accrued other	10,000	49,000
Accrued liabilities owed by Parent—reimbursable under Contribution Agreement	—	35,000
Total accrued expenses	$657,000	$456,000

Note 8—Deferred revenues and customer advances

Deferred revenues and customer advances consist of balances billed on existing customer contracts for which the revenue cycle is not complete. Customer advances on equipment sales represent down payments and progress payments under the terms and conditions of equipment sales of our Power Oxidizer and Powerstation units. Prepaid license fees represent payments of license fees by Dresser-Rand into an escrow account. Deferred revenues and customer advances consisted of the following:

	December 31, 2015	December 31, 2014

Customer advances on equipment sales	$2,572,000	$—
Prepaid license fees	275,000	—
Total Deferred revenues and customer advances	$2,847,000	$—

Note 9—Secured Notes Payable

Secured Notes

During the year ended December 31, 2015, the Company sold senior secured promissory notes with an aggregate principal amount of $5.0 million (the “Notes”) in two separate tranches. Other than the issuance date and the term of the respective notes and warrants issued, the notes and warrants were identical for both tranches. On April 23, 2015, the Company closed the first tranche representing $3.1 million in aggregate principal amount of Notes issued in a private placement to seven institutional investors and on May 7, 2015 the Company closed the second tranche, representing $1.9 million in aggregate principal amount of Notes to four institutional investors. The Company received total gross proceeds of $5.0 million, less transaction expenses of $0.3 million consisting of legal costs and placement agent fees. The Company agreed to pay the placement agent 5% of the aggregate principal amount of the Notes, which was paid at the closing date of the second tranche. The Company plans to continue to use the proceeds from the Notes offering for general corporate purposes.

The Notes bear interest at a rate of 12% per year, payable monthly, and are set to mature on the two-year anniversary of the issuance dates of the Secured Notes on April 23, 2017 and May 7, 2017 for the first and second tranches, respectively. The Notes have a limited conversion feature. At the discretion of each investor, at issuance, 50% of the principal balance of the Notes, later amended to be 100% of the Notes may be exchanged for shares of the Company’s common stock if the Company consummates a registered underwritten public offering of equity securities with aggregate gross offering proceeds of at least $10 million (the “Qualified Public Offering”). The conversion period begins on the date of the consummation of the Qualified Public Offering and ends thirty days after the consummation of the Qualified Public Offering (the “Conversion Period”). The conversion price is the price per share of common stock sold in the Qualified Public Offering. The Notes may be repaid by the Company at any time except during a Conversion Period and unless the Notes are in default.

F-19

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

The Notes are secured by substantially all assets of the Company and provides for specified events of default, including: i) failure to pay principal and interest when due, and ii) failure to effectuate a reverse stock split on or prior to the three-month anniversary of the first tranche of Notes. In addition, the Company must consummate a Qualified Public Offering on or prior to the six-month anniversary of the first tranche of Notes. Any event of default may be waived by the holders of at least a majority of the aggregate principal amount of Notes, which must include a specified holder under specified circumstances. Upon the occurrence of an event of default, the interest rate immediately increases to 18% per annum and the Notes become convertible at a price per share equal to 85% of the average of the five lowest volume weighted average prices of the Company’s common stock during a 15 consecutive trading day period immediately prior to the applicable conversion date.

The Notes were issued with detachable warrants to purchase 219,785 shares of the Company’s common stock, exercisable for five years with an exercise price of $12.50 per share. The Company valued the warrants issued using the Black-Scholes option model at a combined $2,139,000 using an exercise price of $12.50 per share, a grant date fair value of $11.00–$11.25 per share, a risk free rate of 0.87%–1.02%, a five-year life, and a volatility of 78%–83% for the April 23, 2015 and May 7, 2015 warrant valuations. The Company evaluated the accounting of the detachable warrants and determined that the warrants should not be accounted for as derivative liabilities.

The Company valued the initial 50% conversion embedded conversion feature using the Black Scholes option model at a combined $611,000 representing an option to convert $2,500,000 of debt at market prices until 30 days following the deadline of the Qualified Public Offering covenant using an exercise price and grant date fair value of $11.00–$11.25 per share, a risk free rate of 0.23%–0.25%, a seven-month life, and a volatility of 138%–148%. The Company evaluated the accounting of the embedded conversion feature and determined that they should be accounted for as derivative liabilities.

On December 30, 2015 the Company and the note holders amended the terms of the Notes to allow for the remaining 50% to be converted. The Company valued the additional 50% conversion embedded conversion feature using the Black Scholes option model at a combined $609,000 representing an option to convert $2,500,000 of debt at market prices until 30 days following the deadline of the Qualified Public Offering covenant using an exercise price and grant date fair value of $4.45 per share, a risk free rate of 0.48%, a four-month life, and a volatility of 107%. The Company evaluated the accounting of the embedded conversion feature and determined that they should be accounted for as derivative liabilities.

Each holder may require us to redeem the Notes at a price equal to 115% of the sum of portion of the principal to be redeemed plus accrued and unpaid interest thereon and any accrued and unpaid late charges, if any, with respect to such principal and interest (the “Conversion Amount”) being redeemed (a) upon our default under the Notes, or (b) if we enter into a merger or consolidation, or sell or assign all or substantially all of our assets. In addition, at any time from and after the date that is the eighteen-month anniversary of the original issuance date of the Notes, each holder shall have the right, in its sole and absolute discretion, at any time or times, to require that we redeem all or any portion of the Conversion Amount of its Note then outstanding at a price equal to 100% of the Conversion Amount of the portion of the Note being redeemed.

At any time after the issuance of the Notes, other than (i) at any time during which an event of default has occurred and is continuing or (ii) from the time we publicly announce a Qualified Public Offering through and including the date that is thirty days immediately following the consummation of such Qualified Public Offering, we have the right to redeem all or any portion of the Conversion Amount then remaining under the Notes, or a Company Optional Redemption; provided, that the aggregate Conversion Amount under Notes being redeemed shall be at least $500,000, or such lesser amount that is then outstanding under the Notes. The conversion price for such Company Optional Redemption shall be a price equal to 100% of the Conversion Amount of the Notes being redeemed.

F-20

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

The Notes were initially recorded net of a discount of $2,750,000, reflecting the fair value of the warrants and embedded conversion feature derivatives within the Notes on the issuance date and $303,000 of offering costs, representing cash placement fees and legal expenses. Both the $2,750,000 debt discount and the $303,000 of offering costs will be amortized through interest expense on the consolidated statements of operations, using the effective interest method, over the expected term of the Notes.

Effective as of October 22, 2015, the Company executed a Second Amendment to Securities Purchase Agreement dated April 22, 2015, and a First Amendment to Securities Purchase Agreement dated May 7, 2015 (collectively, the “October Amendments”), each with certain investors holding the requisite number of conversion shares and warrant shares underlying the notes and warrants issued in April 2015 and May 2015 pursuant to the referenced purchase agreements. The October Amendments extend the deadline to November 30, 2015 for the Company’s consummation of a firm commitment underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), with aggregate gross proceeds to the Company equal to or in excess of $10,000,000, and related listing of its common stock on a national securities exchange.

Effective as of November 24, 2015, the Company executed a Third Amendment to the Securities Purchase Agreement dated April 22, 2015, and a Second Amendment to Securities Purchase Agreement dated May 7, 2015 (collectively, the “November Amendments”, each with certain investors holding the requisite number of conversion shares and warrant shares underlying the notes and warrants issued in April 2015 and May 2015 pursuant to the referenced purchase agreements. The November Amendments further extend the deadline to December 31, 2015 for the Company’s consummation of a firm commitment underwritten public offering registered under the Securities Act with aggregate gross proceeds to the Company equal to or in excess of $10,000,000, and related listing of its common stock on a national securities exchange.

Effective as of December 30, 2015, the Company executed a Fourth Amendment to Securities Purchase Agreement dated April 22, 2015, and a Third Amendment to Securities Purchase Agreement dated May 7, 2015 (collectively, the “December Amendments”), each with certain investors holding the requisite number of conversion shares and warrant shares underlying the notes and warrants issued in April 2015 and May 2015 pursuant to the referenced purchase agreements. The December Amendments (i) extend the deadline to March 31, 2016 for the Company’s consummation of a firm commitment underwritten public offering registered under the Securities Act and related listing of its Common Stock on a national securities exchange, (ii) provide for the issuance of additional five-year warrants (the “Additional Warrants”), exercisable for ten shares of Common Stock per $1,000 of outstanding principal of the 2015 Notes (defined below) held by each buyer pursuant to the April 2015 and May 2015 purchase agreements, each with an exercise price of $12.50 per share, subject to adjustment as set forth within the warrants, issuable in tranches triggered by certain Company actions as set forth in the December Amendments and (iii) authorize the Company, prior to January 31, 2016, to issue to one or more investors up to an aggregate of $1,000,000 principal amount of senior secured notes, on the terms and subject to the restrictions set forth in the December Amendments. An initial tranche of 50,000 Additional Warrants became issuable and were issued in conjunction with the execution of the December Amendments.

The December Amendments also amended the terms of the Notes to allow for the remaining 50% to be converted under the same terms as the original 50% as described above. The modification for the additional conversion feature was accounted for as a debt extinguishment. The Company accelerated the original debt discount to other expense – debt extinguishment and recorded additional debt discounts consisting of the $609,000 for the fair value of the beneficial conversion feature and $182,000 for the fair value of the Additional Warrants issued.

On March 31, 2016, the Company executed amendments to the April 22, 2015, and May 7, 2015 Note Agreements and related Securities Purchase Agreements (collectively, the “March Amendments”), each with certain investors holding the requisite number of conversion shares and warrant shares underlying the notes and warrants issued in April 2015 and May 2015 pursuant to the referenced purchase agreements. The March Amendments (i) remove the requirement that the Company consummate a “Qualified Public Offering”; (ii) extend the deadline for the Company to commence trading on a Qualified Eligible Market (as defined in the March Amendments) to no later than April 14, 2016; provided that if the Company consummates a private offering of its securities resulting in gross proceeds to the Company of at least $3,000,000 after March 31, 2016 and prior to or on April 14, 2016 (a “Qualified Private Offering”), such deadline shall be automatically extended to October 15, 2016; (iii) provide for the issuance of the Additional Warrants, exercisable for ten shares of the Company’s common stock per $100 of outstanding principal of the 2015 Notes held by each buyer pursuant to the April 2015 and May 2015 Securities Purchase Agreements, each with an exercise price of $5.00 per share, subject to adjustment as set forth within the warrants; and (iv) add an additional covenant on behalf of the Company that, on or prior to April 14, 2016, it will cause its net monthly cash flow directly associated with the CLA, taken together with its monthly capital expenditure spending associated with the CLA, and excluding expenditures associated with the Full-Scale Acceptance Test (“FSAT”) requirements defined in the CLA, to be neutral or positive, which may be accomplished by re-negotiation or termination of such CLA.

F-21

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

Notes payable consisted of the following as of December 31, 2015:

	Notes	Debt Discount	Offering Costs	Net Total
Original Value	$5,000,000	$(2,750,000)	(303,000)	$1,947,000

Amortization of debt discount and deferred financing costs	—	2,043,000	204,000	2,247,000
Acceleration of debt discount—extinguishment	—	707,000	—	707,000
Additional debt discount—modification	—	(791,000)	—	(791,000)
Ending balance—December 31, 2015	5,000,000	(791,000)	(99,000)	4,110,000

Less: Current Portion	(5,000,000)	791,000	99,000	(4,110,000)
Long Term Portion	$—	$—	—	$—

Derivative Liabilities

We evaluate any freestanding financial instruments or embedded features that have the characteristics of a derivative, and to any freestanding financial instruments that are potentially settled in an entity’s own common stock to determine if they are indexed to an entity’s own stock. During 2015, we determined that the issuance of the 2015 Notes in April and May 2015 contained an embedded note conversion feature that is required to be accounted for as a derivative. In December 2015, we modified the conversion feature which gave rise to additional derivative liabilities and issued warrants to the debt holders that allowed for price reset provisions. The inclusion of the price reset provisions required treatment of the warrants issued to the debt holders as derivative liabilities and an increase in debt discount for the initial value of the derivative liability. Also in December 2015, we issued 312,500 warrants to the investors in the December 2015 equity offering. The warrants carry limited price reset provisions, until the earlier of June 30, 2016 or upon the registration of the December 2015 equity securities. We recorded the fair value of the warrants issued as a derivative liability with a corresponding decrease in additional paid in capital. After the price reset provisions lapse, the fair value of the warrants, marked to market value on the date of the provision lapse, will be adjusted to additional paid in capital.

Derivative liabilities consisted of the following:

	Warrants Liability	Embedded Note Conversion Feature	Total
Value as of December 31, 2014	$402,000	$—	$402,000
Adjustment to fair value—warrants	205,000	—	205,000
Exchange of warrants for common stock—April 2, 2015	$(607,000)	$—	$(607,000)
Issuance of Notes in April/May 2015	—	611,000	611,000
Additional conversion feature added December 2015	—	609,000	609,000
Additional Warrants issued for debt amendment	182,000	—	182,000
Warrants issued pursuant to PIPE transaction	1,115,000	—	1,115,000
Adjustment to fair value—conversion features	—	(7,000)	(7,000)
Ending balance—December 31, 2015	$1,297,000	$1,213,000	$2,510,000

F-22

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

Warrant Liability:

We issued warrants for the purchase of up to 81,942 shares of our common stock in conjunction with our April 2014 convertible notes offering. During 2014, the convertible notes were either redeemed or converted into common stock of the Company. The warrants that were issued with the April 2014 convertible notes were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation. The warrants do not qualify for hedge accounting, and as such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expire. These warrants do not trade in an active securities market, and as such, we estimate the fair value of these warrants and embedded conversion features using the Binomial pricing model using the following assumptions:

2015
Annual dividend yield	—
Expected life (years)	4.04
Risk-free interest rate	0.99%
Expected volatility	134%

Expected volatility is based primarily on historical volatility of us and our peer group. Historical volatility was computed using weekly pricing observations for us and daily pricing observations for our peer group for recent periods that correspond to the expected term. We believe this method produces an estimate that is representative of our expectations of future volatility over the expected term of these warrants.

We currently have no reason to believe future volatility over the expected remaining life of these warrants is likely to differ materially from historical volatility. The expected life is based on the remaining term of the warrants. The risk-free interest rate is based on one-year to five-year U.S. Treasury securities consistent with the remaining term of the warrants.

On April 2, 2015, we entered into a warrant exchange agreement with five institutional investors as describe in Notes 11 and 12 below. As a result of this exchange, we marked the warrants to market on April 2, 2015 and exchanged 81,942 warrants for 73,747 shares of common stock. The shares of common stock were issued to the investors on April 17, 2015. We incurred a loss of $279,000 as a result of the exchange, recorded in other expense in the consolidated statement of operations.

Embedded conversion feature liability:

The Notes were issued with a feature that allows for up to 50% of the principal to be converted into our common stock. On December 30, 2015, the terms of the Notes were amended to allow the remaining 50% of the principal to be convertible into our common stock. We determined that these embedded conversion features should be accounted for as derivatives. The grant date fair value of the embedded derivatives, which requires bifurcation from the Notes described above, were recorded within short-term liabilities on the consolidated balance sheet. The embedded derivatives relate to the conversion option, redemption in the case of an event of default and redemption in the case of a change in control features of the convertible secured note. The embedded derivatives will be marked to market quarterly, with any change recorded as an adjustment to the carrying value of these liabilities and the gain or (loss) on warrants and derivatives liabilities recorded in the consolidated statements of operations. The fair value of embedded derivatives from the issuance date to December 31, 2015 declined by $7,000. Accordingly, this amount was recorded as a gain on derivative liabilities in the consolidated statements of operations. The embedded derivatives were valued using Black-Scholes option pricing model where the exercise price was equal to the market price on the valuation date and the following assumptions:

2015
Annual dividend yield	—
Expected life (years)	0.1-0.6 years
Risk-free interest rate	0.22-0.48%
Expected volatility	107–148%

F-23

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

Expected volatility is based primarily on historical volatility of us and our peer group. Historical volatility was computed using weekly pricing observations for us and daily pricing observations for our peer group for recent periods that correspond to the expected term. We believe this method produces an estimate that is representative of our expectations of future volatility over the expected term of these warrants.

We currently have no reason to believe future volatility over the expected remaining life of these embedded derivatives is likely to differ materially from historical volatility. The expected life is based on the remaining term of the conversion option. The risk-free interest rate is based on the U.S. Treasury securities consistent with the remaining term of the embedded derivatives.

Note 10—Fair Value Measurements and Disclosures

Fair value is defined as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk, including the Company's own credit risk.

Inputs used in measuring fair value are prioritized into a three-level hierarchy based on whether the inputs to those measurements are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's market assumptions. The fair-value hierarchy requires the use of observable market data when available and consists of the following levels:

●	Level 1—Quoted prices for identical instruments in active markets;

●	Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets; and

●	Level 3—Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

The following tables present information on the Company’s financial instruments:

	Fair Value	Level 1	Level 2	Level 3
Cash and cash equivalents, including restricted cash	$2,805,000	$2,805,000	$—	$—
Derivative liabilities—warrants	$1,297,000	$—	$—	$1,297,000
Embedded note conversion feature	$1,213,000	$—	$—	$1,213,000

F-24

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

Note 11—Capital Leases Payable

Capital Leases Payable

Capital leases payable consisted of the following:

	December 31, 2015	December 31, 2014

Capital lease payable to De Lange Landon secured by forklift, 10.0% interest, due on October 1, 2018, monthly payment of $452.	$13,000	$17,000
Capital lease payable to Dell Computers secured by computer equipment, 15.09% interest, due on November 16, 2016, monthly payment of $592.	6,000	12,000
Capital lease payable to Dell Computers secured by computer equipment, 15.09% interest, due on December 15, 2016, monthly payment of $590.	6,000	12,000
Capital lease payable to Dell Computers secured by computer equipment, 15.09% interest, due on January 3, 2017, monthly payment of $405.	5,000	8,000
Capital lease payable to Dell Computers secured by computer equipment, 15.09% interest, due on January 3, 2017, monthly payment of $394.	10,000	—
Total capital leases	40,000	49,000
Less: current portion	(26,000)	(19,000)
Long-term portion of capital leases	$14,000	$30,000

The future minimum lease payments required under the capital leases and the present value of the net minimum lease payments as of December 31, 2015, are as follows:

	Year Ending December 31	Amount
	2016	28,000
	2017	12,000
	2018	5,000
Net minimum lease payments		45,000
Less: Amount representing interest		(3,000)
Less: Taxes		(1,000)
Present value of net minimum lease payments		40,000
Less: Current maturities of capital lease payables		(26,000)
Long-term capital lease payables		$14,000

Note 12—Equity

On April 2, 2015, the Company entered into exchange agreements with the holders of all of the warrants issued in connection with the convertible notes offering in April 2014. As of March 31, 2015, the warrants were carried as derivative liabilities. On April 16, 2015, the exchange transaction was completed, with the Company issuing 73,747 shares of common stock (the “Exchange Shares”) in exchange for the return and cancellation of all of the warrants exercisable for up to an aggregate 81,942 shares of the common stock. The Exchange Shares were subject to a lock-up agreement that prohibited any sale or transfer (subject to certain limited exceptions) of the Exchange Shares until the earlier of June 1, 2015 or the first date that the weighted average price of the common stock equaled or exceeded $0.30 (as adjusted for any stock split, stock dividend, stock combination, reclassification or similar transaction occurring after the closing of the exchange transaction) for each of ten (10) consecutive trading days. The value of the Exchange Shares issued on the date of the exchange was $885,000. Prior to the exchange, we marked the warrants to market and recorded an additional loss on adjustment of derivative liabilities to reflect the market value of the warrants as of the date of the exchange. The $279,000 difference between the market value of the shares issued, valued at the closing market price on April 2, 2015, and the value of the warrants was recorded as a loss on exchange of warrants, represented in other expense on the consolidated statement of operations.

In May 2015, we issued 108,000 shares of common stock to 30 accredited investors and received gross proceeds of $810,000 in cash. We paid placement fees and legal costs of $70,000 in cash, and we issued warrants to purchase 5,514 shares of the Company at an exercise price of $12.50 per share to the placement agent. The warrants expire in May 2020.

F-25

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

In December 2015, we issued 312,500 units to 11 accredited investors and received gross proceeds of $2,500,000 in cash. Each unit consisted of two shares of common stock and one five year warrant to purchase one share of common stock at an exercise price of $5.00 per share. If the Company issues additional shares of common stock at a price per share less than $4.00, the investors have certain rights to receive additional shares of common stock and to have their warrant exercise price reduced. This right terminates at the earlier of six months from the December 31, 2015 issuance date or 30 days after the effectiveness of a registration statement for the resale of all common stock issued and underlying the warrants issued in the December 2015 offering. We paid placement fees and legal costs of $115,000 in cash for this transaction.

We evaluated the warrants issued with the price reset right provisions and determined that the warrants should be recorded as a derivative liability. We recorded the fair value of the warrants issued as a derivative liability with a corresponding decrease in additional paid in capital. The warrants were valued using the Black-Scholes option pricing model at $1,115,000 on the issuance date and recorded as a derivative liability and a reduction in paid in capital. After the price reset provisions lapse, the fair value of the warrants, marked to market value on the date of the provision lapse, will be adjusted to additional paid in capital.

Reverse Stock Split

The board of directors of the Company approved the Reverse Stock Split, at a ratio of 1-for-50, effective as of the Effective Date. As a result of the Reverse Stock Split, the authorized preferred stock decreased to 1,000,000 shares and the authorized common stock decreased to 4,000,000 shares. Both the preferred stock and the common stock par value remained at $0.0001 per share. On September 3, 2015, as a result of the Company’s adoption of a new certificate of incorporation in conjunction with its conversion to a Delaware corporation, the authorized preferred shares increased to 50,000,000 shares and the authorized common shares increased to 200,000,000 shares.

On the Effective Date, the total number of shares of common stock held by each stockholder of the Company were converted automatically into the number of shares of common stock equal to: (i) the number of issued and outstanding shares of common stock held by each such stockholder immediately prior to the Reverse Stock Split divided by (ii) 50. The Company issued one whole share of the post-Reverse Stock Split common stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split, determined at the beneficial owner level by share certificate. As a result, no fractional shares were issued in connection with the Reverse Stock Split and no cash or other consideration will be paid in connection with any fractional shares that would otherwise have resulted from the Reverse Stock Split. The Reverse Stock Split also affected all outstanding options and warrants by dividing each option or warrant outstanding by 50, rounded up to the nearest option or warrant, and multiplying the exercise price by 50 for each option or warrant outstanding.

The number of shares of common stock outstanding immediately prior to the Reverse Stock Split was 123,193,755, and on the Effective Date, there were 2,463,919 shares of common stock outstanding. On July 15, 2015, the Company issued 241 additional shares of common stock to reflect the rounding up of fractional shares outstanding on the Effective Date. The number of shares underlying outstanding warrants and options immediately prior to the Reverse Stock Split was 16,951,674 and 15,423,051, respectively, and the number of shares underlying outstanding warrants and options after the Reverse Stock Split was 339,043 and 308,464, respectively. As a result of the Reverse Stock Split, the weighted average exercise price of the outstanding warrants increased from $0.36 per share to $17.81 per share and the weighted average exercise price of the outstanding options increased from $0.27 per share to $13.61 per share.

F-26

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

Note 13—Stock Options and Warrants

Stock options

On July 1, 2013, our board of directors adopted and approved the 2013 Equity Incentive Plan (the “2013 Plan”) and amended the 2013 Plan on March 24, 2015 to increase the number of shares available for issuance.  The 2013 Plan authorizes us to grant non-qualified stock options and restricted stock purchase rights to purchase up to 420,000 shares of our common stock with vesting to employees (including officers) and other service providers.  With the approval of the 2015 Plan described below, as of August 29, 2015, no shares of our common stock were available for issuance under the 2013 Plan.

On July 15, 2015, our board of directors approved the 2015 Omnibus Incentive Plan (the “2015 Plan”), which was approved by our stockholders on August 28, 2015. The 2015 Plan authorizes us to grant up to 300,000 shares of our common stock and is intended to replace the 2013 Equity Incentive Plan. If the 2015 Plan is approved by our stockholders, no additional grants will be made under the 2013 Plan.

The 2015 Plan permits the granting of any or all of the following types of awards: incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards, and performance awards payable in a combination of cash and company shares. There were no awards granted under the 2015 plan as of December 31, 2015.

The 2015 Plan has the following limitations:

●	Limitation on terms of stock options and stock appreciation rights. The maximum term of each stock option and stock appreciation right (SAR) is 10 years.

●	No repricing or grant of discounted stock options. The 2015 Plan does not permit the repricing of options or SARs either by amending an existing award or by substituting a new award at a lower price without stockholder approval. The 2015 Plan prohibits the granting of stock options or SARs with an exercise price less than the fair market value of our common stock on the date of grant.

●	Clawback. Awards granted under the 2015 Plan are subject to any then current compensation recovery or clawback policy of the Company that applies to awards under the 2015 Plan and all applicable laws requiring the clawback of compensation.

●	Double-trigger acceleration. Acceleration of the vesting of awards that are assumed or replaced by the resulting entity after a change in control is not permitted unless an employee’s employment is also terminated by the Company without cause or by the employee with good reason within two years of the change in control.

●	Code Section 162(m) Eligibility. The 2015 Plan provides flexibility to grant awards that qualify as “performance-based” compensation under Internal Revenue Code Section 162(m).

●	Dividends. Dividends or dividend equivalents on stock options, SARs or unearned performance shares under the 2015 Plan will not be paid.

At December 31, 2015, total unrecognized deferred stock compensation expected to be recognized over the remaining weighted-average vesting periods of 1.0 years for outstanding grants was $2.2 million.

The fair value of option awards is estimated on the grant date using the Black-Scholes option valuation model.

F-27

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by us.  The following table presents the weighted-average grant date assumptions used to estimate the fair value of options and stock appreciation rights granted.

December 31, 2015

Expected volatility	100-150%
Dividend yield	0.00%
Risk-free interest rate	1.10–2.15%
Expected life (in years)	3.0-6.8

Expected volatility represents the estimated volatility of the shares over the expected life of the options.  We have estimated the expected volatility based on the weighted-average historical volatilities of a pool of public companies that are comparable to Ener-Core.

We use an expected dividend yield of zero since no dividends are expected to be paid.  The risk-free interest rate for periods within the expected life of the option is derived from the U.S. treasury interest rates in effect at the date of grant.  The expected option life represents the period of time the option is expected to be outstanding.  The simplified method is used to estimate the term since we do not have sufficient exercise history to calculate the expected life of the options.

Stock-based compensation expense is recorded only for those awards expected to vest.  Currently, the forfeiture rate is zero.  The rate is adjusted if actual forfeitures differ from the estimates in order to recognize compensation cost only for those awards that actually vest.  If factors change and different assumptions are employed in future periods, the share-based compensation expense may differ from that recognized in previous periods.

Stock-based award activity was as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Options	Price	Life	Value
Balance, December 31, 2014	267,257	$15.00	6.51	$47,000
Forfeited during 2015	(21,033)	17.00	—	—
Granted during 2015	62,240	8.30	—	—
Balance, December 31, 2015	308,464	$13.61	6.07	$—
Exercisable on December 31, 2015	151,576	$15.38	5.38	$—

The options granted have a contract term ranging between three and ten years. Options granted typically vest over a four year period, with 25% vesting after one year and the remainder ratably over the remaining three years.

The following table summarizes information about stock options outstanding and exercisable at December 31, 2015:

	Options Outstanding			Options Exercisable
		Weighted-
		Average	Weighted-		Weighted-
	Number	Remaining	Average	Number	Average
Exercise	of	Contractual	Exercise	of	Exercise
Prices	Shares	Life	Price	Shares	Price
		(In years)
$0–$10.00	118,840	7.74	$7.74	38,884	$7.71
$10.01–$15.00	34,888	7.87	$12.50	11,520	$12.50
$15.01–$20.00	132,178	4.25	$17.50	82,235	$17.50
$20.01–$25.00	22,558	4.96	$23.47	18,937	$23.67

	308,464	6.07	$13.61	151,576	$15.38

F-28

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

Restricted stock represents stock purchased by employees prior to July 1, 2013 for which the Company has a right to repurchase. The repurchase rights lapse over time until December 31, 2015 at which time all restricted shares are vested. Restricted stock activity for the year ended December, 2015 was as follows:

		Weighted-
		Average
		Grant
	Shares	Price
Unvested Balance, December 31, 2014	15,720	$0.05
Repurchase of unvested restricted shares	—	—
Vested	(15,720)	$0.05
Unvested Balance, December 31, 2015	—	$—

Stock based compensation expense consisted of the following:

	Year ended December 31
	2015	2014
Research and development	$583,000	$1,435,000
General and administrative	902,000	2,025,000
Total	$1,485,000	$3,460,000

Warrants

From time to time, we issue warrants to purchase shares of our common stock to investors, note holders and to non-employees for services rendered or to be rendered in the future. The following table represents the activity for warrants outstanding, exchanged, and issued for the year ending December 31, 2015.

Balance outstanding at December 31, 2014	195,686	$26.94
Exchanged for Common Stock	(81,942)	5.50
Issued for 2015 Notes and 2015 Notes Amendments	269,785	12.50
Issued for services	5,514	12.50
Issued for letter of credit guarantee	74,000	12.50
Issued pursuant to PIPE investment	312,500	12.50
Balance outstanding at December 31, 2015	775,543	$12.04

For the outstanding warrants exercisable for 775,543 shares of our common stock at December 31, 2015, the weighted average exercise price per share was $12.04 and the weighted average remaining life was 4.59 years. The warrants outstanding as of December 31, 2015 had no intrinsic value.

F-29

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

Warrants outstanding as of December 31, 2015 consist of:

	Issue Date	Expiry Date	Number of Warrants	Exercise Price per Share
2013 Services Warrants—July	Jul-13	Jul-18	9,494	$37.50
2013 Services Warrants—August	Aug-13	Aug-18	729	37.50
2013 Services Warrants—November	Nov-13	Nov-18	2,400	50.00
2014 Services Warrants—April(1)	Apr-14	Apr-19	13,657	39.00
2014 Services Warrants—September(2)	Aug-14	Aug-19	16,000	25.00
2014 PIPE Warrants—September(3)	Sept-14	Sept-18	26,500	25.00
2014 Services Warrants—November(4)	Nov-14	Nov-18	6,500	25.00
2014 Settlement Warrants—December(5)	Dec-14	Dec-19	38,464	25.00
2015 Notes Warrants(6)	Apr/May-15	Apr/May-20	219,785	12.50
2015 Services Warrants—May(7)	May-15	May-20	5,514	12.50
2015 LOC Guarantee Warrants – November (8)	Nov-15	Nov-20	74,000	15.00
2015 Debt Amendment Warrants – December (9)	Dec-15	Dec-20	50,000	12.50
2015 PIPE Warrants – December (10)	Dec-15	Dec-20	312,500	5.00
Balance outstanding at December 31, 2015			775,543	$12.04
Warrants exercisable at December 31, 2015			701,543	$11.73

(1)	The 2014 Services Warrants—April were issued for fees incurred in conjunction with the issuance of convertible notes in 2014. The warrants were valued on the issuance date at $11.50 per share in conjunction with the valuation approach used for the initial valuation of the warrants issued in connection with the convertible notes issued in 2014.

(2)	The 2014 Services Warrants—September were issued to a consultant in exchange for advisory services with no readily available fair value. The warrants were originally issued at $39.00 per share and had a one-time price reset provision to the exercise price of the warrants issued to investors in the convertible notes offering in April 2014 if the exercise price of such convertible notes warrants changed prior to September 30, 2014. On September 22, 2014, the exercise price was changed to $25.00 per share. There are no further exercise price changes for this warrant series. The warrants were valued using the Black-Scholes option pricing model at $131,000 on the issuance date with an additional $6,000 recorded to expense on September 22, 2014 to reflect the change in fair value resulting from the exercise price change.

(3)	On September 22, 2014 the Company issued 26,500 warrants with an exercise price of $25.00 per share in conjunction with placement agent services for the Company’s September 2014 private equity placement. The warrants were valued using the Black-Scholes option pricing model at $296,000 on the issuance date.

(4)	On November 26, 2014, the Company issued 6,500 warrants with an exercise price of $25.00 per share for compensation for investor relations services provided. The warrants were valued using the Black-Scholes option pricing model at $43,000 on the issuance date.

(5)	On December 1, 2014, the Company issued 19,232 warrants with an exercise price of $39.00 per share and on December 15, 2014 issued 19,232 warrants with an exercise price of $25.00 per share to settle potential legal disputes resulting from claims made by the investors in the November 2013 private equity placement. The warrants issued on December 1, 2014 were issued concurrent with the issuance of 8,462 shares of the Company’s common stock in partial settlement of the potential legal disputes arising from claims by two investors. The Company settled all remaining potential legal disputes with all of the remaining investors in the November 2013 private placement on December 15, 2014 by issuing the second tranche of warrants and setting the exercise price of each warrant series issued at $25.00 with no further reset provisions. The combined issuance of the warrants and expense resulting from any price changes were valued using the Black-Scholes option pricing model at $246,000 and expensed to general and administrative expense.

(6)	On April 23, 2015 the Company issued warrants exercisable for up to 136,267 shares of our common stock and on May 7, 2015 the Company issued warrants exercisable for 83,518 shares of our common stock, each with an exercise price of $12.50 per share in conjunction with the 2015 Notes described in Note 9. The warrants were valued using the Black-Scholes option pricing model at $2,139,000 on the issuance date.

(7)	On May 7, 2015 the Company issued warrants exercisable for 5,514 shares of our common stock with an exercise price of $12.50 per share in conjunction with placement agent services for the Company’s May 2015 private equity placement. The warrants were valued using the Black-Scholes option pricing model at $56,000 on the issuance date.

F-30

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

(8)	On November 2, 2015 the Company issued warrants exercisable for up to 74,000 shares of our common stock with an exercise price of $15.00 per share in conjunction with the LOC guarantee described in Note 16. The warrants were valued using the Black-Scholes option pricing model at $246,000 on the issuance date. The warrants are exercisable beginning on November 1, 2016.

(9)	On December 30, 2015 the Company issued warrants exercisable for up to 50,000 shares of our common stock with an initial exercise price of $12.50 per share in conjunction with the amendment to the 2015 Notes on December 30, 2015, described in Note 9. The warrants were valued using the Black-Scholes option pricing model at $182,000 on the issuance date and were recorded as a derivative liability and additional debt discount. In the event that the Company issues additional common stock derivative securities at a price per share less than the exercise price, the Company is obligated to reduce the exercise price of the December Debt Amendment Warrants to a price per share equal to the newly issued shares or derivative common stock securities.

(10)	On December 31, 2015 the Company issued warrants exercisable for up to 312,500 shares of our common stock with an initial exercise price of $5.00 per share in conjunction with the December private equity placement amendment described in Note 12. If the Company issues common share derivative securities at a price per share less than $5.00 per share, the Company is obligated to reduce the exercise price of the December PIPE warrants to a price per share equal to the newly issued shares or derivative common stock securities. This price protection clause expires at the earlier of June 30, 2016 or if the PIPE shares and underlying warrants are registered for resale. The warrants were valued using the Black-Scholes option pricing model at $1,115,000 on the issuance date and recorded as a derivative liability and a reduction in paid in capital.

Note 14—Income Taxes

Income tax provision for the year ended December 31, 2015 and the year ended December 31, 2014 consists of the following:

	Year Ended December 31, 2015	Year Ended December 31, 2014
Current income tax expense:
Federal	$—	$—
State	1,000	1,000
Total	$1,000	$1,000
Deferred income tax expense:
Federal	—	—
State	—	—
Total	$—	$—
Provision for income taxes	$1,000	$1,000

Due to net losses, effective tax rate for the periods presented was 0%.

Deferred income tax assets and liabilities are recorded for differences between the financial statement and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.  The valuation allowance increased by $ 4.8 million from December 31, 2014 to December 31, 2015.

	December 31, 2015	December 31, 2014
Deferred tax assets:
Net operating loss carry-forward	$13,070,000	8,276,000
Valuation allowance	(13,070,000)	(8,276,000)
Net deferred tax assets	$—	$—

F-31

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

A significant component of our deferred tax assets consisted of net operating loss carry-forwards.  We have evaluated the available evidence supporting the realization of our deferred tax assets, including the amount and timing of future taxable income, and have determined it is more likely than not that the assets will not be fully realized and a full valuation allowance is necessary as of December 31, 2015 and 2014.  As of December 31, 2015, we have federal and state net operating loss carry-forwards of approximately $21.6 million and $21 million, respectively, which expire through 2032.  The utilization of net operating loss carry-forwards may be subject to limitations under provision of the Internal Revenue Code Section 382 and similar state provisions.

We follow ASC 740 related to accounting for uncertain tax positions, which prescribes a recognition threshold and measurement process for recording in the financial statements, uncertain tax positions taken or expected to be taken in a tax return.  Under this provision, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. Tax benefits of an uncertain tax position will not be recognized if it has less than a 50% likelihood of being sustained based on technical merits.  We did not have any uncertain income tax position as of December 31, 2015 and 2014.

Note 15—Related Party Transactions

There were no related party transactions for the years ended December 31, 2015 or 2014.

Note 16—Commitments and Contingencies

We may become a party to litigation in the normal course of business.  We accrue for open claims based on our historical experience and available insurance coverage.  In the opinion of management, there are no legal matters involving us that would have a material adverse effect upon our financial condition, results of operations or cash flows.

Warranties

Our warranty policy generally provides coverage for components of the Power Oxidizer that we produce. Typically, the coverage period is one calendar year from the date of commissioning.  Provisions for estimated expenses related to product warranties are made at the time products are commissioned. These estimates are established using available information on the nature, frequency, and average cost of claims. Revision to the reserves for estimated product warranties is made when necessary, based on changes in these factors. Management actively studies trends of claims and takes action to improve product quality and minimize claims.

The following table presents the changes in the product warranty accrual included in accrued expenses in the accompanying consolidated balance sheets for the nine months ended December 31, 2015:

2015
Beginning balance, January 1, 2015	$242,000
Charged to cost of revenues	—
Usage	(242,000)

Ending balance, December 31, 2015	$—

Standby Letter of Credit

Pursuant to the terms of the CLA, the Company is required to provide a backstop security of $2.1 million to secure performance of certain obligations under the CLA (the “BSS”). Effective November 2, 2015, the Company executed that certain Backstop Security Support Agreement (the “Support Agreement”), pursuant to which an investor agreed to provide the Company with financial and other assistance (including the provision of sufficient and adequate collateral) as necessary in order for the Company to obtain a $2.1 million letter of credit acceptable to Dresser-Rand as the BSS and with an expiration date of June 30, 2017 (“Letter of Credit”). If the investor is required to make any payments on the Letter of Credit, subject to the terms of the Intercreditor Agreement (as defined below), the Company shall reimburse the investor the full amount of any such payment. Such payment obligation is secured by a pledge of certain collateral of the Company pursuant to a Security Agreement dated November 2, 2015 (“Security Agreement”), and the security interest in favor of and the payment obligations to the investor are subject to the terms of that certain Subordination and Intercreditor Agreement executed concurrently with the Support Agreement and Security Agreement (the “Intercreditor Agreement”) by and among the investor, the Company and the collateral agent pursuant to the senior secured notes issued by the Company in April and May 2015 (the “2015 Notes”).

F-32

Ener-Core, Inc.

Notes to Consolidated Financial Statements (continued)

The term of the Company’s obligations under the Support Agreement (the “Term”) commenced on November 2, 2015, the issuance date of the Letter of Credit, and will terminate on the earliest of: (a) replacement of the Letter of Credit with an alternative BSS in favor of Dresser-Rand, (b) Dresser-Rand eliminating the BSS requirement under the CLA, or (c) the last day of the twenty-fourth calendar month following the commencement of the Term. In consideration of the investor’s support commitment, the Company paid the investor a one-time fee equal to 4% of the amount of the Letter of Credit and is obligated to pay a monthly fee equal to 1% of the amount of the Letter of Credit for the first twelve months. If the Support Agreement has not terminated after the initial twelve months, the Company will pay another one-time fee equal to 4% of the amount of the Letter of Credit, and a monthly fee equal to 2% of the amount of the Letter of Credit for up to another twelve months.

The Company also issued the investor a five-year warrant to purchase 74,000 shares of the Company’s common stock, at an exercise price of $15.00/share, subject to adjustment for stock splits or other similar changes to the Company’s capital structure, which will become exercisable on the one-year anniversary of the first day of the Term (the “Warrant”). See also Note 12.

The Company recorded deferred financing fees consisting of the following:

Net Total
Cash fees and legal costs	$132,000
Warrants issued	246,000
Total deferred financing fees	378,000
Amortization – 2015	(34,000)
Net deferred financing fees, December 31, 2015	344,000

Less: Current Portion	(228,000)
Long Term Portion	$116,000

Product Liability

With respect to product liability claims involving our products, we believe that any judgment against us for actual damages will be adequately covered by our recorded accruals and, where applicable, excess liability insurance coverage.

Lease

We lease our office facility, research and development facility and certain equipment under operating leases, which for the most part, are renewable. Certain leases also provide that we pay insurance and taxes.

F-33

Future minimum rental payments under operating leases that have initial noncancellable lease terms in excess of one year as of December 31, 2015 are as follows:

Year Ending December 31, 2016	315,000
$315,000

Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease. Rent expense, net of sublease income, was $316,000 and $211,000 for the years ended December 31, 2015 and 2014, respectively.

Our current headquarters is located at 9400 Toledo Way, Irvine, California 92618.  The property consists of a mixed use commercial office, production, and warehouse facility of 32,649 square feet.  Effective August 1, 2014, we assumed this lease.  The lease has a remaining term of 12 months and expires December 31, 2016.  The monthly base rent is $26,825.

In addition, we lease space from the Regents of the University of California, Irvine, for the installation and demonstration of the EC250 equipment. The lease expired on January 1, 2015 and reverted to a month-to-month lease with a monthly payment of $7,780.

Note 17—Subsequent Events

Warrant Issuance

On February 2, 2016, the Company issued 50,000 Additional Warrants to the existing senior noteholders under the terms of the December 2015 amendments to the 2015 Notes.

March 2016 Amendment to 2015 Notes

On March 31, 2016, the Company executed amendments to the April 22, 2015, and May 7, 2015 Note Agreements and related Securities Purchase Agreements (collectively, the “March Amendments”), each with certain investors holding the requisite number of conversion shares and warrant shares underlying the notes and warrants issued in April 2015 and May 2015 pursuant to the referenced purchase agreements. The March Amendments (i) remove the requirement that the Company consummate a “Qualified Public Offering”; (ii) extend the deadline for the Company to commence trading on a Qualified Eligible Market (as defined in the March Amendments) to no later than April 14, 2016; provided that if the Company consummates a private offering of its securities resulting in gross proceeds to the Company of at least $3,000,000 after March 31, 2016 and prior to or on April 14, 2016 (a “Qualified Private Offering”), such deadline shall be automatically extended to October 15, 2016; (iii) provide for the issuance of the Additional Warrants, exercisable for ten shares of the Company’s common stock per $100 of outstanding principal of the 2015 Notes held by each buyer pursuant to the April 2015 and May 2015 Securities Purchase Agreements, each with an exercise price of $5.00 per share, subject to adjustment as set forth within the warrants; and (iv) add an additional covenant on behalf of the Company that, on or prior to April 14, 2016, it will cause its net monthly cash flow directly associated with the CLA, taken together with its monthly capital expenditure spending associated with the CLA, and excluding expenditures associated with the FSAT requirements defined in the CLA, to be neutral or positive, which may be accomplished by re-negotiation or termination of such CLA.

Stock Purchase Agreement

On April 11, 2016, the Company entered into a stock purchase agreement dated April 11, 2016, pursuant to which it issued to an accredited investor an aggregate of 696,056 shares of the Company’s common stock in exchange for gross proceeds of approximately $3.0 million (the “April 2016 Private Placement”). The closing of the April 2016 Private Placement satisfies the Qualified Private Offering requirement described in the March Amendments described above under “March 2016 Amendment to 2015 Notes”.

F-34

Ener-Core, Inc.

Condensed Consolidated Balance Sheets

	September 30, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$620,000	$2,605,000
Restricted cash	50,000	200,000
Accounts receivable	57,000	—
Inventory	2,538,000	747,000
Prepaid expenses and other current assets	484,000	408,000
Total current assets	$3,749,000	$3,960,000
Property and equipment, net	3,372,000	3,426,000
Intangibles, net	22,000	28,000
Deposits and other long term assets	28,000	143,000
Total assets	$7,171,000	$7,557,000
Liabilities and stockholders’ (deficit)
Current liabilities:
Accounts payable	$2,147,000	$1,629,000
Accrued expenses	710,000	657,000
Deferred revenues and customer advances	3,796,000	2,847,000
Accrued contract loss	600,000	600,000
Derivative liabilities	1,023,000	2,510,000
Convertible secured notes payable, net of discounts	4,519,000	4,110,000
Convertible unsecured notes payable, net of discounts	725,000	—
Capital leases payable	20,000	26,000
Total current liabilities	$13,540,000	$12,379,000
Long term liabilities:
Deposits	—	8,000
Capital leases payable	—	14,000
Total liabilities	$13,540,000	$12,401,000
Commitments and contingencies (Note 12)
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value. Authorized 50,000,000 shares; no shares issued and outstanding at September 30, 2016 and December 31, 2015	$—	$—
Common stock, $0.0001 par value. Authorized 200,000,000 shares; 3,785,216 and 3,089,160 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	—	—
Additional paid-in capital	32,408,000	26,302,000
Accumulated deficit	(38,777,000)	(31,146,000)
Total stockholders’ equity (deficit)	$(6,369,000)	$(4,844,000)
Total liabilities and stockholders’ equity (deficit)	$7,171,000	$7,557,000

See accompanying notes to condensed consolidated financial statements.

F-35

Ener-Core, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Revenues	$—	$—	$—	$—
Cost of goods sold:	—	—	—	—
Gross profit	—	—	—	—

Operating expenses:
Selling, general, and administrative	941,000	1,165,000	3,255,000	3,475,000
Research and development	1,170,000	928,000	2,871,000	2,636,000
Total operating expenses	2,111,000	2,093,000	6,126,000	6,111,000
Operating loss	(2,111,000)	(2,093,000)	(6,126,000)	(6,111,000)

Other income (expenses):
Interest expense	(246,000)	(150,000)	(985,000)	(257,000)
Amortization of debt discount	(809,000)	(1,117,000)	(2,209,000)	(1,921,000)
Loss on exchange of warrants	—	—	—	(279,000)
Loss on modification of convertible debt	—	—	(1,429,000)	—
Gain (loss) on valuation of derivative liabilities	1,570,000	50,000	3,124,000	(33,000)
Total other income (expenses), net	515,000	(1,217,000)	(1,499,000)	(2,490,000)
Loss before provision for income taxes	(1,596,000)	(3,310,000)	(7,625,000)	(8,601,000)
Provision for income taxes	—	—	3,000	—
Net loss	$(1,596,000)	$(3,310,000)	$(7,628,000)	$(8,601,000)

Loss per share—basic and diluted	$(0.42)	$(1.34)	$(2.12)	$(3.61)
Weighted average common shares—basic and diluted	3,785,216	2,464,100	3,591,233	2,385,500

See accompanying notes to condensed consolidated financial statements.

F-36

Ener-Core, Inc.

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2016	2015
Cash flows used in operating activities:
Net loss	$(7,628,000)	$(8,601,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	398,000	276,000
Impairment of fixed assets	318,000	—
Amortization of debt discount and deferred financing fees	2,483,000	1,921,000
(Gain) loss on revaluation of derivative liabilities	(3,124,000)	33,000
Stock-based compensation	1,027,000	1,113,000
Loss on modification of convertible debt	1,429,000	—
Loss on exchange of warrants for common stock	—	279,000
Changes in assets and liabilities:
Accounts and other receivables	(57,000)	3,000
Restricted cash	150,000	(275,000)
Inventory	(1,791,000)	(80,000)
Prepaid expenses and other current assets	(136,000)	(36,000)
Deferred revenue	949,000	808,000
Accounts payable and other current liabilities	559,000	13,000
Net cash used in operating activities	$(5,423,000)	$(4,546,000)
Cash flows used in investing activities:
Purchases of property and equipment	(655,000)	(1,830,000)
Net cash used in investing activities	$(655,000)	$(1,830,000)
Cash flows from financing activities:
Proceeds from issuance of common stock, net	2,883,000	741,000
Proceeds from note payable, net	1,230,000	4,669,000
Repayment of capital leases payable	(20,000)	(13,000)
Net cash provided by financing activities	$4,093,000	$5,397,000
Net increase (decrease) in cash and cash equivalents	(1,985,000)	(979,000)
Cash and cash equivalents at beginning of period	2,605,000	2,176,000
Cash and cash equivalents at end of period	$620,000	$1,197,000

See accompanying notes to condensed consolidated financial statements.

F-37

Ener-Core, Inc.

Condensed Consolidated Statements of Cash Flows (continued)

(unaudited)

	Nine Months Ended September 30,
	2016	2015
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$—	$—
Interest	$639,000	$205,000
Supplemental disclosure of non-cash activities:
Capital leases for purchase of equipment	$2,000	$10,000
Debt discount and derivative liabilities recorded upon issuance of warrants and convertible secured notes	$—	$2,750,000
Common stock issued in exchange for warrant cancellation	$—	$885,000
Debt discount and derivative liabilities recorded for amendments of notes	$1,497,000	$—
Debt discount and derivative liabilities recorded for amendments of warrants	$148,000	—
Reclassification of warrants previously recorded as derivative liabilities to paid-in capital	$1,719,000	$—
Debt discount recorded for amendments of warrants	$206,000	—
Debt discount and derivative liabilities recorded upon issuance convertible unsecured notes	$282,000	$—
Debt discount recorded for detachable warrants issued with unsecured notes	$271,000	—

See accompanying notes to condensed consolidated financial statements.

F-38

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

Note 1—Organization

Organization

Ener-Core, Inc. (the “Company”, “we”, “us”, “our”), a Delaware corporation, was formed on April 29, 2010 as Inventtech, Inc.  On July 1, 2013, we acquired our wholly owned subsidiary, Ener-Core Power, Inc., (formerly Flex Power Generation, Inc.), a Delaware corporation.  The stockholders of Ener-Core Power, Inc. are now our stockholders and the management of Ener-Core Power, Inc. is now our management.  The acquisition was treated as a “reverse merger” and our financial statements are those of Ener-Core Power, Inc.  All equity amounts presented have been retroactively restated to reflect the reverse merger as if it had occurred on November 12, 2012.

Effective as of September 3, 2015, we changed our state of incorporation from the State of Nevada to the State of Delaware (the “Reincorporation”), pursuant to a plan of conversion dated September 2, 2015, following approval by our stockholders of the Reincorporation at our 2015 Annual Meeting of Stockholders held on August 28, 2015. As a Delaware corporation following the Reincorporation, we are deemed to be the same continuing entity as the Nevada corporation prior to the Reincorporation, and as such continue to possess all of the rights, privileges and powers and all of the debts, liabilities and obligations of the prior Nevada corporation. Upon effectiveness of the Reincorporation, all of the issued and outstanding shares of common stock of the Nevada corporation automatically converted into issued and outstanding shares of common stock of the Delaware corporation without any action on the part of our stockholders. Concurrent with the Reincorporation, on September 3, 2015 our authorized shares increased to 250,000,000 shares of stock consisting of 200,000,000 authorized shares of common stock and 50,000,000 authorized shares of preferred stock.

Reverse Merger

We entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ener-Core Power, Inc. and Flex Merger Acquisition Sub, Inc., a Delaware corporation and our wholly owned subsidiary (“Merger Sub”), pursuant to which the Merger Sub merged with and into Ener-Core Power, Inc., with Ener-Core Power, Inc. as the surviving entity (the “Merger”). Prior to the Merger, we were a public reporting “shell company,” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.  The Merger Agreement was approved by the boards of directors of each of the parties to the Merger Agreement.  In April 2013, the pre-merger public shell company effected a 30-for-1 forward split of its common stock.  All share amounts have been retroactively restated to reflect the effect of the stock split.

As provided in the Contribution Agreement dated November 12, 2012 (the “Contribution Agreement”) by and among FlexEnergy, Inc. (“FlexEnergy”), FlexEnergy Energy Systems, Inc. (“FEES”), and Ener-Core Power, Inc., Ener-Core Power, Inc. was spun-off from FlexEnergy as a separate corporation.  As a part of that transaction, Ener-Core Power, Inc. received all assets (including intellectual property) and certain liabilities pertaining to the Power Oxidizer business carved out of FlexEnergy.  The owners of FlexEnergy did not distribute ownership of Ener-Core Power, Inc. pro rata.  The assets and liabilities were transferred to us and recorded at their historical carrying amounts since the transaction was a transfer of net assets between entities under common control.

On July 1, 2013, Ener-Core Power, Inc. completed the Merger with us.  Upon completion of the Merger, we immediately became a public company.  The Merger was accounted for as a “reverse merger” and recapitalization. As part of the Merger, 2,410,400 shares of outstanding common stock of the pre-merger public shell company were cancelled.  This cancellation has been retroactively accounted for as of the inception of Ener-Core Power, Inc. on November 12, 2012. Accordingly, Ener-Core Power, Inc. was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of Ener-Core Power, Inc.  Accordingly, the assets and liabilities and the historical operations that are reflected in the financial statements are those of Ener-Core Power, Inc. and are recorded at the historical cost basis of Ener-Core Power, Inc.  Our assets, liabilities and results of operations were de minimis at the time of the Merger.

F-39

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Reverse Stock Split

The board of directors of the Company approved a reverse stock split of the Company’s authorized, issued and outstanding shares of common stock, par value $0.0001 per share, as well as the Company’s authorized shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding (together, the “Stock”), at a ratio of 1-for-50 (the “Reverse Stock Split”). The Reverse Stock Split became effective on July 8, 2015 (the “Effective Date”). As a result of the Reverse Stock Split, the authorized preferred stock decreased to 1,000,000 shares and the authorized common stock decreased to 4,000,000 shares. Both the preferred stock and common stock par value remained at $0.0001 per share. The number of authorized shares subsequently increased to 200,000,000 authorized shares of common stock and 50,000,000 authorized shares of preferred stock on September 3, 2015 with the Company’s reincorporation in Delaware, as described above.

On the Effective Date, the total number of shares of common stock held by each stockholder of the Company were converted automatically into the number of shares of common stock equal to: (i) the number of issued and outstanding shares of common stock held by each such stockholder immediately prior to the Reverse Stock Split divided by (ii) 50. The Company issued one whole share of the post-Reverse Stock Split common stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split, determined at the beneficial owner level by share certificate. As a result, no fractional shares were issued in connection with the Reverse Stock Split and no cash or other consideration will be paid in connection with any fractional shares that would otherwise have resulted from the Reverse Stock Split. The Reverse Stock Split also affected all outstanding options and warrants by dividing each option or warrant outstanding by 50, rounded up to the nearest option or warrant, and multiplying the exercise price by 50 for each option or warrant outstanding.

Description of the Business

We design, develop, and manufacture products based on proprietary technologies that aim to expand the operating range of gaseous fuel while improving emissions, which technologies we refer to collectively as “Power Oxidation” or “Power Oxidizer”. Our products aim to expand power generation into previously uneconomical markets while, at the same time, reduce gaseous emissions from industrial processes that contribute to air pollution and climate change. The Power Oxidizer integrates with a gas turbine and generator to create a Powerstation.

Our products, the EC250 and the Ener-Core Powerstation KG2-3G/GO (“KG2”), are complete systems consisting of our designed and patented Power Oxidizer, integrated with a gas turbine and generator. Our Power Oxidizers have been designed to operate on fuels from 100% combustible gas down to concentrations of 5% or less combustible gas content. Our Powerstation products have applications in landfills, distilleries, wastewater treatment plants, as well as numerous industrial processes, and offers our customers two distinct value propositions: the destruction of low quality waste gases with no harmful emissions and the generation of energy from a renewable and low-cost fuel source.

We have deployed the EC250 product commercially in landfill applications are currently developing our second commercial product, the KG2 Powerstation, or KG2, which will combine our Power Oxidizer with a two megawatt gas turbine developed by Dresser-Rand a.s., a subsidiary of Dresser-Rand Group Inc. (“Dresser-Rand”). In 2015, we completed system layout and analytic models integrating our Power Oxidizer with the turbine and, to date in 2016, we have constructed a fully operational KG2 unit to be used in final technical tests expected to be completed in the fourth quarter of 2016, after which time we expect that the initial KG2 unit will be sold. We received an order for the first two commercial KG2 units, which we delivered in October 2016. On June 29, 2016, we entered into a Commercial License and Manufacturing Agreement with Dresser-Rand (the “CMLA”), which will become effective upon the successful completion of the technical test and which will transition the KG2 manufacturing to Dresser-Rand. Once effective, each KG2 unit sold will generate for us a non-refundable license fee. Until the test is successfully completed, our existing CLA (as defined below) remains in effect.

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Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

We sell our EC250 product directly and through distributors in two countries, the United States and Netherlands, and sell the KG2 product directly and through Dresser-Rand’s commercial sales team.

Going Concern

Our consolidated financial statements are prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business. Since our inception, we have made a substantial investment in research and development to develop the Power Oxidizer, have successfully deployed an EC250 field test unit at the U.S. Army base at Fort Benning, Georgia, and installed and commissioned our first commercial unit in the Netherlands in the second quarter of 2014. In November 2014, we signed a Commercial License Agreement with Dresser-Rand (as amended, the “CLA”) to incorporate our Power Oxidizer into Dresser-Rand’s 1.75MW turbine. In August 2015, the CLA became a mutually binding agreement due to the satisfaction of certain binding conditions contained in the CLA. On June 29, 2016 we signed the CMLA. The CMLA becomes binding and will supersede the CLA after the satisfaction of the final technical milestone under the CLA, which we expect to occur in the fourth quarter of 2016.

We have sustained recurring net losses and negative cash flows since inception and have not yet established an ongoing source of revenues sufficient to cover our operating costs and allow us to continue as a going concern. Despite capital raises of $2.5 million in December 2015, $3.0 million in April 2016, and $1.25 million in September 2016, we expect to require additional sources of capital to support the Company’s growth initiatives. We must secure additional funding to continue as a going concern and execute our business plan.

Management’s plan is to obtain capital sufficient to meet our operating expenses by seeking additional equity and/or debt financing. The cash and cash equivalents balance (excluding restricted cash) on September 30, 2016 and December 31, 2015 was approximately $0.6 million and $2.6 million, respectively. In April 2016, management began taking steps to reduce our operational cash burn through a combination of staff reductions and reductions of outside service providers. We expect to implement additional cost savings through reduced overhead costs later in 2016 as well as reduced non-recurring costs and capital expenditures related to our efforts to develop the 2MW KG2 Powerstation. We expect that the $0.6 million of cash and cash equivalents as of September 30, 2016 and receipts on customer billings will continue to fund our working capital needs, general corporate purposes, and related obligations into the fourth quarter of 2016 at our reduced spending levels. However, we expect to require significantly more cash for working capital and as financial security to support our growth initiatives beginning in the fourth quarter of 2016 and beyond.

We will pursue raising additional equity and/or debt financing to fund our operations and product development.  If future funds are raised through issuance of stock or debt, these securities could have rights, privileges, or preferences senior to those of our common stock and debt covenants that could impose restrictions on our operations. Any equity or convertible debt financing will likely result in additional dilution to our current stockholders.  We cannot make any assurances that any additional financing, including the proposed registered offering, will be completed on a timely basis, on acceptable terms or at all.   Our inability to successfully raise capital in a timely manner will adversely impact our ability to continue as a going concern. If our business fails or we are unable to raise capital on a timely basis, our investors may face a complete loss of their investment.

The accompanying consolidated financial statements do not give effect to any adjustments that might be necessary if we were unable to meet our obligations or continue operations as a going concern.

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Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include our accounts and our wholly-owned subsidiary, Ener-Core Power, Inc.  All significant intercompany transactions and accounts have been eliminated in consolidation. All monetary amounts are rounded to the nearest $000, except certain per share amounts.

The accompanying financial statements have been prepared in accordance with GAAP.

Reclassifications

Certain amounts in the 2015 consolidated condensed financial statements have been reclassified to conform to the current year presentation. These reclassifications have no effect on previously reported net loss.

Segments

We operate in one segment. All of our operations are located domestically.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant items subject to such estimates and assumptions include but are not limited to: collectability of receivables; the valuation of certain assets, useful lives, and carrying amounts of property and equipment, equity instruments and share-based compensation; provision for contract losses; valuation allowances for deferred income tax assets; valuation of derivative liabilities; and exposure to warranty and other contingent liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Foreign Currency Adjustments

Our functional currency for all operations worldwide is the U.S. dollar. Nonmonetary assets and liabilities are translated at historical rates and monetary assets and liabilities are translated at exchange rates in effect at the end of the year. Income statement accounts are translated at average rates for the year. At September 30, 2016 and December 31, 2015, we did not hold any foreign currency asset or liability amounts. Gains and losses resulting from foreign currency transactions are reported as other income in the period they occurred.

Concentrations of Credit Risk

Cash and Cash Equivalents

We maintain our non-interest bearing transactional cash accounts at financial institutions for which the Federal Deposit Insurance Corporation (“FDIC”) provides insurance coverage of up to $250,000. For interest bearing cash accounts, from time to time, balances exceed the amount insured by the FDIC. We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk related to these deposits. At September 30, 2016, we had $200,000 in deficit of the FDIC limit.

We consider all highly liquid investments available for current use with an initial maturity of three months or less and are not restricted to be cash equivalents. We invest our cash in short-term money market accounts.

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Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Restricted Cash

Collateral Account

Under a credit card processing agreement with a financial institution that was entered in 2013, we are required to maintain funds on deposit with the financial institution as collateral. The amount of the deposit, which is at the discretion of the financial institution, was $50,000 on September 30, 2016 and December 31, 2015.

Dresser-Rand Escrow Account

Under the CLA, prepaid license fee payments of $400,000 per quarter were paid by Dresser-Rand into an escrow account with a financial institution beginning in August 2015. Dresser-Rand withdrew up to $125,000 per quarter from this escrow account for qualified engineering expenses incurred by Dresser-Rand under the terms and conditions of the CLA. Through September 26, 2016, Dresser-Rand funded $1,600,000 and withdrew $500,000. On September 26, 2016 substantially all of the remaining $1,100,000 was released to the Company from the escrow account and, in October 2016, the escrow account was closed. The balance in the escrow account was $5,000 and $150,000 on September 30, 2016 and December 31, 2015, respectively. See also Note 7—Deferred Revenues and Customer Advances.

Accounts Receivable

Our accounts receivable are typically from credit worthy customers or, for international customers are supported by guarantees or letters of credit. For those customers to whom we extend credit, we perform periodic evaluations of them and maintain allowances for potential credit losses as deemed necessary. We generally do not require collateral to secure accounts receivable. We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in existing accounts receivable. We periodically review our accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of September 30, 2016, one customer accounted for all of our accounts receivable.

Accounts Payable

As of September 30, 2016 and December 31, 2015, three and five vendors, respectively, collectively accounted for approximately 45% and 50% of our total accounts payable.

Inventory

Inventory, which consists of raw materials inventory consisting of Power Oxidizer parts and sub-assemblies of parts recorded as work-in-progress inventory, is stated at the lower of cost or net realizable value, with cost being determined by the average-cost method, which approximates the first-in, first-out method. At each balance sheet date, we evaluate our ending inventory for excess quantities and obsolescence. This evaluation primarily includes an analysis of forecasted demand in relation to the inventory on hand, among consideration of other factors. Based upon the evaluation, provisions are made to reduce excess or obsolete inventories to their estimated net realizable values. Once established, write-downs are considered permanent adjustments to the cost basis of the respective inventories. At September 30, 2016 and December 31, 2015, we did not have a reserve for slow-moving or obsolete inventory.

Property and Equipment

Property and equipment are stated at cost, and are being depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to ten years. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed. At the time property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are reflected in the consolidated statements of operations.

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Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Deposits

Deposits primarily consist of amounts incurred or paid in advance of the receipt of fixed assets or are deposits for rent and insurance.

Accrued Warranties

Accrued warranties represent the estimated costs that will be incurred during the warranty period of our products. We make an estimate of expected costs that will be incurred by us during the warranty period and charge that expense to the consolidated statement of operations at the date of sale. We also reevaluate the estimate at each balance sheet date and if the estimate is changed, the effect is reflected in the consolidated statement of operations. We had no warranty accrual at December 31, 2015 or September 30, 2016. We expect that most terms for future warranties of our Powerstations and Oxidizers will be one to two years depending on the warranties provided and the products sold. Accrued warranties for expected expenditures within one year are classified as current liabilities and as non-current liabilities for expected expenditures for time periods beyond one year.

Deferred Rent

We record deferred rent expense, included in accrued expenses, which represents the temporary differences between the reporting of rental expense on the financial statements and the actual amounts remitted to the landlord. The deferred rent portion of lease agreements are leasing inducements provided by the landlord. Also, tenant improvement allowances provided are recorded as a deferred rent liability and recognized ratably as a reduction to rent expense over the lease term. As of September 30, 2016 we had $4,000 of deferred rent, recorded in accrued expenses.

Intangible Assets

Our intangible assets represent intellectual property acquired during the reverse merger. We amortize our intangible assets with finite lives over their estimated useful lives.

Impairment of Long-Lived Assets

We account for our long-lived assets in accordance with the accounting standards which require that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical carrying value of an asset may no longer be appropriate. We consider the carrying value of assets may not be recoverable based upon its review of the following events or changes in circumstances: the asset’s ability to continue to generate income from operations and positive cash flow in future periods; loss of legal ownership or title to the assets; significant changes in our strategic business objectives and utilization of the asset; or significant negative industry or economic trends. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset are less than its carrying amount. As of September 30, 2016 and December 31, 2015, we do not believe there have been any impairments of our long-lived assets. There can be no assurance, however, that market conditions will not change or demand for our products will continue, which could result in impairment of long-lived assets in the future.

Fair Value of Financial Instruments

Our financial instruments consist primarily of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, convertible notes, derivative liabilities, and capital lease liabilities. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2016 and December 31, 2015. The carrying amounts of short-term financial instruments are reasonable estimates of their fair values due to their short-term nature or proximity to market rates for similar items.

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Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

We determine the fair value of our financial instruments based on a three-level hierarchy established for fair value measurements under which these assets and liabilities must be grouped, based on significant levels of observable or unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect management’s market assumptions. This hierarchy requires the use of observable market data when available. These two types of inputs have created the following fair-value hierarchy:

●	Level 1: Valuations based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. Currently, we classify our cash and cash equivalents as Level 1 financial instruments.

●	Level 2: Valuations based on observable inputs (other than Level 1 prices), such as quoted prices for similar assets at the measurement date quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. We do not currently have any accounts under Level 2.

●	Level 3: Valuations based on inputs that require inputs that are both significant to the fair value measurement and unobservable and involve management judgment (i.e., supported by little or no market activity). Currently, we classify our warrants and conversion options accounted for as derivative liabilities as Level 3 financial instruments.

If the inputs used to measure fair value fall in different levels of the fair value hierarchy, a financial security’s hierarchy level is based upon the lowest level of input that is significant to the fair value measurement.

Derivative Financial Instruments

We issue derivative financial instruments in conjunction with its debt and equity offerings and to provide additional incentive to investors and placement agents. The Company uses derivative financial instruments in order to obtain the lowest cash cost-source of funds. Derivative liabilities are recognized in the consolidated balance sheets at fair value based on the criteria specified in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) topic 815-40 “Derivatives and Hedging—Contracts in Entity’s own Equity.” The estimated fair value of the derivative liabilities is calculated using either the Black-Scholes-Merton or Monte Carlo simulation model method.

The Company issued detachable common stock warrants and secured debt with a conversion feature in April and May 2015 and again in September 2016. We amended our existing debt to add a conversion feature in December 2015. The Company issued additional common stock warrants with price reset provisions in December 2015, February 2016, and March 2016. These embedded derivatives and detachable warrants were evaluated under ASC topic 815-40. We determined that the warrants and embedded conversion feature for the April 2014 issuance, the conversion feature for the 2015 issuances, the conversion feature for the 2016 issuance, and the warrants issued with price reset provisions should be accounted for as derivative liabilities. In August, 2016 all warrants issued that were previously determined to be accounted for as derivative liabilities were amended and we determined that after giving rise to the amendments, that the warrants were no longer required to be accounted for as derivative liabilities. We determined that the detachable warrants associated with the 2015 issuance on the issuance date and the detachable warrants associated with the 2016 issuance on the issuance date should not be accounted for as derivative liabilities. Warrants and the debt conversion features determined to be derivative liabilities were bifurcated from the debt host and are classified as liabilities on the consolidated balance sheet. Warrants not determined to be derivative liabilities were recorded to debt discount and paid-in capital. The Company records the warrants and embedded derivative liabilities at fair value and adjusts the carrying value of the common stock warrants and embedded derivatives to their estimated fair value at each reporting date with the increases or decreases in the fair value of such warrants and derivatives at each reporting date, recorded as a gain or (loss) in the consolidated statements of operations. The 2015 detachable warrants determined not to be derivative liabilities were recorded to debt discount with a corresponding entry to paid-in capital. The warrants amended in 2016 where the accounting was changed to eliminate derivative liability treatment were marked to market immediately prior to the amendment and the fair value was reclassified on the amendment date from derivative liabilities to paid in capital.

F-45

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Revenue Recognition

We generate revenue from the sale of our clean power energy systems and from consulting services. Revenue is recognized when there is persuasive evidence of an arrangement, product delivery and acceptance have occurred, the sales price is fixed or determinable and collectability of the resulting receivable is reasonable assured. Amounts billed to clients for shipping and handling are classified as sales of product with related costs incurred included in cost of sales.

Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related revenue is recorded. We defer any revenue for which the services have not been performed or are subject to refund until such time that we and our customer jointly determine that the services have been performed or no refund will be required.

Revenues under long-term construction contracts are generally recognized using the completed-contract method of accounting. Long-term construction-type contracts for which reasonably dependable estimates cannot be made or for which inherent hazards make estimates difficult are accounted for under the completed-contract method. Revenues under the completed-contract method are recognized upon substantial completion—that is acceptance by the customer, compliance with performance specifications demonstrated in a factory acceptance test or similar event. Accordingly, during the period of contract performance, billings and costs are accumulated on the balance sheet, but no profit or income is recorded before completion or substantial completion of the work. Anticipated losses on contracts are recognized in full in the period in which losses become probable and estimable. Changes in estimate of profit or loss on contracts are included in earnings on a cumulative basis in the period the estimate is changed. As of September 30, 2016 and December 31, 2015, we had a $600,000 provision for contract losses for both periods presented.

Research and Development Costs

Research and development costs are expensed as incurred.  Research and development costs were $1,170,000 and $928,000 for the three months ended September 30, 2016 and 2015, respectively, and were $2,871,000 and $2,636,000 for the nine months ended September 30, 2016 and 2015, respectively.

Share-Based Compensation

We maintain an equity incentive plan and record expenses attributable to the awards granted under the equity incentive plan. We amortize share-based compensation from the date of grant on a weighted average basis over the requisite service (vesting) period for the entire award.

We account for equity instruments issued to consultants and vendors in exchange for goods and services at fair value. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant’s or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

In accordance with the accounting standards, an asset acquired in exchange for the issuance of fully vested, non-forfeitable equity instruments should not be presented or classified as an offset to equity on the grantor’s balance sheet once the equity instrument is granted for accounting purposes. Accordingly, we record the fair value of the fully vested, non-forfeitable common stock issued for future consulting services as prepaid expense in our consolidated balance sheets.

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Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Income Taxes

We account for income taxes under FASB ASC 740 “Income Taxes.” Under the asset and liability method of FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that we will not realize tax assets through future operations.

Earnings (Loss) per Share

Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation.  Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive.

The following approximate share amounts were excluded from the computation of diluted loss per share due to the anti-dilutive effect on net loss per share:

	September 30, 2016	September 30, 2015
Shares issuable for exercise of options and warrants	1,600,000	500,000
Full conversion of convertible senior secured and unsecured notes	1,500,000	—
Total	3,100,000	500,000

All share and per share amounts in the table below have been adjusted to reflect the 1-for-50 reverse split of our issued and outstanding common stock on July 8, 2015, retroactively.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net loss	$(1,596,000)	$(3,310,000)	$(7,628,000)	$(8,601,000)
Weighted average number of common shares outstanding:
Basic and diluted	3,785,216	2,464,100	3,591,233	2,385,500
Net loss attributable to common stockholders per share:
Basic and diluted	$(0.42)	$(1.34)	$(2.12)	$(3.61)

Comprehensive Income (Loss)

We have no items of other comprehensive income (loss) in any period presented. Therefore, net loss as presented in our Consolidated Statements of Operations equals comprehensive loss.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). In April 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing (“ASU 2016-10”). ASU 2014-09, with additional guidance and clarification from ASU 2016-10, provides a framework for addressing revenue recognition issues and, upon its effective date, replaces almost all existing revenue recognition guidance, including industry-specific guidance, in current U.S. generally accepted accounting principles. ASU 2016-10 provides additional guidance specific to licensing and royalty revenue recognition. ASU 2014-09 is effective beginning with the calendar year ended December 31, 2017. The Company has not yet assessed the impact ASU 2014-09 will have upon adoption on its financial position, results of operations or cash flows.

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Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU 2014-15 requires that an entity’s management evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. Substantial doubt about an entity’s ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued. Certain disclosures are necessary in the footnotes to the financial statements in the event that conditions or events raise substantial doubt about an entity’s ability to continue as a going concern. ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter and early application is permitted. The Company has not yet assessed the impact ASU 2014-15 will have upon adoption.

In November 2014, the FASB issued ASU 2014-16—Derivatives and Hedging: Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share is More Akin to Debt or to Equity. ASU 2014-16 clarifies how current GAAP should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. ASU 2014-16 became effective for the interim and annual periods beginning after December 15, 2015. There was no impact to any prior periods presented as a result of adopting ASU 2014-16.

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. ASU 2015-11 requires that entities measure inventory at the lower of cost and net realizable value. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years and early application is permitted. The Company has not yet assessed the impact ASU 2015-11 will have upon adoption.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. ASU 2015-17 requires that entities’ deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. ASU 2015-17 is effective for fiscal years beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018. The Company has not yet assessed the impact ASU 2015-17 will have upon adoption.

In February 2016, the FASB issued ASU 2016-2, Leases (Topic 842). ASU 2016-2 affects any entity entering into a lease and changes the accounting for operating leases to require companies to record an operating lease liability and a corresponding right-of-use lease asset, with limited exceptions. ASU 2016-2 is effective for fiscal years beginning after December 15, 2018. Early adoption is allowed. We have not yet assessed the impact ASU 2016-2 will have upon adoption.

Note 3—Inventory

Inventory primarily consists of Powerstation parts used as raw materials for the Company’s EC250 and KG2 orders. Work-in-progress inventory consists of Powerstation parts and employee and contract labor assembly costs for Powerstation sub-assemblies. Sub-assemblies and parts are typically shipped to end customer locations and assembled on-site. Completed Powerstations awaiting final installation and commissioning would be carried as finished goods. There were no finished goods inventory at either September 30, 2016 or December 31, 2015. Inventories consist of:

	September 30, 2016 (unaudited)	December 31, 2015
Raw material and spare parts	$1,003,000	$724,000
Work-in-progress	1,535,000	23,000
Total	$2,538,000	$747,000

The Company had no inventory reserve during 2016 or 2015.

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Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Note 4—Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	September 30, 2016 (unaudited)	December 31, 2015
Prepaid rent	$27,000	$27,000
Prepaid insurance	39,000	40,000
Prepaid other	104,000	140,000
Current portion—deferred financing fees for LOC	314,000	228,000
Total	$484,000	$408,000

Note 5—Property and Equipment, Net

Property and equipment, net consisted of the following:

	September 30, 2016 (unaudited)	December 31, 2015
Machinery and equipment	$4,373,000	$4,042,000
Office furniture and fixtures	217,000	217,000
Computer equipment and software	176,000	169,000
Total cost	4,766,000	4,428,000
Less accumulated depreciation	(1,394,000)	(1,002,000)
Net	$3,372,000	$3,426,000

Assets recorded under capital leases and included in property and equipment in our balance sheets consist of the following:

	September 30, 2016 (unaudited)	December 31, 2015
Machinery and equipment	$27,000	$27,000
Computer equipment and software	60,000	46,000
Total assets under capital lease	87,000	73,000
Less accumulated amortization	(65,000)	(46,000)
Net assets under capital lease	$22,000	$27,000

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Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Depreciation expense for the three and nine months ended September 30, 2016 and 2015 consisted of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Research and development	$102,000	$90,000	$304,000	$189,000
General and administrative	29,000	29,000	88,000	87,000
	$131,000	$119,000	$392,000	$276,000

Depreciation of assets under capital lease was $6,000 and $6,000 for the three months ended September 30, 2016 and 2015, respectively, and $18,000 and $13,000 for the nine months ended September 30, 2016 and 2015, respectively.

Note 6—Accrued Expenses

Accrued expenses consisted of the following:

	September 30, 2016 (unaudited)	December 31, 2015

Accrued professional fees	$156,000	$205,000
Accrued vacation and paid time off	353,000	333,000
Accrued expense reports	5,000	46,000
Accrued board of directors fees	120,000	13,000
Accrued interest	63,000	50,000
Accrued other	13,000	10,000
Total accrued expenses	$710,000	$657,000

Note 7—Deferred Revenues and Customer Advances

Deferred revenues and customer advances consist of balances billed on existing customer contracts for which the revenue cycle is not complete. Customer advances on equipment sales represent down payments and progress payments under the terms and conditions of equipment sales of our Power Oxidizer and Powerstation units. Prepaid license fees represent payments of license fees by Dresser-Rand into an escrow account. Deferred revenues and customer advances consisted of the following:

	September 30, 2016 (unaudited)	December 31, 2015

Customer advances on equipment sales	$2,696,000	$2,572,000
Prepaid license fees	1,100,000	275,000
Total deferred revenues and customer advances	$3,796,000	$2,847,000

F-50

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Note 8—Convertible 2015 Notes Payable

Convertible 2015 Notes payable consisted of the following as of September 30, 2016 (unaudited):

	Notes	Debt Discount	Offering Costs	Net Total
Ending balance—December 31, 2015	$5,000,000	$(791,000)	$(99,000)	$4,110,000

Amortization of debt discount and deferred financing costs	—	2,186,000	74,000	2,260,000
Additional debt discount—March warrants	—	(1,497,000)	—	(1,497,000)
Additional debt discount—February warrants	—	(148,000)	—	(148,000)
Additional debt discount—warrant modification	—	(206,000)	—	(206,000)
Ending balance—September 30, 2016	5,000,000	(456,000)	(25,000)	4,519,000

Less: Current Portion	$(5,000,000)	$456,000	$25,000	$(4,519,000)
Long Term Portion	$—	$—	$—	$—

2015 Notes

During the year ended December 31, 2015, the Company sold senior secured promissory notes with an aggregate principal amount of $5.0 million (the “2015 Notes”) in two separate tranches. The two tranches of the 2015 Notes were identical, other than the issuance date and the term of the respective Note tranches and the term of the related detachable warrants, described in greater detail below. On April 23, 2015, the Company closed the first tranche representing $3.1 million in aggregate principal amount of 2015 Notes issued in a private placement to seven institutional investors and on May 7, 2015 the Company closed the second tranche, representing $1.9 million in aggregate principal amount of 2015 Notes to four institutional investors. The Company received total gross proceeds of $5.0 million, less transaction expenses of $0.3 million consisting of legal costs and placement agent fees.

The 2015 Notes bear interest at a rate of 12% per year, payable monthly, and are set to mature on the two-year anniversary of the issuance dates of the 2015 Notes on April 23, 2017 and May 7, 2017 for the first and second tranches, respectively. Upon issuance of the 2015 Notes, each investor, at its discretion, was entitled to convert up to 50% of the balance outstanding under the 2015 Notes. Upon the execution of the December Amendments (as defined below), however, each investor became entitled to fully convert 100% of the balance outstanding under the 2015 Notes may be into shares of the Company’s common stock. The 2015 Notes may be repaid by the Company at any time unless the 2015 Notes are in default.

The 2015 Notes are secured by substantially all assets of the Company and provide for specified events of default, including: (i) failure to pay principal and interest when due, and (ii) failure to effectuate a reverse stock split on or prior to the three-month anniversary of the first tranche of 2015 Notes, which the Company effectuated in July 2015. The 2015 Notes previously required the Company to consummate a Qualified Public Offering on or prior to the six-month anniversary of the first tranche of 2015 Notes. This default condition, however, was amended as described in greater detail below. Any event of default may be waived by the holders of at least a majority of the aggregate principal amount of 2015 Notes, which must include a specified holder under specified circumstances. Upon the occurrence of an event of default, the interest rate immediately increases to 18% per annum and the 2015 Notes become convertible at a price per share equal to 85% of the average of the five lowest volume weighted average prices of the Company’s common stock during a 15 consecutive trading day period immediately prior to the applicable conversion date.

Each holder may require us to redeem the 2015 Notes at a price equal to 115% of the sum of portion of the principal to be redeemed plus accrued and unpaid interest thereon and any accrued and unpaid late charges, if any, with respect to such principal and interest (the “Conversion Amount”) being redeemed (a) upon our default under the Sen2015 ior Notes, or (b) if we enter into a merger or consolidation, or sell or assign all or substantially all of our assets. In addition, at any time from and after the date that is the eighteen-month anniversary of the original issuance date of the 2015 Notes, each holder has the right, in its sole and absolute discretion, at any time or times, to require that we redeem all or any portion of the Conversion Amount of its 2015 Note then outstanding at a price equal to 100% of the Conversion Amount of the portion of the 2015 Note being redeemed.

F-51

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

At any time after the issuance of the 2015 Notes, other than (i) at any time during which an event of default has occurred and is continuing or (ii) from the time we publicly announce a Qualified Public Offering through and including the date that is thirty days immediately following the consummation of such Qualified Public Offering, we have the right to redeem all or any portion of the Conversion Amount then remaining under the 2015 Notes, (a “Company Optional Redemption”); provided, that the aggregate Conversion Amount under 2015 Notes being redeemed must be at least $500,000, or such lesser amount that is then outstanding under the 2015 Notes. The conversion price for such Company Optional Redemption would be a price equal to 100% of the Conversion Amount of the 2015 Notes being redeemed.

The 2015 Notes were originally issued with detachable warrants to purchase 219,785 shares of the Company’s common stock, exercisable for five years with an exercise price of $12.50 per share (the “April and May Warrants”). In August 2016, the Company adjusted the exercise price of such April and May Warrants to $4.00 per share. The Company evaluated the accounting of the April and May Warrants and determined that such warrants should not be accounted for as derivative liabilities.

Between May 2015 and September 2016, the Company and certain investors holding the requisite number of conversion shares and warrant shares underlying the 2015 Notes and April and May Warrants executed several amendments to the Securities Purchase Agreements dated April 22, 2015 and May 7, 2015, respectively, related to the extension or modification of the debt covenants.

Effective as of December 30, 2015, the Company executed a Fourth Amendment to Securities Purchase Agreement dated April 22, 2015, and a Third Amendment to Securities Purchase Agreement dated May 7, 2015 (collectively, the “December Amendments”), each with certain investors holding the requisite number of conversion shares and warrant shares underlying the 2015 Notes and April and May Warrants pursuant to the referenced Securities Purchase Agreements. The December Amendments (i) extended the deadline to March 31, 2016 for the Company’s consummation of a firm commitment underwritten public offering registered under the Securities Act and related listing of its Common Stock on a national securities exchange, (ii) provided for the issuance of additional five-year warrants (the “Additional Warrants”), exercisable for ten shares of Common Stock per $1,000 of outstanding principal of the 2015 Notes held by each buyer pursuant to the April 2015 and May 2015 Securities Purchase Agreements, each with an exercise price of $12.50 per share, subject to adjustment as set forth within the Additional Warrants, issuable in tranches triggered by certain Company actions as set forth in the December Amendments and (iii) authorized the Company, prior to January 31, 2016, to issue to one or more investors up to an aggregate of $1,000,000 principal amount of senior secured notes, on the terms and subject to the restrictions set forth in the December Amendments. An initial tranche of Additional Warrants to purchase up to 50,000 shares of the Company’s common stock were issued in conjunction with the execution of the December Amendments (the “December Warrants”).

The December Amendments also amended the terms of the 2015 Notes to allow for 100% of the balance outstanding under the 2015 Notes to be converted into shares of the Company’s common stock. The modification for the additional conversion feature was accounted for as a debt extinguishment. The Company accelerated the original debt discount to “other expense—debt extinguishment” and recorded additional debt discounts consisting of $609,000 for the fair value of the beneficial conversion feature and $182,000 for the fair value of the December Warrants issued. On February 2, 2016, due to the Company’s failure to conclude its public offering, the Company issued Additional Warrants to purchase an aggregate of up to 50,000 shares of the Company’s common stock on the same terms as the December Warrants (the “February Warrants”).

F-52

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

On March 31, 2016, the Company executed amendments to the 2015 Notes and related Securities Purchase Agreements (collectively, the “March Amendments”), each with certain investors holding the requisite number of conversion shares and warrant shares underlying the 2015 Notes and April and May Warrants pursuant to the referenced Securities Purchase Agreements. The March Amendments (i) removed the requirement that the Company consummate a “Qualified Public Offering”; (ii) extended the deadline for the Company to commence trading on a Qualified Eligible Market (as defined in the March Amendments) to no later than April 14, 2016; provided that if the Company consummated a private offering of its securities resulting in gross proceeds to the Company of at least $3,000,000 after March 31, 2016 and prior to or on April 14, 2016 (a “Qualified Private Offering”), such deadline would be automatically extended to October 15, 2016; (iii) provided for the issuance of warrants to purchase up to 500,000 shares of the Company’s common stock, each with an exercise price of $5.00 per share, subject to adjustment as set forth within the warrants (the “March Warrants”); and (iv) added an additional covenant on behalf of the Company that, on or prior to April 14, 2016, it would cause its net monthly cash flow directly associated with the CLA, taken together with its monthly capital expenditure spending associated with the CLA, and excluding expenditures associated with the FSAT requirements defined in the CLA, to be neutral or positive, to be accomplished by re-negotiation or termination of such CLA. On April 11, 2016, we consummated a $3 million private offering and thereby satisfied condition (ii) above. On March 31, 2016 we issued the March Warrants, as described in Note 12, and we remained in compliance with the net monthly cash flow covenant listed in (iv) above during all relevant times. On June 29, 2016, we signed the CMLA, which will replace the CLA upon the successful completion of the technical tests associated with the KG2. Additionally, upon execution of the September Amendments (as defined below), the monthly cash flow covenant listed in (iv) above was removed. In connection with the issuance of the March Warrants, the exercise price of the December Warrants and February Warrants was reduced to $5.00 per share.

The Company evaluated the February Warrants and the March Warrants and determined that both issuances should be accounted for as derivative liabilities on the date of issuance. The Company recorded an additional $148,000 of debt discount upon the issuance of the February Warrants and $1,497,000 of debt discount upon the issuance of the March Warrants.  The December 31, 2015 debt discount and the additional discounts recorded in February 2016 and March 2016 are amortized over the expected remaining life of the debt.

On August 24, 2016, the April and May Warrants, December Warrants, February Warrants, and March Warrants were all amended to (i) reduce the exercise price of such warrants to $4.00 per share and (ii) remove the net cash settlement option which had given rise to derivative accounting. The warrants accounted for as derivative liabilities were marked to market at the $5.00 exercise price immediately prior to the amendment with any change in value recorded to income. The warrants with price adjustment from $12.50 per share to $4.00 per share were not previously accounted for as derivative liabilities. The foregoing warrants were then revalued with an amended exercise price of $4.00 and the difference in fair value resulting from an exercise price reduction of $12.50 per share to $4.00 per share, in the case of the April and May Warrants, and from $5.00 per share to $4.00 per share, in the case of the December Warrants, February Warrants and March Warrants, was recorded as an additional debt discount of $206,000, which will be amortized over the expected remaining life of the 2015 Notes.

Effective as of September 1, 2016, the Company executed amendments to the 2015 Notes and related Securities Purchase Agreements (collectively, the “September Amendments”), which are binding upon all of the 2015 Notes. The September Amendments (i) extend the deadline for the Company to commence trading on a Qualified Eligible Market (as defined in the September Amendments) to no later than December 31, 2016; (ii) provide that the Company may, on or prior to September 1, 2016, issue to one or more investors up to an aggregate of $1,500,000 principal amount of one-year term unsecured notes, as described in Note 9 below, and related warrants, and approve the forms of agreements to be executed in connection with the issuance of such unsecured notes and warrants; (iii) remove the covenant on behalf of the Company related to net monthly cash flow directly associated with the CLA, as described above; (iv) extend the earliest date on which the holders of the 2015 Notes may require the Company to redeem all or any portion of such 2015 Notes until December 31, 2016; and (v) extend the deadline for the Company to consummate a Further Private Offering (as defined in the 2015 Notes) to December 31, 2016. Effective as of October 21, 2016, the Company executed amendments to the 2015 Notes to clarify and conform the terms of such 2015 Notes to the terms of previous amendments to such 2015 Notes and the related Securities Purchase Agreements.

F-53

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Derivative Liabilities

We evaluate any freestanding financial instruments or embedded features that have the characteristics of a derivative, and to any freestanding financial instruments that are potentially settled in an entity’s own common stock to determine if they are indexed to an entity’s own stock. During the fiscal year ended December 31, 2015, we determined that the issuance of the 2015 Notes contained an embedded note conversion feature that is required to be accounted for as a derivative. In December 2015, we modified the conversion feature which gave rise to additional derivative liabilities and issued to the debt holders the December Warrants that included a price reset provision and net cash settlement option. The inclusion of the price reset provision and contingent net cash settlement provision required us to treat the December Warrants as derivative liabilities and increase the debt discount for the initial value of the derivative liability. Also, in December 2015, we issued warrants to purchase an aggregate of up to 312,500 shares of the Company’s common stock to the investors in the December 2015 equity offering (the “December Offering Warrants”). The December Offering Warrants include limited price reset and net cash settlement provisions, until the earlier of June 30, 2016 or upon the registration of the December 2015 equity securities. This price protection clause expired on June 30, 2016. We recorded the fair value of the December Offering Warrants issued as a derivative liability with a corresponding decrease in additional paid-in capital. In the first quarter of 2016, we issued the February Warrants and March Warrants to the holders of the 2015 Notes in exchange for the waiver of certain debt covenants. The February Warrants and March Warrants were in substantially identical form to the December Offering Warrants and December Warrants. We recorded the fair value of the February Warrants and March Warrants issued as a derivative liability with a corresponding increase in debt discount. In September 2016 we issued convertible unsecured notes with an embedded conversion feature that is required to be accounted for as a derivative. In August 2016 we amended the terms of all warrants accounted for as derivatives to eliminate the potential net settlement and price adjustment provisions which gave rise to derivative accounting treatment. We marked the warrants to market immediately prior to the amendment and reclassified the remaining fair value to paid in capital.

The embedded conversion features and common stock purchase warrants do not trade in an active securities market, and as such, we estimate the fair value of these warrants and embedded conversion features using the Black-Scholes pricing model using the following assumptions:

2016
Annual dividend yield	—
Expected life (years)	0.1–5 years
Risk-free interest rate	0.5–0.9%
Expected volatility	98–107%

Expected volatility is based primarily on historical volatility of us and our peer group. Historical volatility was computed using weekly pricing observations for us and daily pricing observations for our peer group for recent periods that correspond to the expected term. We believe this method produces an estimate that is representative of our expectations of future volatility over the expected term of these warrants.

We currently have no reason to believe future volatility over the expected remaining life of these warrants is likely to differ materially from historical volatility. The expected life is based on the remaining term of the warrants. The risk-free interest rate is based on one-year to five-year U.S. Treasury securities consistent with the remaining term of the warrants.

F-54

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Derivative liabilities consisted of the following (unaudited):

	Warrants Liability	Embedded Note Conversion Feature	Total
Value as of December 31, 2015	$1,297,000	$1,213,000	$2,510,000
Adjustment to fair value	(1,223,000)	(1,901,000)	(3,124,000)
Additional Warrants issued for debt amendment	1,645,000	—	1,645,000
Modification of Conversion Feature—debt amendment	—	1,429,000	1,429,000
Warrant amendment—August 24, 2016	(1,719,000)	—	(1,719,000)
Issuance of Convertible Unsecured Notes—September 1, 2016	—	282,000	282,000
Ending balance—September 30, 2016	$—	$1,023,000	$1,023,000

On August 24, 2016, we amended the terms of all warrants that had been previously accounted for as derivative liabilities. The amendments reduced the exercise price of each warrant series to $4.00 per share and removed net cash settlement language, and any price reset provisions had since lapsed. After the execution of the amendments, we determined that the December Offering Warrants, December Warrants, February Warrants and March Warrants were no longer required to be accounted for as derivative liabilities. We marked each warrant to market immediately prior to the execution of the amendments and reduced the derivative liability associated with each warrant to zero with a corresponding increase to paid-in capital.

On September 1, 2016 we issued $1,250,000 of convertible unsecured notes (the “Convertible Unsecured Notes”), as described in Note 9. The Convertible Unsecured Notes include an embedded conversion feature that is required to be accounted for as a derivative valued at $282,000 on the date of issuance. As of September 30, 2016, the embedded conversion feature attributable to the Convertible Unsecured Notes was valued at $266,000 and the embedded conversion feature attributable to the Convertible Unsecured was valued at $757,000.

Note 9—Convertible Unsecured Notes

Convertible Unsecured Notes payable consisted of the following as of September 30, 2016 (unaudited):

	Notes	Debt Discount	Offering Costs	Net Total
September 1, 2016	$1,250,000	$(553,000)	$(20,000)	$677,000

Amortization of debt discount and deferred financing costs	—	46,000	2,000	48,000
Ending balance—September 30, 2016	1,250,000	(507,000)	(18,000)	725,000

Less: Current Portion	$(1,250,000)	$507,000	$18,000	$(725,000)
Long Term Portion	$—	$—	$—	$—

On September 1, 2016, we entered into a securities purchase agreement and related note agreements and warrant agreements whereby we issued the Convertible Unsecured Notes and detachable five-year warrants to purchase an aggregate of 124,999 shares of the Company’s common stock at an exercise price of $4.00 per share (the “September 2016 Financing”). The Company received total gross proceeds of $1,250,000, less transaction expenses of $20,000 consisting of legal costs for net proceeds of $1,230,000.

The Convertible Unsecured Notes bear interest at a rate of 12% per annum and mature on September 1, 2017. The Convertible Unsecured Notes are subordinate to the 2015 Notes described in Note 8. The Convertible Unsecured Notes are convertible at the option of the holder into common stock at an initial exercise price of $4.31 and will automatically convert into shares of common stock in the event of a conversion of at least 50% of the then outstanding (i) principal, (ii) accrued and unpaid interest with respect to such principal and (iii) accrued and unpaid late charges, if any, with respect to such principal and interest, under the 2015 Notes. Upon the conversion of 50% or more of the 2015 Notes at a price per share less than $4.31, the conversion price of the Convertible Unsecured Notes will be reduced to the effective conversion price of the 2015 Notes. The Convertible Unsecured Notes also contain a blocker provision that prevents the Company from effecting a conversion in the event that the holder, together with certain affiliated parties, would beneficially own in excess of 9.99% of the shares of common stock outstanding immediately after giving effect to such conversion. At any time after the issuance date of the Convertible Unsecured Notes, the Company may, at its option, redeem all or any portion of the then outstanding principal and accrued and unpaid interest with respect to such principal (the “Company Optional Redemption Amount”), at 100% of such aggregate amount; provided, however, that the Company may not redeem all or any portion of the Company Optional Redemption Amount so long as any of the 2015 Notes remain outstanding without the prior written consent of the collateral agent with respect to such 2015 Notes and certain investors holding the requisite number of conversion shares and warrant shares underlying the 2015 Notes and April and May Warrants.

F-55

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

The Company evaluated the accounting of the detachable warrants and determined that the warrants should not be accounted for as derivative liabilities. The Company valued the warrants using the Black-Scholes Option pricing model at $271,000. The Company evaluated the conversion feature and determined that it should be accounted for as a derivative liability due to the potential variability of the conversion feature which is linked to the conversion of the Convertible 2015 Notes Payable. The conversion feature was valued using the Black-Scholes Option pricing model at $282,000 and will be marked to market each reporting period beginning with the quarter ending September 30, 2016. See also the discussion of derivative liabilities in Note 8 above.

The securities purchase agreement calls for the issuance of additional five-year warrants to purchase an aggregate of 62,500 shares at an exercise price of $4.00 per share on each of the 61st, 91st, 121st and 151st days after the closing of the September 2016 Financing (each, an “Additional Warrant Date”), but only in the event the Company has not consummated a further financing consisting of the issuance of common stock and warrants for aggregate gross proceeds of at least $3,000,000 prior to such respective Additional Warrant Date. As of November 1, 2016, the 61st day following the closing of the September 2016 Financing, the Company had not consummated a further financing and, as a result, issued warrants to purchase an aggregate of 62,500 shares of the Company’s common stock.

Note 10—Fair Value Measurements and Disclosures

Fair value is defined as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk, including the Company's own credit risk.

Inputs used in measuring fair value are prioritized into a three-level hierarchy based on whether the inputs to those measurements are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's market assumptions. The fair-value hierarchy requires the use of observable market data when available and consists of the following levels:

●	Level 1—Quoted prices for identical instruments in active markets;

●	Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets; and

●	Level 3—Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

F-56

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

The following tables present information on the Company’s financial instruments (unaudited):

	Fair Value	Level 1	Level 2	Level 3
Cash and cash equivalents, including restricted cash	$670,000	$670,000	$—	$—
Embedded note conversion features	$1,023,000	$—	$—	$1,023,000

The following table provides the activity of the Level 3 financial instruments from December 31, 2015 to September 30, 2016:

	Warrants Liability	Embedded Note Conversion Feature	Total
Value as of December 31, 2015	$1,297,000	$1,213,000	$2,510,000
Adjustment to fair value	(1,223,000)	(1,901,000)	(3,124,000)
Additional Warrants issued for debt amendment	1,645,000	—	1,645,000
Modification of Conversion Feature—debt amendment	—	1,429,000	1,429,000
Warrant amendment—August 24, 2016	(1,719,000)	—	(1,719,000)
Issuance of Convertible Unsecured Notes—September 1, 2016	—	282,000	282,000
Ending balance—September 30, 2016	$—	$1,023,000	$1,023,000

Note 11—Capital Leases Payable

Capital Leases Payable

Capital leases payable consisted of the following:

	September 30, 2016 (unaudited)	December 31, 2015

Capital lease payable to De Lange Landon secured by forklift, 10.0% interest, due on October 1, 2018, monthly payment of $452.	$10,000	$13,000
Capital lease payable to Dell Computers secured by computer equipment, 15.09% interest, due on November 16, 2016, monthly payment of $592.	1,000	6,000
Capital lease payable to Dell Computers secured by computer equipment, 15.09% interest, due on December 15, 2016, monthly payment of $590.	2,000	6,000
Capital lease payable to Dell Computers secured by computer equipment, 15.09% interest, due on January 3, 2017, monthly payment of $390.	2,000	5,000
Capital lease payable to Dell Computers secured by computer equipment, 15.09% interest, due on January 3, 2017, monthly payment of $394.	6,000	10,000
Total capital leases	$21,000	$40,000
Less: current portion	(21,000)	(26,000)
Long-term portion of capital leases	$—	$14,000

F-57

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

The future minimum lease payments required under the capital leases and the present value of the net minimum lease payments as of September 30, 2016, are as follows:

	Year Ending December 31,	Amount
	2016	$7,000
	2017	10,000
	2018	6,000
Net minimum lease payments		$23,000
Less: Amount representing interest		(1,000)
Less: Taxes		(1,000)
Present value of net minimum lease payments		$21,000
Less: Current maturities of capital lease payables		(21,000)
Long-term capital lease payables		$—

Note 12—Equity, Stock Options and Warrants

On April 11, 2016, we entered into a stock purchase agreement dated April 11, 2016, pursuant to which we issued to an accredited investor an aggregate of 696,056 shares of our common stock in exchange for gross proceeds of approximately $3.0 million (the “April 2016 Private Placement”). The closing of the April 2016 Private Placement satisfied the Qualified Private Offering requirement in the March Amendments described below under “March 2016 Amendment to 2015 Notes”.

Stock Options

On July 1, 2013, our board of directors adopted and approved the 2013 Equity Incentive Plan (the “2013 Plan”) and amended the 2013 Plan on March 24, 2015 to increase the number of shares available for issuance.  The 2013 Plan authorizes us to grant non-qualified stock options and restricted stock purchase rights to purchase up to 420,000 shares of our common stock with vesting to employees (including officers) and other service providers.  With the approval of the 2015 Plan, described below, as of August 29, 2015, no shares of our common stock were available for issuance under the 2013 Plan.

On July 15, 2015, our board of directors approved the 2015 Omnibus Incentive Plan (the “2015 Plan”), which was approved by our stockholders on August 28, 2015. Upon adoption, the 2015 Plan authorized us to grant up to 300,000 shares of our common stock and replaced the 2013 Equity Incentive Plan. As a result of the approval of the 2015 Plan, no additional grants will be made under the 2013 Plan. On August 22, 2016, our board of directors approved an amendment to the 2015 Plan to increase the total authorized pool available under the 2015 Plan to 600,000 shares of our common stock, subject to automatic increase for any shares subject to outstanding awards under the 2013 Plan that are subsequently canceled or expire. Our stockholders approved the foregoing amendment on September 26, 2016. As of September 30, 2016 594,000 shares of our common stock were available for issuance under the 2015 Plan.

The 2015 Plan permits the granting of any or all of the following types of awards: incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards, and performance awards payable in a combination of cash and company shares. There were no awards granted under the 2015 Plan as of September 30, 2016.

The 2015 Plan has the following limitations:

●	Limitation on terms of stock options and stock appreciation rights. The maximum term of each stock option and stock appreciation right (SAR) is 10 years.

●	No repricing or grant of discounted stock options. The 2015 Plan does not permit the repricing of options or SARs either by amending an existing award or by substituting a new award at a lower price without stockholder approval. The 2015 Plan prohibits the granting of stock options or SARs with an exercise price less than the fair market value of our common stock on the date of grant.

F-58

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

●	Clawback. Awards granted under the 2015 Plan are subject to any then current compensation recovery or clawback policy of the Company that applies to awards under the 2015 Plan and all applicable laws requiring the clawback of compensation.

●	Double-trigger acceleration. Acceleration of the vesting of awards that are assumed or replaced by the resulting entity after a change in control is not permitted unless an employee’s employment is also terminated by the Company without cause or by the employee with good reason within two years of the change in control.

●	Code Section 162(m) Eligibility. The 2015 Plan provides flexibility to grant awards that qualify as “performance-based” compensation under Internal Revenue Code Section 162(m).

●	Dividends. Dividends or dividend equivalents on stock options, SARs or unearned performance shares under the 2015 Plan will not be paid.

At September 30, 2016, total unrecognized deferred stock compensation expected to be recognized over the remaining weighted-average vesting periods of 0.6 years for outstanding grants was $1.0 million.

The fair value of option awards is estimated on the grant date using the Black-Scholes option valuation model.

Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by us.

Stock-based compensation expense is recorded only for those awards expected to vest.  Currently, the forfeiture rate used to calculate stock-based compensation expense is zero which approximates the effective actual forfeiture rate. The rate is adjusted if actual forfeitures differ from the estimates in order to recognize compensation cost only for those awards that actually vest.  If factors change and different assumptions are employed in future periods, the share-based compensation expense may differ from that recognized in previous periods.

Stock-based award activity was as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Options	Price	Life	Value
Balance, December 31, 2015	308,464	$13.61	6.07	$—
Forfeited during 2016	(40,914)	11.69	—	—
Granted during 2016	6,000	4.31	9.75	—
Balance, September 30, 2016	273,550	$13.70	5.27	$—
Exercisable on September 30, 2016	192,394	$15.00	5.19	$—

The options granted have a contract term ranging between three and ten years. Options granted typically vest over a four year period, with 25% vesting after one year and the remainder ratably over the remaining three years.

Of our options outstanding, 267,550 were outstanding and 192,394 exercisable under the 2013 Plan and 6,000 were outstanding with none exercisable under the 2015 Plan on September 30, 2016.

F-59

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

The following table summarizes information about stock options outstanding and exercisable at September 30, 2016:

	Options Outstanding			Options Exercisable
		Weighted-
		Average	Weighted-		Weighted-
	Number	Remaining	Average	Number	Average
Exercise	of	Contractual	Exercise	of	Exercise
Prices	Shares	Life	Price	Shares	Price
		(In years)
$0–$10.00	99,840	7.04	$7.46	50,771	$7.68
$10.01–$15.00	31,100	7.16	$12.50	18,730	$12.50
$15.01–$20.00	122,766	3.50	$17.50	104,381	$17.50
$20.01–$25.00	19,844	4.30	$23.40	18,512	$23.58

	273,550	5.27	$13.70	192,394	$15.00

Stock based compensation expense consisted of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Research and development	$113,000	$148,000	$423,000	$443,000
General and administrative	187,000	224,000	604,000	670,000
	$300,000	$372,000	$1,027,000	$1,113,000

Warrants

From time to time, we issue warrants to purchase shares of our common stock to investors, note holders and to non-employees for services rendered or to be rendered in the future.

February 2016 Additional Warrants

On February 2, 2016, the Company issued Additional Warrants to purchase an aggregate of 50,000 shares of the Company’s common stock to existing noteholders under the terms of the December Amendments.

March 2016 Amendment to 2015 Notes

On March 31, 2016, the Company executed the March Amendments with certain investors holding the requisite number of conversion shares and warrant shares underlying the 2015 Notes and April and May Warrants pursuant to the related Securities Purchase Agreements. The March Amendments, described above in Note 8, provided for the issuance of the March Warrants, exercisable for ten shares of the Company’s common stock per $100 of outstanding principal of the 2015 Notes held by each buyer pursuant to the April 2015 and May 2015 Securities Purchase Agreements, each with an exercise price of $5.00 per share, subject to adjustment as set forth within the warrants. March Warrants to purchase an aggregate of 500,000 shares of the Company’s common stock were issued to the holders of the 2015 Notes on March 31, 2016. On August 24, 2016, the March Warrants were amended to reduce the exercise price to $4.00 per share, as described below.

August 2016 Warrant Amendments

On August 24, 2016 the Company executed amendments to the April and May Warrants, December Warrants, December Offering Warrants, February Warrants and March Warrants, as indicated in the table below. The amendments reduced the exercise price of the warrants to $4.00 per share and removed all remaining net cash settlement provisions in each warrant. For the warrants accounted for as derivative liabilities, the Company marked the warrants to market immediately prior to the change in the strike price to a value of $1,719,000. The removal of the warrant agreement provisions that required derivative accounting resulted in a reclassification of $1,719,000 from derivative liabilities to Paid-in Capital. The reduction in exercise price to $4.00 resulted in an additional discount to the 2015 Notes of $206,000 which will be amortized to interest expense over the expected remaining life of the 2015 Notes.

F-60

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Warrants outstanding as of September 30, 2016 consist of:

	Issue Date	Expiry Date	Number of Warrants	Exercise Price per Share
2013 Services Warrants—July	Jul-13	Jul-18	9,494	$37.50
2013 Services Warrants—August	Aug-13	Aug-18	729	37.50
2013 Services Warrants—November	Nov-13	Nov-18	2,400	50.00
2014 Services Warrants—April(1)	Apr-14	Apr-19	13,657	39.00
2014 Services Warrants—September(2)	Aug-14	Aug-19	16,000	25.00
2014 PIPE Warrants—September(3)	Sept-14	Sept-18	26,500	25.00
2014 Services Warrants—November(4)	Nov-14	Nov-18	6,500	25.00
2014 Settlement Warrants—December(5)	Dec-14	Dec-19	38,464	25.00
2015 Notes Warrants(6) (14)	Apr/May-15	Apr/May-20	219,785	4.00
2015 Services Warrants—May(7)	May-15	May-20	5,514	12.50
2015 LOC Guarantee Warrants—November (8)	Nov-15	Nov-20	74,000	15.00
2015 Debt Amendment Warrants—December (9), (15)	Dec-15	Dec-20	50,000	4.00
2015 PIPE Warrants—December (10), (15)	Dec-15	Dec-20	312,500	4.00
2016 Debt Amendment Warrants—February (11), (15)	Feb-16	Feb-21	50,000	4.00
2016 Debt Amendment Warrants—March (12), (15)	Mar-16	Mar-21	500,000	4.00
2016 Junior Debt Warrants (13)	Sep-16	Aug-21	124,999	4.00
Balance outstanding at September 30, 2016			1,450,542	$6.50
Warrants exercisable at September 30, 2016			1,376,542	$6.04

(1)	The 2014 Services Warrants—April were issued for fees incurred in conjunction with the issuance of convertible notes in 2014. The warrants were valued on the issuance date at $11.50 per share in conjunction with the valuation approach used for the initial valuation of the warrants issued in connection with the convertible notes issued in 2014.

(2)	The 2014 Services Warrants—September were issued to a consultant in exchange for advisory services with no readily available fair value. The warrants were originally issued at $39.00 per share and had a one-time price reset provision to the exercise price of the warrants issued to investors in the convertible notes offering in April 2014 if the exercise price of such convertible notes warrants changed prior to September 30, 2014. On September 22, 2014, the exercise price was changed to $25.00 per share. There are no further exercise price changes for this warrant series. The warrants were valued using the Black-Scholes option pricing model at $131,000 on the issuance date with an additional $6,000 recorded to expense on September 22, 2014 to reflect the change in fair value resulting from the exercise price change.

(3)	On September 22, 2014, the Company issued 26,500 warrants with an exercise price of $25.00 per share in conjunction with placement agent services for the Company’s September 2014 private equity placement. The warrants were valued using the Black-Scholes option pricing model at $296,000 on the issuance date.

(4)	On November 26, 2014, the Company issued 6,500 warrants with an exercise price of $25.00 per share for compensation for investor relations services provided. The warrants were valued using the Black-Scholes option pricing model at $43,000 on the issuance date.

F-61

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

(5)	On December 1, 2014, the Company issued 19,232 warrants with an exercise price of $39.00 per share and on December 15, 2014 issued 19,232 warrants with an exercise price of $25.00 per share to settle potential legal disputes resulting from claims made by the investors in the November 2013 private equity placement. The warrants issued on December 1, 2014 were issued concurrent with the issuance of 8,462 shares of the Company’s common stock in partial settlement of the potential legal disputes arising from claims by two investors. The Company settled all remaining potential legal disputes with all of the remaining investors in the November 2013 private placement on December 15, 2014 by issuing the second tranche of warrants and setting the exercise price of each warrant series issued at $25.00 with no further reset provisions. The combined issuance of the warrants and expense resulting from any price changes were valued using the Black-Scholes option pricing model at $246,000 and expensed to general and administrative expense.

(6)	On April 23, 2015, the Company issued warrants exercisable for up to 136,267 shares of our common stock and on May 7, 2015 the Company issued warrants exercisable for 83,518 shares of our common stock, each with an exercise price of $12.50 per share in conjunction with the Notes described in Note 8. The warrants were valued using the Black-Scholes option pricing model at $2,139,000 on the issuance date. On August 24, 2016, the exercise price of the warrants was reduced to $4.00 per share.

(7)	On May 7, 2015, the Company issued warrants exercisable for 5,514 shares of our common stock with an exercise price of $12.50 per share in conjunction with placement agent services for the Company’s May 2015 private equity placement. The warrants were valued using the Black-Scholes option pricing model at $56,000 on the issuance date. On August 24, 2016, the exercise price of the warrants was reduced to $4.00 per share.

(8)	On November 2, 2015, the Company issued warrants exercisable for up to 74,000 shares of our common stock with an exercise price of $15.00 per share in conjunction with the LOC guarantee described in Note 16. The warrants were valued using the Black-Scholes option pricing model at $246,000 on the issuance date. The warrants are exercisable beginning on November 1, 2016.

(9)	On December 30, 2015, the Company issued warrants exercisable for up to 50,000 shares of our common stock with an initial exercise price of $12.50 per share in conjunction with the December 30, 2015 Notes amendment described in Note 8. In the event that the Company issues additional common stock derivative securities at a price per share less than the exercise price, the Company is obligated to reduce the exercise price of the December Debt Amendment Warrants to a price per share equal to the newly issued shares or derivative common stock securities. On March 31, 2016, concurrent with the issuance of the additional debt amendment warrants, the exercise price was reduced to $5.00 per share. On August 24, 2016, the exercise price of the warrants was reduced to $4.00 per share.

(10)	On December 31, 2015, the Company issued warrants exercisable for up to 312,500 shares of our common stock with an initial exercise price of $5.00 per share in conjunction with the December private equity placement (the “December PIPE”). The warrants provide that if, prior to the earlier of June 30, 2016 or thirty days after the date on which the December PIPE shares and underlying warrants are registered for resale, the Company issued common share derivative securities at a price per share less than $5.00 per share, the Company was obligated to reduce the exercise price of the December PIPE warrants to a price per share equal to the newly issued shares or derivative common stock securities. This price protection clause expired on June 30, 2016. On August 24, 2016, the exercise price of the warrants was reduced to $4.00 per share.

(11)	On February 2, 2016, the Company issued warrants exercisable for up to 50,000 shares of our common stock with an initial exercise price of $12.50 per share in conjunction with the December 30, 2015 Notes amendment described in Note 8. The warrants were valued using the Black-Scholes option pricing model at $148,000 on the issuance date and were recorded as a derivative liability and additional debt discount. The warrants provided that, in the event that the Company issued additional common stock derivative securities at a price per share less than the exercise price, the Company was obligated to reduce the exercise price of the February Debt Amendment Warrants to a price per share equal to the newly issued shares or derivative common stock securities. On March 31, 2016, concurrent with the issuance of the additional debt amendment warrants, the exercise price was reduced to $5.00 per share. This price protection clause expired on June 30, 2016. On August 24, 2016, the exercise price of the warrants was reduced to $4.00 per share.

F-62

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

(12)	On March 31, 2016, the Company issued warrants exercisable for up to 500,000 shares of our common stock with an initial exercise price of $5.00 per share in conjunction with the December 30, 2015 Notes amendment described in Note 8. The warrants were valued using the Black-Scholes option pricing model at $1,497,000 on the issuance date and were recorded as a derivative liability and additional debt discount. The warrants provided that , in the event that the Company issued additional common stock derivative securities at a price per share less than the exercise price, the Company was obligated to reduce the exercise price of the March Debt Amendment Warrants to a price per share equal to the newly issued shares or derivative common stock securities. This price protection clause expired on June 30, 2016. On August 24, 2016, the exercise price of the warrants was reduced to $4.00 per share.

(13)	On September 1, 2016, the Company issued warrants exercisable for up to 124,999 shares of our common stock with an initial exercise price of $4.00 per share in conjunction with Unsecured Convertible Notes as described in Note 9 above. The warrants were valued using the Black-Scholes option pricing model at $271,000 on the issuance date and were recorded a debt discount.

(14)	Warrant exercise price was reduced from $12.50 to $4.00 per share on August 24, 2016.

(15)	Warrant exercise price was reduced from $5.00 to $4.00 per share on August 24, 2016 and the warrant agreement was amended to remove all provisions that had previously required derivative liability accounting treatment.

Note 13—Commitments and Contingencies

We may become a party to litigation in the normal course of business. We accrue for open claims based on our historical experience and available insurance coverage. In the opinion of management, there are no legal matters involving us that would have a material adverse effect upon our financial condition, results of operations or cash flows.

Lease

We lease our office facility, research and development facility and equipment under operating leases, which for the most part, are renewable. The leases also provide that we pay insurance and taxes.

Future minimum rental payments under operating leases that have initial noncancelable lease terms in excess of one year as of September 30, 2016 are as follows:

Nine months ending September 30, 2016	$79,000

Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease. Rent expense, net of sublease income, was $79,000 and $233,000 for three and nine months ended September 30, 2015, respectively, and $79,000 and $236,000 for the three and nine months ended September 30, 2016, respectively.

F-63

Ener-Core, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Our current headquarters is located at 9400 Toledo Way, Irvine, California 92618.  The property consists of a mixed use commercial office, production, and warehouse facility of 32,649 square feet and expires December 31, 2016.  The monthly expense rent is $26,825.

In addition, we lease space from the Regents of the University of California, Irvine, for the installation and demonstration of the EC250 equipment. The lease expired on January 1, 2015 and reverted to a month-to-month lease with a monthly payment of $7,780. The university will provide certain goods and services including certain research and development services.

Standby Letter of Credit

Pursuant to the terms of the CLA, the Company is required to provide a backstop security of $2.1 million to secure performance of certain obligations under the CLA (the “BSS”). Effective November 2, 2015, the Company executed that certain Backstop Security Support Agreement (the “Support Agreement”), pursuant to which an investor agreed to provide the Company with financial and other assistance (including the provision of sufficient and adequate collateral) as necessary in order for the Company to obtain a $2.1 million letter of credit acceptable to Dresser-Rand as the BSS and with an expiration date of June 30, 2017 (“Letter of Credit”). If the investor is required to make any payments on the Letter of Credit, subject to the terms of the Intercreditor Agreement (as defined below), the Company must reimburse the investor the full amount of any such payment. Such payment obligation is secured by a pledge of certain collateral of the Company pursuant to a Security Agreement dated November 2, 2015 (“Security Agreement”), and the security interest in favor of and the payment obligations to the investor are subject to the terms of that certain Subordination and Intercreditor Agreement executed concurrently with the Support Agreement and Security Agreement (the “Intercreditor Agreement”) by and among the investor, the Company and the collateral agent pursuant to the 2015 Notes.

The term of the Company’s obligations under the Support Agreement (the “Term”) commenced on November 2, 2015, the issuance date of the Letter of Credit, and will terminate on the earliest of: (a) replacement of the Letter of Credit with an alternative BSS in favor of Dresser-Rand, (b) Dresser-Rand eliminating the BSS requirement under the CLA, or (c) the last day of the twenty-fourth calendar month following the commencement of the Term. In consideration of the investor’s support commitment, the Company paid the investor a one-time fee equal to 4% of the amount of the Letter of Credit and is obligated to pay a monthly fee equal to 1% of the amount of the Letter of Credit for the first twelve months. If the Support Agreement has not terminated after the initial twelve months, the Company will pay another one-time fee equal to 4% of the amount of the Letter of Credit, and a monthly fee equal to 2% of the amount of the Letter of Credit for up to another twelve months.

Note 14—Subsequent Events

None.

F-64

Up to 4,727,963 Shares of Common Stock

Ener-Core, Inc.

PROSPECTUS

                    , 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses incurred in connection with the offering described in this registration statement, all of which will be paid by us, other than any underwriting discounts and commissions payable by the selling stockholders in connection with any sale and distribution of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Amount
Securities and Exchange Commission Registration Fee	$1,124
Printing Expenses	1,000
Legal Fees and Expenses	40,000
Accounting Fees and Expenses	5,000
Transfer Agent and Registrar Fees and Expenses	2,000
Miscellaneous Expenses	1,605
Total	$49,605

Item 14.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for breaches of the director’s duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, authorizations of the payments of a dividend or approval of a stock repurchase or redemption in violation of Delaware corporate law or for any transactions from which the director derived an improper personal benefit. Our certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of fiduciary duties as a director, subject to the same exceptions as described above. We have entered into indemnification agreements with each of our directors which may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. We also expect to maintain standard insurance policies that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments we may make to such officers and directors.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with a threatened, pending, or completed action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with defense or settlement of such action or suit and no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. In addition, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above (or claim, issue, or matter therein), such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be advanced by the corporation upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the corporation under Section 145 of the General Corporation Law of the State of Delaware.

II-1

Our certificate of incorporation provides that we will, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party to an action or proceeding by reason of the fact that he or she (or his or her testators or intestate) is or was our director or officer or serves or served at any other corporation, partnership, joint venture, trust or other enterprise in a similar capacity or as an employee or agent at our request, including service with respect to employee benefit plans maintained or sponsored by us, against expenses (including attorneys’), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend, or defense of such action, suit, proceeding, or claim. However, we are not required to indemnify or advance expenses in connection with any action, suit, proceeding, claim, or counterclaim initiated by us or on behalf of us. Our bylaws provide that we will indemnify and hold harmless each person who was or is a party or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was our director or officer, or is or was serving at our request in a similar capacity of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such action, suit, or proceeding is an action in an official capacity as a director or officer or in any other capacity while serving as a director of officer) to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding, and this indemnification continues after such person has ceased to be an officer or director and inures to the benefit of such person’s heirs, executors and administrators. The indemnification rights also include the right generally to be advanced expenses, subject to any undertaking required under Delaware General Corporation Law, and the right generally to recover expenses to enforce an indemnification claim or to defend specified suits with respect to advances of indemnification expenses.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below is information regarding securities sold and issued by us within the last three years that were not registered under the Securities Act, as well as the consideration received by us for such securities and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

All share figures and exercise prices noted in this Item 15 are adjusted to give effect to the 1-for-50 reverse split of our issued and outstanding common stock on July 8, 2015, retroactively, unless otherwise noted.

(a)	Issuances of Capital Stock and Warrants to Purchase Capital Stock

On March 3, 2014, we issued a warrant for the purchase of up to 48,000 shares of our common stock to a placement agent as consideration for services rendered in connection with our private placement transaction in November 2013. The warrant has an exercise price of $50.00 and expires November 17, 2018.

On April 16, 2014, we issued $4,600,000 of convertible secured promissory notes (“Secured Notes”) to five institutional investors in a private placement transaction and detachable warrants for the purchase of up to an aggregate 81,941 shares of our common stock to the investors. The warrants initially had an exercise price of $39.00 per share and expire five years from issuance. On September 18, 2014, the warrant exercise price was reduced to $25.00 per share. On March 23, 2015, the warrant exercise price was reduced further to $5.50 per share. The Secured Notes and related detachable warrants are governed by a Securities Purchase Agreement, dated as of April 15, 2014. We received gross cash proceeds of $4,600,000.

On August 15, 2014, we issued an aggregate of 271,098 shares of our common stock to the holders of the Secured Notes upon the conversion of $2,711,000 of Secured Notes held by such investors.

On September 22, 2014, we sold and issued an aggregate of 533,334 shares of our common stock to 36 accredited investors at $7.50 per share in a private placement transaction. We received net cash proceeds of $3,844,000, consisting of $4,000,000 in gross proceeds reduced by $156,000 in cash offering costs, consisting of cash placement fees of $73,000 and legal fees of $32,000. In addition to the cash offering costs, we also issued to two placement agents: (1) 20,000 restricted shares of our common stock valued at $150,000, in lieu of cash offering costs; and (2) warrants for the purchase of up to an aggregate of 26,500 shares of our common stock at an exercise price of $25.00 per share. The warrants issued for placement agent fees are exercisable for a period of four years after their issuance dates.

II-2

In November 2014, we issued warrants to two accredited investors for the purchase of up to an aggregate of 6,500 shares of common stock at an exercise price of $25.00 per share. The warrants were issued for compensation for investor relations services.

In December 2014, we issued an aggregate of 8,462 shares of common stock and warrants for the purchase of up to an aggregate of 38,462 shares of our common stock to settle in full a legal claim made by two investors.

On April 16, 2015, we issued an aggregate of 73,747 shares of our common stock to five accredited investors pursuant to warrant exchange agreements by which such investors surrendered for cancellation warrants previously received in April 2014 for the purchase of up to an aggregate of 81,491 shares of our common stock.

On April 23, 2015, we issued convertible senior secured promissory notes with an aggregate principal amount of $3,100,000 and warrants to purchase up to an aggregate of 136,267 shares of our common stock to seven accredited investors. We received gross cash proceeds of $3,100,000 and paid $175,000 in placement and legal fees upon closing. The warrants have an exercise price of $12.50 per share and expire five years from issuance.

On May 1, 2015, we issued an aggregate of 108,000 shares of our common stock to 30 accredited investors at $7.50 per share in a private placement transaction. We received gross cash proceeds of approximately $810,000 and paid placement fees consisting of: (1) $64,000 in cash and (2) warrants for the purchase of up to an aggregate of 5,514 shares of our common stock at an exercise price of $12.50 per share. The warrants issued for placement agent fees are exercisable for a period of five years after their issuance dates.

On May 9, 2015, we issued convertible senior secured promissory notes with an aggregate principal amount of $1,900,000 and warrants to purchase up to an aggregate of 83,518 shares of our common stock to four accredited investors. We received gross cash proceeds of $1,900,000. The warrants have an exercise price of $12.50 per share and expire five years from issuance.

On November 2, 2015, we issued a warrant to purchase 74,000 shares of our common stock, subject to adjustment for stock splits or other similar changes to our capital structure. The warrant has an exercise price of $15.00 per share, becomes exercisable on November 2, 2016 and expires on November 2, 2021.

On December 30, 2015, we issued warrants to purchase an aggregate of 50,000 shares of our common stock, subject to adjustment for stock splits or other similar changes to our capital structure, to 11 accredited investors. The warrants had an exercise price of $12.50 per share upon issuance, are immediately exercisable and expire on December 30, 2020. In connection with the March 31, 2016 warrant issuance described below, the exercise price was adjusted to $5.00 per share.

On December 31, 2015, we issued an aggregate of 625,000 shares of our common stock at $4.00 per share and warrants to purchase an aggregate of 312,500 shares of our common stock, to 11 accredited investors in a private placement transaction. The warrants have an exercise price of $5.00 per share, are immediately exercisable and expire on December 31, 2020. We received gross cash proceeds of approximately $2,500,000 and paid placement fees consisting of $75,000.

On February 3, 2016, we issued warrants to purchase an aggregate of 50,000 shares of our common stock, subject to adjustment for stock splits or other similar changes to our capital structure, to 11 accredited investors. The warrants had an exercise price of $12.50 per share upon issuance, are immediately exercisable and expire on February 3, 2021. In connection with the March 31, 2016 warrant issuance described below, the exercise price was adjusted to $5.00 per share.

On March 31, 2016, we issued warrants to purchase an aggregate of 500,000 shares of our common stock, subject to adjustment for stock splits or other similar changes to our capital structure, subject to adjustment for stock splits or other similar changes to our capital structure, to 11 accredited investors. The warrants have an exercise price of $5.00 per share, are immediately exercisable and expire on March 31, 2021.

II-3

On April 11, 2016, we issued an aggregate of 696,056 shares of our common stock at $4.31 per share to an accredited investor in a private placement transaction. We received gross cash proceeds of approximately $3,000,000.

On September 1, 2016, we issued convertible unsecured promissory notes with an aggregate principal amount of $1,250,000 and warrants to purchase up to an aggregate of 124,999 shares of our common stock to five accredited investors. We received gross cash proceeds of $1,250,000. The warrants have an exercise price of $3.00 per share and expire on September 1, 2021.

On November 1, 2016, we issued warrants to purchase an aggregate of 62,500 shares of our common stock, subject to adjustment for stock splits or other similar changes to our capital structure, to five accredited investors. The warrants have an exercise price of $3.00 per share, are immediately exercisable and expire on November 1, 2021.

On December 1, 2016, we issued warrants to purchase an aggregate of 62,500 shares of our common stock, subject to adjustment for stock splits or other similar changes to our capital structure, to five accredited investors. The warrants have an exercise price of $3.00 per share, are immediately exercisable and expire on December 1, 2021.

On December 2, 2016, we issued convertible senior secured promissory notes with an aggregate principal amount of $3,558,000 and warrants to purchase up to an aggregate of 1,423,200 shares of our common stock to 15 accredited investors. We received gross cash proceeds of $3,202,200. The warrants have an exercise price of $3.00 per share and expire on December 2, 2021.

On December 2, 2016, we and certain required holders amended and restated our outstanding convertible senior secured promissory notes originally issued on April 23, 2015 and May 9, 2015, respectively. We did not receive any cash proceeds in connection therewith.

On December 13, 2016, we issued 44,444 shares of our common stock to an accredited investor upon conversion by such investor of an outstanding convertible senior secured promissory note originally issued on May 9, 2015 at a conversion price of $2.50 per share.

On December 20, 2016, we issued convertible senior secured promissory notes with an aggregate principal amount of $188,555.55 and warrants to purchase up to an aggregate of 75,422 shares of our common stock to six accredited investors. We received gross cash proceeds of $169,700. The warrants have an exercise price of $3.00 per share and expire on December 20, 2021.

On December 31, 2016, we issued warrants to purchase an aggregate of 62,500 shares of our common stock, subject to adjustment for stock splits or other similar changes to our capital structure, to five accredited investors. The warrants have an exercise price of $3.00 per share, are immediately exercisable and expire on December 31, 2021.

No underwriters were involved in the foregoing sales of securities. The securities described in this section (a) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 3(a)(9) and/or Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers described above represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for their own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration. We did not engage in any general solicitation or advertising in connection with the foregoing issuances.

II-4

(b)	Plan-Related Issuances of Stock Options and Restricted Stock

In the last three years, we have granted stock options to certain of our employees, consultants and directors in connection with services provided to us by such persons to purchase an aggregate of 360,145 shares of common stock with exercise prices ranging from $4.31 per share to $24.00 per share, and a weighted average exercise price of $13.95 per share. In April 2014, we cancelled options to purchase 172,200 shares at exercise prices between $50.00 and $76.50, originally granted between July 1, 2013 and November 30, 2013, and issued options to purchase 172,200 shares of common stock with an exercise price of $17.50 per share. Excluding the cancelled options to purchase 172,200 shares of common stock, in the last three years, we have granted to certain of our employees, consultants and directors, in connection with services provided by such persons to us, options to purchase an aggregate of 185,945 shares of common stock with exercise prices ranging from $4.31 per share to $24.00 per share, and a weighted average exercise price of $10.62 per share.

In the last three years, we have issued and sold 64,415 shares of common stock upon exercises of options granted under our incentive plans at prices ranging from $0.30 per share to $0.45 per share, and a weighted average exercise price of $0.44 per share.

The stock options and the common stock issuable upon the exercise of such options as described in this section (b) of Item 15 were issued pursuant to written compensatory plans or arrangements in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated under the Securities Act and/or the exemption set forth in Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of capital stock described in this Item 15 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

See Exhibit Index immediately following the signature page to this registration statement.

(b)	Financial Statement Schedules

All other schedules are omitted because they are not required, are not applicable, or the information is included in the consolidated financial statements or the related notes to consolidated financial statements thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

II-5

(c)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-6

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 17th day of January, 2017.

ENER-CORE, INC.

By:	/s/ Alain J. Castro
Alain J. Castro
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Ener-Core, Inc., hereby severally constitute and appoint Alain J. Castro and Domonic J. Carney, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alain J. Castro	Chief Executive Officer and Director	January 17, 2017
Alain J. Castro	(Principal Executive Officer)

/s/ Boris A. Maslov	President, Chief Operating Officer, and	January 17, 2017
Boris A. Maslov	Chief Technology Officer

/s/ Domonic J. Carney	Chief Financial Officer	January 17, 2017
Domonic J. Carney	(Principal Financial Officer and Principal
Accounting Officer)

/s/ Michael J. Hammons	Chairman and Director	January 17, 2017
Michael J. Hammons

/s/ Bennet P. Tchaikovsky	Director	January 17, 2017
Bennet P. Tchaikovsky

/s/ Jeffrey Horn	Director	January 17, 2017
Jeffrey Horn

/s/ Ian C. Copeland	Director	January 17, 2017
Ian C. Copeland

/s/ Stephen Markscheid	Director	January 17, 2017
Stephen Markscheid

II-7

INDEX TO EXHIBITS

			Incorporated by Reference
Exhibit				Filing		Filed
Number	Description of Exhibit	Form	File No.	Date	Exhibit	Herewith
2.1	Plan of Conversion of the Registrant, effective September 3, 2015	8-K	000-55400	9/3/2015	2.1
3.1	Certificate of Incorporation, effective September 3, 2015	8-K	000-55400	9/3/2015	3.3
3.2	Bylaws, adopted effective September 3, 2015	8-K	000-55400	9/3/2015	3.4
3.3	Articles of Conversion of the Registrant, effective September 3, 2015	8-K	000-55400	9/3/2015	3.1
3.4	Certificate of Conversion of the Registrant, effective September 3, 2015	8-K	000-55400	9/3/2015	3.2
4.1	Specimen common stock certificate	S-1	333-205916	11/5/2015	4.1
4.2	Registration Rights Agreement, dated September 18, 2014, between the Registrant and certain investors	8-K	333-173040	9/19/2014	10.2
4.3	Form of Warrant to Purchase Common Stock, dated November 26, 2014, issued by the Registrant to certain consultants	S-1/A	333-205916	9/18/2015	4.3
4.4	Warrant to Purchase Common Stock, dated December 1, 2014, issued to Rufus Dufus, LLC	10-K	000-55400	3/31/2015	4.9
4.5	Warrant to Purchase Common Stock, dated December 1, 2014, issued to Dylana Dreams, LLC	10-K	000-55400	3/31/2015	4.10
4.6	Warrant to Purchase Common Stock, dated December 16, 2014, issued to Island Pickle, LLC	10-K	000-55400	3/31/2015	4.11
4.7	Warrant to Purchase Common Stock, dated December 16, 2014, issued to Pilly Boy, LLC	10-K	000-55400	3/31/2015	4.12
4.8	Registration Rights Agreement, dated May 1, 2015, between the Registrant and certain investors	8-K	000-55400	5/1/2015	10.2
4.9	Form of Senior Secured Note, dated April 23, 2015, issued by the Registrant to certain investors	8-K	000-55400	4/23/2015	4.1
4.10	Form of Warrant to Purchase Common Stock, dated April 23, 2015, issued by the Registrant to certain investors	8-K	000-55400	4/23/2015	4.2
4.11	Form of Senior Secured Note, dated May 7, 2015, issued by the Registrant to certain investors	8-K	000-55400	5/7/2015	4.1
4.12	Form of Warrant to Purchase Common Stock, dated May 7, 2015, issued by the Registrant to certain investors	8-K	000-55400	5/7/2015	4.2
4.13	Form of Warrant issued in support of Backstop Security Support Agreement, dated November 2, 2015	8-K	000-55400	11/3/2015	4.1
4.14	Form of Amendment to Senior Secured Notes issued in April 2015, effective November 2, 2015	8-K	000-55400	11/3/2015	4.2
4.15	Form of Amendment to Senior Secured Notes issued in May 2015, effective November 2, 2015	8-K	000-55400	11/3/2015	4.3
4.16	Form of Second Amendment to Senior Secured Notes issued in April 2015, effective December 7, 2015	S-1	333-205916	12/7/2015	4.16
4.17	Form of Second Amendment to Senior Secured Notes issued in May 2015, effective December 7, 2015	S-1	333-205916	12/7/2015	4.17
4.18	Form of Warrant to Purchase Common Stock, dated December 31, 2015, issued by the Registrant to certain investors	8-K	001-37642	12/31/2015	4.1
4.19	Form of Additional Warrant to Purchase Common Stock, dated December 30, 2015	8-K	001-37642	12/31/2015	4.2
4.20	Form of Third Amendment to Senior Secured Notes issued in April 2015, effective as of December 30, 2015	8-K	001-3764v2	12/31/2015	4.3

II-8

			Incorporated by Reference
Exhibit				Filing		Filed
Number	Description of Exhibit	Form	File No.	Date	Exhibit	Herewith
4.21	Form of Third Amendment to Senior Secured Notes issued in May 2015, effective as of December 30, 2015	8-K	001-37642	12/31/2015	4.4
4.22	Form of Additional Warrant to Purchase Common Stock, dated March 31, 2016	8-K	001-37642	4/5/2016	4.1
4.23	Form of Fourth Amendment to Senior Secured Notes issued in April 2015, effective as of March 31, 2016	8-K	001-37642	4/5/2016	4.2
4.24	Form of Fourth Amendment to Senior Secured Notes issued in May 2015, effective as of March 31, 2016	8-K	001-37642	4/5/2016	4.3
4.25	Amendment to Registration Rights Agreement, dated December 30, 2015, between the Registrant and certain investors, effective as of April 4, 2016	8-K	001-37642	4/5/2016	10.3
4.26	Form of Amendment to Warrant(s)	8-K	001-37642	8/30/2016	4.1
4.27	Form of Convertible Unsecured Promissory Note	8-K	001-37642	9/2/2016	4.1
4.28	Form of Warrant	8-K	001-37642	9/2/2016	4.2
4.29	Fifth Amendment to Senior Secured Notes issued in April 2015, effective as of September 1, 2016	8-K	001-37642	9/2/2016	4.3
4.30	Fifth Amendment to Senior Secured Notes issued in May 2015, effective as of September 1, 2016	8-K	001-37642	9/2/2016	4.4
4.31	Form of Convertible Senior Secured Promissory Note	8-K	001-37642	11/25/2016	4.1
4.32	Form of Warrant	8-K	001-37642	11/25/2016	4.2
4.33	Form of Amendment Agreement, dated November 23, 2016	8-K	001-37642	11/25/2016	4.3
4.34	Form of First Amendment to Convertible Unsecured Promissory Notes issued in September 2015, effective as of November 23, 2016	8-K	001-37642	11/25/2016	4.4
4.35	Form of Revised Amendment Agreement, dated November 23, 2016	8-K	001-37642	12/2/2016	4.1
4.36	Form of Additional Warrant	8-K	001-37642	12/2/2016	4.2
5.1	Opinion of K&L Gates LLP					X
10.1+	Form of Indemnification Agreement for Directors and Officers	S-1	333-205916	11/5/2015	10.1
10.2+	2013 Equity Incentive Plan, as amended on March 25, 2015	8-K	000-55400	3/30/2015	10.7(b)
10.3+	2015 Omnibus Incentive Plan, as adopted by the Registrant’s board of directors on July 14, 2015 and approved by the Company’s stockholders on August 28, 2015	DEF 14A	000-55400	7/15/2015	App. A
10.4+	Executive Employment Agreement, dated April 25, 2013, between FlexPower Generation, Inc. and Alain J. Castro	8-K	333-173040	7/10/2013	10.4
10.5+	Amendment to Executive Employment Agreement, dated May 23, 2014, between Registrant and Alain J. Castro	8-K	333-173040	5/30/2014	99.2
10.6+	Executive Employment Agreement, dated December 31, 2012, between FlexPower Generation, Inc. and Boris Maslov	8-K	333-173040	7/10/2013	10.5
10.7+	Amendment to Executive Employment Agreement, dated May 23, 2014, between Registrant and Boris A. Maslov	8-K	333-173040	5/30/2014	99.3
10.8+	Offer Letter, dated August 19, 2014, from the Registrant to Domonic J. Carney	8-K	333-173040	8/20/2014	99.1

II-9

			Incorporated by Reference
Exhibit				Filing		Filed
Number	Description of Exhibit	Form	File No.	Date	Exhibit	Herewith
10.9+	Executive Employment Agreement, dated August 19, 2014, between the Registrant and Domonic J. Carney	8-K	333-173040	8/20/2014	99.2
10.10+	Offer Letter, dated May 19, 2014, from the Registrant to Jeff Horn	8-K	333-173040	5/30/2014	99.1
10.11+	Offer Letter, November 28, 2014, from the Registrant to Ian C. Copeland	8-K	333-173040	12/4/2014	99.1
10.12+	Offer Letter, dated May 18, 2015, from the Registrant to Eric Helenek	8-K	000-55400	5/21/2015	99.1
10.13+	Commercial Lease Agreement, dated May 26, 2011, between Meehan Holdings, LLC and FlexEnergy, Inc.	10-Q	333-173040	8/19/2013	10.13
10.14	Assignment and Assumption of Lease, dated August 1, 2013, between the Registrant and FlexEnergy, Inc.	8-K	333-173040	10/2/2013	10.17
10.15	Lessor’s Consent to Assignment and Sublease, dated September 4, 2013, among the Registrant, FlexEnergy, Inc. and Meehan Holdings, LLC	8-K	333-173040	10/2/2013	10.17A
10.16	Securities Purchase Agreement, dated September 18, 2014, among the Registrant and certain investors	8-K	333-173040	9/19/2014	10.1
10.17	Amendment and Waiver Agreement, dated December 1, 2014, between the Registrant and certain investors	10-K	000-55400	3/31/2015	10.29
10.18	Form of Settlement Agreement and Mutual Release, dated December 16, 2014, among the Registrant and certain investors	10-K	000-55400	3/31/2015	10.30
10.19	Form of Exchange Agreement, dated April 16, 2015, between the Registrant and certain investors	8-K	000-55400	4/7/2015	10.1
10.20	Securities Purchase Agreement, dated April 22, 2015, between the Registrant and certain investors	8-K	000-55400	4/23/2015	10.1
10.21	Pledge and Security Agreement, dated April 23, 2015, among the Registrant, Ener-Core Power, Inc. and Empery Tax Efficient, LP, as collateral agent	8-K	000-55400	4/23/2015	10.2
10.22	Securities Purchase Agreement, dated May 1, 2015, among the Registrant and certain investors	8-K	000-55400	5/1/2015	10.1
10.23	Securities Purchase Agreement, dated May 7, 2015, among the Registrant and certain investors	8-K	000-55400	5/7/2015	10.1
10.24	First Amendment to Securities Purchase Agreement, dated May 7, 2015, between the Registrant and Empery Tax Efficient, LP, as collateral agent	8-K	000-55400	5/7/2015	10.2
10.25	First Amendment to the Pledge and Security Agreement, dated May 7, 2015, among the Registrant, Ener-Core Power, Inc. and Empery Tax Efficient, LP, as collateral agent	8-K	000-55400	5/7/2015	10.3
10.26	Sales and Service Agreement between Ener-Core Power, Inc. and the Regents of the University of California University of California, Irvine, dated April 19, 2013	8-K/A	333-173040	8/29/2013	10.16
10.27†	Commercial License Agreement, dated November 14, 2014, between Ener-Core Power, Inc. and Dresser-Rand Company	10-K	000-55400	3/31/2015	10.22
10.28†	First Amendment to Commercial License Agreement, dated March 17, 2015, between the Registrant and Dresser-Rand Company	10-K	000-55400	3/31/2015	10.31
10.29	First Amendment to Securities Purchase Agreement, dated May 7, 2015, effective as of October 22, 2015, between the Registrant and certain investors	8-K	000-55400	10/23/2015	10.2

II-10

			Incorporated by Reference
Exhibit				Filing		Filed
Number	Description of Exhibit	Form	File No.	Date	Exhibit	Herewith
10.30	Second Amendment to Securities Purchase Agreement, dated April 22, 2015, effective as of October 22, 2015, between the Registrant and certain investors	8-K	000-55400	10/23/2015	10.1
10.31	Backstop Security Support Agreement between the Registrant and an investor, dated November 2, 2015	8-K	000-55400	11/3/2015	10.1
10.32	Security Agreement between the Registrant and an investor, dated November 2, 2015	8-K	000-55400	11/3/2015	10.2
10.33	Subordination and Intercreditor Agreement among an investor, the Registrant and Empery Tax Efficient, LP in its capacity as collateral agent for senior lenders, dated November 2, 2015	8-K	000-55400	11/3/2015	10.3
10.34	Second Amendment to Securities Purchase Agreement, dated May 7, 2015, effective as of November 24, 2015, between the Registrant and certain investors	8-K	001-37642	11/25/2015	10.2
10.35	Third Amendment to Securities Purchase Agreement, dated April 22, 2015, effective as of November 24, 2015, between the Registrant and certain investors	8-K	001-37642	11/25/2015	10.1
10.36	Form of Securities Purchase Agreement, dated December 30, 2015, between the Registrant and certain investors	8-K	001-37642	12/31/2015	10.1
10.37	Form of Registration Rights Agreement, dated December 30, 2015, between the Registrant and certain investors	8-K	001-37642	12/31/2015	10.2
10.38	Form of Fourth Amendment to Securities Purchase Agreement dated April 22, 2015, effective as of December 30, 2015	8-K	001-37642	12/31/2015	10.4
10.39	Form of Third Amendment to Securities Purchase Agreement dated May 7, 2015, effective as of December 30, 2015	8-K	001-37642	12/31/2015	10.5
10.40	Engagement Letter, dated December 26, 2015, by and among the Registrant, Northland Securities, Inc. and Lake Street Capital Markets, LLC	8-K	001-37642	12/31/2015	10.3
10.41	Form of Fifth Amendment to Securities Purchase Agreement dated April 22, 2015, effective as of March 31, 2016	8-K	001-37642	4/5/2016	10.1
10.42	Form of Fourth Amendment to Securities Purchase Agreement dated May 7, 2015, effective as of March 31, 2016	8-K	001-37642	4/5/2016	10.2
10.43	Form of Stock Purchase Agreement, dated April 11, 2016, by and among the Registrant and the certain investor set forth therein	8-K	001-37642	4/12/2016	10.1
10.44+	Option Agreement, dated July 1, 2016, between the Company and Stephen Markscheid	8-K	000-55400	7/6/2016	10.3
10.45	Securities Purchase Agreement, dated September 1, 2016, by and among Ener-Core, Inc. and certain investors set forth therein	8-K	001-37642	9/2/2016	10.1
10.46	Subordination and Intercreditor Agreement, September 1, 2016, by and among Ener-Core, Inc., Ener-Core Power, Inc., Longboard Capital Advisors LLC, Anthony Tang and Empery Tax Efficient, LP	8-K	001-37642	9/2/2016	10.2

II-11

			Incorporated by Reference
Exhibit				Filing		Filed
Number	Description of Exhibit	Form	File No.	Date	Exhibit	Herewith
10.47	Sixth Amendment to Securities Purchase Agreement dated April 22, 2015, effective as of September 1, 2016	8-K	001-37642	9/2/2016	10.3
10.48	Fifth Amendment to Securities Purchase Agreement dated May 7, 2015, effective as of September 1, 2016	8-K	001-37642	9/2/2016	10.4
10.49	Fourth Amendment to Commercial License Agreement, dated September 26, 2016, between Ener-Core Power, Inc. and Dresser-Rand Company	8-K	001-37642	9/30/2016	10.1
10.50+	First Amendment to Ener-Core, Inc. 2015 Omnibus Incentive Plan	8-K	001-37642	9/30/2016	10.2
10.51	Form of Securities Purchase Agreement, dated November 23, 2016, by and among Ener-Core, Inc. and certain investors set forth therein, including the form of Guaranty of Ener-Core Power, Inc.	8-K	001-37642	11/25/2016	10.1
10.52	Form of Registration Rights Agreement, dated November 2, 2016, by and among Ener-Core, Inc. and certain investors set forth therein	8-K	001-37642	11/25/2016	10.2
10.53	Form of First Amendment to Subordination and Intercreditor Agreement, dated September 1, 2016, by and among Ener-Core, Inc., Ener-Core Power, Inc., Longboard Capital Advisors LLC, Anthony Tang and Empery Tax Efficient, LP, effective as of November 23, 2016	8-K	001-37642	11/25/2016	10.3
10.54	Form of First Amendment to Subordination and Intercreditor Agreement, November 2, 2015, by and among Ener-Core, Inc., Anthony Tang and Empery Tax Efficient, LP, effective as of November 23, 2016	8-K	001-37642	11/25/2016	10.4
10.55	Form of Second Amendment to Pledge and Security Agreement, dated April 23, 2015, by and among Ener-Core, Inc., Ener-Core Power, Inc. and Empery Tax Efficient, LP, effective as of November 23, 2016	8-K	001-37642	11/25/2016	10.5
10.56	Form of First Amendment to Securities Purchase Agreement, dated September 1, 2016, by and among Ener-Core, Inc. and certain investors set forth therein, effective as of November 23, 2016	8-K	001-37642	11/25/2016	10.6
10.57	Form of Amendment Agreement and Waiver, dated December 1, 2016	8-K	001-37642	12/2/2016	10.1
10.58	Form of Second Amendment to Securities Purchase Agreement dated November 23, 2016, effective as of December 12, 2016	8-K	001-37642	12/14/2016	10.1
14.1	Code of Ethics, adopted September 24, 2013	10-K	333-173040	4/15/2014	14.1
16.1	Letter from Kelly & Company, dated December 9, 2014	8-K	333-173040	12/10/2014	16.1
21.1	Subsidiaries of the Registrant	S-1	333-205916	7/29/2015	21.1
23.1	Consent of SingerLewak LLP, independent registered public accounting firm					X
23.2	Consent of K&L Gates LLP (included in Exhibit 5.1)					X
24.1	Power of Attorney					X

II-12

Incorporated by Reference
Exhibit				Filing		Filed
Number	Description of Exhibit	Form	File No.	Date	Exhibit	Herewith
101.INS	XBRL Instance Document					X
101.SCH	XBRL Taxonomy Extension Schema					X
101.CAL	XBRL Taxonomy Extension Calculation Linkbase					X
101.DEF	XBRL Taxonomy Extension Definition Linkbase					X
101.LAB	XBRL Taxonomy Extension Label Linkbase					X
101.PRE	XBRL Taxonomy Extension Presentation Linkbase					X

†	Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the SEC.

+	Indicates a management contract or compensatory plan.

II-13